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INDEX TO FINANCIAL INFORMATION

As filed with the Securities and Exchange Commission on April 5, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SciPlay Corporation
(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	7374 (Primary Standard Industrial Classification Code Number)	83-2692460 (I.R.S. Employer Identification Number)

6601 Bermuda Road
Las Vegas, Nevada 89119
(702) 897-7150
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

CSC Services of Nevada, Inc.
2215-B Renaissance Drive
Las Vegas, Nevada 89119
(702) 740-4244
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Marc D. Jaffe Senet S. Bischoff Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200	Adam Fleisher Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

                  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

                  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

                  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

                  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

                  Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☒

                  If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee(2)

Class A common stock, par value $.001 per share	$100,000,000.00	$12,120.00

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes offering price of shares that the underwriters have the option to purchase. See "Underwriting (Conflicts of Interest)."

(2)
Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

                  The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated April 5, 2019

PROSPECTUS

            Shares

Class A Common Stock

                  This is SciPlay Corporation's initial public offering. We are selling            shares of our Class A common stock.

                  We expect the public offering price to be between $            and $            per share. Currently, no public market exists for the shares. After pricing of the offering, we expect that the shares will trade on The NASDAQ Global Select Market under the symbol "SCPL."

                  We will use the net proceeds that we receive from this offering to purchase from SciPlay Parent Company, LLC, which we refer to as SciPlay Parent LLC, newly issued common member's interests of SciPlay Parent LLC, and from SG Social Holding Company I, LLC, a wholly owned subsidiary of Scientific Games Corporation, which we refer to as SG Holding I, existing common member's interests of SciPlay Parent LLC that are owned by SG Holding I, which we refer to collectively as the LLC Interests. There is no public market for the LLC Interests. The purchase price for the LLC Interests will be equal to the initial public offering price of our Class A common stock less the underwriting discount. The net proceeds received by SG Holding I and SciPlay Parent LLC in connection with this offering will be used as described in "Use of Proceeds."

                  We will have two classes of common stock outstanding after this offering: Class A common stock and Class B common stock. Each share of Class A common stock entitles its holder to one vote on all matters presented to our stockholders generally, and each share of Class B common stock entitles its holder to ten votes on all matters presented to our stockholders generally, for so long as the number of shares of our common stock beneficially owned by SG Holding I and SG Social Holding Company, LLC, each a wholly owned subsidiary of Scientific Games Corporation, which we refer to collectively as the SG Members, and their affiliates, represents at least 10% of our outstanding shares of common stock and, thereafter, one vote per share. Immediately following this offering, all of our outstanding shares of Class B common stock will be held by the SG Members on a one-to-one basis with the number of LLC Interests each SG Member owns. Immediately following this offering, the holders of our Class A common stock issued in this offering will collectively hold 100% of the economic interests in us and        % of the voting power in us, and Scientific Games Corporation, through its indirect ownership of all of the outstanding Class B common stock, will hold no economic interest in us and the remaining        % of the voting power in us. We will be a holding company, and upon consummation of this offering and the application of proceeds therefrom, our sole material asset will be the LLC Interests we purchase from SciPlay Parent LLC and SG Holding I, representing an aggregate        % economic interest in SciPlay Parent LLC. The remaining        % economic interest in SciPlay Parent LLC will be owned indirectly by Scientific Games Corporation, through the ownership of LLC Interests by the SG Members.

                  Although we will have a minority economic interest in SciPlay Parent LLC, because we will be the sole manager of SciPlay Parent LLC, we will control all of the business and affairs of SciPlay Parent LLC and, through SciPlay Parent LLC and its subsidiaries, conduct our business, which before this offering was the social gaming business of Scientific Games Corporation.

                  Following this offering, we will be a "controlled company" within the meaning of the corporate governance rules of The NASDAQ Global Select Market, or the NASDAQ rules. See "The Transactions" and "Management—Corporate Governance."

                  We are an "emerging growth company" as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, will be subject to certain reduced public company reporting requirements. See "Prospectus Summary—Implications of Being an Emerging Growth Company."

                  Investing in the Class A common stock involves risks that are described in the "Risk Factors" section beginning on page 22 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

                  The underwriters may also exercise their option to purchase up to an additional            shares of Class A common stock from us at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus.

                  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The shares will be ready for delivery on or about                        , 2019.

BofA Merrill Lynch	J.P. Morgan	Deutsche Bank Securities

Goldman Sachs & Co. LLC	Morgan Stanley	Macquarie Capital	RBC Capital Markets

Stifel	Wedbush Securities

The date of this prospectus is                        , 2019

SciPlay
44%
CAGR(1)
in Mobile Revenue
2015 - 2018
25%
INDUSTRY MOBILE
CAGR(1)
2015 - 2018
2.6
MILLION
DAU(2)
2018
8.3
MILLION
MAU(2)
2018
$275 M
$361 M
$416 M
2016
2017
2018
TOTAL REVENUE
78%
of Revenue in
2018
generated from
MOBILE
PLATFORMS
$0.43
AVERAGE REVENUE PER
DAU(2)
2018
5.5%
PAYER
CONVERSION RATE(2)
2018

(1)- CAGR refers to compound annual growth rate. Industry data from Eilers & Krejcik.

(2)- DAU refers to average daily active users; MAU refers to average monthly active users; and payer conversion rate represents average monthly paying users divided by average MAU. For a description of how we define and calculate these metrics, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations." These figures do not necessarily correlate to revenue, as most DAUs and MAUs do not generate revenue.

              We, Scientific Games Corporation and the underwriters have not authorized anyone to provide any information or to make any representations other than that contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We, Scientific Games Corporation and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. We are offering to sell, and seeking offers to buy, shares of Class A common stock only under circumstances and in jurisdictions where offers and sales are permitted. The information contained in this prospectus or in any applicable free writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of the shares of Class A common stock. Our results of operations, cash flows and financial condition may have changed since that date.

              For investors outside the U.S.: Neither we, Scientific Games Corporation nor any of the underwriters have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the U.S. You are required to inform yourselves about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

i

ABOUT THIS PROSPECTUS

              As used in this prospectus, unless the context otherwise requires, (a) references to "we," "us," "our," the "Company," "our company" and similar references refer: (i) on or prior to the consummation of the Transactions, to SciPlay Parent Company, LLC, which is sometimes referred to in this prospectus as "SciPlay Parent LLC," and, unless otherwise stated, all of its subsidiaries, and (ii) following the consummation of the Transactions, to SciPlay Corporation, which is sometimes referred to in this prospectus as "SciPlay," and, unless otherwise stated, all of its subsidiaries, including SciPlay Parent LLC and, unless otherwise stated, all of its subsidiaries, (b) references to the "SG Members" refer to SG Social Holding Company I, LLC, or SG Holding I, and SG Social Holding Company, LLC, or SG Holding, which prior to the consummation of the Transactions were the only members of SciPlay Parent LLC, and (c) references to "Scientific Games" or "Parent" refer to Scientific Games Corporation and its subsidiaries other than SG Social Holding Company II, LLC and its subsidiaries, the SG Members, SciPlay, SciPlay Parent LLC and their subsidiaries. Prior to the completion of the Transactions, SciPlay Parent LLC was an indirect wholly owned subsidiary of Scientific Games, through which Scientific Games operated its social gaming business. Accordingly, unless the context requires otherwise, statements relating to our history in this prospectus describe the history of Scientific Games' social gaming business. See "The Transactions."

              We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that precede them. The terms "dollar," "USD," "US$" or "$" refer to the legal currency of the U.S. Currency amounts in this prospectus are stated in dollars, unless otherwise indicated.

BASIS OF PRESENTATION

              This prospectus contains information about SciPlay and SciPlay Parent LLC. Upon the completion of the Transactions, SciPlay's sole material asset will be its common member's interests in SciPlay Parent LLC, and it will control all of the business and affairs and consolidate the financial results of SciPlay Parent LLC. Following completion of this offering, the reporting entity for purposes of periodic reporting will be SciPlay. Prior to this transaction, SciPlay has not engaged in any business or other activities other than in connection with its formation and this offering. As a result, we believe the financial statements of SG Social Holding Company II, LLC, which was previously named SG Nevada Holding Company II, LLC until November 30, 2018, a holding company whose sole material asset prior to the Transactions was its common member's interest in SciPlay Parent LLC, will be more relevant to the investor than the financial statements of SciPlay because SG Social Holding Company II, LLC's financial statements present the financial position and results of our underlying operations in greater detail.

              The summary unaudited pro forma condensed consolidated financial data of SciPlay presented in this prospectus have been derived from our unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma condensed consolidated balance sheet reflects the Transactions, including the consummation of this offering as described in this prospectus, as if they occurred on December 31, 2018, while the unaudited pro forma condensed consolidated statement of income gives effect to the Transactions, including the consummation of this offering as described in this prospectus, as if they occurred on January 1, 2018. The unaudited pro forma financial information includes various estimates that are subject to material change and may not be indicative of what our operations or financial position would have been had the Transactions, including the consummation of this offering as described in this prospectus, taken place on the dates indicated, or of the results that may be expected to occur in any future period. See "Unaudited Pro Forma Condensed Consolidated Financial Information" for a complete description of the adjustments and assumptions underlying the summary unaudited pro forma consolidated financial data.

              We report under accounting principles generally accepted in the United States, or GAAP. Our fiscal year ends on December 31 of each year as does our reporting year. Therefore, any references to 2018 and 2017 are references to the fiscal and reporting years ended December 31, 2018 and December 31, 2017, respectively. Our most recent fiscal year ended on December 31, 2018.

NON-GAAP MEASURES AND OTHER DATA

              In addition to GAAP measures, we also use Adjusted EBITDA, or AEBITDA, as described in footnote three to "Prospectus Summary—Summary Actual and Pro Forma Consolidated Financial and Other Data," and AEBITDA margin in various places in this prospectus. These non-GAAP financial measures are presented as supplemental disclosure and should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP, and should be read in conjunction with the financial statements included elsewhere in this prospectus. AEBITDA and AEBITDA margin may differ from similarly titled measures presented by other companies.

              Please see "Prospectus Summary—Summary Actual and Pro Forma Consolidated Financial and Other Data" for a reconciliation of non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP, and a discussion of our management's use of AEBITDA and AEBITDA margin.

              Throughout this prospectus, we also provide a number of key performance indicators used by management and typically used by our competitors in our industry. These and other key performance indicators are discussed in more detail in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators and Non-GAAP Measures." Unless the context provides otherwise, the following are certain terms used throughout this prospectus:

  •
  "ARPDAU"—means average revenue per daily active user, and is calculated by dividing revenue for the period by the average DAU for the period and then dividing by the number of days in the period;

  •
  "Average DAU" or "DAU"—means daily active users, and is the number of individual users who played a game on a particular day, which we often present on average;

  •
  "Average MAU" or "MAU"—means monthly active users, which is the number of individual users who played a game during a particular month, which we often present on average;

  •
  "D&A"—means depreciation and amortization expense;

  •
  "IRS"—means the Internal Revenue Service;

  •
  "Mobile penetration"—means the percentage of total revenue derived from mobile platforms; and

  •
  "R&D"—means research and development.

MARKET AND INDUSTRY DATA

              This prospectus contains references to industry market data and certain industry forecasts. Industry market data and industry forecasts are obtained from publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe industry information to be accurate, it is not independently verified by us. In general, we believe there is less publicly available information concerning international social gaming industries than the same industries in the U.S. Some data is also based on our good faith estimates, which are derived from our review of internal surveys or data, as well as the independent sources referenced above. Assumptions and estimates of our and our industry's future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors." These and other factors could cause future performance to differ materially from our assumptions and estimates. See "Special Note Regarding Forward-Looking Statements."

TRADEMARKS

              The name and mark, Scientific Games Corporation, and other trademarks, trade names and service marks of Scientific Games appearing in this prospectus are the property of Scientific Games, but are used under license by SciPlay Parent LLC or its subsidiaries. After the completion of this offering, the name and mark SciPlay Corporation will be the property of SciPlay. This prospectus also contains additional trademarks, trade names and service marks belonging to other companies. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties' trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

PROSPECTUS SUMMARY

              This summary highlights information included elsewhere in this prospectus and does not contain all of the information you should consider in making an investment decision. You should read this entire prospectus carefully, including the sections entitled "Risk Factors," "Business," "Special Note Regarding Forward-Looking Statements," "Selected Consolidated Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes thereto before making an investment decision regarding our Class A common stock.

 SciPlay Corporation

              Our mission is to become the #1 casual mobile gaming company in the world.

 Overview

              We are a leading developer and publisher of digital games on mobile and web platforms. Our total revenue has grown from $168.8 million in 2015 to $416.2 million in 2018, representing a compound annual growth rate, or CAGR, of 35%. The mobile portion of our revenue has grown from $109.4 million in 2015 to $323.3 million in 2018, representing a CAGR of 44%. According to data from Eilers & Krejcik, the average CAGR for mobile revenue in the social gaming industry was 25% over the same period. We create our games around compelling user experiences, often using authentic land-based content from Scientific Games to anchor these experiences. Our first social game, Jackpot Party Casino, has continued to grow since its launch in 2012, with many of the players who began playing in 2012 still playing six years later. During the fourth quarter of 2018, our games were played by a total of more than 11.6 million players. Of those players, more than 8.4 million played each month, with approximately 32% of the monthly players playing every day, for an average of 54 minutes each day. During that same quarter, according to Eilers & Krejcik, we achieved an 8.6% share of the mobile social casino market and our revenue growth was 5.5 times as high as the social casino market average.

              We provide highly entertaining free-to-play games that millions of people play every day for their authenticity, engagement and fun. We believe our pace of content and feature releases, along with the data-driven, highly targeted and customized experience we provide in our games, result in increased loyalty and frequency of play. While most players play our games for free, a growing number of players, both in terms of total number and as a percentage of paying players, elect to purchase additional virtual coins, cards and chips to enable more game play, which can lead to the unlocking of content and features in a shorter elapsed time than players who opt to not buy virtual coins, cards or chips. The number of players who purchased virtual coins, cards and chips in the fourth quarter of 2018 was more than triple the number of players who did so in the first quarter of 2015, which has driven strong revenue, net income and AEBITDA growth. That number of paying players is still relatively small compared to the total number of players, which provides upside potential for continued growth.

              We currently offer seven games, including social casino games Jackpot Party Casino, Gold Fish Casino, Hot Shot Casino and Quick Hit Slots, and casual games MONOPOLY Slots, Bingo Showdown and 88 Fortunes Slots. Each of these games achieved its highest monthly revenue in 2018. Our social casino games typically include slots-style play and occasionally include table games-style game play, while our casual games blend slots-style or bingo game play with adventure game features. All of our games are offered and played across multiple platforms, including Apple, Google, Facebook and Amazon. In addition to our internally created games, our content library includes recognizable, real-world slot and table games content from Scientific Games. This content allows players who like playing land-based slot machines to enjoy some of those same titles in our free-to-play games. We have access to Scientific Games' library of more than 1,500 iconic casino titles, including titles and content from third-party licensed brands such as JAMES BOND, MONOPOLY, MICHAEL JACKSON, CHEERS and THE GODFATHER. We believe our access to this content, coupled with our years of experience developing in-house content, uniquely positions us to create compelling social games.

              We utilize a disciplined, data-driven approach to create a portfolio of games that spans markets and appeals to a wide range of players. We gather and analyze data to fine tune the game play experience and enrich our games. We also leverage extensive insights learned through our relationship with Scientific Games, which helps us differentiate our content and create deeply immersive game play.

              We are a global organization powered by a culture of innovation. Our management team has more than 300 years of combined experience in the digital entertainment business and is supported by a diverse, collaborative team spanning three continents and five studios. Our executive leadership team emboldens our innovative, entrepreneurial spirit to guide us toward our goal of providing best-in-class player entertainment in the casual gaming industry. While much of our talent comes from within our company through employee growth and development, we supplement that talent with hand-picked candidates from top companies in the video game industry.

              Our financial model benefits from our diverse portfolio of evergreen games, our methodical approach to designing, developing and launching new titles and our attractive user economics. In addition to a revenue CAGR of 35% from 2015 through 2018, we have increased our ARPDAU from $0.21 for 2015 to $0.43 for 2018. From 2015 through 2018, we generated more than $1.2 billion in cumulative revenue and, according to Eilers & Krejcik, gained significant market share.

              For 2018 and 2017, we generated revenue of $416.2 million and $361.4 million, respectively, or an increase of 15%. In 2018, we generated net income of $39.0 million and AEBITDA of $94.0 million, improvements of $15.9 million and $24.6 million, respectively, over 2017.

Our Industry and Market Opportunity

              A number of trends are driving significant change in digital gaming, which we believe are causing growth in the casual games market and providing opportunities for us to grow our social casino games and expand into other areas of the casual games market:

  •
  Digital gaming is an engaging form of entertainment.  Digital gaming is a large and strategically important component of the overall entertainment market. Total consumer spend on digital gaming worldwide was approximately $138 billion in 2018, which was more than twice the approximately $58 billion consumers spent on movies and music in 2017, according to data from Newzoo, MPAA and IFPI.

  •
  Mobile devices are a leading medium to consume digital content such as games.  Consumers are increasingly using their mobile devices for entertainment and mobile games are being played extensively.

  •
  Increasing number of players with the emergence of casual games.  Digital game design and distribution in the casual game market has evolved as new game types and business models address incremental gaming audiences. The proliferation of smartphones and availability of mobile app stores has increased access to digital games, including in the social casino market and other areas of the casual game market. Casual games are also widening the appeal of gaming to mass audiences.

  •
  Scale is increasingly strategic in order to succeed in mobile gaming.  We believe scale provides valuable advantages in mobile gaming. Marketing and R&D can be significant expenses for mobile gaming developers, as thousands of titles compete for limited playing time. We believe large and stable user bases reduce the risk of content investments for new games as companies leverage data-driven insights from the game play of their existing user base.

  •
  Social casino is an attractive market within digital gaming.  The social casino market is characterized by games that are social and competitive, in known formats and self-directed in pace and session length. Social casino games are generally evergreen in nature due to their loop-driven game play and ability to naturally incorporate a cadence of new in-game content and events. According to Eilers & Krejcik, total consumer spend in the social casino category grew at a CAGR of 21% from 2013 through 2018 and is expected to be approximately $5.8 billion in 2019.

  •
  Additional market opportunities within the broader mobile gaming landscape.  We believe social casino games share several core mobile gaming concepts with broader markets, such as card games and pick three games, which should allow us to leverage our existing capabilities and grow with the broader market.

Our Value Proposition for Players

              We believe in "selling fun, entertaining time" to our players as opposed to "selling slot spins." We offer the following key value propositions to our players:

  •
  Authenticity.  Our games provide an authentic experience of land-based games, including familiar mechanics, visuals, math and audio.

  •
  Accessibility.  Our games can be played using either mobile or web platforms.

  •
  Fresh, new and event-driven content.  Our games offer simple, intuitive core mechanics as well as multi-layer game plays that are highly immersive.

  •
  Personalization.  Our approach to our business allows us to provide game content that is highly personalized for each player based on the last seven days of that player's activity, enabling us to deliver a unique gaming experience to each member of our global audience.

Our Core Strengths

Diverse portfolio of evergreen games

              We have created and acquired a diverse portfolio of enduring games featuring some of the most popular and well known titles in social gaming. Our games appeal to multiple markets through varying game mechanics and unique progression sequences, or experience paths, through our games.

Strategic data-driven approach to launch new games and optimize game performance

              We incorporate data-driven decision-making into our entire game development process. For example, we use data to help determine what games we should make, when we should make them, when and how to launch them and to judge how well new features or new marketing campaigns work. Data also drives decisions in the marketing and user acquisition parts of our business. We continue to improve the efficiency of our marketing spend and the number of players we acquire per dollar by basing our decisions on historical data and the results actually achieved from marketing campaigns.

Scalable and reusable technology platform

              We have made large investments in our shared technology infrastructure that enable us to operate our games effectively at a global level and run thousands of promotions, marketing campaigns and tournaments concurrently. Our proven, custom-built technology stack allows us to easily share best practices and successful features across games in our portfolio, further decreasing time to market for new content and reducing overall development costs.

Deep, global pool of talent

              Our expansive talent pool includes nearly 400 employees and five studio facilities. We invest in an open culture of shared success that is driven by our founders and shared across our organization. Our culture fosters enthusiasm, loyalty and teamwork, which we believe is a significant competitive advantage in the evolving mobile gaming industry and serves as the foundation of our continued success.

Unparalleled relationship with Scientific Games and other third-party content owners

              We benefit from access to one of the deepest gaming content libraries through our relationship with Scientific Games. Our connection to Scientific Games enables us to leverage attractive multi-year licensing agreements entered into by Scientific Games with the owners of other iconic third-party brands, such as JAMES BOND, MONOPOLY, MICHAEL JACKSON, CHEERS and THE GODFATHER. Our ability to access and successfully incorporate these highly recognizable brands within our games reduces our user acquisition costs and helps us target prospective players.

Strong platform provider partner relations

              Our platform partners include Apple, Google, Facebook and Amazon. We participate in our platform providers' beta tests of new applications and features. Our partners host specialized and customized promotional activities with our games and provide dedicated business and technical teams for the successful implementation of our games onto their platforms.

Strategic roadmap approach to identify specific player markets

              Our market-based portfolio management is fundamentally driven by our ability to customize our games for each target player universe. We leverage our knowledge of the playing patterns and preferences of specific segments of social gamers and create games from the ground up to appeal to those players.

Our Growth Opportunities

Continued growth from existing games

              We continue to invest in and grow our current games by adapting and developing our monetization and marketing engines to improve player engagement, increase paying player conversion and drive per-player monetization. As we continue to develop our games, we believe we will be able to further monetize our existing user base and attract new players.

Develop new social casino games

              We intend to continue to capitalize on our ability to build successful social casino games by introducing new titles that appeal to specific player segments and offer differentiated experiences.

Continue international growth and expansion

              We intend to further expand our global presence by incorporating our vast library of recognizable and regionalized brands and content in our game design, customization and marketing for regional audiences. As the global mobile gaming market expands, we believe there is an opportunity to continue to improve our reach across the rest of the world by offering more targeted content than we currently offer and a better game play experience than is currently available to international players.

Expand into adjacent gaming markets

              We intend to continue to address additional segments within the broader mobile gaming market by expanding into adjacent areas and investing in new game markets. We believe our extensive experience in developing and operating social gaming titles strongly positions us to enter untapped areas within the casual market, such as puzzles, card, poker and board games.

Leverage platform to scale through select acquisitions

              We expect to continue to pursue select strategic acquisitions to fuel our top line growth and build our portfolio. We believe we can maximize the value of an acquired asset through our scalable platform and our rigorous, data-driven acquisition, engagement and monetization model.

Revolving Credit Facility

              In connection with this offering, we plan to enter into a $150.0 million revolving credit facility, or the Revolver, dated as of the date of the consummation of this offering, by and among SciPlay Holding Company, LLC, or SciPlay Holding LLC, as the borrower, SciPlay Parent LLC, as a guarantor, the subsidiary guarantors party thereto, the lenders party thereto and                        , as administrative agent and collateral agent. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility." The effectiveness of the Revolver is conditioned upon the consummation of this offering; however, this offering is not contingent upon the effectiveness of the Revolver.

Our Relationship with Scientific Games

              Prior to the completion of this offering, we were an indirect wholly owned subsidiary of Scientific Games. In September 2016, in connection with the designation of SG Social Holding Company II, LLC and its subsidiaries as unrestricted subsidiaries under Scientific Games' debt agreements, we and Scientific Games entered into certain agreements that provided a framework for our relationship with Scientific Games, including Scientific Games' provision of intercompany services and licenses of intellectual property rights.

              In connection with the closing of this offering, we will enter into new or amended agreements with Scientific Games or one or more of its subsidiaries in order to provide a similar framework for our relationship with Scientific Games. Pursuant to a new intercompany services agreement, or the Intercompany Services Agreement, Scientific Games will continue to provide us with support for certain operational and administrative functions. Bally Gaming, Inc., or Bally Gaming, a wholly owned subsidiary of Scientific Games, and SG Holding I will enter into a new intellectual property license agreement, or the IP License Agreement. SG Holding I will use $             million in proceeds received from us in this offering to make a one-time payment to Bally Gaming under the IP License Agreement, or the Upfront License Payment, and will then assign the rights of the IP License Agreement to one of our subsidiaries immediately following this offering.

              So long as the IP License Agreement remains in effect, we do not expect to pay any future royalties or fees for our use of intellectual property owned by Bally Gaming or its affiliates in our currently available games. Pursuant to the terms of the IP License Agreement, we will acquire an exclusive (subject to certain limited exceptions), perpetual, non-royalty bearing license to use intellectual property created or acquired by Bally Gaming or its affiliates on or before the third anniversary of the date of the IP License Agreement. Our rights to this intellectual property will be for use in any of our currently available or future social games that are developed for mobile platforms, social media platforms, internet platforms or other interactive platforms and distributed solely via digital delivery, which games we collectively refer to as Covered Games. We will also acquire a non-exclusive, perpetual, non-royalty bearing license to use intellectual property created or acquired by

Bally Gaming or its affiliates after such third anniversary, but only in our currently available games. Under the terms of the IP License Agreement, we will receive an exclusive (subject to certain limited exceptions) license to use third-party intellectual property licensed to Bally Gaming on or before the third anniversary of the date of the IP License Agreement, to the extent permitted to be sublicensed to us, in any of the Covered Games and a non-exclusive license to use third-party intellectual property licensed to Bally Gaming after the third anniversary of the date of the IP License Agreement, to the extent permitted to be sublicensed to us, but only in our currently available games. Under the IP License Agreement, we will be required to pay to Bally Gaming all costs, fees and expenses related to such third-party licenses, including proportionate pass-through expenses, such as our allocable share of minimum guarantees to the owners of such intellectual property.

              The IP License Agreement will not provide us any right to use intellectual property created or acquired by Bally Gaming or its affiliates after the third anniversary of the date of the IP License Agreement, or licensed to Bally Gaming after the third anniversary of the date of the IP License Agreement in any of our future games released after the date of the IP License Agreement.

              In addition to the license rights, we will have a right of first negotiation to convert non-exclusive licenses to exclusive licenses, and to license intellectual property rights not covered by the IP License Agreement.

              Bally Gaming will own any intellectual property that we develop, to the extent it is an improvement, enhancement, modification, or derivative work of any intellectual property licensed to us under the IP License Agreement.

              For a description of the Intercompany Services Agreement and the IP License Agreement, see "Certain Relationships and Related Party Transactions—Relationship with Scientific Games."

              We expect that being a standalone public company will provide us with a number of material opportunities and benefits, including the following:

  •
  allowing investors to evaluate the distinct merits, performance and future prospects of our business, independent of Scientific Games' other businesses;

  •
  improving our strategic and operational flexibility and increasing management focus as we continue to implement our strategic plan, and allowing us to respond more effectively to different player needs and the competitive environment for our business;

  •
  allowing us to adopt a capital structure better suited to our financial profile and business needs, without competing for capital with Scientific Games' other businesses;

  •
  creating an independent equity structure that will facilitate our ability to effect future acquisitions utilizing our capital stock; and

  •
  facilitating incentive compensation arrangements for employees more directly tied to the performance of our business, and enhancing employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives of our business.

 The Transactions

              Prior to the consummation of this offering and the organizational transactions described below, the SG Members were the only members of SciPlay Parent LLC. SciPlay was incorporated as a Nevada corporation on November 30, 2018 to serve as the issuer of the Class A common stock offered hereby.

              In connection with the closing of this offering, we will consummate the following organizational transactions:

  •
  the operating agreement of SciPlay Parent LLC will be amended and restated, which we refer to, as so amended and restated, as the SciPlay Parent LLC Agreement, to, among other things, (i) provide for a single class of common member's interests in SciPlay Parent LLC, which we refer to as the LLC Interests, (ii) exchange all of the SG Members' existing member's interests in SciPlay Parent LLC for LLC Interests, (iii) provide for the right of the SG Members to have their LLC Interests redeemed or exchanged for shares of our Class A common stock or, at our option, cash and (iv) appoint SciPlay as the sole manager of SciPlay Parent LLC;

  •
  SciPlay's articles of incorporation will be amended and restated to, among other things, provide for Class A common stock and Class B common stock;

  •
  SciPlay will issue and sell            shares of Class A common stock to the purchasers in this offering (or            shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

  •
  SciPlay intends to use the net proceeds from this offering (including net proceeds received upon any exercise of the underwriters' option to purchase additional shares of Class A common stock), after deducting the underwriting discount, as follows:

  •
  $        million to acquire from SG Holding I             LLC Interests (or $        million and              LLC Interests, if the underwriters exercise in full their option to purchase additional shares of Class A common stock); and

  •
  $        million to acquire from SciPlay Parent LLC            newly issued LLC Interests;

  •
  SG Holding I will use $             million of the net proceeds it receives from the sale of its LLC Interests in this offering to make the Upfront License Payment required under the IP License Agreement;

  •
  SciPlay Parent LLC intends to use the net proceeds from the sale of its newly issued LLC Interests in this offering to pay fees and expenses of approximately $             million in connection with the Transactions, including this offering, and to pay contingent acquisition consideration of approximately $             million;

  •
  SciPlay will issue shares of Class B common stock to the SG Members, on a one-to-one basis with the number of LLC Interests owned by the SG Members following the foregoing transactions;

  •
  following the consummation of the transactions described above, the SG Members will own        % of the LLC Interests (or         % if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and 100% of the shares of SciPlay's Class B common stock; and

  •
  SciPlay, SciPlay Parent LLC and the SG Members will enter into a tax receivable agreement, or the Tax Receivable Agreement or TRA, and SciPlay and the SG Members will enter into a registration rights agreement, or the Registration Rights Agreement.

              Our corporate structure following this offering, as described above, is commonly referred to as an "Up-C" structure, which is often used by partnerships and limited liability companies when they undertake an initial public offering of their business. The Up-C structure will allow the SG Members to continue to realize tax benefits associated with owning interests in an entity that is treated as a partnership, or "passthrough" entity, for U.S. income tax purposes following the offering. One of these benefits is that future taxable income of SciPlay Parent LLC that is allocated to the SG Members will be taxed on a flow-through basis and therefore will not be subject to U.S. corporate taxes at the SciPlay Parent LLC entity level. Additionally, because the SG Members may redeem or exchange their LLC Interests for newly issued shares of our Class A common stock on a one-for-one basis or, at our option, for cash, the Up-C structure also provides the SG Members with potential liquidity that holders of non-publicly traded limited liability companies are not typically afforded. For more information regarding the redemption and exchange of LLC Interests, see "Certain Relationships and Related Party Transactions—The Transactions—SciPlay Parent LLC Agreement—Redemption Rights of Members."

              Following the completion of the Transactions, we will be admitted as a member of SciPlay Parent LLC and will receive the same benefits as the SG Members on account of our ownership of LLC Interests in an entity treated as a partnership, or "passthrough" entity, for U.S. income tax purposes. As the SG Members redeem or exchange their LLC Interests, we will obtain a step-up in tax basis in our share of SciPlay Parent LLC assets. This step-up in tax basis will provide us with certain tax benefits, such as future depreciation and amortization deductions that can reduce the taxable income allocable to us. We expect to enter into the TRA with SciPlay Parent LLC and the SG Members that will provide for the payment by us to the SG Members of 85% of the amount of tax benefits, if any, that we actually realize (or in some cases are deemed to realize) as a result of (i) increases in the tax basis of assets of SciPlay Parent LLC (a) in connection with this offering, (b) resulting from any redemptions or exchanges of LLC Interests pursuant to the SciPlay Parent LLC Agreement or (c) resulting from certain distributions (or deemed distributions) by SciPlay Parent LLC and (ii) certain other tax benefits related to our making of payments under the TRA.

              We refer to the foregoing organizational transactions, including the consummation of this offering as described in this prospectus, collectively as the "Transactions." Immediately following this offering, we will be a holding company, and our sole material asset will be LLC Interests of SciPlay Parent LLC. As the sole manager of SciPlay Parent LLC, we will control all of the business and affairs of SciPlay Parent LLC. Accordingly, although we will have a minority economic interest in SciPlay Parent LLC, we will control the management of SciPlay Parent LLC.

              For more information regarding our structure after the completion of the Transactions, including this offering, see "The Transactions."

              See "Description of Capital Stock" for more information about our articles of incorporation and the terms of the Class A common stock and Class B common stock. See "Certain Relationships and Related Party Transactions" for more information about the SciPlay Parent LLC Agreement, including the terms of the LLC Interests and the right of the SG Members to have their LLC Interests redeemed or exchanged for shares of Class A common stock, or, at our option, cash, the TRA and the Registration Rights Agreement.

              The diagram below depicts our organizational structure after giving effect to the Transactions, including this offering, assuming no exercise by the underwriters of their option to purchase additional shares of Class A common stock in this offering:

Scientific Games Corporation
Bally Technologies, Inc.
Bally Gaming, Inc.
SG Social Holding Company II, LLC
SG Social Holding Company I, LLC
Investors in this Offering
Class A Common Stock
% Voting Interest
100% Economic Interest
Class B Common Stock
% Voting Interest
No Economic Interest
SciPlay Corporation
Class B Common Stock
% Voting Interest
No Economic Interest
SG Social Holding Company, LLC
LLC Interests
% Economic Interest
LLC Interests
% Economic Interest
and Sole Manager
LLC Interests
% Economic Interest
SciPlay Parent Company, LLC
SciPlay Holding Company, LLC
Operating Subsidiaries

 Summary Risk Factors

              There are a number of risks that you should understand before making an investment decision regarding this offering. These risks are discussed more fully in the section entitled "Risk Factors" following this prospectus summary. If any of these risks actually occur, our business, financial condition or results of operations would likely be materially and adversely affected. In such case, the trading price of our Class A common stock would likely decline, and you may lose all or part of your investment. These risk factors include, but are not limited to:

  •
  Our growth depends on our ability to attract and retain players, and the loss of our players, or failure to attract new players, could materially and adversely affect our business;

  •
  We rely on third-party platforms to make our games available to players and to collect revenue;

  •
  Our free-to-play business model depends on the optional purchases of virtual currency to supplement the availability of periodically offered free virtual currency;

  •
  A small number of games has generated a majority of our revenue, and we must continue to launch and enhance games that attract and retain a significant number of paying players in order to grow our revenue and sustain our competitive position;

  •
  We rely on a small percentage of our players for nearly all of our revenue;

  •
  We operate in a highly competitive industry, and our success depends on our ability to effectively compete;

  •
  Legal and regulatory restrictions could adversely impact our business and limit the growth of our operations;

  •
  We rely on the ability to use the intellectual property rights of Scientific Games and other third parties, including the third-party intellectual property rights licensed to Scientific Games;

  •
  Our success depends on the security and integrity of the games we offer, and security breaches or other disruptions could compromise our information or the information of our players and expose us to liability, which would cause our business and reputation to suffer;

  •
  Scientific Games controls the direction of our business, and the concentrated ownership of our common stock will prevent you and other stockholders from influencing significant decisions;

  •
  Scientific Games' interests may conflict with our interests and the interests of our stockholders;

  •
  We will be a "controlled company" within the meaning of the NASDAQ rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements;

  •
  We may not achieve some or all of the anticipated benefits of being a standalone public company;

  •
  Our sole material asset after the completion of this offering will be our interest in SciPlay Parent LLC, and, accordingly, we will depend on distributions from SciPlay Parent LLC to pay our taxes and expenses, including payments under the TRA; and

  •
  The TRA requires us to make cash payments to the SG Members in respect of certain tax benefits to which we may be become entitled, and we expect that the payments we will be required to make will be substantial.

 Corporate Information

              SciPlay, the issuer of the Class A common stock in this offering, was incorporated in the state of Nevada on November 30, 2018 and subsequently changed its name from SG Social Games Corporation to SciPlay Corporation on March 4, 2019. SciPlay Parent LLC was organized in the state of Nevada as a limited liability company on September 1, 2016, changed its name from SG Nevada Holding Company, LLC to SG Social Parent Company, LLC on November 30, 2018 and subsequently changed its name to SciPlay Parent Company, LLC on March 4, 2019. The address of our principal executive offices is currently 6601 Bermuda Road, Las Vegas, NV 89119. Our website is currently             . Information on, or accessible through, our website is not part of this prospectus and is not incorporated by reference herein, and you should not consider information on our website to be part of this prospectus or in deciding whether to purchase our Class A common stock. We have included our website address in this prospectus solely for informational purposes. Our agent for service of process in the U.S. is CSC Services of Nevada, Inc.

Implications of Being an Emerging Growth Company

              We qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of certain reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

  •
  only two years of audited financial statements are required to be included in this prospectus in addition to any required interim financial statements, and correspondingly reduced disclosure in "Management's Discussion and Analysis of Financial Condition and Results of Operations;"

  •
  not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404;

  •
  reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

  •
  exemptions from the requirements of holding a non-binding advisory vote on executive compensation, including golden parachute compensation.

              We may take advantage of these provisions for up to five years or until such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of (1) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (2) the date we qualify as a "large accelerated filer" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, or the Exchange Act; (3) the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities held by non-affiliates; and (4) the last day of the fiscal year ending after the fifth anniversary of our initial public offering.

              In addition, Section 107 of the JOBS Act also provides that an emerging growth company can use an extended transition period for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to "opt out" of such extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable. However, we intend to take advantage of the other exemptions discussed above. Accordingly, the information contained herein may be different than the information you receive from other public companies.

 THE OFFERING

Issuer in this offering	SciPlay Corporation
Shares of Class A common stock offered by us	shares
Underwriters' option to purchase additional shares	The underwriters have a 30-day option to purchase up to additional shares of Class A common stock from us as described under the heading "Underwriting (Conflicts of Interest)."
Class A common stock to be outstanding after this offering	shares (or shares, if the underwriters exercise in full their option to purchase additional shares of Class A common stock).
Class B common stock to be outstanding after this offering	shares (or shares, if the underwriters exercise in full their option to purchase additional shares of Class A common stock), all of which will be owned by the SG Members.
Voting rights

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by applicable law. Each share of Class A common stock will entitle its holder to one vote per share, and each share of Class B common stock will entitle its holder to ten votes per share on all such matters, for so long as the number of shares of our common stock beneficially owned by the SG Members and their affiliates represents at least 10% of our outstanding shares of common stock and, thereafter, one vote per share. See "Description of Capital Stock" for a description of the material terms of our common stock.

Voting power held by all holders of Class A common stock after giving effect to this offering	% (or %, if the underwriters exercise in full their option to purchase additional shares of Class A common stock).
Voting power held by all holders of Class B common stock after giving effect to this offering	% (or %, if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Ratios of shares of Class A common stock and shares of Class B common stock to LLC Interests

Our articles of incorporation will require us at all times to maintain (i) a ratio of one LLC Interest owned by us for each share of Class A common stock issued by us (subject to certain exceptions for treasury shares, shares underlying certain convertible or exchangeable securities and shares of unvested restricted stock issued pursuant to certain employee incentive plans) and (ii) a one-to-one ratio between the number of shares of Class B common stock issued by us and owned by the SG Members and the number of LLC Interests owned by the SG Members, and the SciPlay Parent LLC Agreement will require SciPlay Parent LLC at all times to maintain a one-to-one ratio between the number of shares of Class A common stock issued by us and the number of LLC Interests owned by us (subject to equivalent exceptions). The SG Members will own all of our outstanding Class B common stock following the consummation of the Transactions, including this offering.

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $        million, or approximately $        million if the underwriters exercise in full their option to purchase additional shares of our Class A common stock, assuming an initial public offering price of $        per share (the midpoint of the range set forth on the cover page of this prospectus), after deducting the estimated underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering (including any net proceeds from the underwriters' exercise of their option to purchase additional shares of Class A common stock) to purchase newly issued LLC Interests from SciPlay Parent LLC and existing LLC Interests from SG Holding I at a purchase price per LLC Interest equal to the initial public offering price per share of Class A common stock less the underwriting discount.

The net proceeds received by SG Holding I and SciPlay Parent LLC in connection with this offering will be used as described in "Use of Proceeds."

Conflicts of interest

Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Macquarie Capital (USA) Inc. and RBC Capital Markets, LLC, who are underwriters in this offering, are lenders under certain credit facilities with our affiliate, Scientific Games International, Inc., a wholly owned subsidiary of Scientific Games Corporation. If any portion of the proceeds received by SG Holding I from its sale of LLC Interests to us is used to pay debt under such credit facilities, these underwriters or their affiliates may receive a portion that is 5% or more of the net proceeds of this offering due to the repayment of borrowings thereunder. Additionally, if any of the underwriters or their affiliates hold notes issued by Scientific Games International, Inc., they may receive a portion of the proceeds of this offering if any portion of the proceeds received by SG Holding I from its sale of LLC Interests to us is used to repurchase or redeem any such outstanding notes. Because of the manner in which the proceeds will be used, the offering will be conducted in accordance with Financial Industry Regulatory Authority, Inc., or FINRA, Rule 5121. This rule requires, among other things, that a qualified independent underwriter has participated in the preparation of, and has exercised the usual standards of "due diligence" with respect to, this prospectus and the registration statement of which this prospectus forms a part. Morgan Stanley & Co. LLC has agreed to act as qualified independent underwriter for the offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 of the Securities Act. Moreover, none of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Macquarie Capital (USA) Inc. or RBC Capital Markets, LLC is permitted to sell Class A common stock in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. See "Underwriting (Conflicts of Interest)."

Controlled company exemption

Upon completion of this offering, we will be considered a "controlled company" for the purposes of the NASDAQ rules. As a "controlled company," we will not be subject to certain corporate governance requirements. See "Management—Controlled Company Exemption."

Dividend policy	We do not anticipate declaring or paying any cash dividends on our Class A common stock for the foreseeable future. See "Dividend Policy."

Redemption rights of the SG Members

Pursuant to the SciPlay Parent LLC Agreement, the SG Members may, following this offering, require SciPlay Parent LLC to redeem all or a portion of the LLC Interests held by the SG Members for newly issued shares of our Class A common stock on a one-for-one basis or, at our option, a cash payment determined by reference to the arithmetic average of the volume weighted average market prices over a specified period prior to the date of redemption of one share of our Class A common stock for each LLC Interest so redeemed. We will be required to contribute cash and/or shares of Class A common stock to SciPlay Parent LLC to satisfy such redemption, and SciPlay Parent LLC will issue to us newly issued LLC Interests equal to the number of LLC Interests redeemed from the SG Members. In lieu of such a redemption, we will have the right, at our option, to effect a direct exchange of cash and/or shares of our Class A common stock for the SG Members' LLC Interests. Shares of our Class B common stock will be cancelled on a one-for-one basis whenever the SG Members' LLC Interests are so redeemed or exchanged. See "Certain Relationships and Related Party Transactions—The Transactions—SciPlay Parent LLC Agreement."

Registration Rights Agreement

Pursuant to the Registration Rights Agreement, we will agree to register the resale of the shares of our Class A common stock that are issuable to the SG Members upon a redemption or exchange of its LLC Interests pursuant to the SciPlay Parent LLC Agreement. See "Certain Relationships and Related Party Transactions—The Transactions—Registration Rights Agreement."

Tax Receivable Agreement

We will enter into the TRA with SciPlay Parent LLC and the SG Members, which will provide for the payment by us to the SG Members of 85% of the amount of tax benefits, if any, that we actually realize (or in some circumstances are deemed to realize) as a result of (i) increases in the tax basis of assets of SciPlay Parent LLC (a) in connection with this offering, (b) resulting from any redemptions or exchanges of LLC Interests pursuant to the SciPlay Parent LLC Agreement or (c) resulting from certain distributions (or deemed distributions) by SciPlay Parent LLC and (ii) certain other tax benefits related to our making of payments under the TRA. Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the TRA, we expect that the tax savings associated with the purchase of LLC Interests in connection with this offering, together with future redemptions or exchanges of all remaining LLC Interests not owned by SciPlay pursuant to the SciPlay Parent LLC Agreement as described above, would aggregate to approximately $             million over            years from the date of this offering based on the initial public offering price of $            per share of our Class A common stock, which is the midpoint of the range set forth on the cover page of this prospectus, and assuming all future redemptions or exchanges would occur one year after this offering. Under such scenario, assuming future payments are made on the date each relevant tax return is due, without extensions, we would be required to pay approximately 85% of such amount, or approximately $             million, over the            -year period from the date of this offering. If we were to elect to terminate the TRA immediately after this offering (including the use of proceeds to us therefrom), based on the initial public offering price of $            per share of our Class A common stock, which is the midpoint of the range set forth on the cover page of this prospectus, we estimate that we would be required to pay approximately $             million in the aggregate under the TRA. See "Certain Relationships and Related Party Transactions—The Transactions—Tax Receivable Agreement."

Reserved share program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to            % of the shares offered by this prospectus for sale to some of our directors, officers, employees, distributors, dealers, business associates and related persons. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

Risk factors

Investing in shares of our Class A common stock involves risk. See "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A common stock.

Proposed NASDAQ Global Select Market symbol	"SCPL."

              Unless we specifically state otherwise or the context otherwise requires, the share information in this prospectus is as of December 31, 2018, and reflects or assumes:

  •
  the completion of the organizational transactions as described under "The Transactions;"

  •
  the underwriters' option to purchase up to an additional            shares of Class A common stock from us is not exercised; and

  •
  an initial public offering price of $            per share of Class A common stock, which is the midpoint of the price range set forth on the cover page of this prospectus.

              Unless we specifically state otherwise or the context otherwise requires, the share information in this prospectus does not give effect to or reflect the issuance of:

  •
                  shares of Class A common stock reserved for future grants or for sale under our Long-Term Incentive Plan as described in "Executive Compensation Long-Term Incentive Plan;" or

  •
                  shares of Class A common stock reserved as of the closing of this offering for future issuance upon redemption or exchange of LLC Interests by the SG Members in accordance with the terms of the SciPlay Parent LLC Agreement.

SUMMARY ACTUAL AND PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA

              The following tables present the summary consolidated financial and other data for SG Social Holding Company II, LLC and its subsidiaries (including SciPlay Parent Company, LLC), and summary pro forma condensed consolidated financial data for SciPlay Corporation. SG Social Holding Company II, LLC is the predecessor of the issuer, SciPlay Corporation, for financial reporting purposes. The summary consolidated statement of income data for the years ended December 31, 2018 and 2017 and the summary consolidated balance sheet data as of December 31, 2018 are derived from the audited consolidated financial statements of SG Social Holding Company II, LLC and its subsidiaries included in this prospectus.

              The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period. The information set forth below should be read together with "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of SG Social Holding Company II, LLC and the accompanying notes appearing elsewhere in this prospectus.

              The summary unaudited pro forma consolidated financial data of SciPlay Corporation presented below have been derived from our unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma condensed consolidated balance sheet reflects the Transactions, including the consummation of this offering as described in this prospectus, as if they occurred on December 31, 2018, while the unaudited pro forma condensed consolidated statement of income gives effect to the Transactions, including the consummation of this offering as described in this prospectus, as if they occurred on January 1, 2018. The unaudited pro forma financial information includes various estimates that are subject to material change and may not be indicative of what our operations or financial position would have been had the Transactions, including the consummation of this offering as described in this prospectus, taken place on the dates indicated, or of the results that may be expected to occur in any future period. See "Unaudited Pro Forma Condensed Consolidated Financial Information" for a complete description of the adjustments and assumptions underlying the summary unaudited pro forma consolidated financial data.

              The summary consolidated financial and other data of SciPlay Corporation have not been presented, as SciPlay Corporation is a newly incorporated entity, has had no business transactions or activities to date and had no assets or liabilities during the periods presented in this section.

	SG Social Holding Company II, LLC		Pro Forma SciPlay Corporation(1)
	Year Ended December 31,		Year Ended December 31,
(in millions, except per share data)	2018	2017	2018
Statement of Income Data:
Revenue	$416.2	$361.4	$
Operating expenses:
Cost of revenue(2)(7)	160.4	138.6
Sales and marketing(2)	105.7	86.7
General and administrative(2)	34.5	44.5
Research and development(2)	25.6	26.5
Depreciation and amortization	15.1	17.0
Contingent acquisition consideration	27.5	—
Restructuring and other	1.0	0.3

Operating income	46.4	47.8

Other income (expense):
Other income (expense), net	3.0	(2.6)

Total other income (expense)	3.0	(2.6)

Net income before income taxes	49.4	45.2
Income tax expense	10.4	22.1

Net income(7)	$39.0	$23.1	$

Less: net income attributable to non-controlling interest

Net income attributable to SciPlay Corporation			$

Net income per share:

Basic			$

Diluted			$

Weighted-average shares used to compute net income per share:
Basic
Diluted

	SG Social Holding Company II, LLC
	Year Ended December 31,
(in millions, except ARPDAU and percentages)	2018	2017
Selected Other Data:
AEBITDA(3)(7)	$94.0	$69.4
Net income margin(4)	9.4%	6.4%
AEBITDA margin(3)	22.6%	19.2%
Average MAU(5)	8.3	7.6
Average DAU(5)	2.6	2.5
ARPDAU(5)	$0.43	$0.40
Mobile penetration(5)	78%	72%

	SG Social Holding Company II, LLC	SciPlay Corporation(1)(6)
	Actual	Pro Forma
(in millions)	As of December 31, 2018	As of December 31, 2018
Balance Sheet Data:
Cash and cash equivalents	$10.0	$
Total assets	194.9
Total contingent acquisition consideration liability	29.3
Total Parent's/Stockholders' equity	138.6

(1)
Gives pro forma effect to the Transactions, including the offering and sale of                        shares of Class A common stock in this offering at an initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus. See the section titled "Unaudited Pro Forma Condensed Consolidated Financial Statements" for pro forma adjustments reflected and related methodologies applied in deriving SciPlay Corporation's Pro Forma Condensed Consolidated Statements of Income and Balance Sheet.

(2)
Excluding Depreciation and amortization.

(3)
Adjusted EBITDA, or AEBITDA, as used herein, is a non-GAAP financial measure that is presented as supplemental disclosure and is reconciled to net income as the most directly comparable GAAP measure as set forth in the below table. We define AEBITDA to include net income before: (1) interest; (2) income taxes; (3) depreciation and amortization expense; (4) contingent acquisition consideration; (5) restructuring and other, which includes charges or expenses attributable to: (a) employee severance; (b) management changes; (c) restructuring and integration; (d) M&A and other, which includes: (i) M&A transaction costs; (ii) purchase accounting adjustments; (iii) unusual items (including certain legal settlements) and (iv) other non-cash items; and (e) cost-savings initiatives; (6) stock-based compensation expense; (7) loss (gain) on debt financing transactions; and (8) other non-operating expenses (income) including foreign currency (gains) and losses. We also use AEBITDA margin, which we calculate as AEBITDA as a percentage of revenue.

Our management uses AEBITDA and AEBITDA margin to, among other things: (i) monitor and evaluate the performance of our business operations; (ii) facilitate our management's internal comparisons of our historical operating performance and (iii) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets. In addition, our management uses AEBITDA and AEBITDA margin to facilitate management's external comparisons of our results to the historical operating performance of other companies that may have different capital structures and debt levels.

Our management believes that AEBITDA and AEBITDA margin are useful as they provide investors with information regarding our financial condition and operating performance that is an integral part of our management's reporting and planning processes. In particular, our management believes that AEBITDA is helpful because this non-GAAP financial measure eliminates the effects of restructuring, transaction, integration or other items that management believes have less bearing on our ongoing underlying operating performance. Management believes AEBITDA margin is useful as it provides investors with information regarding the underlying operating performance and margin generated by our business operations.

              The following table reconciles net income to AEBITDA:

	SG Social Holding Company II, LLC
	Year Ended December 31,
(in millions, except percentages)	2018	2017
Net income(7)	$39.0	$23.1
Contingent acquisition consideration	27.5	—
Restructuring and other	1.0	0.3
Depreciation and amortization	15.1	17.0
Other (income) expense, net	(3.0)	2.6
Income tax expense	10.4	22.1
Stock-based compensation	4.0	4.3

AEBITDA(7)	$94.0	$69.4

Revenue	$416.2	$361.4

AEBITDA margin	22.6%	19.2%

(4)
Net income margin represents net income as a percentage of revenue, and is the most directly comparable GAAP measure to AEBITDA margin described above.

(5)
See the definition of key performance indicators in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(6)
Each $1.00 increase (decrease) in the assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our cash, total assets and total Parent's/stockholders' equity by approximately $            million, assuming that the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. Each increase (decrease) of 1,000,000 shares in the number of shares of Class A common stock offered by us would increase (decrease) the amount of our cash, total assets and total Parent's/stockholders' equity by approximately $            million, assuming an initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us.

(7)
The years ended December 31, 2018 and 2017 include $26.1 million and $23.6 million, respectively, in intellectual property royalties paid to Scientific Games for use of its intellectual property. Under the terms of the IP License Agreement, we will acquire an exclusive (subject to certain limited exceptions), perpetual, non-royalty-bearing license for intellectual property created or acquired by Bally Gaming or its affiliates on or before the third anniversary of the date of the IP License Agreement in any Covered Games, and a non-exclusive, perpetual, non-royalty-bearing license for intellectual property created or acquired by Bally Gaming or its affiliates after such third anniversary, for use in our currently available games. We do not expect to pay any future royalties or fees for our use of intellectual property owned by Bally Gaming or its affiliates in our currently available games. Under the terms of the IP License Agreement, we will continue to receive a license under third-party intellectual property licensed to Bally Gaming or its affiliates, and we will be required to pay to Bally Gaming all costs, fees and expenses related to such third-party licenses, including proportionate pass-through expenses, such as our allocable share of minimum guarantees to the owners of such intellectual property.

RISK FACTORS

              Investing in our Class A common stock involves a high degree of risk. You should carefully consider the following risks, together with all the other information in this prospectus, including our financial statements and notes thereto, before you invest in our Class A common stock. If any of the following risks actually materializes, our results of operations, cash flows and financial condition could be adversely affected. As a result, the trading price of our Class A common stock could decline and you could lose part or all of your investment.

Risks Related to Our Business and Industry

Our growth depends on our ability to attract and retain players, and the loss of our players, or failure to attract new players, could materially and adversely affect our business.

              Our ability to achieve growth in revenue in the future will depend, in large part, upon our ability to attract new players to our games, and retain existing players of our games. Achieving growth in our community of players may require us to increasingly engage in sophisticated and costly sales and marketing efforts that may not result in additional players.

              In addition, our ability to increase the number of players of our games will depend on continued player adoption of social casino and other forms of casual gaming. Growth in the social gaming industry and the level of demand for and market acceptance of our games are subject to a high degree of uncertainty. We cannot assure that player adoption of social gaming and our games will continue or exceed current growth rates, or that the industry will achieve more widespread acceptance.

              Additionally, as technological or regulatory standards change and we modify our technology platform to comply with those standards, we may need players to take certain actions to continue playing, such as downloading a new game client, performing age gating checks or accepting new terms and conditions. Players may stop using our games and related services at any time, including if the quality of the player experience on our platform, including our support capabilities in the event of a problem, does not meet their expectations or keep pace with the quality of the player experience generally offered by competitive games and services. In addition, expenditures by players tend to fluctuate seasonally, particularly during the summer months, and may reflect overall economic conditions.

              We face competition for leisure time, attention and discretionary spending of our players. Other forms of leisure time activities, such as offline, traditional online, personal computer and console games, television, movies, sports and the internet, are much larger and more well-established options for consumers. Consumer tastes and preferences for leisure time activities are also subject to sudden or unpredictable change on account of new innovations. If consumers do not find our games to be compelling or if other existing or new leisure time activities are perceived by our players to offer greater variety, affordability, interactivity and overall enjoyment, our business could be materially and adversely affected.

We rely on third-party platforms to make our games available to players and to collect revenue.

              Our social gaming offerings operate through Apple, Google, Facebook and Amazon, which also serve as significant online distribution platforms for our games. In 2018 and 2017, all of our revenue was generated by players using those platforms. Consequently, our expansion and prospects depend on our continued relationships with these providers, and any emerging platform providers that are widely adopted by our target player base. We are subject to the standard terms and conditions that these platform providers have for application developers, which govern the promotion, distribution and operation of games and other applications on their platforms, and which the platform providers can change unilaterally on short or without notice. Our business would be harmed if:

  •
  the platform providers discontinue or limit our access to their platforms;

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  governments or private parties, such as internet providers, impose bandwidth restrictions or increase charges or restrict or prohibit access to those platforms;

  •
  the platforms decline in popularity;

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  the platforms modify their current discovery mechanisms, communication channels available to developers, respective terms of service or other policies, including fees;

  •
  the platforms impose restrictions or make it more difficult for players to buy virtual currency; or

  •
  the platforms change how the personal information of players is made available to developers or develop their own competitive offerings.

              If alternative platforms increase in popularity, we could be adversely impacted if we fail to create compatible versions of our games in a timely manner, or if we fail to establish a relationship with such alternative platforms. Likewise, if our platform providers alter their operating platforms, we could be adversely impacted as our offerings may not be compatible with the altered platforms or may require significant and costly modifications in order to become compatible. If our platform providers were to develop competitive offerings, either on their own or in cooperation with one or more competitors, our growth prospects could be negatively impacted. If our platform providers do not perform their obligations in accordance with our platform agreements, we could be adversely impacted.

              In the past, some of these platform providers have been unavailable for short periods of time or experienced issues with their features that permit our players to purchase virtual currency. For example, in the second and third quarters of 2018, we were negatively impacted by data privacy protection changes implemented by Facebook, which impaired our players' ability to access their previously acquired virtual currency and purchase additional virtual currency. If similar events recur on a prolonged basis or other similar issues arise that impact players' ability to download our games, access social features or purchase virtual currency, it could have a material adverse effect on our revenue, operating results and brand.

Our free-to-play business model depends on the optional purchases of virtual currency to supplement the availability of periodically offered free virtual currency.

              We derive nearly all of our revenue from the sale of virtual currency used to play our games. Our games are available to players for free, and we generally generate revenue from them only if they voluntarily purchase virtual currency above and beyond the level of free virtual currency provided periodically as part of the game. If we fail to offer games that attract purchases of virtual currency, or if we fail to properly manage the economics of free versus paid currency, our business, financial condition and results of operations could be materially and adversely affected.

A small number of games has generated a majority of our revenue, and we must continue to launch and enhance games that attract and retain a significant number of paying players in order to grow our revenue and sustain our competitive position.

              Historically, we have depended on a small number of games for a majority of our revenue, and we expect that this dependency will continue for the foreseeable future. In particular, Jackpot Party Casino has accounted for a substantial portion of our revenue since its launch in 2012, including 49% of our revenue in 2017 and 44% of our revenue in 2018, and we expect it to continue to do so over the next several years. Our growth depends on our ability to consistently launch new games that achieve significant popularity. Each of our games generally requires significant research and development, engineering, marketing and other resources to develop, launch and sustain via regular upgrades and expansions, and such costs on average have increased. Our ability to successfully and timely launch, sustain and expand games and attract and retain paying players largely depends on our ability to:

  •
  anticipate and effectively respond to changing game player interests and preferences;

  •
  anticipate or respond to changes in the competitive landscape;

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  develop, sustain and expand games that are fun, interesting and compelling to play and on which players want to spend money;

  •
  retain rights to the intellectual property rights of third parties, including Scientific Games;

  •
  build and maintain our brand and reputation;

  •
  effectively market new games and enhancements to our existing players and new players;

  •
  minimize launch delays and cost overruns on new games and game expansions;

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  minimize downtime and other technical difficulties; and

  •
  acquire high-quality assets, personnel and companies.

              It is difficult to consistently anticipate player demand on a large scale, particularly as we develop new games in new markets, including the hypercasual gaming market, international markets and new mobile platforms. If we do not successfully launch games that attract and retain a significant number of paying players and extend the life of our existing games, our market share, reputation and financial results could be harmed. In addition, if the popularity of Jackpot Party Casino or any of our other top games decreases significantly, that would have a material adverse effect on our results of operations, cash flows and financial condition.

              Moreover, it is difficult to predict the problems we may encounter in innovating and introducing new games, and we may need to devote significant resources to the creation, support and maintenance of our games and services. Under the IP License Agreement, our right to use any intellectual property created or acquired by Bally Gaming or its affiliates, or licensed by third parties to Bally Gaming, after the third anniversary of the date of the IP License Agreement, will be limited to use in our currently available games. This limit will also extend to derivative works of, or improvements to, intellectual property licensed to us under the IP License Agreement that are developed after the third anniversary of the date of the IP License Agreement (including by us), as such derivative works and improvements will be assigned to Bally Gaming and licensed back to us pursuant to the terms of the IP License Agreement. We cannot assure that we will be able to obtain a license for the use of any such intellectual property in our new games on commercially reasonable terms, if at all.

              We cannot assure that our initiatives to improve our player experience will always be successful. We also cannot predict whether our new games or service offerings will be well received by players, or whether improving our technology will be successful or sufficient to offset the costs incurred to develop and market these games, services or technology.

We rely on a small percentage of our players for nearly all of our revenue.

              A small percentage of our players account for nearly all of our revenue. For example, in 2017, 5.3% of our players made purchases in our games, and in 2018, 5.5% of our players made purchases in our games. However, we lose paying players in the ordinary course of business, and they may stop making purchases in our games or playing our games altogether at any time. In order to sustain or increase our revenue levels, we must attract new paying players or increase the amount our players pay. To retain paying players, we must devote significant resources so that the games they play retain their interest and attract them to our other games. Our new games may also attract players away from our existing games. If we fail to grow or sustain the number of our paying players, or if the rate at which we add paying players declines or if the average amount our paying players pay declines, our results of operations, cash flows and financial condition could be adversely impacted.

Our success depends upon our ability to adapt to, and offer games that keep pace with, changing technology and evolving industry standards.

              Our success depends upon our ability to attract and retain players, which is largely driven by maintaining and increasing the quantity and quality of social games. To satisfy players, we need to continue to improve their experience and innovate and introduce games that players find useful and that cause them to return to our suite of games more frequently. This includes continuing to improve our technology to optimize search results for our games, tailoring our game offerings to additional geographic and market segments, and improving the user-friendliness of our games and our ability to provide high-quality support. Our ability to anticipate or respond to changing technology and evolving industry standards and to develop and introduce new and enhanced games on a timely basis or at all is a significant factor affecting our ability to remain competitive and expand and attract new players. We cannot assure that we will achieve the necessary technological advances or have the financial resources needed to introduce new games on a timely basis or at all.

              Our players depend on our support organization to resolve any issues relating to our games. Our ability to provide effective support is largely dependent on our ability to attract, resource, and retain employees who are not only qualified to support players of our games, but are also well versed in our games. Any failure to maintain high-quality support, or a market perception that we do not maintain high-quality support, could harm our reputation, adversely affect our ability to sell virtual currency within our games to existing and prospective players, and could adversely impact our results of operations, cash flows and financial condition.

We operate in a highly competitive industry, and our success depends on our ability to effectively compete.

              Social gaming, which includes social casinos and from which we derive substantially all of our revenue, is a rapidly evolving industry with low barriers to entry. Businesses can easily launch online or mobile platforms and applications at nominal cost by using commercially available software or partnering with various established companies in these markets. The market for our games is also characterized by rapid technological developments, frequent launches of new games, changes in player needs and behavior, disruption by innovative entrants and evolving business models and industry standards. As a result, our industry is constantly changing games and business models in order to adopt and optimize new technologies, increase cost efficiency and adapt to player preferences.

              Successful execution of our strategy depends on our continuous ability to attract and retain players, adapt to the emergence of new mobile hardware or operating systems, expand the market for our games, maintain a technological edge and offer new capabilities to players. We also compete with social gaming companies, including those that offer social casinos such as Playtika, Zynga, DoubleU and others, that have no connection to regulated real money gaming, and many of those companies have a base of existing players that is larger than ours. In some cases, we compete against real money gaming operators who have expanded their games to include social casinos and leverage their land-based gaming relationship with Scientific Games to license social casino content from Scientific Games, although such rights will be limited in scope by the IP License Agreement. In those cases, customers of such real money gaming operators may choose to play our content as it is offered by the operator and not as it is offered by our social casino games, detrimentally impacting our results.

              Some of our current and potential competitors enjoy substantial competitive advantages, such as greater name recognition, longer operating histories, greater financial, technical, and other resources and, in some cases, the ability to rapidly combine online platforms with traditional staffing and contingent worker solutions. These companies may use these advantages to develop different platforms and services to compete with our games, spend more on advertising and brand marketing, invest more in research and development or respond more quickly and effectively than we do to new or changing opportunities, technologies, standards, regulatory conditions or player preferences or requirements. As a result, our players may decide to stop playing our games or switch to our competitors' games.

              Moreover, current and future competitors may also make strategic acquisitions or establish cooperative relationships among themselves or with others, including our current or future third-party suppliers. By doing so, these competitors may increase their ability to meet the needs of existing or prospective freelancers and players. These developments could limit our ability to obtain revenue from existing and new buyers. If we are unable to compete effectively, successfully and at reasonable cost against our existing and future competitors, our results of operations, cash flows and financial condition could be adversely impacted.

              We offer players regular free play and frequent discounts for purchases of virtual coins to extend play in connection with our business. We cannot assure that competitive pressure will not cause us to increase the incentives that we offer to our players, which could adversely impact our results of operations, cash flows and financial condition.

Legal or regulatory restrictions could adversely impact our business and limit the growth of our operations.

              There is significant opposition in some jurisdictions to interactive social gaming, including social casinos. Some states or countries have anti-gaming groups that specifically target social casino games. Such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming or social casinos specifically. These could result in a prohibition on interactive social gaming or social casinos altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations, all of which could have an adverse effect on our results of operations, cash flows and financial condition. We cannot predict the likelihood, timing, scope or terms of any such legislation or regulation or the extent to which they may affect our business.

              In a recent case, the United States Court of Appeals for the Ninth Circuit decided that a social casino game produced by one of our competitors should be considered illegal gambling under Washington state law. Similar lawsuits have been filed against other defendants, including Scientific Games Corporation. For example, in April 2018, a putative class action lawsuit was filed in federal district court alleging substantially the same causes of action against our social casino games. In December 2018, the federal district court assigned to the litigation denied Scientific Games Corporation's motion to dismiss the plaintiff's complaint and, in January 2019, Scientific Games Corporation filed its answer and affirmative defenses to the putative class action complaint. See "—Legal proceedings may materially adversely affect our business and our results of operations, cash flows and financial condition" and "Business—Legal Proceedings."

              In September 2018, sixteen gambling regulators signed a declaration expressing concern over the blurring of lines between gambling and video game products, including social casino gaming. The regulators committed to work together to analyze the characteristics of video games and social gaming, and to engage in an informed dialogue with the video game and social gaming industries to ensure the appropriate and efficient implementation of applicable laws and regulations. The regulators also indicated they would work closely with their consumer protection enforcement agencies. We cannot predict the likelihood, timing, scope or terms of any actions taken as a result of the declaration.

              Consumer protection concerns regarding games such as ours have been raised in the past and may again be raised in the future. Such concerns could lead to increased scrutiny over the manner in which our games are designed, developed, distributed and presented. We cannot predict the likelihood, timing or scope of any concern reaching a level that will impact our business, or whether we would suffer any adverse impacts to our results of operations, cash flows and financial condition.

We may share part of the regulatory burdens of our parent, Scientific Games.

              The majority of our voting power has been and, following this offering will continue to be, held by wholly owned subsidiaries of Scientific Games, and we will enter into the Intercompany Services Agreement, the IP License Agreement, the Registration Rights Agreement and the TRA with one or more of Scientific Games and its affiliates. Scientific Games and its affiliates hold many privileged licenses in jurisdictions around the world, allowing them to operate as gambling equipment and service suppliers. Regulators that issue such licenses have broad investigative powers and could ask for information from our majority stockholder, the entities from which we license intellectual property and their affiliates. Scientific Games and its affiliates, including SciPlay Parent LLC and its subsidiaries, will be obligated to cooperate with the investigations of such regulators. Such licenses may limit the operations and activities of subsidiaries and affiliates of Scientific Games, including SciPlay Parent LLC and its subsidiaries.

Data privacy and security laws and regulations in the jurisdictions in which we do business could increase the cost of our operations and subject us to possible sanctions and other penalties

              We collect, process, store, use and share data, some of which contains personal information. Our business is therefore subject to a number of federal, state, local and foreign laws and regulations governing data privacy and security, including with respect to the collection, storage, use, transmission, sharing and protection of personal information and other consumer data. Such laws and regulations may be inconsistent among countries or conflict with other rules. In particular, the European Union, or EU, has adopted strict data privacy and security regulations. Following recent developments, such as the European Court of Justice's 2015 ruling that the transfer of personal data from the EU to the U.S. under the EU/U.S. Safe Harbor was an invalid mechanism of personal data transfer, the adoption of the EU-U.S. Privacy Shield as a replacement for the Safe Harbor, and the effectiveness of the EU's General Data Protection Regulation, or GDPR, as of May 2018, data privacy and security compliance in the EU are increasingly complex and challenging. The GDPR created new compliance obligations applicable to our business and some of our players, which could cause us to change our business practices, and increases financial penalties for noncompliance (including possible fines of up to four percent of global annual revenue for the preceding financial year or €20 million (whichever is higher) for the most serious violations). The scope of data privacy and security regulations worldwide continues to evolve, and we believe that the adoption of increasingly restrictive regulations in this area is likely within the U.S. and other jurisdictions. For example, in June 2018, California enacted the California Consumer Privacy Act, or CCPA, which is presently going into effect on January 1, 2020. When effective, the new law will, among other things, require new disclosures to California consumers, impose new rules for collecting or using information about minors, and afford consumers new abilities to opt out of certain disclosures of personal information. California legislators have stated that they intend to propose amendments to the CCPA before it goes into effect, and it remains unclear what, if any, modifications will be made to this legislation or how it will be interpreted. The U.S. Congress may also pass a law to preempt all or part of the CCPA. As passed, the effects of the CCPA potentially are significant, however, and may require us to modify our data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply. There currently are a number of proposals related to data privacy or security pending before federal, state, and foreign legislative and regulatory bodies. For example, the European Union is contemplating the adoption of the Regulation on Privacy and Electronic Communications, which is expected to take effect in 2019, that would govern data privacy and the protection of personal data in electronic communications, in particular for direct marketing purposes. Efforts to comply with these and other data privacy and security restrictions that may be enacted could require us to modify our data processing practices and policies and increase the cost of our operations. Failure to comply with such restrictions could subject us to criminal and civil sanctions and other penalties. In part due to the uncertainty of the legal climate, complying with regulations, and any applicable rules or guidance from self-regulatory organizations relating to privacy, data protection, information security and consumer protection, may result in substantial costs and may necessitate changes to our business practices, which may compromise our growth strategy, adversely affect our ability to attract or retain players, and otherwise adversely affect our business, financial condition and operating results.

              Any failure or perceived failure by us to comply with our posted privacy policies, our privacy-related obligations to players or other third parties, or any other legal obligations or regulatory requirements relating to privacy, data protection, or information security may result in governmental investigations or enforcement actions, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our players to lose trust in us, and otherwise materially and adversely affect our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to us may limit the adoption and use of, and reduce the overall demand for, our games. Additionally, if third parties we work with violate applicable laws, regulations, or agreements, such violations may put our players' data at risk, could result in governmental investigations or enforcement actions, fines, litigation, claims or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our players to lose trust in us and otherwise materially and adversely affect our reputation and business. Further, public scrutiny of, or complaints about, technology companies or their data handling or data protection practices, even if unrelated to our business, industry or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks.

We rely on the ability to use the intellectual property rights of Scientific Games and other third parties, including the third-party intellectual property rights licensed to Scientific Games that we have enjoyed as an indirect subsidiary of Scientific Games, and we may lose the benefit of any intellectual property owned by or licensed to Scientific Games if it ceases to hold certain minimum percentages of the voting power in our company.

              Substantially all of our games rely on products, technologies and other intellectual property that are licensed from Scientific Games and other third parties. Since September 2016, we have been party to an intercompany license agreement with Scientific Games pursuant to which we receive the right to use certain patents, brands, trademarks and other intellectual property owned by or licensed to Scientific Games. In addition, as an indirect subsidiary of Scientific Games, we benefit from intellectual property licensed to Scientific Games for the benefit of it and its subsidiaries. Under the IP License Agreement and as a subsidiary of Scientific Games following the Transactions, we expect, but cannot guarantee that we will be able to continue to receive those rights on favorable or reasonable terms, and licensors may have approval rights over any future sublicenses by Scientific Games. In addition, if Scientific Games ceases to hold at least 50% of the voting power in our company, or such other percentage required by a specific license, we may lose the benefit of any intellectual property owned by or licensed to Scientific Games and licensed to us under the IP License Agreement, including any intellectual property that we develop, to the extent it is an improvement, enhancement, modification, or derivative work of any intellectual property licensed to us under the IP License Agreement. Further, we may also lose the benefit of any intellectual property licensed to Scientific Games for the benefit of it or its subsidiaries. We have little control over future amendments or renewals of third-party licenses to which we are not a party, and such amendments and renewals may affect the ability of Scientific Games to sublicense such third-party intellectual property rights to us, or our ability to benefit directly from such intellectual property without a sublicense as a subsidiary of Scientific Games.

              The future success of our business will depend, in part, on our ability to obtain, retain or expand licenses for technologies and services in a competitive market. We cannot assure that these third-party licenses, including the IP License Agreement, or support for such licensed technologies and services, will continue to be available to us on commercially reasonable terms, if at all. In the event that we lose the benefit of, or cannot renew and/or expand existing licenses, we may be required to discontinue or limit our use of the technologies and services that include or incorporate the licensed intellectual property. In addition, while we are controlled by Scientific Games, we may not have the leverage to negotiate amendments to the IP License Agreement, if required, on terms as favorable to us as those we would negotiate with an unaffiliated third party.

              Some of our license agreements contain minimum guaranteed royalty payments to the third party, and other agreements are sublicenses where such payment obligations are passed on to us by the sublicensor, including under the IP License Agreement. If we are unable to generate sufficient revenue to offset the minimum guaranteed royalty payments, it could have a material adverse effect on our results of operations, cash flows and financial condition. Our license agreements, including both direct licenses and sublicensing arrangements, typically contain customary restrictions on our ability to use or transfer the licensed rights, including in connection with certain strategic transactions, such as a change of control of the licensee. Although we believe that we are complying with our obligations under these license agreements and do not believe them to be in jeopardy of being terminated, we cannot assure that any or all of these license agreements in fact will remain in effect. Under certain of these agreements, the licensor has the right to audit our use of their intellectual property. Disputes with licensors over uses or terms could result in the payment of additional royalties or penalties by us, cancellation or non-renewal of the underlying license or litigation.

Our business depends on the protection of our proprietary information and our owned and licensed intellectual property.

              We believe that our success depends, in part, on protecting our owned and licensed intellectual property in the U.S. and in foreign countries. Our intellectual property includes certain trademarks and copyrights relating to our games, and proprietary or confidential information that is not subject to formal intellectual property protection. Intellectual property that is significant to our business is owned by Scientific Games and other third parties. Our success may depend, in part, on our and our licensors' ability to protect the trademarks, trade dress, names, logos or symbols under which we market our games and to obtain and maintain patent, copyright and other intellectual property protection for the technologies, designs, software and innovations used in our games and our business. We cannot assure that we will be able to build and maintain consumer value in our trademarks, copyrights or other intellectual property protection in our technologies, designs, software and innovations or that any patent, trademark, copyright or other intellectual property right will provide us with competitive advantages.

              We also rely on trade secrets and proprietary knowledge. We enter into confidentiality agreements with our employees and independent contractors regarding our trade secrets and proprietary information, but we cannot assure that the obligation to maintain the confidentiality of our trade secrets and proprietary information will be honored.

              In the future we may make, claims of infringement against third parties, or make claims that third-party intellectual property rights are invalid or unenforceable. These claims could:

  •
  cause us to incur greater costs and expenses in the protection of our intellectual property;

  •
  potentially negatively impact our intellectual property rights, for example, by causing one or more of our intellectual property rights to be ruled or rendered unenforceable or invalid; or

  •
  divert management's attention and our resources.

The intellectual property rights of others may prevent us from developing new games, entering new markets or may expose us to liability or costly litigation.

              Our success depends in part on our ability to continually adapt our games to incorporate new technologies and to expand into markets that may be created by new technologies. If technologies are protected by the intellectual property rights of our competitors or other third parties, we may be prevented from introducing games based on these technologies or expanding into markets created by these technologies.

              We cannot assure that our business activities and games will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us. A successful claim of infringement by a third party against us, our games or one of our licensees in connection with the use of our technologies, or an unsuccessful claim of infringement made by us against a third party or its products or games, could adversely affect our business or cause us financial harm. Any such claim and any resulting litigation, should it occur, could:

  •
  be expensive and time-consuming to defend or require us to pay significant amounts in damages;

  •
  result in invalidation of our proprietary rights or render our proprietary rights unenforceable;

  •
  cause us to cease making, licensing or using games that incorporate the intellectual property;

  •
  require us to redesign, reengineer or rebrand our games or limit our ability to bring new games to the market in the future;

  •
  require us to enter into costly or burdensome royalty, licensing or settlement agreements in order to obtain the right to use a product or process;

  •
  impact the commercial viability of the games that are the subject of the claim during the pendency of such claim; or

  •
  require us to stop selling the infringing games.

Our success depends on the security and integrity of the games we offer, and security breaches or other disruptions could compromise our information or the information of our players and expose us to liability, which would cause our business and reputation to suffer.

              We believe that our success depends, in large part, on providing secure games to our players. Our business sometimes involves the storage, processing and transmission of players' proprietary, confidential and personal information. We also maintain certain other proprietary and confidential information relating to our business and personal information of our personnel. Despite our security measures, our games may be vulnerable to attacks by hackers, players, vendors or employees or breached due to malfeasance or other disruptions. Any security breach or incident that we experience could result in unauthorized access to, misuse of, or unauthorized acquisition of our or our players' data, the loss, corruption or alteration of this data, interruptions in our operations, or damage to our computers or systems or those of our players or third-party platforms. Any of these could expose us to claims, litigation, fines and potential liability.

              An increasing number of online services have disclosed security breaches, some of which have involved sophisticated and highly targeted attacks on portions of their services. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not foreseeable or recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, public perception of the effectiveness of our security measures and brand could be harmed, and we could lose players. Data security breaches and other data security incidents may also result from non-technical means, for example, actions by employees or contractors. Any compromise of our security could result in a violation of applicable privacy and other laws, regulatory or other governmental investigations, enforcement actions, and legal and financial exposure, including potential contractual liability that is not always limited to the amounts covered by our insurance. Any such compromise could also result in damage to our reputation and a loss of confidence in our security measures. Any of these effects could have a material adverse impact on our results of operations, cash flows and financial condition.

              Our ability to prevent anomalies and monitor and ensure the quality and integrity of our games and software is periodically reviewed and enhanced, but may not be sufficient to prevent future attacks, breaches or disruptions. Similarly, we regularly assess the adequacy of our security systems, including the security of our games and software to protect against any material loss to any of our players and the integrity of our games to players. However, we cannot assure that our business will not be affected by a security breach or lapse.

If we sustain cyber-attacks or other privacy or data security incidents that result in security breaches, we could suffer a loss of sales and increased costs, exposure to significant liability, reputational harm and other negative consequences.

              Our information technology may be subject to cyber-attacks, viruses, malicious software, break-ins, theft, computer hacking, employee error or malfeasance or other security breaches. Hackers and data thieves are increasingly sophisticated and operate large-scale and complex automated attacks. Experienced computer programmers and hackers may be able to penetrate our security controls and misappropriate or compromise sensitive personal, proprietary or confidential information, create system disruptions or cause shutdowns. They also may be able to develop and deploy malicious software programs that attack our systems or otherwise exploit any security vulnerabilities. Our systems and the data stored on those systems may also be vulnerable to security incidents or security attacks, acts of vandalism or theft, coordinated attacks by activist entities, misplaced or lost data, human errors, or other similar events that could negatively affect our systems and the data stored on those systems, and the data of our business partners. Further, third parties, such as hosted solution providers, that provide services to the Company, could also be a source of security risks in the event of a failure of their own security systems and infrastructure.

              The costs to eliminate or address the foregoing security threats and vulnerabilities before or after a cyber incident could be significant. Our remediation efforts may not be successful and could result in interruptions, delays or cessation of service, and loss of existing or potential suppliers or players. As threats related to cyber-attacks develop and grow, we may also find it necessary to make further investments to protect our data and infrastructure, which may impact our results of operations. Although we have insurance coverage for protecting against cyber-attacks, it may not be sufficient to cover all possible claims, and we may suffer losses that could have a material adverse effect on our business. We could also be negatively impacted by existing and proposed U.S. and non-U.S. laws and regulations, and government policies and practices related to cybersecurity, data privacy, data localization and data protection.

We rely on information technology and other systems, and any failures in our systems or errors, defects or disruptions in our games could diminish our brand and reputation, subject us to liability and could disrupt our business and adversely impact our results.

              We rely on information technology systems that are important to the operation of our business, some of which are managed by third parties. These third parties are typically under no obligation to renew agreements and there is no guarantee that we will be able to renew these agreements on commercially reasonable terms, or at all. These systems are used to process, transmit and store electronic information, to manage and support our business operations and to maintain internal control over our financial reporting. In addition, we collect and store certain data, including proprietary business information, and may have access to confidential or personal information in certain of our businesses that is subject to privacy and security laws, and regulations. We could encounter difficulties in developing new systems, maintaining and upgrading current systems and preventing security breaches. Among other things, our systems are susceptible to damage, outages, disruptions or shutdowns due to fire, floods, power loss, break-ins, cyber-attacks, network penetration, denial of service attacks and similar events. Any failures in our computer systems or telecommunications services could affect our ability to operate our games or otherwise conduct business.

              A meaningful portion of our game traffic is hosted by third-party data centers, such as Amazon Web Services, or AWS. Such third parties provide us with computing and storage capacity, and AWS is under no obligation to renew the agreements related to these services with us on commercially reasonable terms or at all. If we are unable to renew these agreements on commercially reasonable terms, or if one of our data center operators is acquired, we may be required to transfer our servers and other infrastructure to new data center facilities and we may incur significant costs and possible lengthy service interruptions in connection with doing so, potentially causing harm to our reputation. If a game is unavailable or operates more slowly than anticipated when a player attempts to access it, that player may stop playing the game and be less likely to return to the game.

              Portions of our information technology infrastructure, including those operated by third parties, may experience interruptions, delays or cessations of service or produce errors in connection with systems integration or migration work that takes place from time to time. We may not be successful in implementing new systems and transitioning data, which could cause business disruptions and be more expensive, time-consuming, disruptive and resource-intensive. We have no control over third parties that provide services to us and those parties could suffer problems or make decisions adverse to our business. We have contingency plans in place to prevent or mitigate the impact of these events. However, such disruptions could materially and adversely impact our ability to deliver games to players and interrupt other processes. If our information systems do not allow us to transmit accurate information, even for a short period of time, to key decision makers, the ability to manage our business could be disrupted and our results of operations, cash flows and financial condition could be materially and adversely affected. Failure to properly or adequately address these issues could impact our ability to perform necessary business operations, which could materially and adversely affect our reputation, competitive position, results of operations, cash flows and financial condition.

              Substantially all of our games rely on data transferred over the internet, including wireless internet. Access to the internet in a timely fashion is necessary to provide a satisfactory player experience to the players of our games. Third parties, such as telecommunications companies, could prevent access to the internet or limit the speed of our data transmissions, with or without reason, causing an adverse impact on our player experience that may materially and adversely affect our reputation, competitive position, results of operations, cash flows and financial condition. In addition, telecommunications companies may implement certain measures, such as increased cost or restrictions based on the type or amount of data transmitted, that would impact consumers' ability to access our games, which could materially and adversely affect our reputation, competitive position, results of operations, cash flows and financial condition. Furthermore, internet penetration may be adversely affected by difficult global economic conditions or the cancellation of government programs to expand broadband access.

Our games and other software applications and systems, and the third-party platforms upon which they are made available could contain undetected errors.

              Our games and other software applications and systems, as well as the third-party platforms upon which they are made available, could contain undetected errors that could adversely affect the performance of our games. For example, these errors could prevent the player from making in-app purchases of virtual coins, which could harm our operating results. They could also harm the overall game-playing experience for our players, which could cause players to reduce their playing time or in game purchases, discontinue playing our games altogether, or not recommend our games to other players. Such errors could also result in our games being non-compliant with applicable laws or create legal liability for us. Resolving such errors could disrupt our operations, cause us to divert resources from other projects, or harm our operating results.

Some of our players may obtain virtual currency used in, or otherwise alter the intended game play of, our games through hacking or other unauthorized methods, resulting in a negative impact to our revenue.

              Unauthorized operators may develop "hacks" that enable players to alter the intended game play or obtain unfair advantages in our games. For example, although we do not permit the exchange of virtual currency between accounts or with third parties, it is possible that unauthorized operators could offer "hacks" that allow players to obtain virtual currency through unauthorized methods, potentially having a negative impact on the amount of revenue we collect from players. We could change our business model and allow authorized trading in the future, which could result in additional opportunities for players to obtain virtual currency for use in our games through unauthorized methods.

              Additionally, unrelated third parties may attempt to scam our players with fake offers for virtual currency or other game benefits. These scams may harm the experience of our players, disrupt the virtual economies of our games and reduce the demand for virtual currency, which may result in increased costs to combat such programs and scams, a loss of revenue from the sale of virtual currency and a loss of players.

We may use open source software in a manner that could be harmful to our business.

              We use open source software in connection with our technology and games. The original developers of the open source code provide no warranties on such code. Moreover, some open source software licenses require players who distribute open source software as part of their proprietary software to publicly disclose all or part of the source code to such software and/or make available any derivative works of the open source code on unfavorable terms or at no cost. We try to use open source software in a manner that will not require the disclosure of the source code to our proprietary software or prevent us from charging fees to our players for use of our proprietary software. However, we cannot guarantee that these efforts will be successful, and thus, there is a risk that the use of such open source code may ultimately preclude us from charging fees for the use of certain software, require us to replace certain code used in our games, pay a royalty to use some open source code, make the source code of our games publicly available or discontinue certain games. Our results of operations, cash flows and financial condition could be adversely affected by any of the above requirements.

Our inability to complete acquisitions and integrate those businesses successfully could limit our growth or disrupt our plans and operations.

              From time to time, we pursue strategic acquisitions, such as our acquisition of Spicerack in April 2017. Our ability to succeed in implementing our strategy will depend to some degree upon our ability to identify and complete commercially viable acquisitions. We cannot assure that acquisition opportunities will be available on acceptable terms or at all, or that we will be able to obtain necessary financing or regulatory approvals to complete potential acquisitions.

              We may not be able to successfully integrate any businesses that we acquire or do so within the intended timeframes. We could face significant challenges in managing and integrating our acquisitions and our combined operations, including acquired assets, operations and personnel. In addition, the expected cost synergies associated with such acquisitions may not be fully realized in the anticipated amounts or within the contemplated timeframes or cost expectations, which could result in increased costs and have an adverse effect on our prospects, results of operations, cash flows and financial condition. We would expect to incur incremental costs and capital expenditures related to integration activities.

              Acquisition transactions may disrupt our ongoing business. The integration of acquisitions would require significant time and focus from management and might divert attention from the day-to-day operations of the combined business or delay the achievement of our strategic objectives.

Failure in pursuing or executing new business initiatives could have a material adverse impact on our business and future growth.

              Our growth strategy includes evaluating, considering and effectively executing new business initiatives, such as hypercasual games, which can be difficult. Management may not properly ascertain or assess the risks of new initiatives, and subsequent events may alter the risks that were evaluated at the time we decided to execute any new initiative. In particular, initiatives such as hypercasual gaming are subject to intense competition due to low barriers to entry and the difficulty of differentiating games through intellectual property. Entering into any new initiative can also divert our management's attention from other business issues and opportunities. Failure to effectively identify, pursue and execute new business initiatives, may adversely affect our reputation, business, financial condition and results of operations.

Our business may suffer if we do not successfully manage our current and potential future growth.

              We have grown significantly in recent years and we intend to continue to expand the scope and geographic reach of the games we provide. Our total revenue increased to $416.2 million in 2018, from $361.4 million in 2017 and $274.6 million in 2016. Our anticipated future growth will likely place significant demands on our management and operations. Our success in managing our growth will depend, to a significant degree, on the ability of our executive officers and other members of senior management to operate effectively, and on our ability to improve and develop our financial and management information systems, controls and procedures. In addition, we will likely have to successfully adapt our existing systems and introduce new systems, expand, train and manage our employees and improve and expand our sales and marketing capabilities.

              If we are unable to properly and prudently manage our operations as they continue to grow, or if the quality of our games deteriorates due to mismanagement, our brand name and reputation could be severely harmed, and our business, prospects, financial condition and results of operations could be adversely affected.

The Revolver we will enter into in connection with this offering imposes certain restrictions that may affect our ability to operate our business and make payments on our indebtedness.

              In connection with this offering, we plan to enter into the Revolver, which will contain covenants that, among other things, will restrict our ability to incur additional indebtedness; incur liens; sell, transfer or dispose of property and assets; invest; make dividends or distributions or other restricted payments and engage in affiliate transactions. In addition, we will be required to maintain a maximum total net leverage ratio not to exceed        :1.00 and maintain a minimum fixed charge coverage ratio of no less than        :1.00. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility." The Revolver will limit our ability to make certain payments, including dividends or distributions on SciPlay Parent LLC's equity and other restricted payments, provided, however, that payments in respect of certain tax distributions under the SciPlay Parent LLC Agreement and certain payments under the TRA will be permitted, and payments to SciPlay Parent LLC's direct or indirect parent made on or prior to the closing date of the Revolver in an amount not to exceed the net cash proceeds of this offering are permitted, among other customary exceptions.

              Moreover, the new Revolver will require us to dedicate a portion of our cash flow from operations to interest payments, thereby reducing the availability of cash flow to fund working capital, capital expenditures and other general corporate purposes; increasing our vulnerability to adverse general economic, industry or competitive developments or conditions; and limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate or in pursuing our strategic objectives.

We may be exposed to the risk of increased interest rates.

              The Revolver we plan to enter into in connection with this offering has variable rates of interest, some of which use the London Inter-Bank Offered Rate, or LIBOR, as a benchmark. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility." Accordingly, we may face increased rates over time. There is currently uncertainty regarding the continued use and reliability of LIBOR, and any financial instruments or agreements using LIBOR as a benchmark interest rate may be adversely affected. This uncertainty about the future of LIBOR and the potential discontinuance of LIBOR may exacerbate the risk to us of increased interest rates, and our business, prospects, financial condition and results of operations could be materially and adversely affected.

We may require additional capital to meet our financial obligations and support business growth, and this capital may not be available on acceptable terms or at all.

              Based on our current plans and market conditions, we believe that cash flows generated from our operations, the proceeds from this offering and borrowing capacity under the Revolver will be sufficient to satisfy our anticipated cash requirements in the ordinary course of business for the foreseeable future. However, we intend to continue to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new games and features or enhance our existing games, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings in addition to our Revolver to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Class A common stock. Any debt financing we secure in the future could include restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be harmed.

We track certain performance metrics with internal and third-party tools and do not independently verify such metrics. Certain of our performance metrics are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and adversely affect our business.

              We track certain performance metrics, including the number of active and paying players of our games. Our performance metrics tools have a number of limitations and our methodologies for tracking these metrics may change over time, which could result in unexpected changes to our metrics, including the metrics we report. If the internal tools we use to track these metrics undercount or over count performance or contain algorithm or other technical errors, the data we report may not be accurate. In addition, limitations or errors with respect to how we measure data (or the data that we measure) may affect our understanding of certain details of our business, which could affect our longer-term strategies. Furthermore, our performance metrics may be perceived as unreliable or inaccurate by players, analysts or business partners. If our performance metrics are not accurate representations of our business, player base or traffic levels, if we discover material inaccuracies in our metrics or if the metrics we rely on to track our performance do not provide an accurate measurement of our business, our reputation may be harmed and our business, prospects, financial condition and results of operations could be materially and adversely affected.

Our results of operations fluctuate due to seasonality and other factors and, therefore, our periodic operating results are not guarantees of future performance.

              Our results of operations can fluctuate due to seasonal trends and other factors. Player activity is generally slower in the second and third quarters of the year, particularly during the summer months. Certain other seasonal trends and factors that may cause our results to fluctuate include:

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  the geographies where we operate;

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  holiday and vacation seasons;

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  climate and weather;

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  economic and political conditions; and

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  timing of the release of new games.

In light of the foregoing, results for any quarter are not necessarily indicative of the results that may be achieved in another quarter or for the full fiscal year. We cannot assure that the seasonal trends and other factors that have impacted our historical results will repeat in future periods as we cannot influence or forecast many of these factors.

We rely on skilled employees with creative and technical backgrounds.

              We rely on our highly skilled, technically trained and creative employees to develop new technologies and create innovative games. Such employees, particularly game designers, engineers and project managers with desirable skill sets are in high demand, and we devote significant resources to identifying, hiring, training, successfully integrating and retaining these employees. A lack of skilled technical workers could delay or negatively impact our business plans, ability to compete, results of operations, cash flows and financial condition.

Our results of operations, cash flows and financial condition could be affected by natural events in the locations in which we or our key providers or suppliers operate.

              We may be impacted by severe weather and other geological events, including hurricanes, earthquakes, floods or tsunamis that could disrupt our operations or the operations of our key providers or suppliers. Natural disasters or other disruptions at any of our facilities or our key providers' or suppliers' facilities, such as AWS, Apple, Google, Facebook and Amazon may impair the operation, development or provision of our games. While we insure against certain business interruption risks, we cannot assure that such insurance will compensate us for any losses incurred as a result of natural or other disasters. Any serious disruption to our operations, or those of our key providers or suppliers could have a material adverse effect on our results of operations, cash flows and financial condition.

Our foreign operations expose us to business and legal risks.

              We generate a portion of our revenue from operations outside of the U.S. For the years ended December 31, 2018 and 2017, we derived approximately 8.6% and 9.4%, respectively, of our revenue from sales to players outside of the U.S. We also have significant operations, including game development operations, in Israel.

              Our operations in foreign jurisdictions may subject us to additional risks customarily associated with such operations, including: the complexity of foreign laws, regulations and markets; the uncertainty of enforcement of remedies in foreign jurisdictions; the effect of currency exchange rate fluctuations; the impact of foreign labor laws and disputes; the ability to attract and retain key personnel in foreign jurisdictions; the economic, tax and regulatory policies of local governments; compliance with applicable anti-money laundering, anti-bribery and anti-corruption laws, including the Foreign Corrupt Practices Act and other anti-corruption laws that generally prohibit U.S. persons and companies and their agents from offering, promising, authorizing or making improper payments to foreign government officials for the purpose of obtaining or retaining business; and compliance with applicable sanctions regimes regarding dealings with certain persons or countries. Certain of these laws also contain provisions that require accurate record keeping and further require companies to devise and maintain an adequate system of internal accounting controls. Although we have policies and controls in place that are designed to ensure compliance with these laws, if those controls are ineffective or an employee or intermediary fails to comply with the applicable regulations, we may be subject to criminal and civil sanctions and other penalties. Any such violation could disrupt our business and adversely affect our reputation, results of operations, cash flows and financial condition. In addition, our international business operations could be interrupted and negatively affected by terrorist activity, political unrest or other economic or political uncertainties. Moreover, foreign jurisdictions could impose tariffs, quotas, trade barriers and other similar restrictions on our international sales.

              Further, our ability to expand successfully in foreign jurisdictions involves other risks, including difficulties in integrating foreign operations, risks associated with entering jurisdictions in which we may have little experience and the day-to-day management of a growing and increasingly geographically diverse company. We may not realize the operating efficiencies, competitive advantages or financial results that we anticipate from our investments in foreign jurisdictions.

Changes in tax laws or tax rulings, or the examination of our tax positions, could materially affect our financial condition and results of operations.

              Tax laws are dynamic and subject to change as new laws are passed and new interpretations of the law are issued or applied. Our existing corporate structure and intercompany arrangements have been implemented in a manner we believe is in compliance with current prevailing tax laws. However, the tax benefits that we intend to eventually derive could be undermined due to changing tax laws. In addition, the taxing authorities in the U.S. and other jurisdictions where we do business regularly examine income and other tax returns and we expect that they may examine our income and other tax returns. The ultimate outcome of these examinations cannot be predicted with certainty.

The recent comprehensive tax reform in the U.S. could adversely affect our business and financial condition.

              The U.S. enacted comprehensive tax legislation that includes significant changes to the taxation of business entities. These changes include, among others, (i) a permanent reduction to the corporate income tax rate, (ii) a partial limitation on the deductibility of business interest expense, (iii) a shift of the U.S. taxation of multinational corporations from a tax on worldwide income to a territorial system (along with certain rules designed to prevent erosion of the U.S. income tax base) and (iv) a one-time tax on accumulated offshore earnings held in cash and cash equivalents and illiquid assets, with the latter taxed at a lower rate. Because these tax law changes are relatively new, we are still evaluating the impact they may have on our business and results of operations in the future, and although at this time we do not expect that the changes will have an overall significant adverse impact on our business and financial condition, we cannot assure you that our business and results of operations will not be adversely affected by these new laws.

Legal proceedings may materially adversely affect our business and our results of operations, cash flows and financial condition.

              We have been party to, are currently party to, and in the future may become subject to additional, legal proceedings in the operation of our business, including, but not limited to, with respect to consumer protection, gambling related matters, employee matters, alleged service and system malfunctions, alleged intellectual property infringement and claims relating to our contracts, licenses and strategic investments.

              For example, in a recent case, the United States Court of Appeals for the Ninth Circuit held that a plaintiff had stated a cognizable putative class action claim that a social casino game, Big Fish Casino, which is produced by one of our competitors, falls within Washington State's statutory definition of an illegal gambling game, and the Ninth Circuit accordingly remanded the case to the federal district court for further proceedings on plaintiff's claim. In April 2018, a putative class action lawsuit, Sheryl Fife v. Scientific Games Corp., was filed against our parent, Scientific Games Corporation, in federal district court that is directed against certain of our social casino games, including Jackpot Party Casino. The plaintiff alleges substantially the same causes of action against our social casino games that are alleged with respect to Big Fish Casino, including the allegation that our social casino games violate Washington State gambling laws. In December 2018, the federal district court assigned to the litigation denied Scientific Games Corporation's motion to dismiss the plaintiff's complaint. In January 2019, Scientific Games Corporation filed its answer and affirmative defenses to the putative class action complaint. See "Business—Legal Proceedings." We may incur significant expense defending this lawsuit or any other lawsuit to which we may be a party. Although the case was brought against Scientific Games Corporation, pursuant to the Intercompany Services Agreement, we would expect to cover or contribute to any damage awards due to the matter arising as a result of our business. If the plaintiff were to obtain a judgment in her favor in this lawsuit, then our results in Washington could be negatively impacted, and we could be restricted from operating social casino games in Washington. Additional legal proceedings targeting our social casino games and claiming violations of state or federal laws also could occur, based on the unique and particular laws of each jurisdiction. We cannot predict the likelihood, timing or scope of the consequences of such an outcome, or the outcome of any other legal proceedings to which we may be a party, any of which could have a material adverse effect on our results of operations, cash flows or financial condition.

Our insurance may not provide adequate levels of coverage against claims.

              We believe that we maintain insurance customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Moreover, any loss incurred could exceed policy limits and policy payments made to us may not be made on a timely basis. Such losses could adversely affect our business prospects, results of operations, cash flows and financial condition.

Risks Related to Our Relationship with Scientific Games

Scientific Games controls the direction of our business, and the concentrated ownership of our common stock will prevent you and other stockholders from influencing significant decisions.

              Following the completion of this offering, Scientific Games will, through its indirect wholly owned subsidiaries, the SG Members, continue to control shares representing a majority of our combined voting power. Immediately after this offering, the SG Members will own all of our outstanding Class B common stock, which will represent approximately        % of our total outstanding shares of common stock and approximately        % of the combined voting power of both classes of our outstanding common stock. On all matters submitted to a vote of our stockholders, our Class B common stock entitles its owners to ten votes per share (for so long as the number of shares of our common stock beneficially owned by the SG Members and their affiliates represents at least 10% of our outstanding shares of common stock and, thereafter, one vote per share), and our Class A common stock, which is the stock we are offering in this offering, entitles its owners to one vote per share. As long as Scientific Games continues to control shares representing a majority of our combined voting power, it will generally be able to determine the outcome of all corporate actions requiring stockholder approval, including the election of directors (unless supermajority approval of such matter is required by applicable law). Even if Scientific Games were to control less than a majority of our combined voting power, it may be able to influence the outcome of corporate actions so long as it owns a significant portion of our combined voting power. If Scientific Games does not cause the SG Members to dispose of their shares of our common stock, Scientific Games could retain control over us for an extended period of time or indefinitely.

              Investors in this offering will not be able to affect the outcome of any stockholder vote while Scientific Games controls the majority of our combined voting power (or, in the case of removal of directors, two-thirds of our combined voting power). Due to its ownership and rights under our articles of incorporation and our bylaws, Scientific Games will be able to control, indirectly through the SG Members and subject to applicable law (see "Certain Relationships and Related Party Transactions—Policies and Procedures for Related Person Transactions"), the composition of our board of directors, which in turn will be able to control all matters affecting us, including, among other things:

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  any determination with respect to our business direction and policies, including the appointment and removal of officers and, in the event of a vacancy on our board of directors, additional or replacement directors;

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  any determinations with respect to mergers, business combinations or disposition of assets;

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  determination of our management policies;

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  determination of the composition of the committees on our board of directors;

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  our financing policy;

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  our compensation and benefit programs and other human resources policy decisions;

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  termination of, changes to or determinations under our agreements with Scientific Games;

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  changes to any other agreements that may adversely affect us;

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  the payment of dividends on our Class A common stock; and

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  determinations with respect to our tax returns.

See "Description of Capital Stock."

              Because Scientific Games' interests may differ from ours or from those of our other stockholders, actions that Scientific Games takes with respect to us, as our controlling stockholder, may not be favorable to us or our other stockholders.

If Scientific Games causes the SG Members to sell a controlling interest in our company to a third party in a private transaction, you may not realize any change-of-control premium on shares of our Class A common stock, and we may become subject to the control of a presently unknown third party.

              Following the completion of this offering, Scientific Games will, through its indirect wholly owned subsidiaries, the SG Members, continue to hold approximately        % of our combined voting power. Scientific Games will have the ability, should it choose to do so, to cause the SG Members to sell some or all of their shares of our common stock and the LLC Interests the SG Members hold in a privately negotiated transaction, which, if sufficient in size, could result in a change of control of our company.

              The ability of Scientific Games to cause the SG Members to privately sell their shares of our common stock and the LLC Interests the SG Members hold, with no requirement for a concurrent offer to be made to acquire all of our shares that will be publicly traded hereafter, could prevent you from realizing any change-of-control premium on your shares of our common stock that may otherwise accrue to Scientific Games on its private sale of our common stock and the LLC Interests it holds. Additionally, if Scientific Games causes the SG Members to privately sell shares representing a significant portion of our common stock, we may become subject to the control of a presently unknown third party. Such third party may have conflicts of interest with those of other stockholders. In addition, if Scientific Games causes the SG Members to sell a controlling interest in our company to a third party, any debt financing we secure in the future may be subject to acceleration, Scientific Games may terminate the Intercompany Services Agreement, the IP License Agreement and other arrangements, and our other relationships and agreements, including our license agreements, could be impacted, all of which may adversely affect our ability to run our business as described herein and may have a material adverse effect on our results of operations, cash flows and financial condition.

Scientific Games' interests may conflict with our interests and the interests of our stockholders. Conflicts of interest between Scientific Games and us could be resolved in a manner unfavorable to us and our public stockholders.

              Various conflicts of interest between us and Scientific Games could arise. Ownership interests of directors or officers of Scientific Games in our common stock and ownership interests of our directors and officers in the stock of Scientific Games, or a person's service either as a director or officer of both companies, could create or appear to create potential conflicts of interest when those directors and officers are faced with decisions relating to our company. These decisions could include:

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  corporate opportunities;

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  the impact that operating decisions for our business may have on Scientific Games' consolidated financial statements;

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  differences in tax positions between Scientific Games and us, especially in light of the TRA (see "Risks Related to Our Organizational Structure and the Tax Receivable Agreement");

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  the impact that operating or capital decisions (including the incurrence of indebtedness) for our business may have on Scientific Games' current or future indebtedness or the covenants under that indebtedness;

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  future, potential commercial arrangements between Scientific Games and us or between Scientific Games and third parties;

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  business combinations involving us;

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  our dividend policy;

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  management stock ownership; and

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  the intercompany agreements between Scientific Games and us.

              Furthermore, disputes may arise between Scientific Games and us relating to our past and ongoing relationship and these potential conflicts of interest may make it more difficult for us to favorably resolve such disputes, including those related to:

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  tax, employee benefits, indemnification and other matters arising from this offering;

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  the nature, quality and pricing of services Scientific Games agrees to provide to us;

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  sales or other disposals by the SG Members of all or a portion of their ownership interests in SciPlay Parent LLC or us; and

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  business combinations involving us.

              We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated party. While we are controlled by Scientific Games, we may not have the leverage to negotiate amendments to our agreements with Scientific Games, if required, on terms as favorable to us as those we would negotiate with an unaffiliated third party.

Certain of our directors may have actual or potential conflicts of interest because of their positions with Scientific Games or MacAndrews & Forbes Incorporated.

              Following this offering, we expect that Barry L. Cottle, Frances F. Townsend and M. Mendel Pinson will be appointed to our board of directors and retain their positions, as applicable, with Scientific Games or MacAndrews & Forbes Incorporated, or MacAndrews & Forbes, as applicable. In addition, such individuals may own Scientific Games common stock, options to purchase Scientific Games common stock or other Scientific Games equity awards. These individuals' holdings of Scientific Games' common stock, options to purchase Scientific Games common stock or other equity awards may be significant for some of these persons compared to these persons' total assets. Their positions at Scientific Games or at MacAndrews & Forbes, as applicable, and the ownership of any Scientific Games equity or equity awards creates, or may create the appearance of, conflicts of interest when these individuals are faced with decisions that could have different implications for Scientific Games or MacAndrews & Forbes than the decisions have for us.

Our articles of incorporation will limit Scientific Games' and its directors' and officers' liability to us or you for breach of fiduciary duty and could also prevent us from benefiting from corporate opportunities that might otherwise have been available to us.

              Our articles of incorporation will provide that, subject to any contractual provision to the contrary, Scientific Games will have no obligation to refrain from:

  •
  engaging in the same or similar business activities or lines of business as we do;

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  doing business with any of our clients, consumers, vendors or lessors;

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  employing or otherwise engaging any of our officers or employees; or

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  making investments in any property in which we may make investments.

              Under our articles of incorporation, neither Scientific Games nor any officer or director of Scientific Games, except as provided in our articles of incorporation, will be liable to us or to our stockholders for breach of any fiduciary duty by reason of any of these activities.

              Additionally, our articles of incorporation will include a "corporate opportunity" provision in which we renounce any interests or expectancy in corporate opportunities which become known to (i) any of our directors or officers who are also directors, officers, employees or other affiliates of

Scientific Games or its affiliates (except that we and our subsidiaries shall not be deemed affiliates of Scientific Games or its affiliates for the purposes of the provision), or dual persons, or (ii) Scientific Games itself, and which relate to the business of Scientific Games or may constitute a corporate opportunity for both Scientific Games and us. Generally, neither Scientific Games nor our directors or officers who are also dual persons will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such person pursues or acquires any corporate opportunity for the account of Scientific Games or its affiliates, directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to Scientific Games or its affiliates, or does not communicate information regarding such corporate opportunity to us. The corporate opportunity provision may exacerbate conflicts of interest between Scientific Games and us because the provision effectively permits one of our directors or officers who also serves as a director, officer, employee or other affiliate of Scientific Games to choose to direct a corporate opportunity to Scientific Games instead of us.

              Scientific Games will not be restricted from competing with us in the social gaming business, including as a result of acquiring a company that operates a social gaming business. Due to the significant resources of Scientific Games, including its intellectual property (all of which Scientific Games will retain and certain of which it will license to us under the IP License Agreement), financial resources, name recognition and know-how resulting from the previous management of our business, Scientific Games could have a significant competitive advantage over us should it decide to utilize these resources to engage in the type of business we conduct, which may cause our operating results and financial condition to be materially adversely affected.

Third parties may seek to hold us responsible for liabilities of Scientific Games, which could result in a decrease in our income.

              Third parties may seek to hold us responsible for Scientific Games' liabilities. If those liabilities are significant and we are ultimately held liable for them, we cannot assure that we will be able to recover the full amount of our losses from Scientific Games.

We will be a "controlled company" within the meaning of the NASDAQ rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements.

              Upon completion of this offering, Scientific Games will continue to control a majority of our combined voting power. As a result, we will be a "controlled company" within the meaning of the corporate governance standards of the NASDAQ rules. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance requirements, including:

  •
  the requirement that a majority of its board of directors consist of independent directors;

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  the requirement that its director nominations be made, or recommended to the full board of directors, by its independent directors or by a nominations committee that is comprised entirely of independent directors and that it adopt a written charter or board resolution addressing the nominations process; and

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  the requirement that it have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities.

              Following this offering, we intend to rely on all of these exemptions. As a result, we will not have a majority of independent directors, our compensation committee will not consist entirely of independent directors and our directors will not be nominated or selected by independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NASDAQ rules.

MacAndrews & Forbes exerts significant influence over Scientific Games and may make decisions that conflict with the interests of other stockholders.

              As disclosed in a Form 4 filed with the SEC on December 31, 2018, MacAndrews & Forbes beneficially owned 36,050,736 shares of Scientific Games' then outstanding common stock, or approximately 39.1% of its outstanding common stock as of February 22, 2019. Pursuant to a stockholders' agreement with Scientific Games, MacAndrews & Forbes is entitled to appoint up to four members of the board of directors of Scientific Games and certain actions of Scientific Games require the approval of MacAndrews & Forbes. As a result, MacAndrews & Forbes has the ability to exert significant influence over Scientific Games' business, and in turn our business, and may make decisions with which other stockholders of Scientific Games may disagree, including, among other things, delaying, discouraging or preventing a change of control of Scientific Games or a potential merger, consolidation, tender offer, takeover or other business combination involving Scientific Games or us.

We may not achieve some or all of the anticipated benefits of being a standalone public company.

              We may not be able to achieve all of the anticipated strategic and financial benefits expected as a result of being a standalone public company, or such benefits may be delayed or not occur at all. These anticipated benefits include the following:

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  allowing investors to evaluate the distinct merits, performance and future prospects of our business, independent of Scientific Games' other businesses;

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  improving our strategic and operational flexibility and increasing management focus as we continue to implement our strategic plan and allowing us to respond more effectively to different player needs and the competitive environment for our business;

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  allowing us to adopt a capital structure better suited to our financial profile and business needs, without competing for capital with Scientific Games' other businesses;

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  creating an independent equity structure that will facilitate our ability to effect future acquisitions utilizing our capital stock; and

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  facilitating incentive compensation arrangements for employees more directly tied to the performance of our business, and enhancing employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives of our business.

              We may not achieve the anticipated benefits of being a standalone public company for a variety of reasons, and it could adversely affect our operating results and financial condition.

We rely on our access to Scientific Games' brands and reputation, some of Scientific Games' relationships, and the brands and reputations of unaffiliated third parties.

              We believe the association with Scientific Games has contributed to our building relationships with our players due to its recognized brands and products, as well as resources such as Scientific Games' intellectual property and access to third parties' intellectual property. Any perceived loss of Scientific Games' scale, capital base and financial strength as a result of this offering, or any actual loss in the future, may prompt business partners to reprice, modify or terminate their relationships with us. In addition, Scientific Games' reduction of its ownership of our company may cause some of our existing agreements and licenses to be terminated. We cannot predict with certainty the effect that this offering will have on our business.

              For more detail regarding our reliance on access to intellectual property owned by Scientific Games, please see above the risk factor "We rely on the ability to use the intellectual property rights of Scientific Games and other third parties, including the third-party intellectual property rights licensed to Scientific Games that we have enjoyed as an indirect subsidiary of Scientific Games, and these rights are essential to our business."

              In addition, we believe that the success of certain of our games depends on the popularity of intellectual property or brands of third parties that are incorporated into their player experience. For example, the success of our MONOPOLY Slots game is based in part on the strength of the MONOPOLY brand, which is owned and managed by unaffiliated third parties. We cannot assure the continued popularity of any of the intellectual property or brands that are incorporated into our games, and a loss of such popularity may result in decreased interest in our games.

The services that we receive from Scientific Games may not be sufficient for us to operate our business, and we would likely incur significant incremental costs if we lost access to Scientific Games' services.

              Because we have not operated as an independent company, we have obtained, and will need to continue to obtain, services from Scientific Games relating to many important corporate functions under an intercompany services agreement. Our financial statements reflect charges for these services based on the intercompany services agreement we entered into in September 2016. Following this offering, many of these services will be governed by a revised Intercompany Services Agreement with Scientific Games. Under the Intercompany Services Agreement, we will be able to continue to use these Scientific Games services for a fixed term established on a service-by-service basis. We generally will have the right to terminate a service before its stated termination date if we give notice to Scientific Games. Partial reduction in the provision of any service will require Scientific Games' consent. In addition, either party will be able to terminate the Intercompany Services Agreement due to a material breach of the other party, upon prior written notice, subject to limited cure periods. We will pay Scientific Games mutually agreed-upon fees for these services, which will be based on Scientific Games' costs of providing the services.

              If we lost access to the services provided to us by Scientific Games under the Intercompany Services Agreement, we would need to replicate or replace certain functions, systems and infrastructure. We may also need to make investments or hire additional employees to operate without the same access to Scientific Games' existing operational and administrative infrastructure. These initiatives may be costly to implement. Due to the scope and complexity of the underlying projects relative to these efforts, the amount of total costs could be materially higher than our estimate, and the timing of the incurrence of these costs could be subject to change.

              We may not be able to replace these services or enter into appropriate third-party agreements on terms and conditions, including cost, comparable to those that we have received in the past and will continue to receive from Scientific Games under the Intercompany Services Agreement. Additionally, if the Intercompany Services Agreement is terminated, we may be unable to sustain the services at the same levels or obtain the same benefits as when we were receiving such services and benefits from Scientific Games. If we have to operate these functions separately, if we do not have our own adequate systems and business functions in place or if we are unable to obtain them from other providers, we may not be able to operate our business effectively or at comparable costs, and our profitability may decline. In addition, we have historically received informal support from Scientific Games, which may not be addressed in our Intercompany Services Agreement. The level of this informal support could diminish or be eliminated following this offering.

              While we are controlled by Scientific Games, we may not have the leverage to negotiate amendments to our agreements with Scientific Games, if required, on terms as favorable to us as those we would negotiate with an unaffiliated third party.

Our historical financial results and pro forma financial information are not necessarily representative of the results we would have achieved as a standalone company and may not be a reliable indicator of our future results.

              Our historical financial results included in this prospectus do not reflect the financial condition, results of operations or cash flows we would have achieved as a standalone company during the periods presented or those we will achieve in the future. This is primarily the result of the following factors:

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  our historical financial results reflect charges for certain support functions that are provided on a centralized basis within Scientific Games, such as expenses for business technology, facilities, legal, finance, human resources, business development, public affairs and procurement under a prior intercompany services agreement, and we will enter into a new Intercompany Services Agreement in connection with this offering;

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  our historical financial results reflect charges for the use of certain proprietary and third-party intellectual property licensed or sublicensed from Scientific Games under a prior intercompany intellectual property license agreement, and we will enter into a new IP License Agreement in connection with this offering;

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  our cost of potential future debt and our capital structure will be different from that reflected in our historical financial statements;

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  we will incur additional ongoing costs as a result of this offering, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act; and

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  this offering may have a material effect on our relationship with our players and our other business relationships, including supplier relationships.

              Our financial condition and future results of operations could be materially different from amounts reflected in our historical financial statements included elsewhere in this prospectus, so it may be difficult for investors to compare our future results to historical results or to evaluate our relative performance or trends in our business.

              Similarly, the pro forma financial information included in this prospectus includes adjustments based upon available information we believe to be reasonable. However, the assumptions may change and actual results may differ. In addition, we have not made pro forma adjustments to reflect changes that will occur in our cost structure, funding and operations as a result of our transition to becoming a public company, including any changes that may occur in our employee base, potential increased costs associated with reduced economies of scale and increased costs associated with being a publicly traded, standalone company.

We may have received better terms from unaffiliated third parties than the terms we will receive in our agreements with Scientific Games.

              The agreements that we will enter into with Scientific Games in connection with this offering, including the Intercompany Services Agreement, the IP License Agreement and the TRA, will have been prepared while we were still a wholly owned subsidiary of Scientific Games. While the covenants in Scientific Games' debt agreements require that those agreements be on terms that are not materially less favorable to Scientific Games than those that might reasonably have been obtained in comparable transaction at such time on an arm's-length basis from a party that is not its affiliate, the terms of those agreements may not reflect terms that would have resulted if we had negotiated such terms with an unaffiliated third party.

Risks Related to Our Organizational Structure and the Tax Receivable Agreement

Our sole material asset after the completion of this offering will be our interest in SciPlay Parent LLC, and, accordingly, we will depend on distributions from SciPlay Parent LLC to pay our taxes and expenses, including payments under the Tax Receivable Agreement. SciPlay Parent LLC's ability to make such distributions may be subject to various limitations and restrictions.

              Upon the consummation of this offering, we will be a holding company and will have no material assets other than our ownership of LLC Interests of SciPlay Parent LLC. As such, we will have no independent means of generating revenue or cash flow, and our ability to pay our taxes and operating expenses or declare and pay dividends in the future, if any, will be dependent upon the financial results and cash flows of SciPlay Parent LLC and its subsidiaries and distributions we receive from SciPlay Parent LLC. We cannot assure that our subsidiaries will generate sufficient cash flow to distribute funds to us or that applicable state law and contractual restrictions will permit such distributions.

              SciPlay Parent LLC will be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of LLC Interests, including us. Accordingly, we will incur income taxes on our allocable share of any net taxable income of SciPlay Parent LLC. Under the terms of the SciPlay Parent LLC Agreement, SciPlay Parent LLC will be obligated to make tax distributions to holders of LLC Interests, including us. In addition to tax expenses, we will also incur expenses related to our operations, including payments under the TRA, which we expect will be substantial. See "Certain Relationships and Related Party Transactions—The Transactions—Tax Receivable Agreement." We intend, as its sole manager, to cause SciPlay Parent LLC to make cash distributions to the owners of LLC Interests in an amount sufficient to (i) fund all or part of such members' tax obligations in respect of taxable income allocated to such members and (ii) cover our operating expenses, including ordinary course payments under the TRA. However, SciPlay Parent LLC's ability to make such distributions may be subject to various limitations and restrictions, such as restrictions on distributions that would either violate any contract or agreement to which SciPlay Parent LLC is then a party, or any applicable law, or that would have the effect of rendering SciPlay Parent LLC insolvent. Moreover, the terms governing certain secured indebtedness of SciPlay Holding LLC may prohibit SciPlay Parent LLC, as a guarantor of such secured indebtedness, from making distributions sufficient to allow us to make early termination payments under the TRA. If we do not have sufficient funds to pay tax or other liabilities or to fund our operations, we may have to borrow funds, which could materially adversely affect our liquidity and financial condition and subject us to various restrictions imposed by any such lenders. To the extent that we are unable to make payments under the TRA for any reason, the unpaid amounts will accrue interest until paid. Our failure to make any payment required under the TRA (including any accrued and unpaid interest) within 30 calendar days of the date on which the payment is required to be made will constitute a material breach of a material obligation under the TRA, which will terminate the TRA and accelerate future payments thereunder, unless the applicable payment is not made because (i) we are prohibited from making such payment under the terms of the TRA or the terms governing certain of our secured indebtedness or (ii) we do not have, and cannot use commercially reasonable efforts to obtain, sufficient funds to make such payment. Any late payments will continue to accrue interest at one-year LIBOR plus 500 basis points until such payments are made. It will also constitute a material breach of a material obligation under the TRA if we make a distribution of cash or other property (other than shares of our Class A common stock) to our stockholders or use cash or other property to repurchase any of our capital stock (including our Class A common stock), in each case while any outstanding payments under the TRA are unpaid. See "Certain Relationships and Related Party Transactions—The Transactions—Tax Receivable Agreement" and "Certain Relationships and Related Party Transactions—The Transactions—SciPlay Parent LLC Agreement—Distributions." In addition, if SciPlay Parent LLC does not have sufficient funds to make distributions, our ability to declare and pay cash dividends will also be restricted or impaired. See "—Risks Related to Ownership of Our Class A Common Stock" and "Dividend Policy."

The Tax Receivable Agreement with the SG Members requires us to make cash payments to the SG Members in respect of certain tax benefits to which we may become entitled, and we expect that the payments we will be required to make will be substantial.

              Upon the closing of this offering, we will be a party to the TRA with the SG Members and SciPlay Parent LLC. Under the TRA, we will be required to make cash payments to the SG Members equal to 85% of the tax benefits, if any, that we actually realize, or in certain circumstances are deemed to realize, as a result of (1) the increases in the tax basis of assets of SciPlay Parent LLC (a) in connection with this offering, including as a result of the Upfront License Payment, or (b) resulting from any redemptions or exchanges of LLC Interests by the SG Members pursuant to the SciPlay Parent LLC Agreement or (c) resulting from certain distributions (or deemed distributions) by SciPlay Parent LLC and (2) certain other tax benefits related to our making of payments under the TRA. We expect that the amount of the cash payments that we will be required to make under the TRA will be substantial. Any payments made by us to the SG Members under the TRA will generally reduce the amount of cash that might have otherwise been available to us. In addition, we are obligated to use commercially reasonable efforts to avoid entering into any agreements that could be reasonably anticipated to materially delay the timing of the making of any payments under the TRA, which could limit our ability to pursue strategic transactions. Furthermore, our future obligations to make payments under the TRA could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that are the subject of the TRA. For more information, see "Certain Relationships and Related Party Transactions—The Transactions—Tax Receivable Agreement." Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the TRA, we expect that the tax savings associated with the purchase of LLC Interests in connection with this offering, together with future redemptions or exchanges of all remaining LLC Interests not owned by SciPlay pursuant to the SciPlay Parent LLC Agreement as described above, would aggregate to approximately $             million over            years from the date of this offering based on the initial public offering price of $            per share of our Class A common stock, which is the midpoint of the range set forth on the cover page of this prospectus, and assuming all future redemptions or exchanges would occur one year after this offering. Under such scenario, assuming future payments are made on the date each relevant tax return is due, without extensions, we would be required to pay approximately 85% of such amount, or approximately $             million, over the            -year period from the date of this offering. Payments under the TRA are not conditioned on the SG Members' continued ownership of LLC Interests or our Class A common stock or Class B common stock after this offering.

              The actual amount and timing of any payments under the TRA will vary depending upon a number of factors, including the timing of redemptions or exchanges by the SG Members, the amount of gain recognized by the SG Members, the amount and timing of the taxable income we generate in the future, and the tax rates and laws then applicable.

In certain cases, future payments under the Tax Receivable Agreement to the SG Members may be accelerated or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement.

              The TRA provides that if (i) we materially breach any of our material obligations under the TRA, including if we make any distribution of cash or property (other than shares of our Class A common stock) to our stockholders or any repurchase of our capital stock (including our Class A common stock) before all our payment obligations under the TRA have been satisfied for all prior taxable years, (ii) certain mergers, asset sales, other forms of business combination or other changes of control (including under certain material indebtedness of SciPlay Parent LLC or its subsidiaries) were to occur, or (iii) we elect an early termination of the TRA, then our future obligations, or our successor's future obligations, under the TRA to make payments thereunder would accelerate and become due and payable, based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the TRA, and an assumption that, as of the effective date of the acceleration, any SG Member that has LLC Interests not yet exchanged shall be deemed to have exchanged such LLC Interests on such date, even if we do not receive the corresponding tax benefits until a later date when the LLC Interests are actually exchanged.

              As a result of the foregoing, we would be required to make an immediate cash payment equal to the estimated present value of the anticipated future tax benefits that are the subject of the TRA, which payment may be made significantly in advance of the actual realization, if any, of those future tax benefits and, therefore, we could be required to make payments under the TRA that are greater than the specified percentage of the actual tax benefits we ultimately realize. In addition, to the extent that we are unable to make payments under the TRA for any reason, the unpaid amounts will accrue interest until paid. Our failure to make any payment required under the TRA (including any accrued and unpaid interest) within 30 calendar days of the date on which the payment is required to be made will constitute a material breach of a material obligation under the TRA, which will terminate the TRA and accelerate future payments thereunder, unless the applicable payment is not made because (i) we are prohibited from making such payment under the terms of the TRA or the terms governing certain of our secured indebtedness or (ii) we do not have, and cannot use commercially reasonable efforts to obtain, sufficient funds to make such payment. In these situations, our obligations under the TRA could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. We cannot assure that we will be able to fund or finance our obligations under the TRA. If we were to elect to terminate the TRA immediately after this offering (including the use of proceeds to us therefrom), based on the initial public offering price of $            per share of our Class A common stock, which is the midpoint of the range set forth on the cover page of this prospectus, we estimate that we would be required to pay approximately $             million in the aggregate under the TRA.

We will not be reimbursed for any payments made to the SG Members under the Tax Receivable Agreement in the event that any tax benefits are disallowed.

              Payments under the TRA will be based on the tax reporting positions that we determine, and the IRS or another tax authority may challenge all or part of the tax basis increases, as well as other related tax positions we take, and a court could sustain any such challenge. Our ability to settle or to forgo contesting such challenges may be restricted by the rights of the SG Members pursuant to the TRA, and such restrictions apply for as long as the TRA remains in effect. In addition, we will not be reimbursed for any cash payments previously made to the SG Members under the TRA in the event that any tax benefits initially claimed by us and for which payment has been made to the SG Members are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to the SG Members will be netted against any future cash payments that we might otherwise be required to make to the SG Members under the terms of the TRA. However, we might not determine that we have effectively made an excess cash payment to the SG Members for a number of years following the initial time of such payment. As a result, payments could be made under the TRA in excess of the tax savings that we realize in respect of the tax attributes with respect to the SG Members that are the subject of the TRA.

If we were deemed to be an investment company under the Investment Company Act of 1940 as a result of our ownership of SciPlay Parent LLC, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

              Under Sections 3(a)(1)(A) and (C) of the Investment Company Act of 1940, as amended, or the 1940 Act, a company generally will be deemed to be an "investment company" for purposes of the 1940 Act if (1) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (2) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an "investment company," as such term is defined in either of those sections of the 1940 Act.

              As the sole manager of SciPlay Parent LLC, we will control SciPlay Parent LLC. On that basis, we believe that our interest in SciPlay Parent LLC is not an "investment security" as that term is used in the 1940 Act. However, if we were to cease participation in the management of SciPlay Parent LLC, our interest in SciPlay Parent LLC could be deemed an "investment security" for purposes of the 1940 Act.

              We and SciPlay Parent LLC intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

Risks Related to This Offering and Ownership of Our Class A Common Stock

We are an "emerging growth company," and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

              We are an "emerging growth company," as defined in the JOBS Act, and we could be an emerging growth company for up to five years following the completion of this offering. For as long as we continue to be an emerging growth company, we may choose to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to: (i) not being required to comply with the auditor attestation requirements of Section 404, (ii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (iii) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements and two years of selected financial data in this prospectus. We currently intend to take advantage of each of the reduced reporting requirements and exemptions described above. We cannot predict if investors will find our shares less attractive as a result of our taking advantage of these exemptions. If some investors find our shares less attractive as a result, there may be a less active trading market for our shares and our stock price may be more volatile.

The dual class structure of our common stock may adversely affect the trading price or liquidity of our Class A common stock.

              On matters submitted to a vote of our stockholders, our Class B common stock has ten votes per share (for so long as the number of shares of our common stock beneficially owned by the SG Members and their affiliates represents at least 10% of our outstanding shares of common stock and, thereafter, one vote per share) and our Class A common stock, which is the stock we are offering in this offering, has one vote per share. These differences in voting rights may adversely affect the market price of our Class A common stock to the extent that any current or future investor in our common stock ascribes value to the voting rights associated with the Class B common stock. The existence of dual classes of our common stock could result in less liquidity for any such class than if there were only one class of our capital stock.

              In addition, S&P Dow Jones and FTSE Russell have recently announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices that will exclude companies with multiple classes of shares of common stock from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our common stock may prevent the inclusion of our Class A common stock in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our Class A common stock. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A common stock.

The requirements of being a public company require significant resources and management attention and affect our ability to attract and retain executive management and qualified board members.

              As a public company following this offering, we will incur legal, accounting and other expenses that we did not previously incur. We will be subject to the Exchange Act, including the reporting requirements thereunder, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the NASDAQ rules and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an "emerging growth company." Further, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain directors' and officers' liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors.

              Pursuant to Section 404, once we are no longer an emerging growth company, we may be required to furnish an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. When our independent registered public accounting firm is required to undertake an assessment of our internal control over financial reporting, the cost of complying with Section 404 will significantly increase, and management's attention may be diverted from other business concerns, which could adversely affect our business and results of operations. We may need to hire more employees in the future or engage outside consultants to comply with the requirements of Section 404, which will further increase our cost and expense. In addition, enhanced legal and regulatory regimes and heightened standards relating to corporate governance and disclosure for public companies result in increased legal and financial compliance costs and make some activities more time-consuming.

If we fail to put in place appropriate and effective internal control over financial reporting and disclosure controls and procedures, we may suffer harm to our reputation and investor confidence level.

              If we fail to implement the requirements of Section 404(b) in the required timeframe once we are no longer an emerging growth company, we may be subject to sanctions or investigations by regulatory authorities, including the SEC and the NASDAQ. Furthermore, if we are unable to conclude that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of shares of our Class A common stock could decline, and we could be subject to sanctions or investigations by regulatory authorities. Failure to implement or maintain effective internal control systems required of public companies could also restrict our future access to the capital markets.

An active trading market for our Class A common stock may not develop or be sustained.

              Prior to the completion of this offering, there has been no public market for our Class A common stock. An active trading market for shares of our Class A common stock may never develop or be sustained following this offering. If an active trading market does not develop or is not sustained, you may have difficulty selling your shares of Class A common stock at an attractive price, or at all. An inactive market may also impair our ability to raise capital by selling our Class A common stock, and it may impair our ability to attract and motivate our employees through equity incentive awards and our ability to acquire other companies, products or technologies by using our Class A common stock as consideration.

The price of our Class A common stock may fluctuate substantially.

              The price for our Class A common stock in this offering will be determined by negotiations among Scientific Games, us and representatives of the underwriters, and it may not be indicative of prices that will prevail in the open market following this offering. You may not be able to sell your Class A common stock at or above the initial public offering price or at any other price or at the time that you would like to sell. You should consider an investment in our Class A common stock to be risky, and you should invest in our Class A common stock only if you can withstand a total loss and wide fluctuations in the market value of your investment. Some factors that may cause the market price of our Class A common stock to fluctuate, in addition to the other risks mentioned in this section of the prospectus, are:

  •
  actual or anticipated fluctuations in our financial condition and operating results;

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  our failure to develop and market new games;

  •
  actual or anticipated changes in our growth rate relative to our competitors;

  •
  competition from existing games or new games that may emerge;

  •
  announcements by us, Scientific Games, our collaborators or our competitors of significant acquisitions, strategic partnerships, joint ventures, strategic alliances, or capital commitments;

  •
  failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

  •
  issuance of new or updated research or reports by securities analysts;

  •
  fluctuations in the valuation of companies perceived by investors to be comparable to us;

  •
  Class A common stock price and volume fluctuations attributable to inconsistent trading volume levels of our Class A common stock;

  •
  additions or departures of key personnel;

  •
  disputes or other developments related to proprietary rights;

  •
  announcement or expectation of additional equity or debt financing efforts;

  •
  equity sales by us, Scientific Games, our insiders or our other stockholders;

  •
  announcements or actions taken by Scientific Games as our principal stockholder; and

  •
  general economic and market conditions.

              These and other market and industry factors may cause the market price and demand for our Class A common stock to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from readily selling their Class A common stock and may otherwise negatively affect the liquidity of our Class A common stock. In addition, the stock market has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies.

If you purchase Class A common stock in this offering, you will experience substantial and immediate dilution.

              If you purchase Class A common stock in this offering, you will experience substantial and immediate dilution of $        per share in the net tangible book value of your shares after giving effect to the offering at an assumed initial public offering price of $        per share (the midpoint of the price range on the cover of this prospectus) because the price that you pay will be substantially greater than the net tangible book value per share that you acquire. For a further description of the dilution that you will experience immediately after this offering, see the section of this prospectus titled "Dilution."

Immediately following the completion of this offering, the SG Members will have the right to have their LLC Interests redeemed or exchanged into shares of Class A common stock, which, if exercised, will dilute your economic interest in SciPlay.

              After this offering, we will have an aggregate of more than                shares of Class A common stock authorized but unissued, including                shares of Class A common stock issuable upon redemption or exchange of LLC Interests that will be held by the SG Members. SciPlay Parent LLC will enter into the SciPlay Parent LLC Agreement and, subject to certain restrictions set forth therein and as described elsewhere in this prospectus, the SG Members will be entitled to have their LLC Interests redeemed or exchanged for shares of our Class A common stock or, at our option, cash. Shares of our Class B common stock will be cancelled on a one-for-one basis whenever the SG Members' LLC Interests are so redeemed or exchanged. While any redemption or exchange of LLC Interests and corresponding cancellation of our Class B common stock will reduce the SG Members' economic interest in SciPlay Parent LLC and its voting interest in us, the related issuance of our Class A common stock will dilute your economic interest in SciPlay. We cannot predict the timing or size of any future issuances of our Class A common stock resulting from the redemption or exchange of LLC Interests.

Future issuances or resales of Class A common stock by the SG Members or others, or the perception that such issuances or resales may occur, could cause the market price of our Class A common shares to decline.

              In connection with this offering, we intend to enter into a Registration Rights Agreement with the SG Members, pursuant to which the shares of Class A common stock issued to the SG Members upon redemption or exchange of LLC Interests will be eligible for resale, subject to certain limitations set forth therein. See "Certain Relationships and Related Party Transactions—The Transactions—Registration Rights Agreement." Following this offering, we also intend to file one or more registration statements with the SEC covering shares of our Class A common stock available for future issuance under our equity incentive plans. Upon effectiveness of such registration statements, any shares subsequently issued under such plans will be eligible for sale in the public market, except to the extent that they are restricted by lock-up agreements and subject to compliance with Rule 144 in the case of our affiliates.

              We cannot predict the size of future issuances of our Class A common stock or the effect, if any, that future issuances and sales of shares of our Class A common stock, including upon the redemption or exchange of LLC Interests, may have on the market price of our Class A common stock. Sales or distributions of substantial amounts of our Class A common stock, including shares issued in connection with an acquisition, or the perception that such sales or distributions could occur, may cause the market price of our Class A common stock to decline.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the price of our Class A common stock and trading volume could decline.

              The trading market for our Class A common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If few or no securities or industry analysts cover us, the trading price for our Class A common stock would be negatively impacted. If one or more of the analysts who covers us downgrades our Class A common stock, publishes incorrect or unfavorable research about our business, ceases coverage of our company or fails to publish reports on us regularly, demand for our Class A common stock could decrease, which could cause the price of our Class A common stock or trading volume to decline.

We do not currently intend to pay dividends on our Class A common stock.

              We do not intend to pay any dividends to holders of our Class A common stock for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Any determination to pay dividends in the future will be at the discretion of our board of directors and subject to limitations under applicable law. Therefore, you are not likely to receive any dividends on your Class A common stock for the foreseeable future, and the success of an investment in our Class A common stock will depend upon any future appreciation in its value. Consequently, investors may need to sell all or part of their holdings of our Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. There is no guarantee that our Class A common stock will appreciate in value or even maintain the price at which our stockholders have purchased our Class A common stock. Investors seeking cash dividends should not purchase our Class A common stock.

Provisions in our articles of incorporation, bylaws and Nevada law may prevent or delay an acquisition of us, which could decrease the trading price of our Class A common stock.

              Our articles of incorporation and bylaws will contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids and to encourage prospective acquirers to negotiate with our board of directors rather than to attempt an unsolicited bid to acquire our company. These provisions include:

  •
  rules regarding how our stockholders may present proposals or nominate directors for election at stockholder meetings;

  •
  empowering only the board of directors to fill any vacancy on our board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

  •
  the absence of cumulative voting rights in the election of directors;

  •
  limiting the ability of stockholders to act by written consent or to call special meetings after Scientific Games ceases to beneficially own, directly or indirectly, more than 50% of our combined voting power; and

  •
  the right of our board of directors to issue preferred stock without stockholder approval.

              These provisions could make it more difficult for a third party to acquire us, even if the third party's offer may be considered beneficial by many stockholders. Nevada law could also prevent attempts by our stockholders to replace or remove our current management and incumbent directors. As a result, stockholders may be limited in their ability to obtain a premium for their shares or control our management or board. See "Description of Capital Stock" for a discussion of these provisions.

The provisions of our articles of incorporation and bylaws requiring exclusive forum in the Eighth Judicial District Court of Clark County, Nevada for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

              Our articles of incorporation and bylaws will provide that, to the fullest extent permitted by law, and unless we consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, will be the sole and exclusive forum for any actions, suits or proceedings, whether civil, administrative or investigative (i) brought in our name or right or on our behalf, (ii) asserting a claim for breach of any fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) arising or asserting a claim arising pursuant to any provision of Nevada Revised Statutes, or NRS, Chapters 78 or 92A or any provision of our articles of incorporation or our bylaws, (iv) to interpret, apply, enforce or determine the validity of our articles of incorporation and bylaws or (v) asserting a claim governed by the internal affairs doctrine; provided that the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our articles of incorporation and bylaws will further provide that, in the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such action, suit or proceeding, then any other state district court located in the State of Nevada will be the sole and exclusive forum therefor and in the event that no state district court in the State of Nevada has jurisdiction over any such action, suit or proceeding, then a federal court located within the State of Nevada will be the sole and exclusive forum therefor. Although we believe these provisions benefit us by providing increased consistency in the application of Nevada law in the types of lawsuits to which they apply, these provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies' articles of incorporation and bylaws has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in our articles of incorporation and bylaws to be inapplicable or unenforceable in such action. If a court were to find the choice of forum provisions contained in our articles of incorporation and bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Limitations on director and officer liability and our indemnification of our directors and officers may discourage stockholders from bringing suit against a director or officer.

              Our articles of incorporation and bylaws will provide, pursuant to Nevada law, that our directors and officers will not be personally liable to us or our stockholders for damages as a result of any act or failure to act in his or her capacity as a director or officer unless (i) the statutory presumption in his or her favor established by NRS 78.138(3) is rebutted, (ii) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer, and (iii) the breach involved intentional misconduct, fraud or a knowing violation of law. These provisions may discourage stockholders from bringing suit against a director or officer for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director or officer. In addition, our articles of incorporation and bylaws will require indemnification of directors and officers to the fullest extent permitted by Nevada law.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our Class A common stock, which could depress the price of our Class A common stock.

              Our articles of incorporation authorize us to issue one or more series of preferred stock. Our board of directors will have the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our Class A common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discourage bids for our Class A common stock at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our Class A common stock.

We may be subject to securities class action, which may harm our business and operating results.

              Companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and damages, and divert management's attention from other business concerns, which could seriously harm our business, results of operations, financial condition or cash flows.

              We may also be called on to defend ourselves against lawsuits relating to our business operations. Some of these claims may seek significant damage amounts due to the nature of our business. Due to the inherent uncertainties of litigation, we cannot accurately predict the ultimate outcome of any such proceedings. A future unfavorable outcome in a legal proceeding could have an adverse impact on our business, financial condition and results of operations. In addition, current and future litigation, regardless of its merits, could result in substantial legal fees, settlement or judgment costs and a diversion of management's attention and resources that are needed to successfully run our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

              We have made statements under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Transactions," "Business" and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. Any estimates and forward-looking statements contained in this prospectus speak only as of the date of this prospectus and are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled "Risk Factors." You should specifically consider the numerous risks outlined under "Risk Factors."

              Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

 THE TRANSACTIONS

Existing Organization

              Prior to the consummation of this offering and the organizational transactions described below, the SG Members were the only members of SciPlay Parent LLC, which is currently treated as a partnership for U.S. federal income tax purposes. Upon consummation of this offering, SciPlay Parent LLC will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any U.S. federal entity-level income taxes. Rather, taxable income or loss will be included in the U.S. federal income tax returns of SciPlay Parent LLC's members (SciPlay and the SG Members).

              SciPlay was incorporated as a Nevada corporation on November 30, 2018 to serve as the issuer of the Class A common stock offered hereby and will be the sole manager of SciPlay Parent LLC following the consummation of the Transactions.

The Transactions

              We refer to the organizational transactions below, as well as the consummation of this offering as described in this prospectus, as the "Transactions."

              In connection with the closing of this offering, we will consummate the following organizational transactions:

  •
  the SciPlay Parent LLC Agreement will be amended and restated to, among other things, (i) provide for a single class of LLC Interests, (ii) exchange all of the SG Members' existing member's interests in SciPlay Parent LLC for LLC Interests, (iii) provide for the right of the SG Members to have their LLC Interests redeemed or exchanged for shares of our Class A common stock or, at our option, cash and (iv) appoint SciPlay as the sole manager of SciPlay Parent LLC;

  •
  SciPlay's articles of incorporation will be amended and restated to, among other things, provide for Class A common stock and Class B common stock;

  •
  SciPlay will issue and sell            shares of Class A common stock to the purchasers in this offering (or            shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

  •
  SciPlay intends to use the net proceeds from this offering (including net proceeds received upon exercise of the underwriters' option to purchase additional shares of Class A common stock), after deducting the underwriting discount, as follows:

  •
  $            million to acquire from SG Holding I             LLC Interests (or $            million and              LLC Interests, if the underwriters exercise in full their option to purchase additional shares of Class A common stock); and

  •
  $            million to acquire from SciPlay Parent LLC            newly issued LLC Interests;

  •
  SG Holding I will use $            million of the net proceeds it receives from the sale of its LLC Interests in this offering to make the Upfront License Payment required under the IP License Agreement;

  •
  SciPlay Parent LLC intends to use the net proceeds from the sale of its newly issued LLC Interests in this offering to pay fees and expenses of approximately $             million in connection with the Transactions, including this offering, and to pay contingent acquisition consideration of approximately $             million;

  •
  SciPlay will issue shares of Class B common stock to the SG Members, on a one-to-one basis with the number of LLC Interests owned by the SG Members following the foregoing transactions;

  •
  following the consummation of the transactions described above, the SG Members will own        % of the LLC Interests (or         % if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and 100% of the shares of SciPlay's Class B common stock; and

  •
  SciPlay, SciPlay Parent LLC and the SG Members will enter into the TRA, and SciPlay and the SG Members will enter into the Registration Rights Agreement.

Organizational Structure Following the Offering

              Immediately following the completion of the Transactions:

  •
  our articles of incorporation will require us at all times to maintain (i) a ratio of one LLC Interest owned by us for each share of Class A common stock issued by us (subject to certain exceptions for treasury shares, shares underlying certain convertible or exchangeable securities and shares of unvested restricted stock issued pursuant to certain employee incentive plans) and (ii) a one-to-one ratio between the number of shares of Class B common stock issued by us and owned by the SG Members and the number of LLC Interests owned by the SG Members, and the SciPlay Parent LLC Agreement will require SciPlay Parent LLC at all times to maintain a one-to-one ratio between the number of shares of Class A common stock issued by us and the number of LLC Interests owned by us (subject to equivalent exceptions);

  •
  the SG Members will own (i) LLC Interests, representing        % of the economic interest in SciPlay Parent LLC (or         %, if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and (ii) Class B common stock representing approximately         % of our combined voting power (or approximately        %, if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

  •
  we will own LLC Interests representing        % of the economic interest in SciPlay Parent LLC (or        %, if the underwriters exercise in full their option to purchase additional shares of Class A common stock), and we will be the sole manager of SciPlay Parent LLC; and

  •
  purchasers in this offering (i) will own            shares of Class A common stock, representing approximately         % of our combined voting power (or approximately            shares and        %, if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and (ii) through our ownership of LLC Interests, indirectly hold approximately        % of the economic interest in SciPlay Parent LLC (or         %, if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

              Immediately following the Transactions, we will be a holding company, and our sole material asset will be LLC Interests of SciPlay Parent LLC. As the sole manager of SciPlay Parent LLC, we will control all of the business and affairs of SciPlay Parent LLC. Accordingly, although we will have a minority economic interest in SciPlay Parent LLC, we will have the sole voting interest in, and control the management of SciPlay Parent LLC.

              Our corporate structure following this offering, as described above, is commonly referred to as an "Up-C" structure, which is often used by partnerships and limited liability companies when they undertake an initial public offering of their business. The Up-C structure will allow the SG Members to continue to realize tax benefits associated with owning interests in an entity that is treated as a partnership, or "passthrough" entity, for U.S. income tax purposes following the offering. One of these benefits is that future taxable income of SciPlay Parent LLC that is allocated to the SG Members will be taxed on a flow-through basis and therefore will not be subject to corporate taxes at the SciPlay Parent LLC entity level. Additionally, because the SG Members may redeem or exchange their LLC Interests for newly issued shares of our Class A common stock on a one-for-one basis or, at our option, for cash, the Up-C structure also provides the SG Members with potential liquidity that holders of non-publicly traded limited liability companies are not typically afforded. For more information regarding the redemption and exchage of LLC Interests, see "Certain Relationships and Related Party Transactions—The Transactions—SciPlay Parent LLC Agreement—Redemption Rights of Members."

              We will receive the same benefits as the SG Members on account of our ownership of LLC Interests in an entity treated as a partnership, or "passthrough" entity, for U.S. income tax purposes. As the SG Members redeem or exchange their LLC Interests, we will obtain a step-up in tax basis in our share of SciPlay Parent LLC assets. This step-up in tax basis will provide us with certain tax benefits, such as future depreciation and amortization deductions that can reduce the taxable income allocable to us. We expect to enter into the TRA with SciPlay Parent LLC and the SG Members that will provide for the payment by us to the SG Members of 85% of the amount of tax benefits, if any, that we actually realize (or in some cases are deemed to realize) as a result of (i) increases in the tax basis of assets of SciPlay Parent LLC (a) in connection with this offering, (b) resulting from any redemptions or exchanges of LLC Interests pursuant to the SciPlay Parent LLC Agreement or (c) resulting from certain distributions (or deemed distributions) by SciPlay Parent LLC and (ii) certain other tax benefits related to our making of payments under the TRA.

              The following diagram shows our organizational structure after giving effect to the Transactions, assuming no exercise by the underwriters of their option to purchase additional shares of Class A common stock in this offering:

Scientific Games Corporation
Bally Technologies, Inc.
Bally Gaming, Inc.
SG Social Holding Company II, LLC
SG Social Holding Company I, LLC
Investors in this Offering
Class A Common Stock
% Voting Interest
100% Economic Interest
Class B Common Stock
% Voting Interest
No Economic Interest
SciPlay Corporation
Class B Common Stock
% Voting Interest
No Economic Interest
SG Social Holding Company, LLC
LLC Interests
% Economic Interest
LLC Interests
% Economic Interest
and Sole Manager
LLC Interests
% Economic Interest
SciPlay Parent Company, LLC
SciPlay Holding Company, LLC
Operating Subsidiaries

 USE OF PROCEEDS

              We estimate that the net proceeds to us from this offering will be approximately $            million, assuming an initial public offering price of $            per share of Class A common stock (the midpoint of the range set forth on the cover page of this prospectus), after deducting the estimated underwriting discount and estimated offering expenses payable by us.

              Each $1.00 increase (decrease) in the public offering price per share of Class A common stock would increase (decrease) our net proceeds, after deducting the estimated underwriting discount and estimated offering expenses payable by us, by $            million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1,000,000 shares in the number of shares of Class A common stock offered by us would increase (decrease) the net proceeds to us by approximately $            million, assuming that the initial public offering price is the midpoint of the range set forth on the cover page of this prospectus, after deducting the estimated underwriting discount and estimated offering expenses payable by us.

              We intend to use the net proceeds of this offering to purchase LLC Interests from SG Holding I and SciPlay Parent LLC, at a purchase price per interest equal to the initial public offering price per share of Class A common stock less the underwriting discount, as follows:

  •
  $             million to purchase LLC Interests from SG Holding I, which amount will be used by SG Holding I to make the Upfront License Payment required under the IP License Agreement;

  •
  $             million to purchase LLC Interests from SciPlay Parent LLC, which amount will be used by SciPlay Parent LLC to pay fees and expenses in connection with the Transactions, including this offering; and

  •
  $             million to purchase LLC Interests from SciPlay Parent LLC, which amount will be used by SciPlay Parent LLC to pay contingent acquisition consideration that will become payable as a result of this offering.

              To the extent the net proceeds from this offering are not sufficient to cover the amounts described above, we will prioritize the payments in the order listed above, and we will fund the difference using our cash on hand and, if necessary, borrowings under the Revolver. To the extent the net proceeds from this offering are greater than the amounts described above, we will use the remainder to purchase additional LLC Interests from SG Holding I. We will not have any ability to control how SG Holding I uses any such amounts.

              If the underwriters exercise their option to purchase additional shares of Class A common stock in full, we estimate that our additional net proceeds will be approximately $            million, assuming an initial public offering price of $            per share of Class A common stock (the midpoint of the range set forth on the cover page of this prospectus). We will use the additional net proceeds we receive pursuant to any exercise of the underwriters' option to purchase additional shares of Class A common stock to purchase additional LLC Interests from SG Holding I to maintain the one-to-one ratio between the number of shares of Class A common stock issued by us and the number of LLC Interests owned by us.

              Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Macquarie Capital (USA) Inc. and RBC Capital Markets, LLC, who are underwriters in this offering, are lenders under certain credit facilities with our affiliate, Scientific Games International, Inc., a wholly owned subsidiary of Scientific Games Corporation. If any portion of the proceeds received by SG Holding I from its sale of LLC Interests to us is used to pay debt under such credit facilities, these underwriters or their affiliates may receive a portion that is 5% or more of the net proceeds of this offering due to the repayment of borrowings thereunder. Additionally, if any of the underwriters or their affiliates hold notes issued by Scientific Games International, Inc., they may receive a portion of the proceeds of this offering if any portion of the proceeds received by SG Holding I from its sale of LLC Interests to us is used to repurchase or redeem any such outstanding notes. Because of the manner in which the proceeds may be used, this offering is being made in compliance with FINRA Rule 5121. Moreover, none of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Macquarie Capital (USA) Inc. or RBC Capital Markets, LLC is permitted to sell Class A common stock in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. See "Underwriting (Conflicts of Interest)."

 DIVIDEND POLICY

              We do not anticipate declaring or paying any cash dividends to holders of our Class A common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the growth of our business. If we decide to pay cash dividends in the future, the declaration and payment of such dividends will be at the sole discretion of our board of directors and may be discontinued at any time. Holders of our Class B common stock are not entitled to participate in any dividends declared by our board of directors. In determining the amount of any future dividends, our board of directors will take into account any legal or contractual limitations, our actual and anticipated future earnings, cash flow, debt service and capital requirements and other factors that our board of directors may deem relevant. We are a holding company, and substantially all of our operations are carried out by SciPlay Parent LLC and its subsidiaries, and therefore we will only be able to pay dividends from funds we receive from SciPlay Parent LLC. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of us or our subsidiaries.

 CAPITALIZATION

              The following table sets forth the cash and cash equivalents and capitalization as of December 31, 2018:

  •
  of SG Social Holding Company II, LLC and its subsidiaries on an actual basis; and

  •
  of SciPlay and its subsidiaries on a pro forma basis giving effect to the Transactions, including the sale and issuance by us of             shares of Class A common stock in this offering at an assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, after (i) deducting the estimated underwriting discount and estimated offering expenses and (ii) the application of the proceeds from the offering, each as described under "Use of Proceeds."

              You should read this table in conjunction with the financial statements and related notes included elsewhere in this prospectus as well as "Prospectus Summary—Summary Actual and Pro Forma Consolidated Financial and Other Data," "Use of Proceeds," "The Transactions," "Selected Consolidated Financial and Other Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of December 31, 2018
(millions, except per share amounts)	SG Social Holding Company II, LLC Actual	SciPlay Corporation Pro Forma(1)(2)
Cash and cash equivalents	$10.0	$

Parent's/stockholders' equity:
Class A common stock, par value $.001 per share, shares authorized, pro forma; shares issued and outstanding, pro forma	—
Class B common stock, par value $.001 per share, shares authorized, pro forma; shares issued and outstanding, pro forma	—
Additional paid-in capital	—

Total Parent's/stockholders' equity	138.6

Non-controlling interest	—

Total capitalization	$148.6	$

(1)
Each $1.00 increase (decrease) in the assumed initial public offering price of $            per share of Class A common stock, which is the midpoint of the price range listed on the cover page of this prospectus, would increase (decrease) the pro forma amount of each of cash and cash equivalents, additional paid-in capital, non-controlling interest, total stockholders' equity and total capitalization by $            million, assuming that the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discount and estimated offering expenses payable by us. We may also increase or decrease the number of shares of Class A common stock we are offering. Each increase (decrease) of 1,000,000 in the number of shares of Class A common stock offered by us would increase (decrease) the pro forma amount of each of cash and cash equivalents, additional paid-in capital, total stockholders' equity and capitalization by $            million, assuming an initial public offering price of $            per share of Class A common stock, after deducting the estimated underwriting discount and estimated offering expenses payable by us.

(2)
In connection with the consummation of this offering, we expect to enter into the Revolver, pursuant to which we will be able to borrow up to $150.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility."

DILUTION

              Because the SG Members will not own any Class A common stock or have any right to receive distributions from SciPlay after this offering, we have presented dilution in pro forma net tangible book value per share both before and after this offering assuming that the SG Members have all of their LLC Interests redeemed or exchanged for newly issued shares of Class A common stock on a one-to-one basis (rather than for cash) and the cancellation for no consideration of all of their shares of Class B common stock (which are not entitled to receive distributions or dividends, whether cash or stock, from SciPlay) in order to more meaningfully present the potential dilutive impact on the investors in this offering. We refer to the assumed redemption or exchange of all LLC Interests for shares of Class A common stock as described in the previous sentence as the "Assumed Redemption."

              If you invest in our Class A common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma net tangible book value per share of our Class A common stock after this offering.

              Pro forma net tangible book value per Class A share of SciPlay is determined by dividing our total tangible assets less our total liabilities by the number of shares of our Class A common stock outstanding. As of December 31, 2018, after giving effect to the Transactions and the Assumed Redemption, but not this offering, we had a pro forma net tangible book value of $            million, or $            per share of Class A common stock.

              After giving further effect to receipt of the net proceeds from our issuance and the sale of            shares of Class A common stock in this offering at an assumed initial public offering price of $            per share of Class A, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discount and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2018 would have been approximately $             million, or approximately $            per share. This amount represents an immediate increase in pro forma net tangible book value of $            per share to our existing stockholders and an immediate dilution of approximately $            per share to new investors participating in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of Class A common stock. The following table illustrates this dilution:

Assumed initial public offering price per share of Class A common stock		$
Pro forma net tangible book value per share as of December 31, 2018 after giving effect to the Transactions and the Assumed Redemption, but not this offering	$
Increase in pro forma net tangible book value per share attributable to investors in this offering

Pro forma as adjusted net tangible book value per Class A share after this offering		$

Dilution per share to new Class A common stock investors in this offering		$

              Each $1.00 increase (decrease) in the assumed initial public offering price of $            per share of Class A common stock, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value per share after this offering by $            million, and dilution in pro forma net tangible book value per share to new investors by $             , assuming that the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us. Each increase (decrease) of 1,000,000 shares in the number of shares of Class A common stock offered by us would increase (decrease) our pro forma as adjusted net tangible book value per share after this offering

by $             per share and decrease (increase) the dilution to new investors by $            per share, assuming that the assumed initial public offering price is the midpoint of the range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discount and the estimated offering expenses payable by us.

              If the underwriters exercise their option to purchase additional shares of our Class A common stock in full, the pro forma as adjusted net tangible book value after this offering would be $            per share, the increase in pro forma net tangible book value per share would be $            , and the dilution per share to new investors would be $            per share, in each case assuming an initial public offering price of $            per share of Class A common stock, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discount and the estimated offering expenses payable by us.

              The following table summarizes on the pro forma basis described above, as of December 31, 2018, the differences between the number of shares of Class A common stock purchased from us, the total consideration paid to us in cash and the average price per share that existing stockholders and new investors paid. The calculation below is based on an assumed initial public offering price of $            per share of Class A common stock, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting the estimated underwriting discount and estimated offering expenses payable by us.

	Shares of Class A Common Stock
				Total Consideration
						Average Price Per Share
	Number	Percent		Amount	Percent
SG Members			%	$		$
New investors
Total		100.0%			100.0%	$

              A $1.00 increase or decrease in the assumed initial public offering price of $            per share of Class A common stock, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease the total consideration paid by new investors by $            million and, in the case of an increase, would increase the percentage of total consideration paid by new investors by                         percentage points and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors by                         percentage points, assuming that the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same. An increase or decrease of 1,000,000 shares in the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, would increase or decrease the total consideration paid by new investors by $             million and, in the case of an increase, would increase the percentage of total consideration paid by new investors by                  percentage points and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors by                 percentage points, assuming that the assumed initial public offering price is the midpoint of the range set forth on the cover page of this prospectus.

              Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters' option to purchase additional shares of Class A common stock from us. If the underwriters' option to purchase additional shares of our Class A common stock were exercised in full, the SG Members would own        % and the investors purchasing shares of our Class A common stock in this offering would own        % of the total number of shares of our common stock outstanding immediately after completion of this offering.

              The foregoing tables and calculations are based on the number of shares of our Class A common stock that will be outstanding immediately following the Transactions, including this offering, and exclude:

  •
              shares of our Class A common stock reserved for future grants or for sale under our Long-Term Incentive Plan as described in "Executive Compensation—2019 Long-Term Incentive Plan;" or

  •
              shares of our Class A common stock reserved as of the closing of this offering for future issuance upon redemption or exchange of LLC Interests by the SG Members in accordance with the terms of the SciPlay Parent LLC Agreement.

 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

              The following tables present the selected consolidated financial and other data for SG Social Holding Company II, LLC for the periods indicated. SG Social Holding Company II, LLC, which is a holding company and which sole material asset was its member's interests in SciPlay Parent LLC, is the predecessor of the issuer, SciPlay, for financial reporting purposes. The selected consolidated statements of income data for the years ended December 31, 2018 and 2017 and the selected consolidated balance sheet data as of December 31, 2018 and December 31, 2017 are derived from the audited consolidated financial statements of SG Social Holding Company II, LLC and its subsidiaries included in this prospectus.

              The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period. The selected consolidated financial and other data included in this section are not intended to replace the consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus.

              You should read the following selected consolidated financial and other data together with the more detailed information contained in "Prospectus Summary—Summary Actual and Pro Forma Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus.

              The selected consolidated financial and other data of SciPlay have not been presented, as SciPlay is a newly incorporated entity, has had no business transactions or activities to date and had no assets or liabilities during the periods presented in this section.

	SG Social Holding Company II, LLC
	Year Ended December 31,
(in millions)	2018	2017
Statement of Income Data:
Revenue	$416.2	$361.4
Operating expenses:
Cost of revenue(1)(5)	160.4	138.6
Sales and marketing(1)	105.7	86.7
General and administrative(1)	34.5	44.5
Research and development(1)	25.6	26.5
Depreciation and amortization	15.1	17.0
Contingent acquisition consideration	27.5	—
Restructuring and other	1.0	0.3

Operating income	46.4	47.8

Other income (expense):
Other income (expense), net	3.0	(2.6)

Total other income (expense)	3.0	(2.6)

Net income before income taxes	49.4	45.2
Income tax expense	10.4	22.1

Net income(5)	$39.0	$23.1

(in millions, except ARPDAU and percentages)	SG Social Holding Company II, LLC
Selected Other Data:
AEBITDA(2)(5)	$94.0	$69.4
Net income margin(3)	9.4%	6.4%
AEBITDA margin(2)	22.6%	19.2%
Average MAU(4)	8.3	7.6
Average DAU(4)	2.6	2.5
ARPDAU(4)	$0.43	$0.40
Mobile penetration(4)	78%	72%

	SG Social Holding Company II, LLC
(in millions)	As of December 31, 2018	As of December 31, 2017
Balance Sheet Data:
Cash and cash equivalents	$10.0	$16.8
Total assets	194.9	211.6
Total contingent acquisition consideration liability	29.3	1.8
Total Parent's/Stockholders' equity	138.6	163.0

(1)
Excluding Depreciation and amortization.

(2)
AEBITDA and AEBITDA margin, as used herein, are non-GAAP financial measures that are presented as supplemental disclosure and are fully described and reconciled to the most directly comparable GAAP measure in footnote three to "Prospectus Summary—Summary Actual and Pro Forma Consolidated Financial and Other Data."

(3)
Net income margin represents net income as a percentage of revenue, which is the most directly comparable GAAP measure to AEBITDA margin described above.

(4)
See the definitions of the key performance indicators in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(5)
The years ended December 31, 2018 and 2017 include $26.1 million and $23.6 million, respectively, in intellectual property royalties paid to Scientific Games for use of its intellectual property. Under the terms of the IP License Agreement, we will acquire an exclusive (subject to certain limited exceptions), perpetual, non-royalty-bearing license for intellectual property created or acquired by Bally Gaming or its affiliates on or before the third anniversary of the date of the IP License Agreement in any Covered Games, and a non-exclusive, perpetual, non-royalty-bearing license for intellectual property created or acquired by Bally Gaming or its affiliates after such third anniversary, for use in our currently available games. So long as the IP License Agreement remains in effect, we do not expect to pay any future royalties or fees for our use of intellectual property owned by Bally Gaming or its affiliates in our currently available games. Under the terms of the IP License Agreement, we will receive an exclusive (subject to certain limited exceptions) license to use third-party intellectual property licensed to Bally Gaming on or before the third anniversary of the date of the IP License Agreement, to the extent permitted to be sublicensed to us, in any of the Covered Games and a non-exclusive license to use third-party intellectual property licensed to Bally Gaming after the third anniversary of the date of the IP License Agreement, to the extent permitted to be sublicensed to us, but only in our currently available games. Under the IP License Agreement, we will be required to pay to Bally Gaming all costs, fees and expenses related to such third-party licenses, including proportionate pass-through expenses, such as our allocable share of minimum guarantees to the owners of such intellectual property.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

              The unaudited pro forma condensed consolidated financial statements consist of the unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2018 and the unaudited pro forma condensed consolidated balance sheet as of December 31, 2018. The unaudited pro forma condensed consolidated financial statements have been derived by application of pro forma adjustments to SG Social Holding Company II, LLC consolidated financial statements included elsewhere in this prospectus.

              The unaudited pro forma condensed consolidated balance sheet reflects the Transactions, as described in this prospectus, as if they occurred on December 31, 2018, while the unaudited pro forma condensed consolidated statement of income gives effect to the Transactions as if they occurred on January 1, 2018. The following are the organizational transactions reflected in these unaudited pro forma condensed consolidated financial information, with a more detailed description of the Transactions included elsewhere in this prospectus:

  •
  the SciPlay Parent LLC Agreement will be amended and restated to, among other things, (i) provide for a single class of LLC Interests, (ii) exchange all of the SG Members' existing member's interests in SciPlay Parent LLC for LLC Interests, (iii) provide for the right of the SG Members to have their LLC Interests redeemed or exchanged for shares of our Class A common stock or, at our option, cash and (iv) appoint SciPlay as the sole manager of SciPlay Parent LLC;

  •
  SciPlay's articles of incorporation will be amended and restated to, among other things, provide for Class A common stock and Class B common stock;

  •
  SciPlay will issue and sell            shares of Class A common stock to the purchasers in this offering (or            shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

  •
  SciPlay intends to use the net proceeds from this offering (including net proceeds received upon any exercise of the underwriters' option to purchase additional shares of Class A common stock), after deducting the underwriting discount, as follows:

  •
  $             million to acquire from SG Holding I             LLC Interests (or $             million and             LLC Interests, if the underwriters exercise in full their option to purchase additional shares of Class A common stock); and

  •
  $             million to acquire from SciPlay Parent LLC            newly issued LLC Interests;

  •
  SG Holding I will use $         million of the net proceeds it receives from the sale of its LLC Interests in this offering to make the Upfront License Payment required under the IP License Agreement;

  •
  SciPlay Parent LLC intends to use the net proceeds from the sale of its newly issued LLC Interests in this offering to pay fees and expenses of approximately $             million in connection with the Transactions, including this offering, and to pay contingent acquisition consideration of approximately $             million;

  •
  SciPlay will issue shares of Class B common stock to the SG Members, on a one-to-one basis with the number of LLC Interests owned by the SG Members following the foregoing transactions;

  •
  following the consummation of the transactions described above, the SG Members will own        % of the LLC Interests (or         % if the underwriters exercise in full their option to

    purchase additional shares of Class A common stock) and 100% of the shares of SciPlay's Class B common stock; and

  •
  SciPlay, SciPlay Parent LLC and the SG Members will enter into the TRA, and SciPlay and the SG Members will enter into the Registration Rights Agreement.

              The pro forma adjustments, described in the related notes, are based on currently available information and methodologies that are factually supportable and directly attributable to the Transactions, and the unaudited pro forma condensed consolidated statement of income reflects only those adjustments that are expected to have a continuing impact on our results of operations. The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and do not purport to represent our consolidated results of operations or consolidated financial position that would actually have occurred had the Transactions referred to above been consummated on the dates assumed or to project our consolidated results of operations or consolidated financial position for any future date or period. Actual results could differ, perhaps materially, from these estimates and assumptions.

              Scientific Games currently licenses intellectual property and provides certain services to us, and costs associated with these functions have been charged to us and settled in cash under the intercompany agreements entered into in September 2016. The charges include costs related to corporate services, such as executive management, information technology, legal, finance and accounting, human resources, tax, treasury, research and development, sales and marketing, shared facilities and other services. These costs were charged on the basis of direct usage and actual costs when identifiable, with the remainder charged on the basis of revenues, operating expenses, headcount or other relevant measures. Stock-based compensation expense includes the stock-based compensation expense recognized by SG Social Holding Company II, LLC associated with Scientific Games Corporation's equity compensation plans in its financial statements directly related to Social business line employees who are participants in Scientific Games Corporation's stock compensation plan. These amounts are reflected within operating expenses in our consolidated statements of income and comprehensive income. Management believes the basis on which the expenses have been charged to be a reasonable reflection of the utilization of services provided to, or the benefit received by, us during the periods presented. We generally expect to continue to use these services following the completion of this offering, depending on the type of the service and the location at which such service is provided. However, these charges may not necessarily be indicative of the actual expenses we would have incurred as an independent company during the periods presented and prior to the offering or of the costs we will incur in the future. As part of the Transactions and pursuant to the terms of the IP License Agreement, we will acquire an exclusive (subject to certain limited exceptions), perpetual, non-royalty-bearing license for intellectual property created or acquired by Bally Gaming or its affiliates on or before the third anniversary of the date of the IP License Agreement in any Covered Games, and a non-exclusive, perpetual, non-royalty-bearing license for intellectual property created or acquired by Bally Gaming or its affiliates after such third anniversary, for use in our currently available games. Under the terms of the IP License Agreement, we will receive an exclusive (subject to certain limited exceptions) license to use third-party intellectual property licensed to Bally Gaming on or before the third anniversary of the date of the IP License Agreement, to the extent permitted to be sublicensed to us, in any of the Covered Games and a non-exclusive license to use third-party intellectual property licensed to Bally Gaming after the third anniversary of the date of the IP License Agreement, to the extent permitted to be sublicensed to us, but only in our currently available games. Under the IP License Agreement, we will be required to pay to Bally Gaming all costs, fees and expenses related to such third-party licenses, including proportionate pass-through expenses, such as our allocable share of minimum guarantees to the owners of such intellectual property. So long as the IP License Agreement remains in effect, we do not expect to pay any future royalties or fees for our use of intellectual property owned by Bally Gaming or its affiliates in our currently available games. The amount charged to us for the year ended December 31, 2018 for such royalties and fees was $26.1 million.

              Following the completion of this offering, we will be subject to the reporting requirements of the Exchange Act. We will be required to establish procedures and practices as a standalone public company in order to comply with our obligations under the Exchange Act and related rules and regulations. As a result, we will incur additional costs, including internal audit, investor relations, stock administration and regulatory compliance costs. These additional costs may differ from the costs that were historically charged to us from Scientific Games. We have not included any pro forma adjustments relating to these costs.

              The presentation of the unaudited pro forma condensed consolidated financial information is prepared in conformity with Article 11 of Regulation S-X.

              The following unaudited pro forma condensed consolidated financial statements and the related notes should be read in conjunction with the sections titled "Use of Proceeds," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and related notes thereto included elsewhere in this prospectus.

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of December 31, 2018

(In millions, except per share information)

	SG Social Holding Company II, LLC	Adjustments for the Transactions		As Adjusted	Adjustments for this Offering		SciPlay Corporation Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$10.0		$(1)(2)(6)	$		$(3)	$
Accounts receivable, net	31.5
Prepaid expenses and other current assets	5.6

Total current assets	47.1
Property and equipment, net	1.8
Goodwill	120.7
Intangible assets, net	13.6
Software, net	4.3
Deferred income taxes	6.4		(4)			(5)
Other assets	1.0

Total assets	$194.9	$		$	$		$

LIABILITIES AND PARENT'S EQUITY
Current liabilities:
Accounts payable	$12.7	$		$	$		$
Accrued liabilities	28.0		(6)
Due to affiliate	3.7

Total current liabilities	44.4
Deferred income taxes	—
Other long-term liabilities	11.9		(4)(6)

Total liabilities	56.3

Commitments and contingencies (see Note 8 to the consolidated financial statements of SG Social Holding Company II, LLC)
Parent's/Stockholders' Equity:
Class A common stock, par value $.001 per share, shares authorized; shares issued and outstanding, on pro forma basis	—					(3)
Class B common stock, par value $.001 per share, shares authorized; shares issued and outstanding, on pro forma basis	—
Additional paid-in capital			(9)			(9)
Accumulated net parent investment	140.8		(2)(7)
Accumulated other comprehensive income (loss)	(2.2)		(5)

Total Parent's/stockholders' equity attributable to SciPlay	—

Non-controlling interest	—		(8)

Total Parent's/stockholders' equity	138.6

Total liabilities and Parent's/stockholders' equity	$194.9	$		$	$		$

See accompanying notes to unaudited pro forma condensed consolidated balance sheet.

 NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(1)
Represents the payments for the purchase of (i)                         newly issued LLC Interests from SciPlay Parent LLC at a purchase price per interest equal to the initial public offering price per share of Class A common stock less the underwriting discount and (ii)                           LLC Interests from SG Holding I at a purchase price per interest equal to the initial public offering price per share of Class A common stock less the underwriting discount.

(2)
Represents the payment to Bally Gaming of $            for the purchase of an exclusive (subject to certain limited exceptions), perpetual, non-royalty-bearing license from Bally Gaming for intellectual property created or acquired by Bally Gaming or its affiliates on or before the third anniversary of the date of the IP License Agreement in any Covered Games, and a non-exclusive, perpetual, non-royalty-bearing license for intellectual property created or acquired by Bally Gaming or its affiliates after such third anniversary, for use in our currently available games. We do not expect to pay any future royalties or fees for our use of intellectual property owned by Bally Gaming or its affiliates in our currently available games. The amount charged to us for the year ended December 31, 2018 for such royalties and fees was $26.1 million. The purchase price of the license was determined based on the appropriate valuation methodology performed by a third-party valuation specialist.

For pro forma and accounting purposes, this transaction will be treated as a deemed distribution for accounting purposes only as it constitutes a transaction between entities under common control. Because this transaction has been accounted for as a transaction among entities under common control, and Bally Gaming has no carrying amount assigned to such intellectual property, SciPlay has not recorded any accounting value for this intellectual property license.

(3)
Represents the receipt of approximately $             million by us associated with the sale of                        shares of our Class A common stock in this offering at the initial public offering price of $            per share (the midpoint of the price range set forth on the cover page of this prospectus) after deducting the estimated underwriting discount and estimated offering expenses payable by us. A $1.00 increase or decrease in the assumed initial public offering price of $            per share would increase or decrease the net proceeds we receive from this offering by approximately $             million, assuming the number of shares offered by us as set forth on the cover page of this prospectus remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. Each increase (decrease) of 1 million shares in the number of shares of Class A common stock offered by us would increase (decrease) the net proceeds we receive from this offering by approximately $             million, assuming an initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us.

    The following table reconciles the gross proceeds from this offering to the net cash proceeds to SciPlay, exclusive of transaction (1) described above:

Initial public offering price	$

Shares of Class A common stock issued in this offering
Gross proceeds	$
Underwriting discount
Professional fees and expenses related to this offering

Net cash proceeds	$

(4)
Adjustments reflect the effects of the TRA on our consolidated balance sheet as a result of SciPlay's purchase of LLC Interests. Pursuant to the TRA, SciPlay will be required to make cash payments to the SG Members equal to 85% of the savings, if any, in U.S. federal, state and local income taxes that SciPlay actually realizes, or in some circumstances is deemed to realize, as a result of certain future tax benefits to which SciPlay may become entitled. SciPlay expects to benefit from the remaining 15% of the tax benefits, if any, that it may actually realize. As a result, as of the date of SciPlay's purchase of LLC Interests from SG Holding I in this offering, on a cumulative basis, the net effect of accounting for income taxes and the TRA on our financial statements will be a net increase in stockholders' equity of $             million. The amounts to be recorded for both the deferred tax assets and the liability for our obligations under the TRA have been estimated and are based on the assumption that there are no material changes in the relevant tax law and that we earn sufficient taxable income in each year to realize the full tax benefit of the amortization of our assets. A summary of the adjustments is as follows:

•
we will record an increase of $             million in deferred tax assets for estimated income tax effects of the increase in the tax basis of the purchased LLC Interests, based on an effective income tax rate of        % (which includes a provision for U.S. federal, state, and local income taxes);

•
we will record $             million which represents 85% of the estimated realizable tax benefit resulting from (i) the increase in tax basis in the tangible and intangible assets of SciPlay Parent LLC on the date of this offering related to the purchased LLC Interests as noted above and (ii) certain other tax benefits related to entering into the TRA, including tax benefits attributable to payments under the TRA, as an increase to the liability due to the SG Members under the TRA; and

•
we will record an increase to additional paid-in capital of $             million, relating to the difference between the increase in deferred tax assets and the increase in liability due to the SG Members under the TRA.

(5)
Reflects the reclassification of $             million in deferred professional fees associated with this offering that have been recorded in other assets and upon completion of this offering charged against the proceeds from this offering with a corresponding reduction in Additional paid-in capital.

(6)
Represents the payment of contingent acquisition consideration of approximately $             million and $               million recorded in accrued liabilities and other long term liabilities, respectively, that are accelerated upon the successful completion of this offering.

(7)
Reflects the elimination of Net parent investment and establishment of Additional paid-in capital as part of the purchase of                         LLC Interests in SciPlay Parent LLC from the SG Members.

(8)
As a result of the Transactions, SciPlay's only material asset will be the ownership of        % of the LLC Interests in, and its only business will be to act as the sole manager of, SciPlay Parent LLC. Therefore, pursuant to ASC 810 Consolidation, we will consolidate the financial results of SciPlay Parent LLC into our consolidated financial statements. The ownership interests of the members of SciPlay Parent LLC other than SciPlay will be accounted for as a non-controlling interest in SciPlay's consolidated financial statements after this offering.

  Immediately following this offering, the non-controlling interest of SciPlay will represent        % of the outstanding common member's interests, calculated as follows:

	Member's Interests	Percentage
Interest in SciPlay Parent LLC held by SciPlay			%
Non-controlling interest in SciPlay Parent LLC held by Scientific Games			%

%

    If the underwriters were to exercise their option to purchase additional shares of our Class A common stock in full, SciPlay would own        % of the economic interest of SciPlay Parent LLC and Scientific Games would own the remaining        % of the economic interest of SciPlay Parent LLC.

(9)
Reflects the impact of the transactions described in (1), (2), (3), (4), (5), (7) and (8) above on Additional paid-in capital summarized as follows:

Share price in excess of par value of Class A common stock issued in this offering(3)	$
Professional fees and expenses related to this offering(3)(5)
Impact of TRA(4)
Purchase of % of LLC Interests of SciPlay Parent LLC from SG Holding I and impact of elimination of Net parent investment(7)
Additional paid-in capital pro forma adjustment	$

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

Year Ended December 31, 2018

(In millions, except per share information)

	SG Social Holding Company II, LLC	Adjustments for the Transactions		As Adjusted	Adjustments for this Offering			SciPlay Corporation Pro Forma
Revenue	$416.2	$		$	$			$
Operating expenses:
Cost of revenue(a)	160.4		(1)
Sales and marketing(a)	105.7
General and administrative(a)	34.5
Research and development(a)	25.6
Depreciation and amortization	15.1
Contingent acquisition consideration	27.5
Restructuring and other	1.0		(2)				(2)

Operating income	46.4
Other (expense) income:
Other expense, net	3.0

Total other (expense) income	3.0

Net income before income taxes	49.4
Income tax expense	10.4						(4)

Net income	39.0
Less: net income attributable to non-controlling interest	—		(3)

Net income attributable to SciPlay	$—	$		$		$—		$

Net income per share:
Basic	N/A
Diluted	N/A
Weighted-average shares used to compute net loss per share:
Basic	N/A						(5)
Diluted	N/A						(5)

(a)
Excluding Depreciation and amortization

See accompanying notes to unaudited pro forma condensed consolidated statement of income.

 NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

(1)
Reflects the impact of the purchase of an exclusive (subject to certain limited exceptions), perpetual, non-royalty-bearing license from Bally Gaming for intellectual property created or acquired by Bally Gaming or its affiliates on or before the third anniversary of the date of the IP License Agreement in any Covered Games, and a non-exclusive, perpetual, non-royalty-bearing license for intellectual property created or acquired by Bally Gaming or its affiliates after such third anniversary, for use in our currently available games. So long as the IP License Agreement remains in effect, we do not expect to pay any future royalties or fees for our use of intellectual property owned by Bally Gaming or its affiliates in our currently available games. The amount charged to us for the year ended December 31, 2018 for such royalties and fees was $26.1 million.

(2)
Reflects the elimination of incremental costs incurred in connection with the Transactions, including this offering, consisting primarily of professional fees.

(3)
As a result of the Transactions, SciPlay will be the sole manager of SciPlay Parent LLC, and will have a minority economic interest in SciPlay Parent LLC, but as the sole manager will have all management powers over the business and affairs and will conduct, direct and exercise full control over the activities of SciPlay Parent LLC. Immediately following this offering, the non-controlling interest, representing the members of SciPlay Parent LLC other than SciPlay, will be        % of the outstanding LLC Interests. Net income attributable to the non-controlling interest holders of SciPlay represents        % of net income before income taxes, as well as net income attributable to non-controlling interest holders of SciPlay Parent LLC.

(4)
Following this offering, SciPlay will be subject to U.S. federal and state income tax on its proportionate ownership share of income allocated from SciPlay Parent LLC. SciPlay will not be subject to U.S. federal and state income tax on the portion of domestic income from SciPlay Parent LLC that is allocable to non-controlling interests, thereby reducing SciPlay's income tax expense.

(5)
Weighted-average shares outstanding is based on shares outstanding, which is the number of shares of our Class A common stock expected to be outstanding following this offering. The calculation includes            shares assumed to be sold in this offering as of the date of this offering. The calculation does not consider Class B common stock as these shares do not participate in earnings of SciPlay.

MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

              The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial and Other Data," "Unaudited Pro Forma Condensed Consolidated Financial Information" and the consolidated financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve certain risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly under the "Risk Factors" and "Special Note Regarding Forward-Looking Statements" sections.

Overview

              We are a leading developer and publisher of digital games on mobile and web platforms. We currently offer seven games, including social casino games Jackpot Party Casino, Gold Fish Casino, Hot Shot Casino and Quick Hit Slots, and casual games MONOPOLY Slots, Bingo Showdown and 88 Fortunes Slots. Our social casino games typically include slots-style game play and occasionally include table games-style game play, while our casual games blend slots-style or bingo game play with adventure game features. All of our games are offered and played on multiple platforms, including Apple, Google, Facebook and Amazon. In addition to our internally created games, our content library includes recognizable, real-world slot and table games content from Scientific Games. This content allows players who like playing land-based slot machines to enjoy some of those same titles in our free-to-play games. We have access to Scientific Games' library of more than 1,500 iconic casino titles, including titles and content from third-party licensed brands such as JAMES BOND, MONOPOLY, MICHAEL JACKSON, CHEERS and THE GODFATHER.

              We generate substantially all of our revenue from the sale of virtual coins, chips and bingo cards, which players of our games can use to play casino-style slot games and table games and bingo games. Players who install our games receive free virtual coins, cards or chips upon the initial launch of the game and additional free virtual coins, cards or chips at specific time intervals. Players may exhaust the virtual coins, cards or chips that they receive for free and may choose to purchase additional virtual coins, cards or chips in order to extend their time of game play.

              The following timeline illustrates the evolution of our business.

Post-Offering Taxation and Expenses

              After consummation of this offering, we will become subject to U.S. federal, state, foreign and local income taxes with respect to our allocable share of any taxable income of SciPlay Parent LLC and will be taxed at the prevailing corporate tax rates. In addition to tax expenses, we also will incur expenses related to our operations, plus payments under the TRA, which we expect to be substantial. We intend to cause SciPlay Parent LLC to make distributions in an amount sufficient to allow us to pay our tax obligations and operating expenses, including distributions to fund any ordinary course payments due under the TRA. See "Certain Relationships and Related Party Transactions—SciPlay Parent LLC Agreement—Distributions."

              In addition, as a public company, we will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. We expect to incur additional annual expenses related to these steps and, among other things, additional directors' and officers' liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, increased auditing and legal fees and similar expenses.

Key Performance Indicators and Non-GAAP Measures

              We manage our business by tracking several key performance indicators, each of which is tracked by our internal analytics systems and more fully described below and referred to in our discussion of operating results. Our key performance indicators are impacted by several factors that could cause them to fluctuate on a quarterly basis, such as platform providers' policies, restrictions, seasonality, user connectivity and addition of new content to certain portfolios of games. Future growth in players and engagement will depend on our ability to retain current players, attract new players, launch new games and features and expand into new markets and distribution platforms.

Mobile Penetration

              Mobile penetration is defined as the percentage of total revenue generated from mobile platforms. We believe this indicator provides useful information in understanding revenue generated from mobile platforms such as smartphones and tablets.

Average Monthly Active Users (MAU)

              MAU is defined as the number of individual users who played a game during a particular month. An individual who plays two different games or from two different devices may, in certain circumstances, be counted twice. However, we use third-party data to limit the occurrence of double counting. Average MAU for a period is the average of MAUs for each month for the period presented. We believe this indicator provides useful information in understanding the number of users reached across our portfolio of games on a monthly basis.

Average Daily Active Users (DAU)

              DAU is defined as the number of individual users who played a game on a particular day. An individual who plays two different games or from two different devices may, in certain circumstances, be counted twice. However, we use third-party data to limit the occurrence of double counting. Average DAU for a period is the average of the monthly average DAUs for the period presented. We believe this indicator provides useful information in understanding the number of users reached across our portfolio of games on a daily basis.

Average Revenue Per Daily Active User (ARPDAU)

              ARPDAU is calculated by dividing revenue for the period by the average DAU for the period and then dividing by the number of days in the period. We believe this indicator provides useful information reflecting game monetization.

AEBITDA and AEBITDA Margin

              AEBITDA and AEBITDA margin, as used herein, are non-GAAP financial measures that are presented as supplemental disclosures and are fully described and reconciled to the most directly comparable GAAP measure in footnote three to "Prospectus Summary—Summary Actual and Pro Forma Consolidated Financial and Other Data."

Comparability of Historical Results and Our Relationship with Scientific Games

              Our consolidated financial statements, which are discussed below, are prepared on a standalone basis in accordance with GAAP and are derived from Scientific Games' consolidated financial statements and accounting records using the historical results of operations and assets and liabilities attributable to our operations, and include charges of expenses from Scientific Games. Our consolidated results are not necessarily indicative of our future performance and do not reflect what our financial performance would have been had we been a standalone public company during the periods presented.

              Scientific Games currently licenses intellectual property and provides certain services to us under an intercompany intellectual property license agreement and intercompany services agreement, and costs associated with these functions have been charged to us and settled in cash pursuant to these agreements. These services and arrangements are more fully described in the section titled "Certain Relationships and Related Party Transactions." We generally expect to continue to use these services following the completion of this offering, depending on the type of the service and the location at which such service is provided, pursuant to the new Intercompany Services Agreement we will enter into in connection with this offering. Management believes the basis on which the expenses have been charged to be a reasonable reflection of the utilization of services provided to, or the benefit received by, us during the periods presented. However, these charges may not necessarily be indicative of the actual expenses we would have incurred as an independent company during the periods presented and prior to this offering or of the costs we will incur in the future. As part of the Transactions and pursuant to the terms of the IP License Agreement, we will acquire an exclusive (subject to certain limited exceptions), perpetual, non-royalty-bearing license for intellectual property created or acquired by Bally Gaming or its affiliates on or before the third anniversary of the date of the IP License Agreement in any Covered Games, and a non-exclusive, perpetual, non-royalty-bearing license for intellectual property created or acquired by Bally Gaming or its affiliates after such third anniversary, for use in our currently available games. Under the terms of the IP License Agreement, we will receive an exclusive (subject to certain limited exceptions) license to use such third-party intellectual property licensed to Bally Gaming on or before the third anniversary of the date of the IP License Agreement, to the extent permitted to be sublicensed to us, in any of the Covered Games and a non-exclusive license to use third-party intellectual property licensed to Bally Gaming after the third anniversary of the date of the IP License Agreement, to the extent permitted to be sublicensed to us, but only in our currently available games. Under the IP License Agreement, we will be required to pay to Bally Gaming all costs, fees and expenses related to such third-party licenses, including proportionate pass-through expenses, such as our allocable share of minimum guarantees to the owners of such intellectual property. So long as the IP License Agreement remains in effect, we do not expect to pay any future royalties or fees for our use of intellectual property owned by Bally Gaming or its affiliates in our currently available games. The amount charged to us for the years ended December 31, 2018 and 2017 for such royalties and fees was $26.1 million and $23.6 million, respectively.

              Following the completion of this offering, we will be subject to the reporting requirements of the Exchange Act. We will be required to establish procedures and practices as a standalone public company in order to comply with our obligations under the Exchange Act and related rules and regulations. As a result, we will incur additional costs, including internal audit, investor relations, stock administration and regulatory compliance costs. These additional costs may differ from the costs that were historically charged to us from Scientific Games.

Components of Our Results of Operations

Revenue

              We generate substantially all of our revenue from the sale of virtual coins, chips and bingo cards, which players of our games can use to play slot games, table games and bingo games. Revenue from the sale of virtual coins, chips and bingo cards is generated on mobile and web platforms. Other revenue primarily represents advertising revenue, which is currently an insignificant portion of our total revenue. We expect our overall revenue to continue to grow as we continue to increase our market share and execute our strategy (described elsewhere in this prospectus). As player platform preferences change and continue to migrate to mobile, we expect revenue generated on web platforms to continue to decline.

Operating Expenses

              Operating expenses consist primarily of cost of revenue, sales and marketing expenses, general and administrative expenses, R&D, D&A, contingent acquisition consideration, and restructuring and other expenses, each more fully described below. D&A expense is excluded from cost of revenue and other operating expenses, and is separately presented on the consolidated statements of income and comprehensive income.

Cost of Revenue

              Cost of revenue consists primarily of fees paid to platform providers such as Facebook, Google, Apple and Amazon, which generally represent 30% of revenue, and licensing fees, which includes intellectual property royalties paid to both affiliated and unaffiliated third parties, and other direct expenses incurred to generate revenue. We expect the aggregate amount of cost of revenue to increase for the foreseeable future as we grow our revenue and expand our business.

Sales and Marketing

              Sales and marketing expenses consist primarily of advertising costs related to marketing and player acquisition and retention, salaries and benefits for our sales and marketing employees and fees paid to consultants. We intend to continue to invest in sales and marketing to grow our player base both for our existing games and future games we may deploy. As a result, we expect the aggregate amount of sales and marketing expenses to increase for the foreseeable future as we grow our revenues and business and deploy new games. As deployed games mature, we generally expect sales and marketing expenses as a percentage of revenue attributable to such games to decrease.

General and Administrative

              General and administrative expenses consist primarily of salaries, benefits, and stock-based compensation for our executives, finance, information technology, human resources and other administrative employees, and includes administrative parent services (see Note 9 to the consolidated financial statements of SG Social Holding Company II, LLC, which are included in this prospectus). In addition, general and administrative expenses include outside consulting, legal and accounting services, facilities and other supporting overhead costs not allocated to other departments. We expect that our aggregate amount of general and administrative expenses will increase for the foreseeable future as we continue to grow our business and incur additional expenses associated with being a publicly traded company.

R&D

              R&D expenses consist primarily of costs associated with game development, such as associated salaries, benefits, facilities and other supporting overhead costs associated with game development. Continued investment in enhancing existing games and developing new games is important to attaining our strategic objectives. As a result, we expect the aggregate amount of R&D expenses to increase for the foreseeable future as we grow our business, focus on retention of our development team and grow our facilities.

Contingent Acquisition Consideration

              Contingent acquisition consideration expense consists of incremental consideration to be paid to former owners of businesses we acquired the amount of which exceeds the acquisition date estimation. As described in Note 1 to the audited consolidated financial statements of SG Social Holding Company II, LLC, which are included elsewhere in this prospectus, when an acquisition includes future consideration to be paid to previous owners of those businesses we have acquired, we estimate the fair value of the future payments and record the acquisition-date fair value as a component of the purchase price. We monitor such arrangements and evaluate them when conditions change. Any adjustments subsequent to the acquisition date estimate are recorded as contingent acquisition consideration expense. Because such expense is based on our current expectations of the future results of the acquired businesses, any adjustments are recorded if our expectations for the future change. Although we currently do not have any expectation that we will incur future contingent acquisition consideration, other than ongoing remeasurement of Spicerack contingent acquisition consideration, any such expenses will be dependent on future merger and acquisition activities and terms of those arrangements.

Restructuring and Other

              Our restructuring and other expenses include charges or expenses attributable to: (i) employee severance; (ii) management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; and (v) acquisition related and other unusual items other than contingent acquisition consideration. Restructuring and other expenses will increase or decrease based on management actions and/or occurrence of charges described herein and could materially change in the future depending on costs associated with the Transactions.

Results of Operations

Summarized Results of Operations

	Year Ended December 31,		Variance
($ in millions)	2018	2017	2018 vs. 2017
Revenue	$416.2	$361.4	$54.8	15%
Operating expenses	369.8	313.6	56.2	18%

Operating income	46.4	47.8	(1.4)	(3)%
Net income(2)	39.0	23.1	15.9	69%
AEBITDA(1)(2)	$94.0	$69.4	$24.6	35%
Net income margin	9.4%	6.4%	3.0pp	nm
AEBITDA margin	22.6%	19.2%	3.4pp	nm

(1)
For a reconciliation of net income to AEBITDA, see footnote three to the information contained in "Prospectus Summary—Summary Actual and Pro Forma Consolidated Financial and Other Data."

(2)
Includes intellectual property royalties paid to Scientific Games for use of its intellectual property. See "Certain Relationships and Related Party Transactions—Relationship with Scientific Games—Historical Relationship with Scientific Games." Under the terms of the IP License Agreement, we will acquire an exclusive (subject to certain limited exceptions), perpetual, non-royalty-bearing license for intellectual property created or acquired by Bally Gaming or its affiliates on or before the third anniversary of the date of the IP License Agreement in any Covered Games, and a non-exclusive, perpetual, non-royalty-bearing license for intellectual property created or acquired by Bally Gaming or its affiliates after such third anniversary, for use in our currently available games. So long as the IP License Agreement remains in effect, we do not expect to pay any future royalties or fees for our use of intellectual property owned by Bally Gaming or its affiliates in our currently available games. The amount charged to us for the years ended December 31, 2018 and 2017 for such royalties and fees was $26.1 million and $23.6 million, respectively. Under the terms of the IP License Agreement, we will receive an exclusive (subject to certain limited exceptions) license to use such third-party intellectual property licensed to Bally Gaming on or before the third anniversary of the date of the IP License Agreement, to the extent permitted to be sublicensed to us, in any of the Covered Games and a non-exclusive license to use third-party intellectual property licensed to Bally Gaming after the third anniversary of the date of the IP License Agreement, to the extent permitted to be sublicensed to us, but only in our currently available games. Under the IP License Agreement, we will be required to pay to Bally Gaming all costs, fees and expenses related to such third-party licenses, including proportionate pass-through expenses, such as our allocable share of minimum guarantees to the owners of such intellectual property.

nm = not meaningful.

pp = percentage points.

    Revenue and Key Performance Indicators

	Year Ended December 31,		Variance
($ in millions)	2018	2017	2018 vs. 2017
Revenue:
Mobile	$323.3	$259.6	$63.7	25%
Web	92.8	99.6	(6.8)	(7)%
Other	0.1	2.2	(2.1)	(95)%

Total revenue	$416.2	$361.4	$54.8	15%

    Revenue information by geography is summarized as follows:

	Year Ended December 31,		Variance
($ in millions)	2018	2017	2018 vs. 2017
U.S.	$380.3	$327.4	$52.9	16%
International	35.9	34.0	1.9	6%

Total revenue	$416.2	$361.4	$54.8	15%

	Year Ended December 31,		Variance
(in millions, except ARPDAU and percentages)	2018	2017	2018 vs. 2017
Key Performance Indicators:
Mobile Penetration	78%	72%	6pp	nm
Average MAU	8.3	7.6	0.7	9%
Average DAU	2.6	2.5	0.1	4%
ARPDAU	$0.43	$0.40	$0.03	8%

nm = not meaningful.

pp = percentage points.

              Mobile platform revenue increased primarily due to Bingo Showdown, the ongoing popularity of Quick Hit Slots, 88 Fortunes Slots, Goldfish Casino, Jackpot Party Casino and the recently launched MONOPOLY Slots, which collectively represented $68.2 million of the revenue increase, which was partially offset by a decline in revenue from other games for which marketing efforts have been reduced. Revenue for 2017 included only nine months of revenue from Bingo Showdown following our acquisition of Spicerack in April 2017.

              Web platform revenue decreased due to a decline in player levels on those platforms, and the negative impact of privacy code changes implemented during the second quarter of 2018 by one of our platform providers, which created connectivity issues that were subsequently resolved in the third quarter of 2018.

              Bingo Showdown generated $33.1 million and $13.8 million of revenue in 2018 and 2017, respectively.

              The increase in mobile penetration percentage is primarily reflective of a continued trend of players migrating from web to mobile platforms to play our games. Average MAU and DAU increased due to the growing popularity of our games driving our revenue growth disclosed above, while ARPDAU primarily increased due to more payers.

    Other Metrics

              Although we primarily focus on the key performance indicators disclosed above, we also monitor periodic trends in the number of players who make a purchase. The table below shows average monthly paying users, or MPUs, average monthly revenue per payer and payer conversion rate.

	Year Ended December 31,
	2018	2017
Average MPUs (in millions)(1)	0.5	0.4
Average monthly revenue per payer(2)	$76.25	$73.66
Payer conversion rate(3)	5.5%	5.3%

(1)
We define average MPUs as the average number of players who made a purchase at least once in a month during the applicable time period. However, because we do not always have the third-party data necessary to link an individual who has paid under multiple user accounts in a 30-day period, a player who has paid using multiple user accounts may be counted as multiple MPUs.

(2)
Average monthly revenue per payer is calculated by dividing average monthly revenue for the applicable time period by average MPUs for the applicable time period.

(3)
Payer conversion rate represents average MPUs divided by average MAU for the applicable time period.

              The increase in average MPUs, average monthly revenue per payer and payer conversion rate were due to the growing popularity of our games and the increased interaction with the games by our players as a result of the introduction of new content and features into our games.

Operating Expenses

	Year Ended December 31,		Variance Amount		Percentage of Revenue
							2018 vs. 2017 Change
($ in millions)	2018	2017	2018 vs. 2017		2018	2017
Operating expenses:
Cost of revenue(1)	$160.4	$138.6	$21.8	16%	38.5%	38.4%	0.lpp
Sales and marketing(1)	105.7	86.7	19.0	22%	25.4%	24.0%	1.4pp
General and administrative(1)	34.5	44.5	(10.0)	(22)%	8.3%	12.3%	(4.0)pp
R&D(1)	25.6	26.5	(0.9)	(3)%	6.2%	7.3%	(1.1)pp
D&A	15.1	17.0	(1.9)	(11)%		nm
Contingent acquisition consideration	27.5	—	27.5	nm		nm
Restructuring and other	1.0	0.3	0.7	233%		nm

Total operating expenses	$369.8	$313.6	$56.2	18%

(1)
Excluding Depreciation and Amortization

nm = not meaningful.

pp = percentage points.

Cost of Revenue

              Cost of revenue increased primarily as a result of increases of $17.1 million in platform fees and $4.4 million in royalties, which were both correlated with revenue growth. The platform fees increase was in line with the 30 percent generally charged by platform providers. Cost of revenue as a percentage of revenue was relatively flat.

Sales and Marketing

              Sales and marketing expenses increased primarily due to an $18.6 million increase in player acquisition and retention costs, largely associated with Bingo Showdown and other early stage games that are driving revenue growth. Sales and marketing as a percentage of revenue increased by 1.4 percentage points, which reflects increased player acquisition efforts associated with Bingo Showdown and other games driving revenue growth. These incremental costs reflect the early stages of the related games maturity cycle, when player acquisition and retention costs are higher as a percentage of revenue than they are for more mature games.

General and Administrative

              General and administrative expenses decreased primarily as a result of the inclusion in 2017 of higher incentive compensation because we exceeded growth targets under our three-year long-term incentive compensation plan, which resulted in a $10.3 million decrease in employee-related costs including incentive compensation and stock based compensation, coupled with a $1.3 million decrease in parent and digital shared services. This decrease was partially offset by a $0.8 million increase in salaries and benefits mainly due to increased headcount and professional services.

D&A

              D&A decreased primarily due to certain intangible assets becoming fully amortized during 2018.

Contingent Acquisition Consideration

              Contingent acquisition consideration of $27.5 million for 2018 reflects the remeasurement charges related to the increased value of contingent acquisition consideration in connection with the Spicerack acquisition. This increase in value is primarily the result of the Bingo Showdown app's post-acquisition performance exceeding our acquisition-date expectations resulting from the post-acquisition implementation of marketing and monetization engines.

Net Income

              Net income increased primarily due to continued growth in revenue (as described above), improved operating leverage and lower income tax expense. The 2018 comparable period includes $27.5 million in contingent acquisition consideration expense. Net income margin was 9.4 percentage points, which represents a 3.0 percentage point improvement from the comparable 2017 period, despite the effect of contingent acquisition consideration expense on 2018 net income.

AEBITDA

              AEBITDA increased primarily due to continued growth in revenue (as described above) and improved operating leverage, partially offset by higher sales and marketing expenses as described above. AEBITDA margin improved by 3.4 percentage points.

Other Factors Affecting Net Income

	Year Ended December 31,		Factors Affecting Net Income
(in millions)	2018	2017	2018 vs. 2017
Other (income) expense, net	$(3.0)	$2.6	The change is primarily attributable to the changes in foreign currency rates between the U.S. Dollar and the Israeli Shekel.
Income tax expense	10.4	22.1

The decrease in 2018 compared to 2017 is primarily attributable to the change in the effective tax rate resulting from the impact of U.S. federal income tax reform. See Note 7 to the audited consolidated financial statements of SG Social Holding Company II, LLC included in this prospectus for additional information.

Quarterly Results of Operations Supplemental Data

              The following table sets forth our unaudited quarterly statements of income and other data for each of the eight most recent quarters in the period ended December 31, 2018. We have prepared the quarterly results of operations data on a consistent basis with the audited financial statements included elsewhere in this prospectus. In the opinion of management, the quarterly results of operations data reflect all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of this data. The statements of income data should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of results for a full year or for any future period.

	Three Months Ended
($ in millions)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Revenue	$113.7	$105.3	$99.7	$97.5	$95.5	$95.1	$91.0	$79.8
Cost of revenue(1)	43.8	40.6	38.4	37.6	36.6	36.1	34.9	31.0
Sales and marketing(1)	31.4	27.5	23.8	23.0	21.2	23.5	21.3	20.7
General and administrative(1)	9.4	7.9	8.7	8.5	11.9	13.7	8.3	10.6
R&D(1)	6.5	6.4	6.4	6.3	7.4	7.6	6.3	5.2
D&A	1.8	1.7	5.8	5.8	5.7	5.7	3.2	2.4
Contingent acquisition consideration	1.1	8.4	—	18.0	—	—	—	—
Restructuring and other	0.3	0.6	—	0.1	—	—	0.1	0.2

Operating income (loss)	$19.4	$12.2	$16.6	$(1.8)	$12.7	$8.5	$16.9	$9.7

Net income (loss)	$18.7	$9.2	$12.2	$(1.1)	$5.5	$4.7	$8.5	$4.4

AEBITDA	$24.5	$23.7	$23.1	$22.7	$19.0	$15.8	$21.3	$13.3

Affiliate IP license expense(2)	$6.8	$6.7	$6.3	$6.3	$6.1	$6.1	$5.9	$5.5

(1)
Excluding Depreciation and Amortization

(2)
Represents intellectual property royalties paid to Scientific Games for use of its intellectual property. See "Certain Relationships and Related Party Transactions—Relationship with Scientific Games—Historical Relationship with Scientific Games." Under the terms of the IP License Agreement, we will acquire an exclusive (subject to certain limited exceptions), perpetual, non-royalty-bearing license for intellectual property created or acquired by Bally Gaming or its affiliates on or before the third anniversary of the date of the IP License Agreement in any Covered Games, and a non-exclusive, perpetual, non-royalty-bearing license for intellectual property created or acquired by Bally Gaming or its affiliates after such third anniversary, for use in our currently available games. So long as the IP License Agreement remains in effect, we do not expect to pay any future royalties or fees for our use of intellectual property owned by Bally Gaming or its affiliates in our currently available games. Under the terms of the IP License Agreement, we will receive an exclusive (subject to certain limited exceptions) license to use such third-party intellectual property licensed to Bally Gaming on or before the third anniversary of the date of the IP License Agreement, to the extent permitted to be sublicensed to us, in any of the Covered Games and a non-exclusive license to use third-party intellectual property licensed to Bally Gaming after the third anniversary of the date of the IP License Agreement, to the extent permitted to be sublicensed to us, but only in our currently available games. Under the IP License Agreement, we will be required to pay to Bally Gaming all costs, fees and expenses related to such third-party licenses, including proportionate pass-through expenses, such as our allocable share of minimum guarantees to the owners of such intellectual property.

Reconciliations of AEBITDA to Net Income (Loss)

              The following table sets forth the reconciliation of AEBITDA, a non-GAAP financial measure described above, to net income (loss) as the most directly comparable GAAP measure.

	Three Months Ended
($ in millions)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Net income (loss)	$18.7	$9.2	$12.2	$(1.1)	$5.5	$4.7	$8.5	$4.4
Contingent acquisition consideration	1.1	8.4	—	18.0	—	—	—	—
Restructuring and other	0.3	0.6	—	0.1	—	—	0.1	0.2
D&A	1.8	1.7	5.8	5.8	5.7	5.7	3.2	2.4
Other (income) expense, net	(3.8)	0.2	0.7	(0.1)	0.1	(0.2)	1.4	1.3
Income tax expense (benefit)	4.5	2.8	3.7	(0.6)	7.1	4.0	7.0	4.0
Stock-based compensation	1.9	0.8	0.7	0.6	0.6	1.6	1.1	1.0

AEBITDA	$24.5	$23.7	$23.1	$22.7	$19.0	$15.8	$21.3	$13.3

Liquidity and Capital Resources

Introduction

              Upon the consummation of this offering, we will be a holding company, with no material assets other than our ownership of LLC Interests of SciPlay Parent LLC. Substantially all of our operations will be carried out by SciPlay Parent LLC and its subsidiaries, and we will have no independent means of generating revenue or cash flow. We will depend on distributions from SciPlay Parent LLC to pay our taxes and expenses. SciPlay Parent LLC's ability to make distributions to us may be restricted by the terms of any future credit agreement we enter into, any future debt or preferred equity securities we or our subsidiaries issue, other contractual restrictions or applicable Nevada law.

              We have funded our operations primarily through cash flows from operating activities. Based on our current plans and market conditions, we believe that cash flows generated from our operations, the proceeds from this offering and borrowing capacity under the Revolver will be sufficient to satisfy our anticipated cash requirements for the foreseeable future. However, we intend to continue to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new games and features or enhance our existing games, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be harmed.

Revolving Credit Facility

              In connection with this offering, we plan to enter into the Revolver, dated as of the date of the consummation of this offering, or the Closing Date, by and among SciPlay Holding LLC, as the

borrower, SciPlay Parent LLC, as a guarantor, the subsidiary guarantors party thereto, the lenders party thereto and                        , as administrative agent and collateral agent. The effectiveness of the Revolver is conditioned upon the consummation of this offering, however this offering is not contingent upon the effectiveness of the Revolver.

              The interest rate will initially be either Adjusted LIBOR (to be defined in the Revolver) plus        % or ABR (to be defined in the Revolver) plus        % at the option of SciPlay Holding LLC. SciPlay Holding LLC is required to pay to the lenders a commitment fee of        % per annum on the average daily unused portion of the revolving commitments through maturity, which will be the five year anniversary of the Closing Date of the Revolver. The Revolver will also provide for up to $             million in letter of credit issuances, which will require customary issuance and administration fees, as well as a fronting fee of        %.

              The Revolver will contain covenants that, among other things, will restrict our ability to incur additional indebtedness; incur liens; sell, transfer or dispose of property and assets; invest; make dividends or distributions or other restricted payments; and engage in affiliate transactions. The Revolver will limit our ability to make certain payments, including dividends or distributions on SciPlay Parent LLC's equity and other restricted payments, provided, however, that payments in respect of certain tax distributions under the SciPlay Parent LLC Agreement and certain payments under the TRA will be permitted, and payments to SciPlay Parent LLC's direct or indirect parent made on or prior to the closing date of the Revolver in an amount not to exceed the net cash proceeds of this offering are permitted, among other customary exceptions. In addition, we will be required to maintain a maximum total net leverage ratio not to exceed      :1.00 and maintain a minimum fixed charge coverage ratio of no less than      :1.00. Such covenants will be tested quarterly at the end of each fiscal quarter beginning with the first full quarter after the Closing Date of the Revolver.

Changes in Cash Flows

              The following table presents a summary of our cash flows for the periods indicated:

	Year Ended December 31,
($ in millions)	2018	2017
Net cash provided by operating activities	$76.9	$62.2
Net cash used in investing activities	(3.5)	(31.4)
Net cash used in financing activities	(79.5)	(30.2)
Effect of exchange rates on cash, cash equivalents and restricted cash	(0.7)	1.0

(Decrease) increase in cash, cash equivalents and restricted cash	(6.8)	$1.6

Operating Activities

              Net cash flows provided by operating activities for the year ended December 31, 2018 as compared to the prior year period increased by $14.7 million, primarily due to $30.0 million in incremental net earnings after reconciling adjustments, partially offset by unfavorable changes in working capital accounts and other of $15.3 million, largely reflecting payments under our 2015 to 2017 long-term incentive compensation plan. We developed this plan to incent aggressive growth targets that we ultimately exceeded, significantly driven by performance in 2017.

Investing Activities

              Net cash flows used in investing activities for the year ended December 31, 2018 as compared to the prior year period decreased, primarily due to the Spicerack acquisition for $26.0 million, which was completed in 2017.

Financing Activities

              Net cash flows used in financing activities for the year ended December 31, 2018 as compared to the prior year period increased, primarily due to higher dividend payments to our parent, Scientific Games Corporation.

Contractual Obligations

              Our contractual obligations as of December 31, 2018 principally include obligations associated with our future minimum operating lease obligations and an obligation related to Spicerack contingent acquisition consideration as set forth in the table below:

	Cash Payments Due In
($ in millions)	Total	Less than 1 year	1 - 3 years	4 - 5 years	More than 5 years
Operating leases	$6.5	$2.1	$3.0	$1.3	$0.1
Contingent acquisition consideration and other obligations	33.0	19.8	13.2	—	—

Total contractual obligations	$39.5	$21.9	$16.2	$1.3	$0.1

              The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions and the approximate timing of the actions under the contracts. The table does not include obligations under agreements that we can cancel without a significant penalty. We have agreements whereby we are obligated to pay royalties based on future events that are uncertain and therefore they are not included in the table above.

              Following the consummation of this offering, we will be obligated to make payments under the TRA. The table above does not include any payments that we may be obligated to make under the TRA, as the actual timing and amount of any payments that may be made under the TRA, including as a result of our purchase of LLC Interests with proceeds from this offering, are unknown at this time and will vary based on a number of factors. For more information about these factors, see "Certain Relationships and Related Party Transactions—The Transactions—Tax Receivable Agreement." However, we expect that the payments that we will be required to make to the SG Members will be substantial. Any payments made by us to the SG Members under the TRA will generally reduce the amount of cash that might have otherwise been available to us or to SciPlay Parent LLC. To the extent that we are unable to make payments under the TRA for any reason, the unpaid amounts will accrue interest until paid. Our failure to make any payment required under the TRA (including any accrued and unpaid interest) within 30 calendar days of the date on which the payment is required to be made will constitute a material breach of a material obligation under the TRA, which will terminate the TRA and accelerate payments thereunder, unless the applicable payment is not made because (i) we are prohibited from making such payment under the terms of the TRA or the terms governing certain of our secured indebtedness or (ii) we do not have, and cannot use commercially reasonable efforts to obtain, sufficient funds to make such payment.

              Additionally, the Spicerack purchase agreement stipulates the acceleration of contingent consideration payment in certain events, including the initial public offering of interests in Scientific Games' social gaming business. The maximum payment of any such acceleration would not exceed $31.0 million, which is our estimated current cash obligation. We anticipate funding this payment with proceeds from this offering and, if necessary, cash on hand and borrowings under the Revolver.

Off Balance Sheet Obligations

              As of December 31, 2018, we did not have any significant off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.

Quantitative and Qualitative Disclosure About Market Risk

              Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign exchange rates and commodity prices. As of December 31, 2018, we had no material exposure to market risks.

Critical Accounting Estimates

              Information regarding significant accounting policies is included in the Notes to the audited consolidated financial statements of SG Social Holding Company II, LLC, which are included elsewhere in this prospectus. As stated in Note 1, the preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. We believe that the estimates, assumptions, and judgments involved in the following accounting policies have the greatest potential impact on our consolidated financial statements:

  •
  Revenue recognition;

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  Business combinations;

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  Contingent acquisition consideration; and

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  Income taxes.

Revenue Recognition

              As described in Note 1, on January 1, 2018, we adopted ASC 606 using the modified retrospective method, which was applied to customer contracts that were not completed as of January 1, 2018. Our revenue recognition policy described fully in Note 1 requires us to make significant judgments and estimates. The guidance in ASC 606 requires that we apply judgments or estimates to determine the performance obligations, the standalone selling prices of our performance obligations to customers and the timing of transfer of control of the respective performance obligations. The evaluation of each of these criteria in light of contract specific facts and circumstances is inherently judgmental, but certain judgments could significantly affect the timing or amount of revenue recognized if we were to reach a different conclusion than we have. The critical judgments we are required to make in our assessment of contracts with customers that could significantly affect the timing or amount of revenue recognized are:

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  Satisfaction of our performance obligation—We estimate the amount of outstanding purchased virtual currency at period end based on customer behavior, because we are unable to distinguish between the consumption of purchased or free virtual currency. Based on an analysis of the customers' historical play behavior, the timing difference between when virtual currencies are purchased by a customer and when those virtual currencies are consumed in game play is relatively short. Future usage patterns may differ from historical usage patterns, and therefore the estimated average playing periods may change in the future, and such changes could be material.

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  Principal-agent considerations—We recognize revenues on a gross basis because we have control over the content and functionality of games before players access our games on our platform providers platforms. We evaluated our current agreements with our platform providers and end-user agreements and based on the preceding, we determined that we are the principal in such arrangements. Any future changes in these arrangements or to our games and related method of distribution may result in a different conclusion, and such change would have a material impact on our gross revenues.

Business Combinations

              We account for business combinations in accordance with ASC 805. This standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination.

              Determining the fair value of assets acquired and liabilities assumed requires management judgment and often involves the use of significant estimates and assumptions with respect to the timing and amounts of future cash inflows and outflows, discount rates, market prices and asset lives, among other items. Any changes in the underlying assumptions can impact the estimates of fair value by material amounts, which can in turn materially impact our results of operations. If the subsequent actual results and updated projections of the underlying business activity change compared with the assumptions and projections used to develop these fair values, we could record impairment charges. In addition, we have estimated the useful lives of certain acquired assets, and these lives are used to calculate D&A expense. If our estimates of the useful lives change, D&A expense could be accelerated or slowed.

Contingent Acquisition Consideration

              The valuation of contingent consideration (which is required each reporting period) requires significant judgments, and any changes in the underlying assumptions can impact the estimates of fair value by material amounts. Based on the 2018 remeasurements and as a result of changes in significant unobservable inputs primarily consisting of projected earnings-based measures and probability of achievement (categorized as Level 3 in the fair value hierarchy as established by ASC 820), we increased the fair value of Spicerack contingent consideration by $27.5 million, which changes were included in Contingent acquisition consideration expense. The discount rate used in estimating contingent acquisition consideration was approximately 10%. See Note 1 to the audited consolidated financial statements of SG Social Holding Company II, LLC, included elsewhere in this prospectus, under the caption "Acquisition of Spicerack."

Income Taxes

              We are subject to the income tax laws of the many jurisdictions in which we operate. These tax laws are complex, and the manner in which they apply to our facts is sometimes open to interpretation. In establishing the provision for income taxes, we must make judgments about the application of these inherently complex tax laws. The provision for income taxes is calculated as if SG Social Holding Company II, LLC completed separate tax returns apart from its Parent ("Separate-return Method"), which requires significant judgments. Certain legal entities of SG Social Holding Company II, LLC are included in tax filings of affiliated entities that are not part of SG Social Holding Company II, LLC, but are included in these financial statements under the Separate-return Method.

              Our income tax positions and analysis are based on currently enacted tax law. Future changes in tax law could significantly impact the provision for income taxes, the amount of taxes payable and the deferred tax asset and liability balances in future periods. Deferred tax assets generally represent tax benefits for tax deductions or credits available in future tax returns. Certain estimates and assumptions are required to determine whether it is more likely than not that all or some portion of the benefit of a deferred tax asset will not be realized. In making this assessment, management analyzes and estimates the impact of future taxable income, available carry-backs and carry-forwards, reversing temporary differences and available prudent and feasible tax planning strategies. Should a change in facts or circumstances lead to a change in judgment about the ultimate realizability of a deferred tax asset, we record or adjust the related valuation allowance in the annual period that the change in facts and circumstances occurs, along with a corresponding increase or decrease in the provision for income taxes. For discussion of our income taxes, see Note 7 to the consolidated financial statements of SG Social Holding Company II, LLC, which are included elsewhere in this prospectus.

SciPlay Corporation Consolidation of Variable Interest Entities (VIE)

              As described in Note 1 to the audited financial statement of SciPlay Corporation, which is included elsewhere in this prospectus, upon the completion of the Transactions, SciPlay Corporation's sole material asset will be its member's interest in SciPlay Parent LLC. Due to SciPlay Corporation's power to control combined with its significant economic interest in SciPlay Parent LLC, we concluded that SciPlay Corporation is the primary beneficiary of the VIE, and therefore it will consolidate the financial results of SciPlay Parent LLC and its subsidiaries. Any future changes to the economic interest and/or the SciPlay Parent LLC Agreement, among other factors, may result in a different conclusion, and such change would have a material impact on SciPlay Corporation financial statements, as SciPlay Parent LLC and its subsidiaries would not be consolidated but rather accounted for under the equity method of accounting.

JOBS Act

              We qualify as an "emerging growth company" as defined in the JOBS Act. As an emerging growth company, we may take advantage of certain reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

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  only two years of audited financial statements are required to be included in this prospectus, in addition to any required interim financial statements, and correspondingly reduced disclosure in this "Management's Discussion and Analysis of Financial Condition and Results of Operations;"

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  not being required to comply with the auditor attestation requirements of Section 404;

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  reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

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  exemptions from the requirements of holding a non-binding advisory vote on executive compensation, including golden parachute compensation.

              We may take advantage of these provisions for up to five years or until such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of (1) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (2) the date we qualify as a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act; (3) the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities held by non-affiliates; and (4) the last day of the fiscal year ending after the fifth anniversary of our initial public offering.

              In addition, Section 107 of the JOBS Act also provides that an emerging growth company can use an extended transition period for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to opt out of such extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable. However, we intend to take advantage of the other exemptions discussed above.

BUSINESS

Mission

              Our mission is to become the #1 casual mobile gaming company in the world.

Overview

              We are a leading developer and publisher of digital games on mobile and web platforms. Our total revenue has grown from $168.8 million in 2015 to $416.2 million in 2018, representing a compound annual growth rate, or CAGR, of 35%. The mobile portion of our revenue has grown from $109.4 million in 2015 to $323.3 million in 2018, representing a CAGR of 44%. According to data from Eilers & Krejcik, the average CAGR for mobile revenue in the social casino industry was 25% over the same period. We create our games around compelling user experiences, often using authentic land-based content from Scientific Games to anchor these experiences. Our first social game, Jackpot Party Casino, has continued to grow since its launch in 2012, with many of the players who began playing in 2012 still playing six years later. During the fourth quarter of 2018, our games were played by a total of more than 11.6 million players. Of those players, more than 8.4 million played each month, with approximately 32% of the monthly players playing every day, for an average of 54 minutes each day. During that same quarter, according to Eilers & Krejcik, we achieved an 8.6% share of the mobile social casino market and our revenue growth was 5.5 times as high as the social casino market average.

              We provide highly entertaining free-to-play games that millions of people play every day for their authenticity, engagement and fun. We believe our pace of content and feature releases, along with the data-driven, highly targeted and customized experience we provide in our games, result in increased loyalty and frequency of play. While most players play our games for free, a growing number of players, both in terms of total number and as a percentage of paying players, elect to purchase additional virtual coins, cards and chips to enable more game play, which can lead to the unlocking of content and features in a shorter elapsed time than players who opt to not buy virtual coins, cards or chips. The number of players who purchased virtual coins, cards and chips in the fourth quarter of 2018 was more than triple the number of players who did so in the first quarter of 2015, which has driven strong revenue, net income and AEBITDA growth. That number of paying players is still relatively small compared to the total number of players, which provides upside potential for continued growth.

              We currently offer seven games, including social casino games Jackpot Party Casino, Gold Fish Casino, Hot Shot Casino and Quick Hit Slots, and casual games MONOPOLY Slots, Bingo Showdown and 88 Fortunes Slots. Each of these games achieved its highest monthly revenue in 2018. Our social casino games typically include slots-style play and occasionally include table games-style game play, while our casual games blend slots-style or bingo game play with adventure game features. All of our games are offered and played across multiple platforms, including Apple, Google, Facebook and Amazon. In addition to our internally created games, our content library includes recognizable, real-world slot and table games content from Scientific Games. This content allows players who like playing land-based slot machines to enjoy some of those same titles in our free-to-play games. We have access to Scientific Games' library of more than 1,500 iconic casino titles, including titles and content from third-party licensed brands such as JAMES BOND, MONOPOLY, MICHAEL JACKSON, CHEERS and THE GODFATHER. We believe our access to this content, coupled with our years of experience developing in-house content, uniquely positions us to create compelling social games.

              We utilize a disciplined, data-driven approach to create a portfolio of games that spans markets and appeals to a wide range of players. We gather and analyze data to fine tune the game play experience and enrich our games. We also leverage extensive insights learned through our relationship with Scientific Games, which helps us differentiate our content and create deeply immersive game play.

              Unlike much of the traditional, hit-driven video game industry, social casino games are generally more evergreen in nature, typically demonstrating more sustained appeal to players than games in other categories. We have powered our growth by repeatedly adding new slot content and other types of engaging content to our games. We intend to use our core social casino games to fuel our growth while expanding our presence in the rest of the casual games market. Our oldest social casino game, Jackpot Party Casino, continues to exhibit strong monetization and engagement more than six years after launch. For example, for the third quarter of 2018, revenue from the year 1 cohort of Jackpot Party Casino was greater than the revenue generated from that cohort in the third quarter of 2012. We define "cohort" on a per game basis as all players who downloaded and played the relevant game during a given period of time.

              Our financial model benefits from our diverse portfolio of evergreen games, our methodical approach to designing, developing and launching new titles and our attractive user economics. In addition to a revenue CAGR of 35% from 2015 through 2018, we have increased our ARPDAU from $0.21 for 2015 to $0.43 for 2018. From 2015 through 2018, we generated more than $1.2 billion in cumulative revenue and, according to Eilers & Krejcik, gained significant market share.

Our Social Casino Heritage and Expertise

              We are a global organization powered by a culture of innovation. Our management team has more than 300 years of combined experience in the digital entertainment business and is supported by a diverse, collaborative team spanning three continents and five studios. Our executive leadership team emboldens our innovative, entrepreneurial spirit to guide us toward our goal of providing best-in-class player entertainment in the casual gaming industry. While much of our talent comes from within our company through employee growth and development, we supplement that talent with hand-picked candidates from top companies in the video game industry.

              Our founders led our company's original predecessor since its inception in 1997. That company grew during an era before online social games existed, and developed play-for-fun slot games, casino games and card games and sold them on physical computer media in 2000. It began developing online games in 2003 and offered casual slot games on the Apple iOS platform in 2008. It entered the social casino market in 2011 and launched Jackpot Party Casino in 2012, shortly after its acquisition by WMS Industries Inc. in June 2012, which Scientific Games in turn acquired in October 2013. We have since leveraged Scientific Games' content, along with our original content, to enhance our games with authentic casino experiences.

              From the early days of our company, we have excelled at creating innovative, attractive content and monetizing it. When players were using compact disks, we sold our games to our players on physical media as retail goods. When we saw the possibilities of an online world, we were quick to adapt to the new technology and became a front-runner in a new market, leading to new sources of revenue. We moved early, adapted to changing circumstances and learned new ways to monetize content throughout our journey. Our success is not limited to one specific digital gaming market, as demonstrated by the results we achieved when we applied our processes to Bingo Showdown, after acquiring it in 2017, and the success we have achieved with the launch of MONOPOLY Slots, a game where we blend slot play with adventure game features. We believe we are well positioned to repeat this success in other digital gaming markets where we choose to expand.

Our Industry and Market Opportunity

              A number of trends are driving significant change in digital gaming, which we believe are causing growth in the casual games market and providing opportunities for us to grow our social casino games and expand into other areas of the casual games market:

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  Digital gaming is an engaging form of entertainment.  Digital gaming is a large and strategically important component of the overall entertainment market. Total consumer spend on digital gaming worldwide was approximately $138 billion in 2018, which was more than twice the approximately $58 billion consumers spent on movies and music in 2017, according to data from Newzoo, MPAA and IFPI. We believe the digital gaming market will continue to expand, and that we are well positioned to take advantage of that growth.

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  Mobile devices are a leading medium to consume digital content such as games.  Consumers are increasingly using their mobile devices for entertainment. According to eMarketer, the average American was expected to spend 3 hours and 35 minutes per day on mobile devices in 2018, and in 2019, time spent consuming content on mobile devices is expected to eclipse time spent watching TV. Mobile games are also being played extensively. According to IDC, in 2017 more than 50% of mobile gamers in the U.S. spent more than five hours per week playing games on their mobile devices, and global mobile revenue increased by a CAGR of 27% from 2015 to 2018.

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  Increasing number of players with the emergence of casual games.  Digital game design and distribution in the casual game market has evolved as new game types and business models address incremental gaming audiences. The proliferation of smartphones and availability of mobile app stores has increased access to digital games, including in the social casino market and other areas of the casual game market. For example, IDC estimates 1.5 billion consumers globally played games on their smartphones or tablets in 2017, an increase of 1 billion consumers since 2012, based on IDC and App Annie data. Games accounted for more than 35% of app downloads and 80% of consumer spend on Apple's iOS App Store and the Google Play store in 2017, according to data from App Annie. Casual games are also widening the appeal of gaming to mass audiences.

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  Scale is increasingly strategic in order to succeed in mobile gaming.  We believe scale provides valuable advantages in mobile gaming. Marketing and R&D can be significant expenses for mobile gaming developers, as thousands of titles compete for limited playing time. We believe large and stable user bases reduce the risk of content investments for new games as companies leverage data-driven insights from the game play of their existing user base.

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  Social casino is an attractive market within digital gaming.  The social casino market is characterized by games that are social and competitive, in known formats, and self-directed in pace and session length. Social casino games are generally evergreen in nature due to their loop-driven game play and ability to naturally incorporate a cadence of new in-game content and events. According to Eilers & Krejcik, total consumer spend in the social casino category grew at a CAGR of 21% from 2013 through 2018 and is expected to be approximately $5.8 billion in 2019. Unlike other digital gaming markets that are more hit-driven in nature, we believe the unique characteristics of the social casino market mitigate exposure to high R&D investments and hit-and-miss cycles. The evergreen nature of the social casino market is evidenced by the sustainable nature of performance, as social games that become the top revenue grossing games on app store rankings tend to remain high grossing longer than their non-social game peers. For example, according to data compiled from App Annie, as of October 2018 the median slots game that achieved a top 25 revenue ranking between January 1, 2012 and July 1, 2017 maintained a top 25 ranking 15 months after launch, compared to the median non-slots game that had fallen to

    #88 15 months after launch. Further showing the strength of social casino games, according to Eilers & Krejcik, all but one of the top 10 social casino game publishers featured slots-based content in 2018.

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  Additional market opportunities within the broader mobile gaming landscape.  According to IDC, the global mobile gaming market was estimated to be approximately $74 billion in 2018, and the market is projected to grow at a CAGR of 11.2% from 2017 through 2022, with spending on mobile games expected to exceed that of console and personal computer gaming for the first time in 2020. We believe social casino games share several core mobile gaming concepts with broader markets, such as puzzle games, card games and match three games, which should allow us to leverage our existing capabilities and grow with the broader market. According to Eilers & Krejcik, the total market in 2018 for casual mobile games, which includes social casino, puzzle, card, match three, and other similar games, was more than $25 billion.

Our Value Proposition for Players

              We believe in "selling fun, entertaining time" to our players as opposed to "selling slot spins." We believe this player-first approach helps us to build loyal players and wide appeal within our target markets. By leveraging our relationship with Scientific Games, we incorporate valuable insights gained from its long history of game development into our digital offerings, which we believe further differentiates our content and deepens player interaction within our games. We offer the following key value propositions to our players:

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  Authenticity.  Our games provide an authentic experience of land-based games, including familiar mechanics, visuals, math and audio. We allow players to relive the authentic thrill of a live casino by including secret tricks and glitches included in land-based versions of the games.

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  Accessibility.  Our games can be played using either mobile or web platforms.

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  Fresh, new and event-driven content.  Our games offer simple, intuitive core mechanics as well as multi-layer game plays that are highly immersive. We refresh our games through new content additions, daily reward pop-ups and promotional events. Our refresh cycles aim to extend session lengths and prompt players to relaunch and play the game.

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  Personalization.  Our approach to our business allows us to provide game content that is highly personalized for each player based on the last seven days of that player's activity, enabling us to deliver a unique gaming experience to each member of our global audience. We attempt to engage our players at a deeper level over a long period of time by incorporating unique meta-game elements to create compelling player engagement and progression through various game levels.

Our Core Strengths

Diverse portfolio of evergreen games

              We have created and acquired a diverse portfolio of enduring games featuring some of the most popular and well known titles in social gaming. Our games appeal to multiple markets through varying game mechanics and unique progression sequences, or experience paths, through our games. We design each of our games to appeal to a specific player market. For example, Jackpot Party Casino is targeted toward players who enjoy the slot games of WMS, a gaming company Scientific Games acquired in 2013, while Quick Hit Slots is aimed at players who prefer content inspired by Bally slot games, a gaming company acquired by Scientific Games in 2014. Both these games are focused on a more aggressive player, while we designed Gold Fish Casino to attract a more casual player that prefers frequent exposure to new content. We believe players that like one of these games are typically not as attracted to the other types of games, and, as a result, we have experienced very little player cannibalization across our portfolio. This strategy also reduces our reliance on a single type of player or hit title, avoiding the unpredictability, volatility and sporadic revenue streams of a hit-driven business. Because our games are typically evergreen in nature, we expect them to provide more predictable, recurring revenue streams for longer durations of time than games in other markets.

Strategic data-driven approach to launch new games and optimize game performance

              We incorporate data-driven decision-making into our entire game development process. For example, we use data to help determine what games we should make, when we should make them, when and how to launch them and to judge how well new features or new marketing campaigns work. We use proprietary, in-house developed predictive models to assess the likelihood of success for new content launches and allocate our production team resources to focus on building features to improve return on our investment in our games. We use our in-game analytic data to constantly fine tune player experiences, optimize user acquisition costs and drive the game economy. We consider "break even from install" to mean the point in time when we have earned as much from a new player as it cost to run the advertisement that induced that player to download our game. In 2017, our average time to break even from install averaged less than six months, which we believe indicates significant efficiencies and return on user acquisition spend. We believe our most recently launched game, MONOPOLY Slots, is a demonstration of how well our launch process works. Three months after its launch, the percentage of paying players for MONOPOLY Slots was 48% higher than our previous best release during the years 2015 through 2018 three months after its launch.

              Data also drives decisions in the marketing and user acquisition parts of our business. We continue to improve the efficiency of our marketing spend and the number of players we acquire per dollar by basing our decisions on historical data and the results actually achieved from marketing campaigns. We believe that our data-driven approach allows us to identify potential players with a high probability of becoming paying players. Despite designing different games to appeal to different player markets, our marketing efforts and their results are shared across all of our games, along with a number of other services and technology that impact all of our games. This shared capabilities infrastructure allows game teams to easily incorporate the successes achieved from other games into their own games, which we believe further increases our efficiencies in marketing and user acquisition. This approach provides us with benefits, such as:

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  our consistent return on investment on our marketing spend while substantially increasing marketing expenditures from 2016 through 2018;

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  our proprietary shared life time value, or LTV, model, which shows the expected financial value of a player to us over his or her journey through our games, allows our marketing department the flexibility to invest in the areas with the most returns in the most profitable games; and

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  our shared monetization algorithms allow each game team to take the best practices shared from all game teams and leverage them across our entire portfolio.

Scalable and reusable technology platform

              We have made large investments in our shared technology infrastructure that enable us to operate our games effectively at a global level and run thousands of promotions, marketing campaigns and tournaments concurrently. Our technology and data focus also facilitates critical live games operations capabilities that keep our game content fresh, which enriches the player experience and improves our user monetization. Our proven, custom-built technology stack allows us to easily share best practices and successful features across games in our portfolio, further decreasing time to market for new content and reducing overall development costs.

Deep, global pool of talent

              Our expansive talent pool includes nearly 400 employees and five studio facilities. Our studio teams are comprised of industry-leading creative talent, highly skilled engineers, mathematicians, data scientists and other industry experts. Our three largest studio locations, Cedar Falls, Iowa, Tel Aviv, Israel and Austin, Texas, as well as our studio in Chattanooga, Tennessee, are each responsible for at least one of our games. We invest in an open culture of shared success that is driven by our founders and shared across our organization. Our executive management team trains our leaders in our culture and how to more thoroughly adopt our principles. Our culture fosters enthusiasm, loyalty and teamwork, which we believe is a significant competitive advantage in the evolving mobile gaming industry and serves as the foundation of our continued success.

Unparalleled relationship with Scientific Games and other third-party content owners

              We benefit from access to one of the deepest gaming content libraries through our relationship with Scientific Games. Our connection to Scientific Games enables us to leverage attractive multi-year licensing agreements entered into by Scientific Games with the owners of other iconic third-party brands, such as JAMES BOND, MONOPOLY, MICHAEL JACKSON, CHEERS and THE GODFATHER. Most of these licenses provide exclusive rights in our field of use and distribution channels. Our ability to access and successfully incorporate these highly recognizable brands within our games reduces our user acquisition costs and helps us target prospective players. Recently, for example, we successfully integrated the content of the classic board game MONOPOLY with our authentic slot game mechanics to create a cross-market game, MONOPOLY Slots, which attracts casual slot players and fans of the MONOPOLY franchise.

Strong platform provider partner relations

              Our platform partners include Apple, Google, Facebook and Amazon. We participate in our platform providers' beta tests of new applications and features. Our partners host specialized and customized promotional activities with our games and provide dedicated business and technical teams for the successful implementation of our games onto their platforms.

Strategic roadmap approach to identify specific player markets

              Our market-based portfolio management is fundamentally driven by our ability to customize our games for each target player universe. We leverage our knowledge of the playing patterns and preferences of specific segments of social gamers and create games from the ground up to appeal to those players. As we expand further into casual games, we expect to incorporate more casual game mechanics and content, such as meta-game or narrative elements, to attract traditional mobile gamers, multi-player gamers and fans of popular franchises.

Our Growth Opportunities

Continued growth from existing games

              We continue to invest in and grow our current games by adapting and developing our monetization and marketing engines to improve player engagement, increase paying player conversion and drive per-player monetization. As we continue to develop our games, we believe we will be able to further monetize our existing user base and attract new players. In the fourth quarter of 2018, our oldest social casino game, Jackpot Party Casino, monetized players approximately 50% better than the rest of our combined portfolio based on ARPDAU, which we believe highlights the opportunity for top-line growth within our existing portfolio.

              We grew our revenues from $168.8 million in 2015 to $416.2 million in 2018. We accomplished this with four of our seven games being in what we consider to be a "growth" state and the remaining three games still in a "launch" state or "ramp" state as of December 31, 2018, which we believe highlights the upside for these three games.

              Further, as our games mature and move from "launch" state to "ramp" state and, finally, into "growth" state, we generally expect their profitability to improve. We generally achieve improving profitability as each game moves through this life cycle gaining scale as development, sales, marketing and other related expenses decline as a percentage of each game's revenue. As shown in the graph based on our 2018 data below, we believe there is significant upside in progressing our existing games down this path into the "growth" state.

              Our data-driven processes and decision making have led to growth of our core games in DAU from 1.7 million in the first quarter of 2015 to 2.7 million in the fourth quarter of 2018, or an increase of 53%, while ARPDAU has grown from $0.21 in 2015 to $0.43 in 2018, or an increase of 105%. Our core games include Jackpot Party Casino, Gold Fish Casino, Hot Shot Casino, 88 Fortunes Slots, Quick Hits Slots, MONOPOLY Slots and Bingo Showdown. We believe this indicates significant growth potential.

Develop new social casino games

              We intend to continue to capitalize on our ability to build successful social casino games by introducing new titles that appeal to specific player segments and offer differentiated experiences. Of the more than 1,500 game title library available at Scientific Games, we have utilized approximately 400 titles within our games, and the game title library continues to grow as Scientific Games continues to create new content. We believe this leaves us well positioned to leverage Scientific Games' core brands and themes we have not previously utilized to develop new games.

Continue international growth and expansion

              We intend to further expand our global presence by incorporating our vast library of recognizable and regionalized brands and content in our game design, customization and marketing for regional audiences. Scientific Games' casino brands, such as Barcrest® and Shuffle Master®, are global leaders in the design and development of gaming entertainment services. As the global mobile gaming market expands, we believe there is an opportunity to continue to improve our reach across the rest of the world by offering more targeted content than we currently offer and a better game play experience than is currently available to international players.

Expand into adjacent gaming markets

              We intend to continue to address additional segments within the broader mobile gaming market by expanding into adjacent areas and investing in new game markets. We believe our extensive experience in developing and operating social gaming titles strongly positions us to enter untapped areas within the casual market, such as puzzles, card, poker and board games. We believe there are similar characteristics between these types of games and social casino, such as potential loop-driven player experiences and the ability to blend the traditional game styles with other types of game elements. We believe our data-driven approach to the business and the incorporation of our scalable technology platform and marketing and user acquisition strategies will allow us to penetrate these markets and their large potential with a reduced cost and time to market compared to potential competitors.

Leverage platform to scale through select acquisitions

              We expect to continue to pursue select strategic acquisitions to fuel our top line growth and build our portfolio. We believe we can maximize the value of an acquired asset through our scalable platform and our rigorous, data-driven acquisition, engagement and monetization model. For example, from the time we acquired Bingo Showdown in the second quarter of 2017 to the fourth quarter of 2018, we increased its player conversion by 11%, paying players by 60% and ARPDAU by 82%. In 2018, the first full year after our acquisition of Bingo Showdown, our revenue from Bingo Showdown was 185% higher than it was in 2016, the last full year prior to the acquisition.

Our Business Model

How we generate revenue

              We generate substantially all of our revenue from the sale of virtual coins, cards and chips to our players. Players who install our games receive free virtual coins, cards or chips upon the initial launch of the game and additional free virtual coins, cards or chips at specific time intervals. Players may exhaust the virtual coins, cards or chips that they receive for free and may choose to purchase additional virtual coins, cards or chips in order to extend their time of game play.

Our diversified portfolio

              We have built a diversified portfolio of successful games through our ability to target specific types of players for each game. We have expanded our portfolio from traditional social casino games to games that blend slots play with adventure game features. We have experienced minimal cannibalization of players across our games, despite significant growth in our player base for each of our games. We believe our ability to minimize cannibalization has been instrumental to our growth. Each of our games contributes to our revenue, and diversification of our revenue among our games is increasing. For example, Jackpot Party Casino, our oldest and largest game, is a smaller percentage of our total revenue in 2018 than it was in 2015, despite growing 89% during that period. The following graph shows the relative revenue contribution of our core games for 2015 through 2018.

Our data-driven approach to marketing and monetization

              Our data-driven decision-making approach to player acquisition has enabled us to significantly improve marketing efficiency and continue to acquire players effectively at scale. We use our in-game analytic data to constantly fine tune player experiences, optimize user acquisition costs and drive the game economy. In 2017, our average time to break even from install averaged less than six months. Our effective cost per install, or eCPI, has remained generally flat since 2016 while the twelve-month LTV of our players has increased. We believe this pattern demonstrates significant efficiencies and return on user acquisition spend and can provide opportunities for growth in the future. The graph below shows the eCPI for 2016 and 2017, compared to the twelve-month LTV of those installs.

Our predictable and profitable cohort economics

              As our games mature, our player cohorts have continued to engage with our games over long periods of time. As shown in the graph below, our year one cohort, consisting of users who installed the game in 2012, for Jackpot Party Casino provided greater revenue in 2018 than it did in 2015. We believe that we can replicate the behavior of our Jackpot Party Casino cohorts in the cohorts of our other games as they mature through the application of our data-driven marketing practices.

Our Games Overview

Social Casino Games

Jackpot Party Casino (Launched June 2012, relaunched in 2015 and 2018 with updated technology and interfaces)

Jackpot Party Casino, featuring more than 175 free-to-play slots, is targeted toward highly engaged social slots players and utilizes a dynamic lobby and engagement-based slots room. The game is focused on authentic and classic WMS slot content, with a customizable gaming experience in terms of content order and level difficulty. The game drives engagement through promotional take-over events and customizable stores based on player history.
Quick Hit Slots (Launched July 2015)

Quick Hit Slots is targeted toward high value players, with the game mechanics specifically tailored toward making sure wins feel impactful. The game is a Bally version of Jackpot Party Casino, which is optimized to maximize player experiences.
Gold Fish Casino (Launched March 2014)

Gold Fish Casino is targeted toward players who desire more content more often. Fresh slot content for the casual player is achieved through unique meta-games, side content and progression features that keep players engaged.

Hot Shot Casino (Launched May 2015)

Hot Shot Casino includes content based on third-party brands, such as DEAN MARTIN™, YAHTZEE, FERRIS BUELLER™ and THE GODFATHER.

Hot Shot Casino targets casual to aggressive slot players and represents an authentic Las Vegas experience with a wide array of Scientific Games in-house and branded slot content (including Shuffle Master). The game offers exclusive slot and table adventures with events that improve player experience. Unique leveling mechanics encourage a wide range of play.
Casual Games
88 Fortunes Slots (Launched May 2017)

88 Fortunes Slots is an Asian-themed slot game that leverages top games from Asia played worldwide, targeted toward players who like to progress through games. 88 Fortunes Slots is a story-driven, broad profile with a proven side-scrolling narrative. The distinct "collection mechanic" attracts new casual players and encourages high retention.
Bingo Showdown (Acquired April 2017)

Bingo Showdown is targeted toward bingo enthusiasts as a casual multi-player game. Daily tournaments with integrated mini-games in addition to a narrative-based core collection mechanic attract competition-focused bingo players who enjoy live play. The game incorporates proven mechanics from casino and social gaming, which offers an innovative approach to the narrative-based core collection mechanic.

MONOPOLY Slots (Launched 2018)

MONOPOLY Slots is targeted toward more casual players, utilizing a compelling mix of slot play and city building, and represents one of our more popular market-blending games. The game is differentiated through a mix of authentic slot play and MONOPOLY City building, with the progression mechanic revolving around constructing each "block" of MONOPOLY City.

Our Technology Platform

              The technology on which all of our games are built is designed to maximize the amount of data it can process and minimize development costs. Our client-side core game systems, or the game systems that are downloaded and installed on a player's mobile device or computer, are shared across our games whenever possible, allowing "out of the box" analytics, payments, content delivery and A/B testing and segmentation. A/B testing is a method of releasing a new feature or content to one group of players and comparing the differences in behavior caused by the new feature as compared to a control group of players who did not receive the feature. A single code base powers all client versions of each game, whether on phones, tablets or browsers, which reduces development efforts and provides a seamless, consistent interface for our players. Additionally, using these core systems allows the game teams to focus on the things that make their games unique without having to spend time researching and developing solutions to common problems.

              On the server side, our games are built on industry-standard platforms and components, chosen specifically for high availability and reliability with maximum scalability. Because all of our games are built on the same framework, it is easy for us to share code and features, compare performance metrics and key performance indicators and build tools and visualize data consistently throughout the company. A simple but very effective technology stack allows us to scale up hardware both on premise and in the cloud as the needs of game teams change, while having built-in failovers and data redundancy ensures there are no single points of failure.

Marketing and User Acquisition

              We approach our marketing opportunities by splitting our efforts into three main pillars: sources, creatives and targeting.

  •
  Sources—We strive to find the most relevant and productive marketing channels in the industry based on different types of marketing strategies and engage with those channels so we have the knowledge to adopt best practices. We allocate our marketing budget across a variety of sources, such as native ads, search engines, rewarded videos, in-game banners, real-time bidding platforms and content-based ads. We monitor the results of these different sources and adjust our marketing spend to support effective sources and reduce exposure to less successful sources. We do not rely on a single source, and we maximize our reach through this practice.

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  Creatives—We constantly refresh our creative artwork used in marketing, promotions and app updates to highlight the then top performing slot machines in each game. We test new marketing and promotion concepts with small parts of the player population with an aim to ensure that our promotions are impactful before using them with larger player populations.

    We create a variety of game play ads and high production videos and maintain a large library of promotional material with a view toward making the best creatives in order to maximize return for the targeted audience, advertising channel and state of the game.

  •
  Targeting—We spend a large portion of our marketing budget to determine who our audience is and, particularly, who our paying customers are. We target our audience across all marketing channels, and we are willing to invest more to obtain a player with a high potential to become a payer. We host events and invite many of our most valuable players to events several times a year to keep them engaged. We conduct frequent focus groups in order to learn about our players and modify our games with an aim to provide the most engaging player experiences possible.

              Our marketing efforts are focused on converting non-paying players to paying players. We strive to optimize our user acquisition budget to obtain high LTV players and first-time payers. We create campaigns based on our extensive analytic data that suggests what makes a high LTV player, and our campaigns search for players with similar behavior and characteristics. Finally, we run retargeting campaigns, push notification campaigns and email campaigns to VIP groups, active payers, new players and non-paying players. Each of these campaigns is designed to attract players and increase the chance these players will increase in-game purchases. We support these campaigns with community activities that focus on in-game promotions and new content releases. In-game promotions aim to create a more engaging environment, offer challenges to our players and increase the reasons for players to play, stay and pay.

              Our user acquisition efforts are based on in-game events related to engagement, in-game behavior and revenue. In order to optimize our ad spend in real time, we collaborate with our marketing partners so they can adjust their algorithms according to goals for key performance indicators they receive from us. We also manually fine tune the algorithms with the aim of maximizing the return for every marketing dollar spent. We engage in these practices with a view to presenting the right ad to the right user at the right time, and thereby optimizing our marketing spend.

              We continuously improve our prediction models, and we continually monitor our results and return on investment. We also compare our paid marketing results to our organic installs, or installs where a player downloads one of our games unprompted by our marketing efforts, in an effort to meet our goals, budget efficiently and maximize return. Our practices target providing an obtainable goal of profitability for new games within six months of commercial release.

              We also participate in tests with our platform partners to improve our practices. When we see repeatable results from these programs, we strive to carry those results over to other platforms. We expect these efforts to aid our entry into new markets and to attract new audiences.

Factors Affecting Our Performance

Continued investments in our existing games and investments in new games

              Our revenue is driven by launching and, to a lesser extent, acquiring new games and by adding new features and content to our existing games. We expect new games, new features and new content to continue to drive revenue and, therefore, expect the timing of the launch of new games and the release of new features and content to impact our revenue growth. However, the amount of revenue from each new game, new feature or new content can vary widely.

Investments in new sub-markets and geographies

              We previously expanded our game portfolio to include new sub-markets of casual games, such as bingo, and we continue to explore other sub-markets with appealing characteristics. To expand into new sub-markets, we will need to launch or acquire new games, and we expect both our revenue and expenses to increase as a result. Adding games in new markets may require additional employees and related costs, and the amount and timing of revenue from games in new markets may vary significantly.

              As we seek to expand our global presence, we will need to offer more targeted content to regional audiences and better game play experiences for international players. To expand into international markets, we may need to localize content, develop region-specific marketing, hire local representatives and develop and employ region-specific user acquisition, retention and monetization techniques, all of which we expect would increase both our revenue and expenses. The amount and timing of revenue and expense resulting from expansion into new geographies may vary widely.

Growth in player acquisition, retention and monetization

              We spend significant amounts on player acquisition marketing to grow our player base. The cost may increase over time, or our player acquisition efforts may become less effective. As we attract new players and grow our player base, we expect to earn revenue that exceeds our player acquisition costs by converting players who play for free to paying players. We may further incur expenses to retain paying players. Our ability and the cost to attract and retain a sufficient number of players that convert to paying players may change over time, which could impact both revenue and expenses.

Relationship with our platform partners

              We derive nearly all of our revenue through our platform providers Apple, Google, Facebook and Amazon. These platform providers are the distribution channels for our games and collect payments from our players. They have the ability to make changes to their platforms, their terms of services, the amounts of or method by which our players obtain content and make payments, how they are paid and any other aspect of their platforms and services. Those changes may negatively impact how our games work, how players interact with our games and our ability to attract and monetize players.

Investments in our technology platform

              Over time we built our technology platform that hosts our games. We plan to continue to invest in this platform to stay current with technological standards, improve performance and expand capacity. This investment requires capital expenditures and R&D and other expenditures. We expect the cost to maintain and improve this platform to continue to grow as the number of games and players grows. Additionally, as technological or regulatory standards change and we modify our technology platform to comply with those standards, we may need players to take certain actions to continue playing, such as downloading a new game client, performing age gating checks or accepting new terms and conditions. Our operating results may be negatively impacted if players either cannot or choose not to take these actions.

Investments in our talent

              We must attract and retain talented employees to build, market, run and support our games. As we launch new games and grow players, the number of employees we need will grow. The market for employees is competitive, and the cost to attract and retain the most highly qualified individuals may increase over time. Additionally, as the number of employees grows, we may need to expand our footprint into new office locations, including in new cities or countries.

Competition

              We face significant competition in all aspects of our business. Our primary social casino game competitors include Playtika (acquired by a group of investors led by Shanghai Giant Network Technology Co.), Product Madness/Big Fish Games (subsidiaries of Aristocrat), Zynga Inc., DoubleU

Games/Double Down Interactive, GSN/Bash Gaming and Huuuge Games. Our competitors in the broader social game market include Glu Mobile, Activision Blizzard, Electronic Arts, Kabam, Rovio and Tencent Holdings. On the broadest scale, we compete for the leisure time, attention and discretionary spending of our players versus other forms of online entertainment, including social media, reading and other video games on the basis of a number of factors, including quality of player experience, brand awareness and reputation and access to distribution channels.

              We believe we compete favorably on these factors. Our industry and the markets for our games, however, are highly competitive, rapidly evolving, fragmented and subject to changing technology, shifting needs and frequent introductions of new games, development platforms and services. Successful execution of our strategy depends on our continuous ability to attract and retain players, expand the market for our games, maintain a technological edge and offer new capabilities to players. Our relationship with Scientific Games imposes certain regulatory and operational restrictions on us due to its business related to real money gaming. We compete with social gaming companies that do not have a similar connection to regulated real money gaming, and many of those companies possess a base of existing players larger than ours. In some cases, we compete against gaming operators who could expand their product lines to include social casinos and leverage their land-based gaming relationship with Scientific Games to license certain social casino content that could compete with our content.

              Many of our current and potential competitors enjoy substantial competitive advantages, such as greater name recognition, longer operating histories, greater financial, technical and other resources, and, in some cases, the ability to rapidly combine online platforms with full-time and temporary employees. Internationally, local competitors may have greater brand recognition than us in their local country and a stronger understanding of local culture and commerce. They may also offer their products and services in local languages we do not offer.

Research and Development

              We believe our ability to attract new players and retain existing players depends in part on our ability to evolve and expand our content library by continually developing differentiated games, systems technology and functionality to enhance player entertainment and user profitability.

              Our personnel are primarily located in Cedar Falls, Iowa, Austin, Texas, and Tel Aviv, Israel. We have additional personnel located in Chicago, Illinois, Des Moines, Iowa, Chattanooga, Tennessee, Bangalore, India and Pune, India, with services of the personnel located in India supplied to us through our intercompany services agreement with Scientific Games.

              Our R&D expenditures were approximately $25.6 million in 2018 and $26.5 million in 2017.

Intellectual Property

              We consider our intellectual property rights, including our trademarks, trade dress, copyrights and trade secrets, to be, in the aggregate, material to our business. We seek to protect our investment in research and development by seeking intellectual property protection as appropriate for our technologies and content. We also acquire and license intellectual property from Scientific Games and third parties.

              All of our games feature elements subject to copyright protection. In addition, we generally obtain trademark protection and often seek to register trademarks for the names and designs under which we market and license our games.

              We believe the value associated with both our brands and the third-party licensed brands, including those of Scientific Games, under which we market and license our games contribute to the appeal and success of our games, and our future ability to license, acquire or develop new brand names of similar quality is important to our continued success. Therefore, we continue to invest in the recognition of our brands and brands we license. In addition to our own brands and those we license from Scientific Games, certain of our games are based on popular brands licensed from other third parties, such as JAMES BOND, MONOPOLY, MICHAEL JACKSON, CHEERS and THE GODFATHER.

              For a description of the IP License Agreement we intend to enter into with Scientific Games in connection with this offering, please see "Certain Relationships and Related Party Transactions—Relationship with Scientific Games—Arrangements Between Scientific Games and SciPlay."

Employees

              As of December 31, 2018, we employed approximately 390 persons worldwide, which number excludes our approximately 60 full-time consultants largely based in Pune, India, with approximately 275 employed domestically and 115 employed internationally.

Government Regulation

              We are subject to foreign and domestic laws and regulations that affect companies operating online, including over the internet and mobile networks, many of which are still evolving and could be interpreted in ways that could negatively impact our business, revenue and results.

              We are subject to federal, state and foreign laws related to the privacy and protection of player data. Such regulations, such as the General Data Protections Regulation from the European Union and the California Consumer Privacy Act, expected to take effect in California on January 1, 2020, are new, untested laws and regulations that could affect our business, and the potential impact is unknown.

              There is significant opposition in some jurisdictions to social gaming, including social casinos. Anti-gaming groups that specifically target social casino games are located in several states and countries. Such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern social gaming or social casinos specifically. These opposition efforts could lead to a prohibition on social gaming or social casinos altogether, restrict our ability to advertise our games or substantially increase our costs to comply with regulations, all of which could have an adverse effect on our results of operations, cash flows and financial condition. We cannot predict the likelihood, timing, scope or terms of any such legislation or regulation or the extent to which they may affect our business.

              In a recent case, the United States Court of Appeals for the Ninth Circuit decided that a social casino game produced by one of our competitors should be considered illegal gambling under Washington state law. Similar lawsuits have been filed against other defendants, including Scientific Games Corporation. For example, in April 2018, a putative class action lawsuit was filed in federal district court alleging substantially the same causes of actions against our social casino games. In December 2018, the federal district court assigned to the litigation denied Scientific Games Corporation's motion to dismiss the plaintiff's complaint and, in January 2019, Scientific Games Corporation filed its answer and affirmative defenses to the putative class action complaint. See "Risk Factors—Legal proceedings may materially adversely affect our business and our results of operations, cash flows and financial condition" and "Business—Legal Proceedings."

              In September 2018, sixteen gambling regulators signed a declaration expressing concern over the blurring of lines between gambling and video game products, including social casino gaming. The regulators committed to work together to analyze the characteristics of video games and social gaming, and to engage in an informed dialogue with the video game and social gaming industries to ensure the appropriate and efficient implementation of applicable laws and regulations. The regulators also indicated they would work closely with their consumer protection enforcement agencies. We cannot predict the likelihood, timing, scope or terms of any actions taken as a result of the declaration.

              As we offer our games worldwide, foreign jurisdictions may claim we are required to comply with local laws, including in jurisdictions where we have no local presence, offices or other equipment.

Facilities

              We lease six locations and share three leased locations with Scientific Games. Our leased facilities are located in Cedar Falls, Iowa, Des Moines, Iowa, Austin, Texas, Tel Aviv, Israel, Chattanooga, Tennessee and San Francisco, California. The shared facilities are located in Chicago, Illinois, Bangalore, India and Pune, India. Scientific Games charges us a proportional share of costs for the shared facilities, which will be covered under the Intercompany Services Agreement.

              We believe our existing facilities are sufficient for our current needs. We may add new facilities and expand our existing facilities as we add employees and expand our markets. We believe suitable additional space will be available as needed to accommodate our needs.

Legal Proceedings

              From time to time, we are subject to various claims, complaints and legal actions in the normal course of business. In addition, we may receive notifications alleging infringement of patent or other intellectual property rights.

              On April 17, 2018, a plaintiff filed a putative class action complaint, Fife v. Scientific Games Corp., against our parent, Scientific Games Corporation, in the United States District Court for the Western District of Washington. The plaintiff seeks to represent a putative class of all persons in the State of Washington who purchased and allegedly lost virtual coins playing Scientific Games Corporation's online social casino games, including but not limited to Jackpot Party Casino and Gold Fish Casino. The complaint asserts claims for alleged violations of Washington's Recovery of Money Lost at Gambling Act, Washington's consumer protection statute, and for unjust enrichment, and seeks unspecified money damages (including treble damages as appropriate), the award of reasonable attorneys' fees and costs, pre- and post-judgment interest, and injunctive and/or declaratory relief. On July 2, 2018, Scientific Games Corporation filed a motion to dismiss the plaintiff's complaint with prejudice, which the trial court denied on December 18, 2018. Scientific Games Corporation filed its answer to the putative class action complaint on January 18, 2019. Although the case was brought against Scientific Games Corporation, pursuant to the Intercompany Services Agreement, we would expect to cover or contribute to any damage awards due to the matter arising as a result of our business. If the plaintiff were to obtain a judgment in her favor in this lawsuit, then our results in Washington could be negatively impacted, and we could be restricted from operating social casino games in Washington. Additional legal proceedings targeting our social casino games claiming violations of state or federal laws also could occur, based on the unique and particular laws of each jurisdiction. We cannot predict the likelihood, timing or scope of the consequences of such an outcome, or the outcome of any other legal proceedings to which we may be a party, any of which could have a material adverse effect on our results of operations, cash flows or financial condition.

MANAGEMENT

Director Nominees and Executive Officers

              The following table sets forth information regarding the individuals who will be our executive officers and director nominees in connection with this offering (ages as of April 5, 2019). Upon completion of this offering, our board of directors will consist of            members.

Name	Age	Expected Position
Joshua J. Wilson	43	Chief Executive Officer, Director Nominee
Michael D. Cody	48	Chief Financial Officer
Michael F. Winterscheidt	48	Chief Accounting Officer
Barry L. Cottle	57	Executive Chairman Nominee of the Board of Directors
Gerald D. Cohen	69	Director Nominee
Jay Penske	40	Director Nominee
M. Mendel Pinson	37	Director Nominee
William C. Thompson, Jr.	65	Director Nominee
Frances F. Townsend	57	Director Nominee

              Set forth below is information concerning these individuals as of the date of this prospectus.

Executive officers

              Joshua J. Wilson will be appointed our Chief Executive Officer and as a member of our board of directors in connection with this offering. Mr. Wilson has also served as Chief Operating Officer and Senior Vice President for our business since April 2016 to drive marketing, technology, production and product management for our business prior to this offering, after previously serving as the Vice President of Product and Operations, Vice President of Product and Executive Director Social Gaming Products. From June 2012 to December 2013, Mr. Wilson was Senior Director of Social Products and Director of Social Gaming for WMS, which was acquired by Scientific Games in 2013, overseeing web development, analytics and road mapping while creating a business intelligence system and launching our social casino games Jackpot Party Casino and Gold Fish Casino. Mr. Wilson served with Phantom EFX, LLC from March 2001 to June of 2012, when Phantom was acquired by WMS, as the Director of Online Gaming and Engineering Supervisor. We believe Mr. Wilson is qualified to serve on our board of directors because of his experience and knowledge of our company and our industry.

              Michael D. Cody will be appointed our Chief Financial Officer in connection with this offering. Mr. Cody has also served as Chief Financial Officer for our business since September 2015, providing both operational and financial support to the business and assisting on strategic and tactical matters. Prior to joining Scientific Games in 2015, Mr. Cody served at Churchill Downs Interactive as Vice President, Finance from October 2006 through July 2014 and then as Vice President Operations from July 2014 through September 2015. Mr. Cody previously served as Vice President, Finance for Arlington Park for six years. Mr. Cody holds an M.B.A. from the Booth School of Business at the University of Chicago and graduated with a B.B.A. from the University of Wisconsin-Eau Claire.

              Michael F. Winterscheidt will be appointed our Chief Accounting Officer in connection with this offering. Mr. Winterscheidt has also served as Senior Vice President, Chief Accounting Officer of Scientific Games since February 2019. From February 2017 to February 2019, he served as Chief Accounting Officer of Scientific Games, and from July 2016 to February 2017, as its Vice President and Corporate Controller. Prior to joining Scientific Games, Mr. Winterscheidt served at Caesars Entertainment Corporation from October 2014 through July 2016, ending his tenure as Vice President and Corporate Controller. Prior to that, he had leadership roles leading the corporate accounting and financial reporting organizations of Delta Airlines, Inc. and Microsoft Corporation. He was previously a manager in the audit practice of the global accounting firm of Arthur Andersen LLP. Mr. Winterscheidt holds a B.A. and an M.P.A. both in accounting from Mississippi State University.

Director Nominees

              Barry L. Cottle will be appointed our Executive Chairman in connection with this offering. Mr. Cottle has also served as President and Chief Executive Officer of Scientific Games Corporation since June 2018. Mr. Cottle joined Scientific Games Corporation as Chief Executive, SG Interactive, in August 2015 to lead the strategy and growth plans of the Interactive group. Before joining Scientific Games Corporation, Mr. Cottle served as Vice Chairman of Deluxe Entertainment Services Group Inc. from February 2015 until August 2015 while concurrently serving as Senior Vice President of Technology at MacAndrews & Forbes Incorporated from February 2015 until August 2017, where he helped drive digital innovation. Prior to that, he was the Chief Revenue Officer and Executive Vice President—Games for Zynga Inc. from January 2012 until October 2014, where he led corporate and business development, strategic partnerships, distribution, marketing and advertising and ultimately the Social Casino group. Previously, Mr. Cottle served as the Executive Vice President—Interactive for Electronic Arts Inc. from August 2007 to January 2012. Earlier in his career, Mr. Cottle served as the Founder/Chief Executive Officer of Quickoffice, Inc.; Chief Operating Officer of Palm, Inc.; and Senior Vice President of Disney TeleVentures, a division of The Walt Disney Company dedicated to creating interactive online/TV experiences. Mr. Cottle holds a B.S., summa cum laude from Missouri State University and an M.B.A. from the Kellogg School of Management. We believe Mr. Cottle is qualified to serve on our board of directors because of his experience with our business and our industry, and the positions he holds at Scientific Games.

              Gerald D. Cohen will be appointed as a member of our board of directors in connection with this offering. Mr. Cohen retired as a partner from Ernst & Young LLP, or E&Y, in 2012 after a 40-year career where he served on the partner advisory council from 2003 through 2006. During his career at E&Y, he held both client-serving and firm leadership positions, and he served as senior audit assurance partner on a variety of clients ranging from Fortune 500 companies to emerging companies and including MacAndrews & Forbes Incorporated. He also was a leader in the development and automation of E&Y's approach to audits. Mr. Cohen has a B.S. and M.B.A. from Lehigh University and became a CPA in 1973. We believe Mr. Cohen is qualified to serve on our board of directors through his strong working knowledge of professional standards and the importance of internal controls and corporate governance and his extensive experience with accounting and disclosure issues and assisting boards and management work through Sarbanes-Oxley compliance and governance matters.

              Jay Penske will be appointed as a member of our board of directors in connection with this offering. Mr. Penske has served as Chairman and Chief Executive Officer of Penske Media Corporation (PMC), which is a digital media and information services company that owns and operates numerous media brands, data services, and live events. Since founding the company in 2004, Penske Media Corporation today owns and operates such brands as Rolling Stone, WWD, Robb Report, Deadline, BGR, and Variety.com, among many other brands. Mr. Penske holds a B.S. from University of Pennsylvania's Wharton School of Business. We believe Mr. Penske is qualified to serve on our board of directors because of his extensive management experience and his knowledge of the digital media, marketing and information services industries.

              M. Mendel Pinson will be appointed as a member of our board of directors in connection with this offering. Since May 2012, he has served in senior roles, including most recently as an Executive Vice President at MacAndrews & Forbes Incorporated. Previously, he served as Director of Corporate Strategy at Scientific Games from May 2010 through April 2012. Prior to joining Scientific Games, Mr. Pinson worked for Credit Suisse, in their investment banking division. Mr. Pinson holds a B.B.A. from Baruch College at CUNY and an M.B.A. from Columbia University. We believe Mr. Pinson is qualified to serve on our board of directors because of his extensive strategic and management experience and his close involvement with the development of our company over the last five years.

              William C. Thompson, Jr. will be appointed as a member of our board of directors in connection with this offering. Since 2019, Mr. Thompson has served as Executive Committee Member and Owner of American Triple I Partners, LLC, which manages private equity investments in infrastructure. In addition, Mr. Thompson has served since 2015 as Partner, Chief Administrative Officer and Senior Managing Director of Siebert Cisneros Shank & Co., an investment banking and financial services company, where he also served as Chief Administrative Officer and Senior Managing Director from 2010 through 2015. Mr. Thompson was also elected for two consecutive terms as New York City Comptroller from 2002 through 2009. Mr. Thompson graduated with a B.A. from Tufts University. We believe Mr. Thompson is qualified to serve on our board of directors because of his deep strategic, governance, financial and operational experience in the public and private sectors.

              Frances F. Townsend will be appointed as a member of our board of directors prior to the completion of this offering. Since October 2010, she has served as Executive Vice President of Worldwide Government, Legal and Business Affairs of MacAndrews & Forbes Incorporated. Prior to her current role, Ms. Townsend was a corporate partner at the law firm of Baker Botts LLP from April 2009 to October 2010. She previously served as Assistant to President George W. Bush for Homeland Security and Counterterrorism and chaired the Homeland Security Council from May 2004 until January 2008. Prior to serving the President, Ms. Townsend was the first Assistant Commandant for Intelligence for the U.S. Coast Guard and spent 13 years at the U.S. Department of Justice in various senior positions. Ms. Townsend is currently a member of the board of directors of Scientific Games, and she has served on both the nominating and corporate governance committee and compliance committee since May 2010, the latter of which she has served as chair of since May 2018. She also serves on numerous governmental advisory and nonprofit boards and is a trustee on the board of the New York City Police Foundation and the Intrepid Sea, Air & Space Museum. She is also a member of the boards at the Council on Foreign Relations and the Trilateral Commission. Ms. Townsend has been a director of The Western Union Company and Freeport-McMoRan Inc. since 2013, and she has previously served as a director of SIGA Technologies, Inc. from 2011 to 2014. Ms. Townsend received a B.A. and B.S. degree, cum laude, from American University and her J.D. from University of San Diego School of Law. We believe Ms. Townsend is qualified to serve on our board because of her deep background in public company management and her legal expertise.

Controlled Company Exemption

              After completion of this offering, Scientific Games will continue to control a majority of our combined voting power. As a result, we will be a "controlled company" within the meaning of the NASDAQ corporate governance standards. Under the NASDAQ rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain NASDAQ corporate governance standards, including the requirements that:

  •
  a majority of its board of directors consist of independent directors;

  •
  its director nominations be made, or recommended to the full board of directors, by its independent directors or by a nominations committee that is comprised entirely of independent directors and that it adopt a written charter or board resolution addressing the nominations process; and

  •
  it have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities.

              For at least some period following this offering, we intend to rely on these exemptions. Although we may voluntarily elect not to rely upon one or more of these exemptions prior to the time we cease to be a "controlled company," we will not be required, nor do we presently intend, to do so. Accordingly, until we cease to be a "controlled company," you will not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. If we cease to be a "controlled company" and our shares of Class A common stock continue to be listed on the NASDAQ, we will be required to comply with these provisions within the applicable transition periods.

Board Composition and Election of Directors

              Immediately following this offering, our board of directors will consist of            members. Each director will hold office until the annual meeting of stockholders next held after his or her election (or until the stockholders have elected directors by consent in writing without a meeting) and until his or her successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal from office. Our directors may be removed by our stockholders only by the affirmative vote of the holders of at least two-thirds of the voting power of our then outstanding voting stock entitled to vote in the election of directors.

              Our board of directors has determined that, of our directors,                  ,                   and                  do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is "independent" as that term is defined under the NASDAQ rules. There are no family relationships among any of our directors or executive officers. The number of directors will be fixed by the board of directors, subject to the terms of our articles of incorporation and bylaws that will become effective upon consummation of this offering.

Board Committees

              Upon the completion of this offering, our board of directors will have three standing committees—an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The expected composition, duties and responsibilities of these committees are set forth below.

Audit Committee

              The Audit Committee's responsibilities will include:

  •
  appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

  •
  overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

  •
  reviewing and discussing with management and our registered public accounting firm our annual and quarterly financial statements and related disclosures;

  •
  assisting our board of directors in overseeing our internal control over financial reporting and disclosure controls and procedures;

  •
  reviewing the effectiveness of our risk management policies;

  •
  reviewing legal, regulatory and compliance matters that could have a significant impact on our financial statements;

  •
  meeting independently with our internal auditing staff, if any, our registered public accounting firm, and management;

  •
  reviewing and approving or ratifying related person transactions; and

  •
  preparing the audit committee report required by Securities Exchange Commission, or SEC, rules.

              Following the consummation of this offering, the members of our Audit Committee will be            ,             and                  , each of whom meets the requirements for financial literacy under the NASDAQ rules.            will serve as the chairperson of the committee. Our board of directors has determined that            ,            , and             each meets the independence requirements of Rule 10A-3 under the Exchange Act and the applicable NASDAQ rules. Our board of directors has determined that            is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K and has the requisite financial sophistication as defined under the applicable NASDAQ rules.

Compensation Committee

              The Compensation Committee's responsibilities will include:

  •
  reviewing and approving the compensation of our CEO and our other executive officers and, in the case of our CEO, recommending for approval by the board of directors, the compensation of our CEO;

  •
  developing and administering our equity incentive plans;

  •
  reviewing and making recommendations to our board of directors with respect to director compensation;

  •
  reviewing and discussing annually with management, and recommending to our board of directors, our "Compensation Discussion and Analysis," to the extent required; and

  •
  preparing the annual compensation committee report required by SEC rules, to the extent required.

              Immediately following this offering, the members of our Compensation Committee will be            ,             and            .            will serve as the chairperson of the committee. Our board of directors has determined that                  will be a "non-employee director" as defined in Rule 16b-3 promulgated under the Exchange Act. To the extent necessary or advisable for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, a minimum of two Committee members shall qualify as "outside directors" within the meaning of such section.

Nominating and Corporate Governance Committee

              The Nominating and Corporate Governance Committee's responsibilities will include:

  •
  identifying individuals qualified to become board members;

  •
  recommending to our board of directors the persons to be nominated for election or appointed as directors and to each board committee;

  •
  reviewing and recommending to our board of directors corporate governance principles, procedures and practices, and reviewing and recommending to our board of directors proposed changes to our corporate governance principles, procedures and practices from time to time; and

  •
  reviewing and making recommendations to our board of directors with respect to the composition, size and needs of our board of directors.

              Immediately following this offering, the members of our Nominating and Corporate Governance Committee will be            ,             and            .            will serve as the chairperson of the committee.

Role of the Board in Risk Oversight

              One of the key functions of our board of directors following completion of this offering is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, including risks associated with cybersecurity and data protection, and following completion of this offering, our Audit Committee will have the responsibility to consider our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Following completion of the offering, our Audit Committee will review legal, regulatory and compliance matters that could have a significant impact on our financial statements. Our Nominating and Corporate Governance Committee will monitor the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee will assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk taking. While each committee will be responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors will be regularly informed through committee reports about such risks.

Code of Business Conduct

              Upon consummation of this offering, our board of directors will adopt a written code of business conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and other of our agents.

Compensation of Directors

              Following the consummation of this offering, we intend to provide competitive compensation to our directors who are not our employees (other than the Executive Chairman, such directors, the non-employee directors) that will enable us to attract and retain high-quality directors, provide them with compensation at a level that is consistent with our compensation objectives and encourage their ownership of our shares of Class A common stock to further align their interests with those of our stockholders. Our directors who are also our employees will receive no additional compensation for their service as members of our board of directors. The compensation our Executive Chairman is expected to receive in connection with his services to us is described below under "Executive Compensation—Our Compensation Plans and Programs Following the Consummation of this Offering". Mr. Cottle is not expected to receive any other compensation in connection with such services.

              Following the consummation of this offering, our non-employee directors' annual compensation is expected to consist of the following:

  •
  annual cash retainer for each non-employee director of $36,000;

  •
  annual grant of restricted stock units, which we refer to as RSUs, with respect to our Class A common stock for each non-employee director with a grant date value of $144,000,

    vesting on the earlier of the first anniversary of the grant date or the next annual meeting of our stockholders;

  •
  annual cash retainers for the chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of $25,000, $15,000 and $10,000, respectively; and

  •
  an annual cash retainer for our lead independent director, if applicable, of $25,000.

 EXECUTIVE COMPENSATION

              We currently operate as a wholly-owned subsidiary of Scientific Games, and our Compensation Committee is not expected to begin meeting until following the consummation of this offering. As a result, Scientific Games has determined the compensation of those individuals who are expected to be designated as our executive officers, and will continue to do so until the consummation of this offering. In compliance with SEC rules, the information included in this section is historical. We expect to implement changes to our executive compensation policies and programs in connection with or following the consummation of this offering.

              For purposes of this executive compensation disclosure, the following individuals are our "named executive officers":

  •
  Barry L. Cottle, President and Chief Executive Officer of Scientific Games, who is expected to serve as our Executive Chairman following the consummation of this offering;

  •
  Joshua J. Wilson, Chief Operating Officer and Senior Vice President, Social Gaming, who is expected to serve as our Chief Executive Officer following the consummation of this offering; and

  •
  Michael D. Cody, Vice President and Chief Financial Officer of our business, who is expected to serve as our Chief Financial Officer following the consummation of this offering.

              The following table shows the compensation paid by Scientific Games and its subsidiaries during the 2018 fiscal year to our named executive officers, to the extent attributable to the applicable individual's services on behalf of our business. In the case of Messrs. Wilson and Cody, such amounts reflect all the compensation paid to them by Scientific Games and its subsidiaries, while in the case of Mr. Cottle it reflects the portion of his compensation attributable to his services as Chief Executive, SG Interactive, from January 1, 2018 through May 31, 2018, at which time he became President and Chief Executive Officer of Scientific Games.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Barry L. Cottle	2018	425,962	—	—	490,000	60,079	976,041
President and Chief Executive Officer of
Scientific Games
Joshua J. Wilson	2018	492,138	—	349,975	441,000	—	1,283,113
Chief Operating Officer, Social Gaming
Michael D. Cody	2018	313,941	63,962	169,497	240,376	69,609	857,385
VP and Chief Financial Officer, Social Gaming

(1)
For Mr. Cottle, the amount in the "salary" column reflects base salary earned from January 1, 2018 through May 31, 2018, the period during which he provided services to our business.

(2)
For Mr. Cody, the amount in the "bonus" column reflects payment of the portion of his time-based long-term cash incentive awards that vested in the 2018 fiscal year, totaling $63,962, as described in further detail below.

(3)
The amounts in the "stock awards" column reflect the grant date fair value of RSUs with respect to Scientific Games' common stock awarded during 2018 to the named executive officers, computed in accordance with FASB ASC Topic 718. The fair value of the RSUs was determined by multiplying the number of shares subject to the award by the average of the high and low prices of Scientific Games' common stock on the trading day immediately prior to the grant date.

(4)
The amounts in the "non-equity incentive plan compensation" column reflect (i) for all named executive officers, annual performance bonuses awarded under Scientific Games Corporation's SG Social incentive compensation program for 2018, which we refer to as the SGICP, and (ii) for Mr. Cody, a cash-based incentive bonus ($92,475). For

  Mr. Cottle, his SGICP payment was based on his annual base salary of $1,000,000 while he was Chief Executive, SG Interactive, and was prorated for the five months during 2018 he spent in such position, for Mr. Wilson, his SGICP payment was based on his annual base salary of $500,000 per his employment agreement and, for Mr. Cody, his SGICP payment was adjusted to reflect his annual base salary increase from $308,250 to $317,498, effective May 1, 2018. We describe the SGICP and Mr. Cody's incentive bonus in further detail below.

(5)
The amounts in the "all other compensation" column consist of the following:

(a)
Company matching contributions to Scientific Games' 401(k) retirement plan for Messrs. Cottle ($9,625) and Cody ($9,418).

(b)
For Mr. Cottle, includes costs associated with leased office space for him in Los Angeles ($11,500) and costs associated with the reimbursement of travel expenses incurred in commuting from our main office to his home in Los Angeles ($38,954).

(c)
For Mr. Cody, relocation assistance of $40,344 (including corporate housing and moving expenses) and an additional payment of $19,847 to cover taxes on a portion of such relocation assistance.

Narrative Disclosure to Summary Compensation Table

              The following describes material features of the compensation disclosed in the Summary Compensation Table.

Employment Agreements

              Each of Messrs. Cottle and Wilson were party to an employment agreement with one of our affiliates during the 2018 fiscal year in connection with their providing services to our business. Each of these agreements (1) provided for payment of an annual base salary, eligibility for an annual performance bonus, and, in the case of Mr. Wilson only, eligibility for annual equity awards and (2) subjected the executive to covenants restricting him from, among other things, competing with our business or that of our affiliates or soliciting our employees or customers or those of our affiliates. Mr. Cody is not subject to an employment agreement with us or any of our affiliates, and instead his terms and conditions of employment with us, including his compensation, are currently set forth in an offer letter, which provides that he will receive an annual base salary and be eligible for an annual performance bonus and annual equity awards. Mr. Wilson's employment agreement and Mr. Cody's offer letter are expected to be replaced with the arrangements described below.

              As a result of his transition to President and Chief Executive Officer of Scientific Games, Mr. Cottle's employment agreement relating to his provision of services to our business was replaced with a new agreement effective as of June 1, 2018, and which extends through May 31, 2021, subject to automatic extension for an additional year at the end of the term and each anniversary thereof unless timely notice of non-renewal is given by either Scientific Games or Mr. Cottle. Under this employment agreement, Mr. Cottle receives an annual base salary of $1,750,000 and has the opportunity to earn up to 200% of his base salary as incentive compensation upon achievement of certain performance goals for a given year.

Annual Performance Bonus

              Each of our named executive officers received in early 2019, in respect of the 2018 fiscal year, an annual performance bonus pursuant to the SGICP (our management incentive compensation program). Payouts were determined based on the financial performance of our business for 2018 compared to predetermined goals, one-third based on GAAP revenue for our business, two-thirds based on Social SGICP EBITDA, which is a non-GAAP financial measure, with reconciliation provided below, and an individual's target bonus amount, expressed as a percentage of base salary. For 2018, individual target bonus percentages for our named executive officers were as follows: Mr. Cottle, 100%; Mr. Wilson, 75%; and Mr. Cody, 40%. Depending on performance, payouts could range from 0% to 200% of the executive's target bonus amount. Mr. Cottle's bonus under the SGICP was prorated to reflect the portion of the year he provided services on behalf of our business. The SGICP goals and results for the 2018 fiscal year are shown in the table below, and the payouts for each of our named executive officers is included in the "non-equity incentive plan compensation" column of the Summary Compensation Table.

		SGICP Annual Performance Bonus Achievement
Metric	Weighting	Threshold Performance Level (30% Payout)	Target Performance Level (100% Payout)	Maximum Performance Level (200% Payout)	Actual Performance
Revenue*	33.33%	$368	$427	$460	$416
Social SGICP EBITDA*	66.67%	$108	$132	$143	$135
				Actual Payout Percentage	117.6%

*
All dollar values in millions.

              A reconciliation of Social SGICP EBITDA, a non-GAAP financial measure, to net income can be found under "—2018 Reconciliation of Social SGICP EBITDA to Net Income."

Long-Term Incentive Awards

              During the 2018 fiscal year, Scientific Games granted RSUs with respect to its common stock to each of Messrs. Wilson and Cody, the value of which is reflected in the "stock awards" column of the Summary Compensation Table. Mr. Cottle also received grants of RSUs and stock options with respect to Scientific Games' common stock during the 2018 fiscal year, however these awards were solely in respect of his services as President and Chief Executive Officer of Scientific Games and do not relate to his services on behalf of our business. Therefore, no value is reflected in respect of Mr. Cottle's awards in the Summary Compensation Table. Mr. Cottle's employment agreement currently provides that, in recognition of his service as Chief Executive, SG Interactive, and in lieu of receiving annual equity awards during such service, he is eligible to receive a long-term cash incentive award tied to the performance of our business. This award is expected to be amended in connection with this offering, and is described in more detail below.

              In each of the 2016 and 2017 fiscal years, Mr. Cody was granted cash-based long-term incentive awards in lieu of equity-based awards, each vesting over a four-year period contingent on Mr. Cody's continued employment through the applicable vesting date. The value of these awards that vested during the 2018 fiscal year is included in the "bonus" column of the Summary Compensation Table. As of December 31, 2018, Mr. Cody held unvested cash-based long-term incentive awards with an aggregate value of $149,501. In the 2018 fiscal year, Mr. Cody was granted a cash-based incentive award with payment conditioned on his continued employment and achievement of certain incremental integration results before December 31, 2018. Mr. Cody earned this incentive in full and the value is reflected in the "non-equity incentive compensation plan" column of the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year End

              The following table shows outstanding equity awards held by our named executive officers as of December 31, 2018, other than Mr. Cottle since all of his equity awards were received in connection with his service as President and Chief Executive Officer of Scientific Games and are therefore not attributable to his services on behalf of our business. All awards reflected in the table below are with respect to Scientific Games' common stock, and will not be impacted by this offering.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Joshua J. Wilson	4/27/2015	1,949	(2)	34,848
	6/21/2016	12,694	(3)	226,969
	3/9/2017	8,507	(4)	152,105
	3/30/2018	8,509	(5)	152,141
Michael D. Cody	9/21/2015	1,250	(6)	22,350
	3/30/2018	4,121	(5)	73,683

(1)
The value shown was calculated by multiplying the number of RSUs by the closing price of Scientific Games' common stock on December 31, 2018 ($17.88).

(2)
These RSUs are part of a grant that was awarded with a four-year annual vesting schedule, beginning on April 27, 2016. The remaining unvested RSUs shown in the table are scheduled to vest on April 27, 2019, generally subject to Mr. Wilson's continued employment.

(3)
These RSUs are part of a grant that was awarded with a four-year annual vesting schedule, beginning on March 20, 2017. The remaining unvested RSUs shown in the table are scheduled to vest in two equal installments beginning on March 20, 2019, generally subject to Mr. Wilson's continued employment.

(4)
These RSUs are part of a grant that was awarded with a four-year annual vesting schedule, beginning on March 20, 2018. The remaining unvested RSUs shown in the table are scheduled to vest in three equal installments beginning on March 20, 2019, generally subject to Mr. Wilson's continued employment.

(5)
These RSUs are scheduled to vest in four equal annual installments beginning on March 20, 2019, generally subject to the applicable executive's continued employment.

(6)
These RSUs are part of a grant that was awarded with a four-year annual vesting schedule, beginning on September 21, 2016. The remaining unvested RSUs shown in the table are scheduled to vest on September 21, 2019, generally subject to Mr. Cody's continued employment.

Retirement Plans

              Our named executive officers were eligible to participate in Scientific Games' 401(k) retirement plan during the 2018 fiscal year under the same rules that applied to other employees of Scientific Games and its subsidiaries. For the 2018 fiscal year, Scientific Games made a matching contribution of 100% of the first 1% of contributions and 50% of the next 5% of contributions (for a match of up to 3.5% of eligible compensation).

              During the 2018 fiscal year, Scientific Games sponsored a non-qualified deferred compensation plan enabling its executive officers and other eligible employees, including our named executive officers, to defer a portion of their compensation. None of our named executive officers participated in this plan, which was terminated on December 31, 2018.

Potential Payments Upon Termination or Change of Control

              The information below describes certain compensation that would become payable to our named executive officers under the various termination events described below, based on the terms of the applicable agreement as in effect on December 31, 2018.

Mr. Cottle

              Mr. Cottle's employment agreement with Scientific Games provides that if Mr. Cottle's employment is terminated without "cause" or with "good reason" (as such terms are defined in Mr. Cottle's employment agreement) or if Scientific Games provides Mr. Cottle with a notice of non-renewal, then he would be entitled to receive from Scientific Games: (1) a pro rata annual performance bonus; (2) an amount equal to the sum of his base salary and the highest annual performance bonus paid to him in respect of the two most recent fiscal years (but not more than his target bonus for the then-current fiscal year), payable over 12 months; (3) a pro rata payment of his cash-based long-term incentive award, as described below under "Cottle Incentive Award"; and (4) payment of COBRA premiums for up to 12 months, less the amount of employee contributions for similarly-situated active employees. However, if such a termination occurs upon or within one year after a "change in control" (as such term is defined in Mr. Cottle's employment agreement) of Scientific Games, then the amount described in clause (2) above would be multiplied by two and paid in a lump sum if permitted under Section 409A of the Code, and otherwise, over 24 months. Upon a termination without cause or with good reason, Mr. Cottle would forfeit any unvested annual equity awards, but would receive: (i) a pro rata portion of certain performance-conditioned RSUs he received upon his becoming President and Chief Executive Officer of Scientific Games and (ii) if such termination occurs on or prior to June 1, 2019, one-third of certain time-based RSUs he received upon his becoming President and Chief Executive Officer of Scientific Games. Upon a "change in control" (as defined in the Scientific Games 2003 Incentive Plan, as amended, and described below) of Scientific Games, all of Mr. Cottle's equity awards would vest.

              In the event that the payments and benefits provided to Mr. Cottle in connection with a change in control were subject to the excise tax under Section 4999 of the Code, Mr. Cottle's employment agreement provides for a "best net" cutback, such that Mr. Cottle would have received either the full amount of such payments and benefits or payments and benefits with a value equal to one dollar less than the threshold that would subject Mr. Cottle to such excise tax, whichever would have resulted in a greater after-tax amount.

              In the event of Mr. Cottle's death or "total disability" (as such term is defined in Mr. Cottle's employment agreement), he or his beneficiaries would be entitled to any company-provided death or disability benefits and all of Mr. Cottle's equity awards would vest, subject to the achievement of any applicable performance criteria.

Mr. Wilson

              Mr. Wilson's employment agreement provides that if Mr. Wilson's employment is terminated without "cause" or with "good reason" (as such terms are defined in Mr. Wilson's employment agreement), then he would be entitled to receive an amount equal to his base salary, payable over 12 months. Mr. Wilson's unvested equity awards would be forfeited upon any such termination, but would vest upon a "change in control" of Scientific Games, which generally means (i) a person or entity, excluding certain affiliated entities, acquires 40% or more of the combined voting power of Scientific Games' then-outstanding securities or (ii) the consummation of a transaction requiring stockholder approval for the acquisition of Scientific Games or substantially all of its assets.

              In the event of Mr. Wilson's death or "total disability" (as such term is defined in Mr. Wilson's employment agreement), he or his beneficiaries would be entitled to any company-provided death or disability benefits and all of Mr. Wilson's equity awards would vest.

Mr. Cody

              Mr. Cody's offer letter does not provide for severance payments or benefits upon a termination of his employment. Mr. Cody's cash-based long-term incentive awards and equity awards would fully vest upon his death, disability (as determined under Scientific Games' long-term disability plans) or a change in control of Scientific Games.

Our Compensation Plans and Programs Following the Consummation of this Offering

              The following describes the compensation plans and programs that we anticipate implementing in connection with this offering. The plans and programs described below remain subject to the approval of our board of directors, and therefore may change prior to, or following the consummation of, this offering.

Short-Term Incentive Program

              In connection with this offering, we anticipate implementing a short-term incentive program, which we refer to as the STIP, in which participants will be eligible to receive an annual incentive award based on performance in each of the 2019 and 2020 fiscal years. We expect that all bonus eligible employees at the time this offering is consummated (approximately 400 participants), including Messrs. Wilson and Cody, would be eligible to receive (1) annual cash awards based on performance for each of the 2019 and 2020 fiscal years and (2) grants of performance-conditioned RSUs, which we refer to as PRSUs, which will vest 50% based on 2019 fiscal year performance, and 50% based on 2020 fiscal year performance, subject to continued employment.

              We expect to establish performance criteria with respect to each fiscal year under the STIP. If performance is below the threshold criteria for a year, the cash award with respect to that year will not be paid and the PRSUs for that year will be forfeited. If performance is between the threshold criteria and the target criteria for a year, then all or a portion of the cash award will be paid and the applicable PRSUs will be forfeited. If performance exceeds the target criteria, then the cash award will be paid in full and all or a portion of the applicable PRSUs will vest, with full vesting occurring if the maximum criteria are achieved.

              Messrs. Wilson and Cody are currently expected to receive annual cash awards with an approximate target value of $500,000 and $158,000, respectively, and PRSU awards with an aggregate target value of $1,000,000 and $500,000, respectively, for the two-year period.

Senior Executive Incentive Program

              We also anticipate implementing a long-term incentive program to incentivize our senior executives to work to organically grow the revenue and EBITDA of our business through the 2022 fiscal year, which we refer to as the SEIP. We expect there will be approximately ten participants in the SEIP, including Messrs. Wilson and Cody. SEIP participants, including Messrs. Wilson and Cody, would receive a grant of PRSUs in connection with the consummation of this offering, with the number of PRSUs equal to the participant's grant value, divided by the initial public offering price of a share of our Class A common stock. Up to 70% of those PRSUs would vest if $720 million of revenue and $250 million of EBITDA are achieved for the 2020 fiscal year, while up to the remaining 30% would vest if $1 billion of revenue and $350 million of EBITDA are achieved for the 2022 fiscal year. For purposes of the SEIP, it is expected that revenue and EBITDA will be subject to certain customary adjustments, including, in the case of EBITDA, adjustments similar in nature to those made in determining AEBITDA. We currently expect that participants in the SEIP will receive awards of PRSUs with an aggregate grant value of approximately $40 million (of which Mr. Wilson would receive approximately $10 million of such grant value and Mr. Cody would receive approximately $2 million), which would vest in full if the revenue and EBITDA targets are met for both the 2020 and 2022 fiscal years.

Cottle Incentive Award

              As noted above, in lieu of receiving annual equity awards during his service as Chief Executive, SG Interactive, Mr. Cottle received a cash-based long-term incentive award, with a payout based on the amount by which our EBITDA for the 2020 fiscal year exceeds our EBITDA for the 2017 fiscal year, in each case, subject to certain adjustments. It is anticipated that in connection with the consummation of this offering, Mr. Cottle will enter into agreements with us and Scientific Games to convert the award into an award of PRSUs with respect to our Class A common stock with an aggregate value of approximately $12 million, vesting based on the 2020 fiscal year revenue and EBITDA metrics for the SEIP set forth above, with the PRSUs vesting in full if the performance criteria for the 2020 fiscal year are met and with the PRSUs forfeited in full if certain threshold performance levels are not met. Our Compensation Committee is expected to retain discretion to adjust the number of shares vesting in connection with the award in order to reflect changes in the price of our Class A common stock between the consummation of this offering and the date the PRSUs vest. In the event Mr. Cottle's employment with us and Scientific Games is terminated without cause or with good reason (as defined in Mr. Cottle's employment agreement), he would remain eligible to fully vest in his PRSU award, based on actual performance achieved.

Wilson Employment Agreement

              We currently anticipate entering into a new employment agreement with Mr. Wilson in connection with his expected appointment as our Chief Executive Officer. The agreement is expected to provide that he will be employed for a three-year term from the date of the consummation of this offering, subject to automatic one-year renewals unless notice of non-renewal is timely given. In addition to his participation in the STIP and the SEIP, the employment agreement is expected to provide for an annual base salary of $500,000, for an annual target bonus of 100% of base salary, which for 2019 and 2020 will be granted in the form of awards under the STIP, that Mr. Wilson will be eligible for annual equity awards with a target value of up to 125% of his base salary, and that, if Mr. Wilson's employment is terminated without "cause" or with "good reason" (each, to be defined in the employment agreement), he would be entitled to receive: (1) a pro rata annual performance bonus; (2) an amount equal to the sum of (i) his base salary and (ii) the highest annual cash performance bonus paid to him in respect of the two most recent fiscal years (but not more than his then-current annual base salary), which amount will be equal to Mr. Wilson's annual base salary if he is terminated prior to payment of his 2020 annual performance bonus, with the entire amount in (2) payable over 12 months; (3) a pro-rata payment of his SEIP PRSUs, based on actual performance; and (4) payment of COBRA premiums for up to 12 months. The other material terms and conditions are expected to remain unchanged from Mr. Wilson's current employment agreement, as described above.

Cody Offer Letter

              We expect to provide Mr. Cody with a new offer letter in connection with the consummation of this offering in order to memorialize the terms of his employment with us. In addition to his participation in the STIP and the SEIP, the offer letter is expected to provide that Mr. Cody will receive an annual base salary of $317,498 and an annual target bonus of 50% of base salary, which for 2019 and 2020 will be granted in the form of awards under the STIP.

Long-Term Incentive Plan

              Prior to the consummation of this offering, we expect our board of directors to adopt, and our sole stockholder to approve, the SciPlay Corporation Long-Term Incentive Plan, which we refer to as the LTIP, for the benefit of certain of our current and future non-employee directors and employees. The following summary describes what we anticipate to be the material terms of the LTIP.

              Following adoption by our board of directors, and approval by SG Holdings I, as our sole stockholder, the full text of the LTIP will be included as an exhibit to a filing with the SEC.

Purpose of the LTIP

              The purpose of the LTIP will be to aid us in recruiting and retaining highly qualified non-employee directors and employees who are capable of ensuring our future success. We expect that equity awards and opportunities for ownership of our stock will provide incentives to our non-employee directors and employees to exert their best efforts for the success of our business and thereby align their interests with those of our stockholders.

Shares Available for Awards

              The maximum number of shares of our Class A common stock that may be issued under all stock-based awards granted under the LTIP will be determined prior to the consummation of this offering. All of the shares to be reserved may be granted as incentive stock options. The LTIP will provide for appropriate adjustments in the number of shares available, the annual limit, and the number and exercise price of outstanding awards in the event of changes in capitalization, including stock dividends and splits or in the event of large and non-recurring dividends or other distributions.

              Shares that are (1) subject to awards that are paid in cash, terminate, lapse, or are canceled or forfeited, (2) withheld in order to satisfy the exercise price or tax withholding applicable to an award, or (3) subject to stock appreciation rights but are in excess of the shares actually delivered in connection with such stock appreciation right would be available again for grant under the LTIP.

Eligibility

              Non-employee directors, our employees, employees of our subsidiaries or affiliates and our consultants would be eligible to receive awards under the LTIP. It is expected that the LTIP will include an annual limit on the amount that may be paid by us to any non-employee director.

Administration

              Our Compensation Committee or another duly authorized committee of our board of directors would have the authority to administer the LTIP, including the authority to select the persons who receive awards, determine the number of shares subject to awards, establish the terms and conditions of awards, including the vesting conditions of awards, and to make all other decisions and determinations necessary or advisable for administering the LTIP, consistent with the terms of the LTIP.

              Our board of directors would be able to exercise the powers of our Compensation Committee with respect to the LTIP and awards granted thereunder at any time.

Types and Terms of Awards

              The LTIP would permit the granting of:

  •
  stock options (including both incentive and non-qualified stock options),

  •
  stock appreciation rights,

  •
  restricted stock,

  •
  deferred stock and RSUs,

  •
  dividend equivalents,

  •
  performance awards, and

  •
  other stock-based awards.

    Stock Options and Stock Appreciation Rights.

              Under the terms of the LTIP, the exercise price per share of any stock option or the base price of any stock appreciation right would not be less than 100% of the fair market value of our Class A common stock on the date of grant and the term of any such award could not exceed 10 years. Stock options could be granted as either incentive stock options or nonqualified stock options.

              The exercise price of a stock option would be payable upon exercise, and may be payable, as determined by our Compensation Committee, either in cash, shares of our Class A common stock (including shares otherwise deliverable upon exercise) or other property, or through a combination of the foregoing.

              A stock appreciation right would entitle the holder to receive the excess of the fair market value of a share of our Class A common stock on the date of exercise over the base price of the stock appreciation right.

    Restricted Stock

              In connection with a grant of restricted stock under the LTIP, the award recipient would own shares of our Class A common stock, subject to restrictions on transferability and vesting requirements. Holders of restricted stock awards would therefore have all of the rights of a stockholder prior to the date on which the vesting requirements lapse, including the right to vote such shares and receive any dividend payments. Awards of restricted stock may require that any divided payments received be subject to vesting requirements or be reinvested in additional shares of restricted stock.

    Deferred Stock and RSUs

              The LTIP would permit the grant of a right to receive shares of our Class A common stock, or the cash equivalent thereof, following a deferral period and/or the satisfaction of vesting requirements. Until such time as shares of our Class A common stock are actually delivered, the holder of a deferred stock or RSU award will not have any of the rights of a stockholder in connection with such award, but may, if provided in the applicable award agreement, have the right to receive dividend equivalents. Dividend equivalent rights may also be awarded on a freestanding basis, and in all cases, may be fully vested when paid or subject to vesting requirements or the requirement to be invested in shares of restricted stock, RSUs or another investment vehicle as our Compensation Committee may specify.

    Performance Awards

              The LTIP would permit the grant of awards payable in shares of our Class A common stock or cash that are conditioned on the achievement of one or more performance goals established by our Compensation Committee.

    Other Stock-Based Awards

              The LTIP would also authorize the grant of other types of awards that are denominated or payable in, or otherwise related to, our Class A common stock, subject to terms and conditions determined by our Compensation Committee.

Change in Control

              Unless an award agreement specifies otherwise, the LTIP would provide that awards fully vest in connection with a change in control (as such term shall be defined in the LTIP), with any applicable performance goals met at a level determined by our Compensation Committee.

No Re-Pricing

              The LTIP would prohibit the "re-pricing" of stock options or stock appreciation rights without the approval of our stockholders, other than for adjustments made to reflect changes in capitalization or similar events as described above. The prohibition on re-pricing includes amending an award to reduce its exercise price or base price or repurchasing or exchanging awards at a time when the award subject to the repurchase or exchange has an exercise price or base price in excess of the then fair market value.

Foreign Awards

              In order to comply with the laws in other countries in which we operate or have employees or otherwise to foster and promote achievement of the purposes of the LTIP, the Compensation Committee, in its sole discretion, would have authority, without amending the LTIP, to modify the terms and conditions of awards granted to individuals who are then resident or primarily employed outside the United States or to grant awards to such individuals on terms and conditions that are different from those specified in the LTIP.

Additional Forfeiture Provisions

              In addition to any vesting requirements and associated forfeiture provisions provided for in connection with the grant of an award under the LTIP, awards under the LTIP would be subject to any clawback policy we implement and our Compensation Committee would have the authority under the LTIP to condition the grant of an award or the ability to retain any profit or gain realized in connection with an award upon compliance with restrictive covenants or the absence of a restatement of our financial statements.

Termination and Amendment

              The LTIP is expected to become effective upon the effective date of this registration statement and terminate on the tenth anniversary of such date, unless terminated before then by our board of directors. Our board of directors would generally be able to amend or terminate the LTIP at any time, except (1) stockholder approval would be required for any amendment where such approval is required pursuant to law or applicable stock exchange regulation, and (2) any amendment that would materially and adversely affect the rights of an award holder will require the consent of such holder.

2018 Reconciliation of Social SGICP EBITDA to Net Income

              Scientific Games has historically used Social SGICP EBITDA, a non-GAAP measure, as a compensation measure for purposes of determining annual performance bonuses for those who provide services primarily on behalf of our business. Social SGICP EBITDA includes net income before (1) depreciation and amortization, (2) income tax expense, (3) other (income) expense, net and (4) other adjustments made by the compensation committee of the board of directors of Scientific Games Corporation, which include (a) contingent acquisition consideration, (b) royalties paid under our intercompany license agreement to Scientific Games for use of its intellectual property and (c) other adjustments made by the committee.

              The following table reconciles net income to Social SGICP EBITDA:

Reconciliation of Social SGICP EBITDA to Net Income

($ in millions)	Year Ended December 31, 2018
Net income	$39.0
Depreciation and amortization	15.1
Income tax expense	10.4
Other (income) expense, net	(3.0)
Scientific Games Corporation's Compensation Committee adjustments:
Contingent acquisition consideration	27.5
Royalties under intercompany IP license agreement to Scientific Games	26.1
Other adjustments	19.9

Social SGICP EBITDA	$135.0

 PRINCIPAL STOCKHOLDERS

              The following table sets forth certain information regarding beneficial ownership of our Class A common stock and Class B common stock, after the consummation of the Transactions, including this offering, for:

  •
  each person whom we know to own beneficially more than 5% of our Class A common stock or our Class B common stock;

  •
  each of the directors, director nominees and named executive officers, individually; and

  •
  all directors, director nominees and executive officers, as a group.

              As described in "The Transactions" and "Certain Relationships and Related Party Transactions," in connection with this offering, SciPlay will issue shares of Class B common stock to the SG Members, on a one-to-one basis with the number of LLC Interests owned by the SG Members following the purchase of             LLC Interests from SG Holding I by SciPlay with a portion of the proceeds from this offering. As a result, the number of shares of Class B common stock listed in the table below correlates to the number of LLC Interests the SG Members will own after giving effect to the Transactions. The SG Members will be entitled to have their LLC Interests redeemed for Class A common stock on a one-for-one basis, or, at the option of SciPlay, for a cash payment determined by reference to the arithmetic average of the volume weighted average market prices over a specified period prior to the date of redemption of one share of our Class A common stock for each LLC Interest so redeemed. In addition, at SciPlay's election, SciPlay may effect a direct exchange of such Class A common stock or such cash for such LLC Interests. Upon any redemption or exchange of any of the SG Members' LLC Interests, an equal number of shares of Class B common stock will be canceled.

              The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights, including the redemption right described above, held by such person that are currently exercisable or will become exercisable within 60 days of the date of this prospectus, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is: 6601 Bermuda Road, Las Vegas, Nevada 89119. To our knowledge, except as indicated

in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Class A Common Stock Beneficially Owned		Class B Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage of Class	Number of Shares	Percentage of Class
5% Beneficial Owner:
Scientific Games Corporation(1)				100%
Directors, Director Nominees and Named Executive Officers:
Joshua J. Wilson
Michael D. Cody
Barry L. Cottle
Gerald D. Cohen
Jay Penske
M. Mendel Pinson
William C. Thompson, Jr.
Frances F. Townsend
Directors, Director Nominees and Executive Officers as a group ( persons)

(1)
Following this offering, Scientific Games Corporation will be the beneficial owner of all of our outstanding Class B common stock through its indirect wholly owned subsidiaries, the SG Members: SG Holding I will own            shares of our Class B common stock, and SG Social Holding Company, LLC will own        shares of our Class B common stock.

              The following table sets forth certain information regarding beneficial ownership of the equity securities of Scientific Games Corporation, by:

  •
  each of our directors, director nominees and named executive officers, individually; and

  •
  all of our directors, director nominees and executive officers, as a group.

              Percentage ownership of the common stock of Scientific Games Corporation is based on the            shares of common stock of Scientific Games Corporation issued and outstanding as of                        , 2019.

              In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of                        , 2019. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person. Unless otherwise indicated, the address for each listed stockholder is: 6601 Bermuda Road, Las Vegas, Nevada 89119. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

Name of Beneficial Owner	Shares of Common Stock of Scientific Games Corporation Beneficially Owned	Percentage of Total Outstanding Shares of Common Stock
Directors, Director Nominees and Named Executive Officers:
Joshua J. Wilson
Michael D. Cody
Barry L. Cottle
Gerald D. Cohen
Jay Penske
M. Mendel Pinson
William C. Thompson, Jr.
Frances F. Townsend
Directors, Director Nominees and Executive Officers as a group ( persons)

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

              The following includes summaries of transactions or agreements, during our last three fiscal years, to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or beneficial owners of more than 5% of our capital stock, affiliates of our directors, executive officers and holders of more than 5% of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other similar arrangements, which are described under "Executive Compensation." The following summaries are qualified in their entirety by reference to such agreements, copies of which (or forms of such agreements) have been filed as exhibits to the registration statement of which this prospectus is a part, and are available electronically on the website of the SEC at www.sec.gov.

Relationship with Scientific Games

              Prior to the completion of this offering, we were an indirect wholly owned subsidiary of Scientific Games Corporation. In September 2016, in connection with the designation of SG Social Holding Company II, LLC and its subsidiaries as unrestricted subsidiaries under Scientific Games' debt agreements, we and Scientific Games entered into certain agreements that provided a framework for our relationship with Scientific Games, including intercompany services and licenses of intellectual property rights.

              In connection with this offering, we will enter into new or amended agreements with Scientific Games in order to provide a similar framework for our relationship with Scientific Games, including the IP License Agreement and the Intercompany Services Agreement, each as described under "—Arrangements Between Scientific Games and SciPlay."

              We do not currently expect to enter into any additional agreements or other transactions with Scientific Games outside the ordinary course or with any of our directors, officers or other affiliates, other than those specified below. Any transactions with directors, officers or other affiliates will be subject to requirements of Sarbanes-Oxley and SEC rules and regulations.

Historical Relationship with Scientific Games

              Scientific Games currently provides certain services to us under an intercompany services agreement, and costs associated with these functions have been charged to us and settled in cash pursuant to this agreement. Charges include costs related to corporate level general and administrative expenses, including but not limited to, finance, corporate development, human resources, legal, information technology and rental fees for shared assets, which we refer to as the Parent Services. There are also certain general and administrative expenses shared with the Digital segment of Scientific Games, including but not limited to, executive, finance, human resources and legal, which we refer to collectively as the Digital Shared Services. These expenses have been charged on the basis of direct usage when identifiable, with the remainder charged on the basis of revenues, operating expenses, headcount or other relevant measures, which we believe to be a reasonable reflection of the utilization of services provided to, or benefit received by, us. Stock-based compensation expense includes the stock-based compensation expense recognized by SG Social Holding Company II, LLC associated with Scientific Games Corporation's equity compensation plans in its financial statements directly related to social employees who are participants in Scientific Games Corporation's stock compensation plan.

              Similarly, Scientific Games frequently licenses intellectual property from third parties, which we have historically utilized in developing games pursuant to our current intellectual property licensing agreement with Scientific Games. Prior to this offering and prior to our entry into the IP License Agreement, royalties for use of such intellectual property have been charged to us and have typically been based upon the revenue we have generated using such intellectual property and the royalty rates defined and stipulated in the third-party agreements between Scientific Games and the intellectual property owners. We also have utilized certain intellectual property owned by Scientific Games in developing games.

              The charges described above may not necessarily be indicative of the actual expenses we would have incurred as an independent company during the periods prior to the offering or of the costs we will incur in the future. The following is the summary of expenses charged from Scientific Games for each of the above services and for periods indicated below:

	Year Ended December 31,
(in millions)	2018	2017	2016
Parent services	$5.7	$5.4	$4.8
Digital shared services	—	1.6	2.1
Royalties under intercompany IP license agreement to Scientific Games	26.1	23.6	18.3
Royalties under intercompany IP license agreement to third parties other than Scientific Games	7.7	5.5	5.3

Scientific Games as Our Controlling Stockholder

              Upon completion of this offering, Scientific Games, through its indirect wholly owned subsidiaries, the SG Members, will hold approximately         % of the voting power in us (or approximately        % if the underwriters exercise their option to purchase additional shares in full). For as long as Scientific Games, through its indirect wholly owned subsidiaries, the SG Members, continues to control shares representing a majority of our combined voting power, Scientific Games or its successor-in-interest will be able to direct the election of all the members of our board of directors. Even if Scientific Games were to control less than a majority of the voting power in us, it would be able to influence the outcome of our corporate actions so long as it owned a significant portion of our combined voting power. Similarly, Scientific Games will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in control of us and will have the power to take certain other actions that might be favorable to Scientific Games.

              Scientific Games Corporation has agreed, subject to certain exceptions, not to sell or otherwise dispose of any of our common stock for a period of 180 days from the date of this prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. See "Underwriting (Conflicts of Interest)." However, we cannot assure the period of time during which Scientific Games Corporation will maintain its ownership of our common stock following this offering.

Arrangements Between Scientific Games and SciPlay

              In connection with this offering, we intend to enter into new or amended agreements with Scientific Games in order to provide a similar framework for our relationship with Scientific Games. The material terms of each of these agreements are summarized below. These summaries are qualified in their entirety by reference to the full text of such agreements, which are filed as exhibits to the registration statement of which this prospectus is a part.

    Intercompany Services Agreement

              Pursuant to the Intercompany Services Agreement, Scientific Games will provide certain services to us, and costs associated with these functions will be charged to us and settled in cash pursuant to this agreement. Charges will include costs related to corporate level general and administrative expenses, including but not limited to, finance, corporate development, human resources, legal, information technology and rental fees for shared assets, which we refer to as the Parent Services. These expenses will be charged on the basis of direct usage when identifiable, with the remainder charged on the basis of revenues, operating expenses, headcount or other relevant measures, which we believe will be a reasonable reflection of the utilization of services provided to, or benefit received by, us. Stock-based compensation expense will continue to include any stock-based compensation expense recognized by SG Social Holding Company II, LLC associated with Scientific Games Corporation's equity compensation plans in its financial statements directly related to social employees who are participants in Scientific Games Corporation's stock compensation plan.

              Similarly, Scientific Games frequently licenses intellectual property from third parties, which we will utilize in developing games pursuant to the IP License Agreement with Scientific Games.

    IP License Agreement

              The IP License Agreement will initially be between Bally Gaming and SG Holding I, which will use $            million of proceeds received from us in this offering to make a one-time payment to Bally Gaming under the IP License Agreement. SG Holding I will then assign the rights of the IP License Agreement to one of our subsidiaries immediately following this offering. Pursuant to the terms of the IP License Agreement, we will acquire the following licenses:

  •
  an exclusive (subject to certain limited exceptions), perpetual, non-royalty bearing license to use intellectual property created or acquired by Bally Gaming or its affiliates on or before the third anniversary of the date of the IP License Agreement (the date of the IP License Agreement, the "Effective Date"), in any of the Covered Games;

  •
  an exclusive (subject to certain limited exceptions) license to use third-party intellectual property licensed to Bally Gaming on or before the third anniversary of the Effective Date, to the extent permitted to be sublicensed to us, in any of the Covered Games;

  •
  a non-exclusive, perpetual, non-royalty bearing license to use intellectual property created or acquired by Bally Gaming or its affiliates after the third anniversary of the Effective Date, but only in our currently available games; and

  •
  a non-exclusive license to use third-party intellectual property licensed to Bally Gaming after the third anniversary of the Effective Date, to the extent permitted to be sublicensed to us, but only in our currently available games.

              So long as the IP License Agreement remains in effect, we do not expect to pay any future royalties or fees for our use of intellectual property owned by Bally Gaming or its affiliates in our currently available games. The IP License Agreement will not provide us any right to use intellectual property created or acquired by Bally Gaming or its affiliates after the third anniversary of the Effective Date or licensed to Bally Gaming after the third anniversary of the Effective Date, in any of our future games released after the Effective Date. We will be required to pay to Bally Gaming all costs, fees and expenses related to the licenses for intellectual property licensed by Bally Gaming from third parties, including proportionate pass-through expenses, such as our allocable share of minimum guarantees to the owners of such intellectual property.

              Bally Gaming will be required to provide us with a right of first negotiation to convert any non-exclusive licenses to exclusive licenses, as well as a right of first negotiation to license intellectual property created or acquired by Bally Gaming or its affiliates after the third anniversary of the Effective Date, either on an exclusive or non-exclusive basis, for use beyond our currently available games. In the event that Bally Gaming intends to offer any such license to third parties, it is required to notify us in writing. If we fail to reach agreement on all material terms for such license within

60 days of our receipt of written notice, or if we subsequently fail to enter into a definitive binding written agreement within 30 days of having reached agreement on all material terms for such license, then Bally Gaming will have no obligation to continue to negotiate with us, including with respect to the terms of any license it offers to or enters into with a third party.

              Bally Gaming will own any intellectual property that we develop, to the extent it is an improvement, enhancement, modification, or derivative work of any intellectual property licensed to us under the IP License Agreement.

              We will be required to fulfill all obligations applicable to our business set forth in Bally Gaming's existing license agreements with third parties for third-party intellectual property. Our obligations may be expanded in the future with our express written consent.

              If Scientific Games ceases to hold at least 50% of the voting power in our company, or such other percentage required by a specific license, we may lose the benefit of any intellectual property owned by or licensed to Scientific Games and licensed to us under the IP License Agreement, including any intellectual property that we develop, to the extent it is an improvement, enhancement, modification, or derivative work of any intellectual property licensed to us under the IP License Agreement. Further, we may also lose the benefit of any intellectual property licensed to Scientific Games for the benefit of it or its subsidiaries. We have little control over future amendments or renewals of third-party licenses to which we are not a party, and such amendments and renewals may affect the ability of Scientific Games to sublicense such third-party intellectual property rights to us, or our ability to benefit directly from such intellectual property without a sublicense as a subsidiary of Scientific Games.

              The IP License Agreement will terminate automatically upon written notice from Bally Gaming after it is notified in writing by any regulatory agency that the conduct of business with us will jeopardize the real money gaming licenses of Bally Gaming or its affiliates (including Scientific Games) or the ability of Bally Gaming or its affiliates (including Scientific Games) to obtain such licenses. Additionally, we or Bally Gaming may terminate the IP License Agreement for the other party's uncured material breach. Bally Gaming will also have the right to terminate the IP License Agreement upon certain events relating to our insolvency or bankruptcy, or an attempt to assign or sublicense the rights we have under the IP License Agreement, including a change in control without Bally Gaming's consent. Upon termination of the IP License Agreement, the licenses would cease immediately.

              In the event the IP License Agreement is terminated for any reason on or before the fifth anniversary of the Effective Date, Bally Gaming will be required to pay us, within 30 days of such termination, a termination fee equal to:

  •
  $             million, in the event termination occurs on or before the first anniversary of the Effective Date;

  •
  $             million, in the event termination occurs after the first anniversary of the Effective Date but on or before the second anniversary of the Effective Date;

  •
  $             million, in the event termination occurs after the second anniversary of the Effective Date but on or before the third anniversary of the Effective Date;

  •
  $             million, in the event termination occurs after the third anniversary of the Effective Date but on or before the fourth anniversary of the Effective Date; and

  •
  $             million, in the event termination occurs after the fourth anniversary of the Effective Date but on or before the fifth anniversary of the Effective Date.

Certain Compensation Arrangements

              Mr. Pinson, a director nominee, received grants of RSUs with respect to Scientific Games' common stock, either vesting immediately or over a period of four years, with grant date values of $1,500,000 in the aggregate in the period from fiscal year 2016 through the date of this registration statement from Scientific Games in exchange for his providing consulting services.

              Mr. Cottle, a nominee for Executive Chairman, received the following compensation and benefits from Scientific Games in his prior position as Chief Executive, SG Interactive during 2016 and 2017: (i) base salary payments in an aggregate amount of $1,350,000; (ii) annual cash and incentive bonus awards in an aggregate amount of $2,428,450; (iii) in lieu of annual equity awards for 2016-2017, a long-term incentive opportunity tied to achievement against performance goals relating to achieving aggressive revenue and EBITDA growth for our business over a three-year period ending in 2017, which paid out in accordance with the outcome of the performance goals in an aggregate amount equal to $9,454,842; and (iv) other compensation and benefits in an aggregate amount of $87,495.

              Mr. Wilson, a director nominee who is expected to serve as our Chief Executive Officer, received the following compensation and benefits from Scientific Games in his prior position as Senior Vice President, Social Gaming during 2016 and 2017: (i) base salary payments in an aggregate amount of $715,677; (ii) annual cash and incentive bonus awards in an aggregate amount of $658,596; (iii) equity awards with aggregate grant date values of $489,981; and (iv) other compensation and benefits in an aggregate amount of $20,602.

              Mr. Cody, who is expected to serve as our Chief Financial Officer, received the following compensation and benefits from Scientific Games in his prior position as Vice President and Chief Financial Officer, Social Gaming during 2016 and 2017: (i) base salary payments in an aggregate amount of $614,913; (ii) annual cash and incentive bonus awards in an aggregate amount of $452,885; and (iii) other compensation and benefits in an aggregate amount of $20,643.

              Other than such compensation arrangements, Messrs. Pinson, Cottle, Wilson and Cody have no interest in any transactions that would require disclosure pursuant to Item 404(a) of Regulation S-K.

The Transactions

              In connection with the Transactions, we will engage in certain transactions with the SG Members, including entering into the TRA, the SciPlay Parent LLC Agreement and the Registration Rights Agreement. These transactions are described in "The Transactions."

Purchase of LLC Interests

              We intend to use the net proceeds from this offering to purchase             newly issued LLC Interests from SciPlay Parent LLC, and             LLC Interests from SG Holding I, or            LLC Interests from SG Holding I if the underwriters exercise in full their option to purchase additional shares of Class A common stock in this offering. We will pay a purchase price per LLC Interest equal to the initial public offering price per share of Class A common stock in this offering, after deducting the underwriting discount.

Tax Receivable Agreement

              We expect to obtain an increase in our share of the tax basis of the assets of SciPlay Parent LLC in connection with this offering and if and when (as described below under "—SciPlay Parent LLC Agreement") any of the SG Members receives shares of our Class A common stock or cash at our election in connection with any redemption or exchange of the SG Members' LLC Interests (any such basis increase, the "Basis Adjustments"). We intend to treat any such redemption or exchange of LLC Interests as our direct purchase of LLC Interests from the SG Members for U.S.

federal income and other applicable tax purposes, regardless of whether such LLC Interests are surrendered by the SG Members to SciPlay Parent LLC for redemption or sold to us upon the exercise of our election to acquire such LLC Interests directly. A Basis Adjustment may have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities. The Basis Adjustments may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.

              In connection with the transactions described above, we will enter into the TRA with the SG Members and SciPlay Parent LLC. The TRA will provide for the payment by us to the SG Members of 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of the transactions described above, including increases in the tax basis of the assets of SciPlay Parent LLC attributable to payments made under the TRA and deductions attributable to imputed interest pursuant to the TRA. SciPlay Parent LLC will have in effect an election under Section 754 of the Code effective for each taxable year in which a redemption or exchange of LLC Interests for shares of our Class A common stock or cash occurs. These TRA payments are not conditioned upon any continued ownership interest in either SciPlay Parent LLC or us by the SG Members. The rights of the SG Members under the TRA are assignable to transferees of their LLC Interests (other than SciPlay or SciPlay Parent LLC as transferee pursuant to subsequent redemptions or exchanges of the transferred LLC Interests). We expect to benefit from the remaining 15% of tax benefits, if any, that we may actually realize.

              The actual Basis Adjustments, as well as any amounts paid to the SG Members under the TRA, will vary depending on a number of factors, including:

  •
  the price of shares of our Class A common stock in connection with this offering and at the time of redemptions or exchanges—the Basis Adjustments, as well as any related increase in any tax deductions, is directly related to the price of shares of our Class A common stock at the time of the closing of this offering and each redemption or exchange;

  •
  the timing of any subsequent redemptions or exchanges—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of SciPlay Parent LLC at the time of each redemption or exchange;

  •
  the extent to which such redemptions or exchanges are taxable—if a redemption or exchange is not taxable for any reason, increased tax deductions will not be available; and

  •
  the amount and timing of our income—the TRA generally will require us to pay 85% of the tax benefits as and when those benefits are treated as realized under the terms of the TRA. If we do not have taxable income, we generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the TRA for that taxable year because no tax benefits will have been actually realized. However, any tax benefits that do not result in realized tax benefits in a given taxable year will likely generate tax attributes that may be utilized to generate tax benefits in previous or future taxable years. The utilization of any such tax attributes will result in payments under the TRA.

              For purposes of the TRA, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no Basis Adjustments and had the TRA not been entered into. The TRA will generally apply to each of our taxable years, beginning with the first taxable year ending after the consummation of the offering. There is no maximum term for the TRA; however, the TRA may be voluntarily terminated by us pursuant to an early termination procedure and shall be terminated upon the occurrence of certain mergers, asset sales, other forms of business combination or other changes of control (including under certain material indebtedness of SciPlay Parent LLC or its subsidiaries) or our material breach of our material obligations under the TRA, and in each case we shall be obligated to pay the SG Members an agreed upon amount equal to the estimated present value of the remaining payments to be made under the agreement (calculated based on certain assumptions, including regarding tax rates and utilization of the Basis Adjustments). However, our ability to make such payment may be subject to various limitations and restrictions, such as restrictions on distributions that would either violate any contract or agreement to which SciPlay Parent LLC is then a party, or any applicable law.

              The payment obligations under the TRA are obligations of SciPlay and not of SciPlay Parent LLC. Although the actual timing and amount of any payments that may be made under the TRA will vary, we expect that the payments that we may be required to make to the SG Members will be substantial. Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the TRA, we expect that the tax savings associated with the purchase of LLC Interests in connection with this offering, together with future redemptions or exchanges of all remaining LLC Interests not owned by SciPlay pursuant to the SciPlay Parent LLC Agreement as described above, would aggregate to approximately $             million over            years from the date of this offering based on the initial public offering price of $            per share of our Class A common stock, which is the midpoint of the range set forth on the cover page of this prospectus, and assuming all future redemptions or exchanges would occur one year after this offering. Under such scenario, assuming future payments are made on the date each relevant tax return is due, without extensions, we would be required to pay approximately 85% of such amount, or approximately $             million, over the            -year period from the date of this offering. Any payments made by us to the SG Members under the TRA will generally reduce the amount of cash that might have otherwise been available to us or to SciPlay Parent LLC. To the extent that we are unable to make payments under the TRA for any reason, the unpaid amounts will accrue interest until paid. Our failure to make any payment required under the TRA (including any accrued and unpaid interest) within 30 calendar days of the date on which the payment is required to be made will constitute a material breach of a material obligation under the TRA, which will terminate the TRA and accelerate payments thereunder, unless the applicable payment is not made because (i) we are prohibited from making such payment under the terms of the TRA or the terms governing certain of our secured indebtedness or (ii) we do not have, and cannot use commercially reasonable efforts to obtain, sufficient funds to make such payment. In addition, we are obligated to use commercially reasonable efforts to avoid entering into any agreements that could be reasonably anticipated to materially delay the timing of the making of any payments under the TRA, which could limit our ability to pursue strategic transactions.

              Decisions made by us in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by the SG Members under the TRA. For example, the earlier disposition of assets following a transaction that results in a Basis Adjustment will generally accelerate payments under the TRA and increase the present value of such payments.

              The TRA provides that if (i) we materially breach any of our material obligations under the TRA, including if we make a distribution of cash or other property (other than shares of our Class A common stock) to our stockholders or use cash or other property to repurchase any of our capital stock (including our Class A common stock) before all our payment obligations under the TRA have been satisfied for all prior taxable years, (ii) certain mergers, asset sales, other forms of business combination or other changes of control (including under certain material indebtedness of SciPlay Parent LLC or its subsidiaries) were to occur, or (iii) we elect an early termination of the TRA, then our future obligations, or our successor's future obligations, under the TRA would accelerate and become due and payable, based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the TRA, and an assumption that, as of the effective date of the acceleration, any SG Member that has LLC Interests that have not been exchanged is deemed to have exchanged such LLC Interests for the fair market value of the shares of our Class A common stock or the amount of cash that would be received by such SG Member had such LLC Interests actually been exchanged on such date. However, as noted above, our ability to make such payments may be limited by restrictions on distributions that would either violate any contract or agreement to which SciPlay Parent LLC is then a party, or any applicable law.

              As a result of the foregoing, we would be required to make an immediate cash payment equal to the estimated present value (calculated based on a discount rate equal to one-year LIBOR plus            basis points) of the anticipated future tax benefits that are the subject of the TRA, which payment may be made significantly in advance of the actual realization, if any, of those future tax benefits and, therefore, we could be required to make cash payments to the SG Members that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the TRA. In these situations, our obligations under the TRA could have a material adverse effect on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. We cannot assure that we will be able to finance our obligations under the TRA or that we will be able to make the immediate cash payment described above to the extent SciPlay Parent LLC's ability to make such payment is restricted as described above. If we were to elect to terminate the TRA immediately after this offering (including the use of proceeds to us therefrom), based on the initial public offering price of $            per share of our Class A common stock, which is the midpoint of the range set forth on the cover page of this prospectus, we estimate that we would be required to pay approximately $             million in the aggregate under the TRA.

              Payments under the TRA will be based on the tax reporting positions that we determine, and the IRS or another tax authority may challenge all or part of the tax basis increases, as well as other related tax positions we take, and a court could sustain any such challenge. If the outcome of any such challenge would reasonably be expected to materially affect a recipient's payments under the TRA, then we will not be permitted to settle or to fail to contest such challenge without the consent (not to be unreasonably withheld or delayed) of each SG Member, and any such restrictions will apply for as long as the TRA remains in effect. We will not be reimbursed for any cash payments previously made to the SG Members pursuant to the TRA if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and ultimately disallowed. Instead, in such circumstances, any excess cash payments made by us to the SG Members will be netted against any future cash payments that we might otherwise be required to make under the terms of the TRA. However, we might not determine that we have effectively made an excess cash payment to the SG Members for a number of years following the initial time of such payment. As a result, it is possible that we could make cash payments under the TRA that are substantially greater than our actual cash tax savings.

              Payments are generally due under the TRA within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of            basis points from the due date (without extensions) of such tax return. Any late payments that may be made under the TRA will continue to accrue interest at            basis points until such payments are made, including any late payments that we may subsequently make because we did not have enough available cash to satisfy our payment obligations at the time at which they originally arose or were prohibited from making such payments under the terms governing certain of our secured indebtedness. In addition, the terms governing certain secured indebtedness of SciPlay Holding LLC may prohibit SciPlay Parent LLC, as a guarantor of such secured indebtedness, from making distributions sufficient to allow us to make early termination payments under the TRA. Subject to certain exceptions as noted above, our failure to make any payment required under the TRA (including any accrued and unpaid interest) within 30 calendar days of the date on which the payment is required to be made will constitute a material breach of a material obligation under the TRA, in which case, the TRA will terminate and future payments thereunder will be accelerated, as noted above.

SciPlay Parent LLC Agreement

              We will operate our business through SciPlay Parent LLC and its subsidiaries. In connection with the completion of this offering, we and the SG Members will enter into SciPlay Parent LLC's amended and restated operating agreement, which we refer to as the "SciPlay Parent LLC Agreement." The operations of SciPlay Parent LLC, and the rights and obligations of the holders of LLC Interests, will be set forth in the SciPlay Parent LLC Agreement.

              Appointment as Sole Manager.    Under the SciPlay Parent LLC Agreement, we will become a member and the sole manager of SciPlay Parent LLC. As the sole manager, we will be able to control all of the day-to-day business affairs and decision-making of SciPlay Parent LLC without the approval of any other member. As such, we, through our directors and officers, will be responsible for all operational and administrative decisions of SciPlay Parent LLC and the day-to-day management of SciPlay Parent LLC's business. Pursuant to the terms of the SciPlay Parent LLC Agreement, we cannot, under any circumstances, be removed as the sole manager of SciPlay Parent LLC except by our election.

              Compensation.    We will not be entitled to compensation for our services as manager. We will be entitled to reimbursement by SciPlay Parent LLC for any reasonable out-of-pocket fees and expenses incurred on behalf of SciPlay Parent LLC, including all expenses associated with this offering and maintaining our corporate existence.

              Recapitalization.    The SciPlay Parent LLC Agreement will recapitalize the member's interests currently held by the SG Members into a new single class of common member's interests, which we refer to as the "LLC Interests." Under the SciPlay Parent LLC Agreement immediately following the consummation of this offering, one LLC Interest will be acquired with the net proceeds received from the sale of one share of our Class A common stock in this offering, after the deduction of the underwriting discount. Each LLC Interest will entitle the holder to a pro rata share of the net profits and net losses and distributions of SciPlay Parent LLC.

              Redemption Rights of Members.    The SciPlay Parent LLC Agreement will provide a redemption right to the SG Members which will entitle it to cause SciPlay Parent LLC to redeem all or a portion of the LLC Interests held by the SG Members for newly issued shares of our Class A common stock on a one-for-one basis, or, at our option, a cash payment determined by reference to the arithmetic average of the volume weighted average market prices of one share of our Class A common stock over a specified period prior to the date of redemption for each LLC Interest redeemed. However, in lieu of such a redemption, we will have the right, at our option, to effect a direct exchange of cash and/or shares of our Class A common stock for the SG Members' LLC Interests. Any determination by us to pay, or to cause SciPlay Parent LLC to pay, cash instead of shares of our Class A common stock for LLC Interests offered for redemption would be made by our disinterested independent directors. If we decide to make, or cause SciPlay Parent LLC to make, such a cash payment, the SG Members will have the option to rescind its redemption request within a specified time period. Upon the exercise of the redemption right, the SG Members will surrender their applicable LLC Interests to SciPlay Parent LLC for cancellation. The SciPlay Parent LLC Agreement will require that we contribute cash or shares of Class A common stock to SciPlay Parent LLC, and SciPlay Parent LLC will issue to us newly issued LLC Interests equal to the number of LLC Interests redeemed from the SG Members. SciPlay Parent LLC will then distribute the cash or shares of our Class A common stock to the SG Members to complete the redemption. Shares of our Class B common stock will be cancelled on a one-for-one basis whenever the SG Members' LLC Interests are so redeemed or exchanged. Whether by redemption or exchange, we will be obligated to ensure that at all times the number of LLC

Interests that we own equals the number of shares of Class A common stock issued by us (subject to certain exceptions for treasury shares, shares underlying certain convertible or exchangeable securities and shares of unvested restricted stock issued pursuant to certain employee incentive plans).

              Distributions.    The SciPlay Parent LLC Agreement will require "tax distributions" to be made by SciPlay Parent LLC to its "members," including us. Tax distributions will be made to each member of SciPlay Parent LLC, including us, generally as and when we are required to make estimated payments or file tax returns, which we expect will be approximately on a quarterly basis. Tax distributions will be made on a pro rata basis out of "distributable cash," as that term is defined in the SciPlay Parent LLC Agreement, or other legal funds or property in an amount that is sufficient to cause us to receive distributions for the relevant period equal to the amount of our tax obligations, including our obligations to make ordinary course payments under the TRA, but not including any obligations to make early termination payments under the TRA. Tax distributions will be made only to the extent all distributions from SciPlay Parent LLC for the relevant period were otherwise insufficient to cover our tax obligations. The SciPlay Parent LLC Agreement will also allow for other distributions to be made by SciPlay Parent LLC to its members on a pro rata basis out of "distributable cash," as that term is defined in the SciPlay Parent LLC Agreement. We expect SciPlay Parent LLC may make distributions out of distributable cash periodically to the extent permitted by our agreements governing our indebtedness and necessary to enable us to cover our operating expenses and other obligations, including our tax liabilities and obligations under the TRA, as well as to make dividend payments, if any, to the holders of our Class A common stock.

              Issuance of LLC Interests Upon Exercise of Options or Issuance of Other Equity Compensation.    The SciPlay Parent LLC Agreement will provide that, upon the vesting of restricted stock awards, exercise of options or the issuance of shares pursuant to other types of equity awards (such as deferred stock, other stock-based awards and performance awards), we will (1) be required to acquire from SciPlay Parent LLC a number of LLC Interests equal to the net number of shares of Class A common stock that vest or are issued, as applicable, in connection with the applicable event and (2) in exchange for such LLC Interests, we will make, or be deemed to make, a capital contribution to SciPlay Parent LLC equal to the aggregate value of such net number of shares of Class A common stock. If any such awards are granted to directors, officers or employees of, or other service providers engaged by, SciPlay Parent LLC or its subsidiaries, the SciPlay Parent LLC Agreement will provide that SciPlay Parent LLC (or its applicable subsidiary) will be deemed to have (i) transferred to the applicable award holder the shares of Class A common stock includible in his or her taxable income in connection with such award and (ii) purchased from us the shares of Class A common stock issued in connection with such award. If any such awards are granted to directors, officers or employees of, or other service providers engaged by, us, and we incur any compensation expense in connection with such award, then SciPlay Parent LLC will reimburse, or be deemed to reimburse, us for the portion of the compensation expense includible in the award holder's taxable income.

              Maintenance of a one-to-one ratio of shares of Class A common stock and LLC Interests owned by SciPlay.    Our articles of incorporation will require that we at all times maintain (x) a ratio of one LLC Interest owned by us for each share of Class A common stock issued by us (subject to certain exceptions for treasury shares, shares underlying certain convertible or exchangeable securities and shares of unvested restricted stock issued pursuant to certain employee incentive plans) and (y) a one-to-one ratio between the number of shares of Class B common stock owned by the SG Members and the number of LLC Interests owned by the SG Members, and the SciPlay Parent LLC Agreement will require that SciPlay Parent LLC at all times maintain a one-to-one ratio between the number of shares of Class A common stock issued by us and the number of LLC interests owned by us.

              Transfer Restrictions.    The SciPlay Parent LLC Agreement generally will not permit transfers of LLC Interests by members without the consent of the sole manager, subject to limited exceptions.

Any transferee of LLC Interests will be required to assume all of the obligations of a transferring member with respect to the transferred units, even if the transferee is not admitted as a member of SciPlay Parent LLC.

              Dissolution.    The SciPlay Parent LLC Agreement will provide that the consent of the manager as well as the consent of the holders of a majority of the outstanding LLC interests will be required to voluntarily dissolve SciPlay Parent LLC. In addition to a voluntary dissolution, SciPlay Parent LLC will be dissolved upon a change of control transaction under certain circumstances, as well as upon the entry of a decree of judicial dissolution or other circumstances in accordance with Nevada law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (i) first, to pay the expenses of winding up SciPlay Parent LLC; (ii) second, to pay debts and liabilities owed to creditors of SciPlay Parent LLC, other than members; (iii) third, to pay debts and liabilities owed to members; and (iv) fourth, to the members pro-rata in accordance with their respective percentage ownership interests in SciPlay Parent LLC (as determined based on the number of LLC Interests held by a member relative to the aggregate number of all outstanding LLC Interests).

              Confidentiality.    Each member will agree to maintain the confidentiality of SciPlay Parent LLC's confidential information. This obligation will exclude information independently obtained or developed by the members, information that is in the public domain or otherwise disclosed to a member, in either such case not in violation of a confidentiality obligation or disclosures required by law or judicial process or approved by the manager or our chief executive officer.

              Indemnification and Exculpation.    The SciPlay Parent LLC Agreement will provide for indemnification of the manager, the members and the officers of SciPlay Parent LLC. To the extent permitted by applicable law, SciPlay Parent LLC will indemnify us, as its manager, and its members and officers from and against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with any threatened, pending or completed actions, suits or proceedings, whether civil, criminal or investigative, in which such person is made a party or threatened to be made a party by reason of such person being or having been a manager, member, officer, employee or agent of SciPlay Parent LLC or serving or having served at the request of SciPlay Parent LLC as a manager, member, employee or agent of another limited liability company, corporation, partnership, trust or other enterprise, if the person acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of SciPlay Parent LLC, and, with respect to any criminal action or proceeding other than by or in the right of SciPlay Parent LLC, had no reasonable cause to believe the conduct was unlawful.

              The SciPlay Parent LLC Agreement will provide that we, as the manager, and the officers of SciPlay Parent LLC will not be liable to SciPlay Parent LLC, its members or their affiliates for losses, damages or claims incurred as a result of any acts or omissions of these persons performed or omitted in good faith and in a manner reasonably believed to be within the scope of authority conferred on such person by such agreement or by the manager or other authorized person except that such person shall be liable if a court of competent jurisdiction establishes that the acts or omissions constituted a breach of such person's duties, if any, as a manager or officer and such breach involved intentional misconduct, fraud or a knowing violation of law, and was material to the cause of action.

              Amendments.    The SciPlay Parent LLC Agreement may be amended with the consent of the holders of a majority of the voting power of the outstanding LLC Interests; provided that if the member that is also the manager holds greater than 33% of the LLC Interests, then it may be amended with the consent of the manager together with holders (other than the member that is also the manager) of a majority of the voting power of the outstanding LLC Interests, excluding the voting power of the outstanding LLC Interests held by the member that is also the manager. Notwithstanding the foregoing, no amendment to any of the provisions that expressly require the approval or action of certain members may be made without the consent of such members and no amendment to the provisions governing the authority and actions of the manager or the dissolution of SciPlay Parent LLC may be amended without the consent of the manager.

Registration Rights Agreement

              We intend to enter into a Registration Rights Agreement with the SG Members in connection with this offering. The Registration Rights Agreement will provide the SG Members certain registration rights whereby, at any time following our initial public offering and the expiration of any related lock-up period, the SG Members can require us to register under the Securities Act shares of Class A common stock issuable to it, at our election, upon redemption or exchange of its LLC Interests. The Registration Rights Agreement will also provide for piggyback registration rights for the SG Members.

Corporate Opportunities

              Our articles of incorporation will include a "corporate opportunity" provision in which we renounce any interests or expectancy in corporate opportunities which become known to (i) any of our directors or officers who are also directors, officers, employees or other affiliates of Scientific Games or its affiliates (except that we and our subsidiaries shall not be deemed affiliates of Scientific Games or its affiliates for the purposes of the provision), or dual persons, or (ii) Scientific Games itself, and which relate to the business of Scientific Games or may constitute a corporate opportunity for both Scientific Games and us. Generally, neither Scientific Games nor our directors or officers who are also dual persons will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such person pursues or acquires any corporate opportunity for the account of Scientific Games or its affiliates, directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to Scientific Games or its affiliates, or does not communicate information regarding such corporate opportunity to us. The corporate opportunity provision may exacerbate conflicts of interest between Scientific Games and us because the provision effectively permits one of our directors or officers who also serves as a director, officer, employee or other affiliate of Scientific Games to choose to direct a corporate opportunity to Scientific Games instead of us.

Policies and Procedures for Related Person Transactions

              Our Audit Committee's charter will include a related person transaction policy, or the Related Person Transaction Approval Policy, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships that meets the disclosure requirements set forth in Item 404 of Regulation S-K under the Securities Act, or Item 404, in which we were, are or are to be a participant, and in which a "related person", as defined in Item 404, had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm's length transaction and the extent of the related person's interest in the transaction. Under the Related Person Transaction Approval Policy, the Audit Committee similarly oversees approval of transactions and arrangements between us and our subsidiaries, on the one hand, and the SG Members and their affiliates other than us and our subsidiaries, on the other hand, to the extent involving amounts in excess of $120,000.

              The Related Person Transaction Approval Policy provides that to simplify the administration of the approval process under such policy, the Audit Committee may, where it deems it to be appropriate, establish guidelines for certain types of these transactions. The approval requirement will not apply to the implementation and administration of intercompany arrangements entered into pursuant to, or prior to the establishment of, the Related Person Transaction Approval Policy, but covers any amendments, modifications, terminations or extensions of such arrangements involving amounts in excess of $120,000, and the handling and resolution of any related disputes involving amounts in excess of $120,000. Any of our executive officers and directors who are also senior executives or directors of the SG Members or one of their affiliates other than us and our subsidiaries may participate in the negotiation, execution, amendment, modification, or termination of intercompany arrangements subject to the Related Person Transaction Approval Policy, as well as in any resolution of disputes under intercompany arrangements, on behalf of either or both of us and the SG Members, under the direction of the Audit Committee when acting on our behalf. The Related Person Transaction Approval Policy cannot be amended, terminated or waived without the prior approval of a majority of the Audit Committee.

DESCRIPTION OF CAPITAL STOCK

General

              The following description summarizes some of the terms of our articles of incorporation and bylaws that will become effective upon the closing of this offering, the Registration Rights Agreement and the Nevada Revised Statutes. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our articles of incorporation, bylaws and Registration Rights Agreement, copies of which have been or will be filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of the Nevada Revised Statutes. The description of our common stock and preferred stock reflects changes to our capital structure that will occur immediately prior to the closing of this offering.

              Following the closing of this offering, our authorized capital stock will consist of            shares of Class A common stock, par value $.001 per share,              shares of Class B common stock, par value $.001 per share, and            shares of preferred stock, par value $.001 per share.

Common Stock

              Following the closing of this offering, there will be            shares of our Class A common stock issued and outstanding and             shares of our Class B common stock issued and outstanding. Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters presented to stockholders for their vote or approval, except in the following circumstances where separate class voting is required by Nevada law: (i) a proposed amendment to our articles of incorporation that would adversely alter any preference or other right of our Class A common stock or Class B common stock, (ii) a board resolution providing for a proposed decrease in the number of issued and outstanding shares of our Class A common stock or Class B common stock, as the case may be, which proposed decrease would adversely alter any preference or other right of the other class of our common stock or (iii) a board resolution providing for a proposed increase or decrease in the number of authorized shares and a corresponding increase or decrease of issued and outstanding shares of our Class A common stock or Class B common stock, as the case may be, which proposed increase or decrease in the number of authorized shares would adversely alter any preference or other right of the other class of our common stock. An election of directors by our stockholders will be determined by a plurality of the votes cast by the stockholders entitled to vote on the election, and each director may be removed by an affirmative vote of the holders of at least two-thirds of the voting power of the issued and outstanding shares of capital stock entitled to vote thereon. Other matters will be decided by a majority of the votes cast at a meeting at which a quorum is present. See below under "—Anti-Takeover Effects and Our Articles of Incorporation and Bylaws."

Class A Common Stock

              Voting Rights.    Holders of Class A common stock will be entitled to one vote for each share of Class A common stock held on all matters submitted to a vote of stockholders. Holders of Class A common stock will not have cumulative voting rights.

              Dividend Rights.    Holders of Class A common stock will be entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

              Liquidation Rights.    In the event of our liquidation or dissolution, the holders of Class A common stock will be entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

              Other Matters.    Holders of Class A common stock will have no preemptive, subscription, redemption or conversion rights. Outstanding shares of Class A common stock offered by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Class A common stock will be subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Class B Common Stock

              Issuance of Class B common stock with LLC Interests.    Shares of Class B common stock will only be issued in the future to the extent necessary to maintain a one-to-one ratio between the number of LLC Interests held by the SG Members and the number of shares of Class B common stock issued to the SG Members. Shares of Class B common stock will be transferable only together with an equal number of LLC Interests.

              Voting Rights.    Holders of Class B common stock will be entitled to ten votes for each share of Class B common stock held on all matters submitted to a vote of stockholders, for so long as the number of shares of our common stock beneficially owned by the SG Members and their affiliates represents at least 10% of the issued and outstanding shares of common stock, provided that, from and after the first date on which the SG Members and their affiliates cease to beneficially own at least 10% of our issued and outstanding shares of common stock, each share of Class B common stock shall entitle the record holder thereof to one vote on all matters to be voted on by the stockholders. Holders of Class B common stock will not have cumulative voting rights.

              Dividend Rights.    Holders of our Class B common stock will not participate in any dividend declared by the board of directors, except for such stock dividends as may be necessary to maintain at all times a one-to-one ratio between the number of LLC Interests owned by the holders of the Class B common stock and the number of outstanding shares of Class B common stock owned by such holders.

              Liquidation Rights.    In the event of our liquidation or dissolution, the holders of Class B common stock will not be entitled to receive any distribution of our assets.

              Exchange for Class A Common Stock.    Pursuant to the SciPlay Parent LLC Agreement, the SG Members may, following this offering, require SciPlay Parent LLC to redeem all or a portion of the LLC Interests held by the SG Members for newly issued shares of Class A common stock on a one-for-one basis or, at our option, instead make a cash payment determined by reference to the arithmetic average of the volume weighted average market prices of one share of our Class A common stock over a specified period prior to the date of redemption for each LLC Interest redeemed. We will be required to contribute cash and/or shares of Class A common stock to SciPlay Parent LLC to satisfy such redemption or exchange, and SciPlay Parent LLC will issue to us newly issued LLC Interests equal to the number of LLC Interests redeemed from the SG Members. In lieu of such a redemption, we will have the right, at our option, to effect a direct exchange of cash and/or shares of our Class A common stock for the SG Members's LLC Interests. Shares of our Class B common stock will be cancelled for no other consideration on a one-for-one basis whenever the SG Members's LLC Interests are so redeemed or exchanged. See "Certain Relationships and Related Party Transactions—The Transactions—SciPlay Parent LLC Agreement."

              Transfers.    Pursuant to our articles of incorporation and the SciPlay Parent LLC Agreement, each holder of Class B common stock agrees that:

  •
  the holder will not transfer any shares of Class B common stock to any person unless the holder transfers an equal number of LLC Interests to the same person; and

  •
  in the event the holder transfers any LLC Interests to any person, the holder will transfer an equal number of shares of Class B common stock to the same person.

              Any purported transfer of shares of Class B common stock in violation of such restrictions will be null and void and will not be recognized by us or our transfer agent.

              Other Matters.    Holders of Class B common stock will have no preemptive, subscription, redemption or conversion rights. Outstanding shares of Class B common stock will be when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Class B common stock will be subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

              Under the terms of our articles of incorporation that will become effective upon the closing of this offering, our board of directors is authorized to cause the designation and issuance of up to            shares of preferred stock, in one or more series, without stockholder approval. Our board of directors will have the discretion to determine the designations, relative rights, limitations preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, if any, of each series of preferred stock.

              The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Upon the closing of this offering, there will be no shares of preferred stock issued or outstanding, and we have no present plans to issue any shares of preferred stock.

Registration Rights

              In connection with this offering, we will enter into the Registration Rights Agreement. The Registration Rights Agreement will provide the SG Members certain registration rights to require us to register under the Securities Act shares of Class A common stock issuable to it upon redemption or exchange of its LLC Interests. See "Certain Relationships and Related Party Transactions—The Transactions—Registration Rights Agreement."

Anti-Takeover Effects and Our Articles of Incorporation and Bylaws

              Some provisions of Nevada law, our articles of incorporation and our bylaws could make the following transactions more difficult: an acquisition of us by means of a tender offer; a change of control of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interests or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

              These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

              The ability of our board of directors, without action by the stockholders, to designate and authorize the issuance of up to             shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could have the effect of making changes in control or management of our company more difficult and expensive to accomplish.

Stockholder Meetings

              Our articles of incorporation and bylaws will provide that stockholders owning shares representing a majority of the combined voting power of our issued and outstanding common stock will have the right to call a special meeting of stockholders until the first date that the SG Members and their affiliates other than us and our controlled affiliates cease to beneficially own shares of our common stock representing greater than 50% of the combined voting power of our common stock. Our articles of incorporation and bylaws will provide that thereafter, subject to applicable law, special meetings of the stockholders may be called only by the secretary of the company at the written request of the majority of our board of directors, by the chairman of our board of directors or by the president of the company.

Requirements for Advance Notification of Stockholder Nominations and Proposals

              Our bylaws will establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than proposals and nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

              Our articles of incorporation and bylaws will not permit stockholders to act by written consent without a meeting after the first date that the SG Members and their affiliates other than us and our controlled affiliates cease to beneficially own shares of our common stock representing greater than 50% of the combined voting power of our common stock.

Removal of Directors

              Our articles of incorporation and bylaws will provide that no member of our board of directors may be removed from office by our stockholders except, in addition to any other vote required by law, upon the approval of the holders of at least two-thirds of the combined voting power of the outstanding shares of stock entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

              Our articles of incorporation will not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the combined voting power of our common stock will be able to elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Exclusive Forum

              Our articles of incorporation and bylaws will provide that, to the fullest extent permitted by law, and unless we consent in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, will be the sole and exclusive forum for any actions, suits or proceedings, whether civil, administrative or investigative (i) brought in our name or right or on our behalf, (ii) asserting a claim for breach of any fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of our articles of incorporation or bylaws, (iv) to interpret, apply, enforce or determine the validity of our articles of incorporation and bylaws or (v) asserting a claim governed by the internal affairs doctrine; provided that the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our articles of incorporation and bylaws will further provide that, in the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such action, suit or proceeding, then any other state district court located in the State of Nevada will be the sole and exclusive forum therefor and in the event that no state district court in the State of Nevada has jurisdiction over any such action, suit or proceeding, then a federal court located within the State of Nevada will be the sole and exclusive forum therefor. Although we believe these provisions benefit us by providing increased consistency in the application of Nevada law in the types of lawsuits to which they apply, the provisions may have the effect of discouraging lawsuits against our directors and officers.

Anti-Takeover Effects of Nevada Law

              The State of Nevada, where we are incorporated, has enacted statutes that could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price. We have opted out of these statutes.

Compliance with Gaming Laws

              Our amended and restated articles of incorporation will provide that, in order for Scientific Games or any other affiliate of the Company to secure and maintain in good standing its gaming licenses, any record or beneficial holder of securities of the Company (i) who is determined or shall have been determined by any gaming authority not to be suitable or qualified to be associated or have a relationship with Scientific Games or any other affiliate of the Company or (ii) whose ownership or control of securities of the Company may result, in the judgment of our board of directors, in the failure of Scientific Games or any other affiliate of the Company to obtain, maintain, retain, renew or qualify for a gaming license, or cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any gaming license held by Scientific Games or any other affiliate of the Company, shall sell or otherwise dispose of their securities or other interests in the Company, or the Company may redeem such securities, pursuant to a notice given by the Company.

Business Combinations and Acquisition of Control Shares

              Nevada's "combinations with interested stockholders" statutes (NRS 78.411 through 78.444, inclusive) prohibit specified types of business "combinations" between certain Nevada corporations and any person deemed to be an "interested stockholder" for two years after such person first becomes an "interested stockholder" unless the corporation's board of directors approves the combination (or the transaction by which such person becomes an "interested stockholder") in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation's voting power not beneficially owned by the interested stockholder, its affiliates and associates. Further, in the absence of prior approval certain restrictions may apply even after such two-year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. For purposes of these statutes, an "interested stockholder" is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then-outstanding shares of the corporation. The definition of the term "combination" is sufficiently broad to cover most significant transactions between a corporation and an "interested stockholder." Our articles of incorporation will provide that these statutes will not apply to us.

              Nevada's "acquisition of controlling interest" statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These "control share" laws provide generally that any person that acquires a "controlling interest" in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Our bylaws will provide that these statutes will not apply to any acquisition of our common stock. Absent such provision in our articles of incorporation or bylaws, these laws would apply to us if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a "controlling interest" whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become "control shares" to which the voting restrictions described above apply.

              In addition, NRS 78.139 also provides that directors may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies or constituencies pursuant to NRS 78.138(4).

Dissenter's Rights

              The provisions of Nevada's dissenter's rights statutes (NRS 92A.300 through 92A.500, inclusive) specify certain corporate actions giving rise to the right of a stockholder to demand payment of "fair value" (as defined in NRS 92A.320) of such stockholder's shares, subject to a number of limitations and procedural requirements.

Stockholders' Derivative Actions

              Our stockholders may be entitled to bring an action in our name to procure a judgment in our favor, also known as a derivative action, subject to the requirements of applicable law.

Deemed Notice and Consent

              Our articles of incorporation and bylaws provide that any person purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed, to the fullest extent permitted by law, to have notice of and consented to all of the provisions of our articles of incorporation, our bylaws (including, without limitation, the provisions described above under "—Exclusive Forum") and any amendment to our articles of incorporation or bylaws enacted in accordance therewith and applicable law.

Transfer Agent and Registrar

              The transfer agent and registrar for our Class A common stock will be            .

Stock Exchange Listing

              We have applied to list our Class A common stock on the NASDAQ under the symbol "SCPL." We do not intend to apply to have our Class B common stock listed on a national securities exchange.

 SHARES ELIGIBLE FOR FUTURE SALE

              Immediately prior to this offering, there was no public market for our Class A common stock. Future sales of substantial amounts of Class A common stock in the public market (including shares of our Class A common stock issuable upon redemption or exchange of LLC Interests), or the perception that such sales may occur, could adversely affect the market price of our Class A common stock. Although we have applied to have our Class A common stock listed on The NASDAQ Global Select Market, we cannot assure that there will be an active public market for our Class A common stock.

              Upon the closing of this offering, we will have outstanding an aggregate of            shares of Class A common stock, assuming the issuance of            shares of Class A common stock offered by us in this offering. Of these shares, all shares of Class A common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.

              The remaining            shares of Class A common stock (or shares of Class A common stock, including shares of Class A common stock issued upon the redemption or exchange of LLC Interests) will be "restricted securities," as that phrase is defined in Rule 144 under the Securities Act. Subject to certain contractual restrictions, including the lock-up agreement described below, these restricted securities are eligible for public sale only pursuant to an effective registration statement under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. We expect that substantially all of these shares will be subject to the 180-day lock-up period under the lock-up agreements described below. Upon expiration of the lock-up period, we estimate that approximately            shares of Class A common stock will be available for sale in the public market, subject in some cases to applicable volume limitations under Rule 144.

Lock-Up Agreements

              We and each of our directors and executive officers and Scientific Games, have agreed that, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Deutsche Bank Securities Inc., we and they will not, subject to certain exceptions, during the period ending 180 days after the date of this prospectus, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock; or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our Class A common stock, whether any transaction described above is to be settled by delivery of our Class A common stock or such other securities, in cash or otherwise.

              Upon the expiration of the applicable lock-up periods, substantially all of the shares subject to such lock-up restrictions will become eligible for sale, subject to the limitations discussed above. For a further description of these lock-up agreements, please see "Underwriting (Conflicts of Interest)."

Registration Rights

              Upon the closing of this offering, the SG Members will be entitled to rights with respect to the registration of the sale of our common stock under the Securities Act. Registration of the sale of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See the section titled, "Certain Relationships and Related Party Transactions—The Transactions—Registration Rights Agreement."

Rule 144

Affiliate Resales of Restricted Securities

              In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our Class A common stock for at least six months would be entitled to sell in "broker's transactions" or certain "riskless principal transactions" or to market makers, a number of shares within any three-month period that does not exceed the greater of:

  •
  1% of the number of shares of our Class A common stock then outstanding, which will equal approximately            shares immediately after this offering; or

  •
  the average weekly trading volume in our Class A common stock on the NASDAQ during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

              Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and the NASDAQ concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-Affiliate Resales of Restricted Securities

              In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned shares of our Class A common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our Class A shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

              Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Rule 701

              In general, under Rule 701, any of an issuer's employees, directors, officers, consultants or advisors who purchases shares from the issuer in connection with a compensatory stock or option plan or other written agreement before the effective date of a registration statement under the Securities Act is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. An affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.

              The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.

Equity Plans

              We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Class A common stock subject to outstanding stock options and Class A common stock issued or issuable under our Long-Term Incentive Plan. We expect to file the registration statement covering shares of Class A common stock offered pursuant to our Long-Term Incentive Plan shortly after the date of this prospectus, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market, subject to compliance with the resale provisions of Rule 144.

 MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

              The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our Class A common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our Class A common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. We cannot assure that the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Class A common stock.

              This discussion is limited to Non-U.S. Holders that hold our Class A common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder's particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

  •
  U.S. expatriates and former citizens or long-term residents of the U.S.;

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  persons subject to the alternative minimum tax;

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  persons holding our Class A common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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  banks, insurance companies, and other financial institutions;

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  brokers, dealers or traders in securities;

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  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax;

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  partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

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  tax-exempt organizations or governmental organizations;

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  persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

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  persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

  •
  persons subject to special tax accounting rules as a result of any item of gross income with respect to our Class A common stock being taken into account in an applicable financial statement;

  •
  tax-qualified retirement plans; and

  •
  "qualified foreign pension funds" as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

              If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

              For purposes of this discussion, a "Non-U.S. Holder" is any beneficial owner of our Class A common stock that is neither a "U.S. person" nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

  •
  an individual who is a citizen or resident of the U.S.;

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  a corporation created or organized under the laws of the U.S., any state thereof, or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

              As described in the section entitled "Dividend Policy," we do not anticipate declaring or paying dividends to holders of our Class A common stock in the foreseeable future. However, if we do make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder's adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under "—Sale or Other Taxable Disposition."

              Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our Class A common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

              If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the U.S. to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the U.S.

              Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

              A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the U.S. to which such gain is attributable);

  •
  the Non-U.S. Holder is a nonresident alien individual present in the U.S. for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

  •
  our Class A common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

              Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

              Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the U.S.), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

              With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Class A common stock will not be subject to U.S. federal income tax if our Class A common stock is "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder's holding period.

              Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

              Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our Class A common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the U.S. or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a U.S. person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

              Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

              Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

              Withholding taxes may be imposed under Sections 1471 to 1474 of the Code, such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A common stock paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

              Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

              Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

UNDERWRITING (CONFLICTS OF INTEREST)

              Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among SciPlay, SciPlay Parent LLC and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of Class A common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities LLC
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
Macquarie Capital (USA) Inc.
RBC Capital Markets, LLC
Stifel, Nicolaus & Company, Incorporated
Wedbush Securities Inc.
Total

              Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

              SciPlay and SciPlay Parent LLC have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

              Sales of shares made outside of the United States may be made by affiliates of the underwriters.

Commissions and Discounts

              The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $            per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to SciPlay	$	$	$

              The expenses of the offering, not including the underwriting discount, are estimated at $            and are payable by us.

Option to Purchase Additional Shares

              We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to                         additional shares of our Class A common stock at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

Reserved Shares

              At our request, the underwriters have reserved for sale, at the initial public offering price, up to      % of the shares offered by this prospectus for sale to some of our directors, officers, employees, distributors, dealers, business associates and related persons. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sales of Similar Securities

              SciPlay, Scientific Games Corporation and our executive officers and directors have agreed not to sell or transfer any Class A common stock or securities convertible into, exchangeable for, exercisable for, or repayable with Class A common stock, for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell any Class A common stock,

  •
  sell any option or contract to purchase any Class A common stock,

  •
  purchase any option or contract to sell any Class A common stock,

  •
  grant any option, right or warrant for the sale of any Class A common stock,

  •
  lend or otherwise dispose of or transfer any Class A common stock,

  •
  request or demand that we file or make a confidential submission of a registration statement related to the Class A common stock, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Class A common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

              This lock-up provision applies to Class A common stock and to securities convertible into or exchangeable or exercisable for or repayable with Class A common stock. It also applies to Class A common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

The NASDAQ Global Select Market Listing

              We expect the shares to be approved for listing on the NASDAQ, subject to notice of issuance, under the symbol "SCPL."

              Before this offering, there has been no public market for our Class A common stock. The initial public offering price will be determined through negotiations among us, Scientific Games and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

  •
  the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

  •
  our financial information,

  •
  the history of, and the prospects for, our company and the industry in which we compete,

  •
  an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

  •
  the present state of our development, and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

              An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

              The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

              Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Class A common stock. However, the representatives may engage in transactions that stabilize the price of the Class A common stock, such as bids or purchases to peg, fix or maintain that price.

              In connection with the offering, the underwriters may purchase and sell our Class A common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. "Naked" short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Class A common stock made by the underwriters in the open market prior to the completion of the offering.

              The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NASDAQ, in the over-the-counter market or otherwise.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

              In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

              A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Conflicts of Interest

              Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Macquarie Capital (USA) Inc. and RBC Capital Markets, LLC, who are underwriters in this offering, are lenders under certain credit facilities with our affiliate, Scientific Games International, Inc., a wholly owned subsidiary of Scientific Games Corporation. If any portion of the proceeds received by SG Holding I from its sale of LLC Interests to us is used to pay debt under such credit facilities, these underwriters or their affiliates may receive a portion that is 5% or more of the net proceeds of this offering due to the repayment of borrowings thereunder. Additionally, if any of the underwriters or their affiliates hold notes issued by Scientific Games International, Inc., they may receive a portion of the proceeds of this offering if any portion of the proceeds received by SG Holding I from its sale of LLC Interests to us is used to repurchase or redeem any such outstanding notes. Because of the manner in which the proceeds may be used, the offering will be conducted in accordance with FINRA Rule 5121. This rule requires, among other things, that a qualified independent underwriter has participated in the preparation of, and has exercised the usual standards of "due diligence" in respect to, the registration statement and this prospectus. Morgan Stanley & Co. LLC has agreed to act as qualified independent underwriter for the offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 of the Securities Act. Moreover, none of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Macquarie Capital (USA) Inc. or RBC Capital Markets, LLC is permitted to sell Class A common stock in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Other Relationships

              Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates, including Scientific Games. They have received, or may in the future receive, customary fees and commissions for these transactions.

              In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions Outside the United States

              Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

              In relation to each member state of the European Economic Area, no offer of shares which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares referred to in (a) to (c) above shall result in a requirement for the Company or any Representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

              Each person located in a Member State to whom any offer of shares is made or who receives any communication in respect of an offer of shares, or who initially acquires any shares will be deemed to have represented, warranted, acknowledged and agreed to and with each Representative and the Company that (1) it is a "qualified investor" within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the Representatives has been given to the offer or resale; or where shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

              The Company, the Representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

              This prospectus has been prepared on the basis that any offer of shares in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the Representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the Representatives have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the Representatives to publish a prospectus for such offer.

              For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

              The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

              In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors," as defined in the Prospectus Directive, (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order, all such persons together being referred to as "relevant persons." This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

              The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

              Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

              This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

              No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

              Any offer in Australia of the shares may only be made to persons, referred to as the Exempt Investors, who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

              The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

              This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

              The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

              The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

              This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore.

              Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

              Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

  (a)
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (b)
  where no consideration is or will be given for the transfer;

  (c)
  where the transfer is by operation of law;

  (d)
  as specified in Section 276(7) of the SFA; or

  (e)
  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Canada

              The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

              Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

              Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

 LEGAL MATTERS

              Certain matters of U.S. federal and New York State law will be passed upon for SciPlay by Latham & Watkins LLP, New York, New York, and for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. The validity of the shares of Class A common stock offered hereby will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada.

EXPERTS

              The balance sheet of SciPlay Corporation (formerly known as SG Social Games Corporation) (a 100%-owned subsidiary of Scientific Games) as of December 31, 2018 included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statement is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

              The consolidated financial statements of SG Social Holding Company II, LLC (formerly known as SG Nevada Holding Company II, LLC) as of and for the years ended December 31, 2018 and 2017, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph describing that the consolidated financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations if SG Social Holding Company II, LLC had been operated as an unaffiliated company of Scientific Games Corporation). Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

              We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form S-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

              Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Scientific Games Corporation:

Opinion on the Financial Statement

We have audited the accompanying balance sheet of SciPlay Corporation (the "Company"), formerly known as SG Social Games Corporation (a 100%-owned subsidiary of Scientific Games Corporation), as of December 31, 2018 and the related notes (collectively referred to as the "financial statement"). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of December 31, 2018 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

This financial statement is the responsibility of management. Our responsibility is to express an opinion on the Company's financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

March 15, 2019

We have served as the Company's auditor since 2018.

SCIPLAY CORPORATION
BALANCE SHEET
December 31, 2018
(in millions, except shares)

ASSETS
Cash and cash equivalents	$—

Total assets	$—

LIABILITIES AND STOCKHOLDER'S EQUITY
Total liabilities	$—
Stockholder's equity:
Common stock, $.001 par value per share, 1,000 shares authorized, 100 shares issued and outstanding	—
Additional paid-in capital	—

Total liabilities and Stockholder's equity	$—

See accompanying notes to financial statement.

NOTES TO FINANCIAL STATEMENT

(1) Description of the Business and Summary of Significant Accounting Policies

Background and Nature of Operations

              SciPlay Corporation (the "Company") (formerly known as SG Social Games Corporation until its legal name change which occurred in March of 2019) was formed as a Nevada corporation on November 30, 2018, which is a 100%-owned subsidiary of Scientific Games Corporation. The Company was formed for the purpose of completing a public offering (the "Offering") and related transactions (the "Transactions") in order to carry on the business of SciPlay Parent Company, LLC (formerly known as SG Social Parent Company, LLC until its legal name change which occurred in March of 2019), which is an entity comprised of the social gaming business of Scientific Games Corporation that develops, markets and operates a portfolio of social games played on various mobile and web platforms.

VIEs and Consolidation

              Upon the completion of the prospective offering the Company's sole material asset will be its member's interest in SciPlay Parent Company, LLC. In accordance with the contemplated operating agreement, the Company will have all management powers over the business and affairs of SciPlay Parent Company, LLC and will conduct, direct and exercise full control over the activities of SciPlay Parent Company, LLC. Class A common stock units anticipated to be issued in the Offering will not hold majority voting rights but will hold 100% of the economic interest in SciPlay Parent Company, LLC, which will result in SciPlay Parent Company, LLC being considered a VIE. Due to the Company's power to control combined with its significant economic interest in SciPlay Parent Company, LLC, it will be considered the primary beneficiary of the VIE. Accordingly, the Company will consolidate the financial results of SciPlay Parent Company, LLC and its subsidiaries.

Basis of Presentation

              The accompanying financial statement is presented in conformity with accounting principles generally accepted in the United States of America ("GAAP") and pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Separate statements of income and comprehensive income, changes in stockholder's equity, and cash flows have not been presented because there have been no activities in this entity for the period from its formation through December 31, 2018.

Use of Estimates

              The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in our financial statements and the accompanying notes. Actual results may differ materially from our estimates.

Subsequent Events

              We evaluated subsequent events through March 15, 2019, which is the date the financial statements were available to be issued.

NOTES TO FINANCIAL STATEMENT (Continued)

(2) Stockholder's Equity

              As of December 31, 2018, the Company was authorized to issue 1,000 shares of common stock, par value $.001 per share, and had issued 100 shares of common stock to SG Social Holding Company I, LLC, which is a 100%-owned indirect subsidiary of Scientific Games Corporation.

(3) Income Taxes

              For the period from formation through December 31, 2018, the Company did not have any taxable income. SciPlay Corporation is subject to statutory tax requirements of the locations in which it conducts its business. State and local income taxes will be accrued as deemed required in the best judgment of management based on analysis and interpretation of respective tax laws.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Scientific Games Corporation:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SG Social Holding Company II, LLC, formerly known as SG Nevada Holding Company II, LLC, and subsidiaries (collectively, the "Company") (a 100%-owned subsidiary of Scientific Games Corporation) as of December 31, 2018 and 2017, and the related consolidated statements of income and comprehensive income, changes in parent's equity, and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Other Matter

As described in Note 1, the accompanying consolidated financial statements have been derived from the consolidated financial statements and accounting records of Scientific Games Corporation and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity. Portions of certain income and expenses represent allocations made from parent and related affiliates applicable to Scientific Games Corporation as a whole.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

March 15, 2019

We have served as the Company's auditor since 2016.

SG SOCIAL HOLDING COMPANY II, LLC

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(in millions)

	Years Ended December 31,
	2018	2017
Revenue	$416.2	$361.4
Operating expenses:
Cost of revenue(1)	160.4	138.6
Sales and marketing(1)	105.7	86.7
General and administrative(1)	34.5	44.5
Research and development(1)	25.6	26.5
Depreciation and amortization	15.1	17.0
Contingent acquisition consideration	27.5	—
Restructuring and other	1.0	0.3

Operating income	46.4	47.8
Other income (expense):
Other income (expense), net	3.0	(2.6)

Total other income (expense)	3.0	(2.6)

Net income before income taxes	49.4	45.2
Income tax expense	10.4	22.1

Net income	$39.0	$23.1

Other comprehensive income:
Foreign currency translation (loss) gain	(3.8)	3.7

Comprehensive income	$35.2	$26.8

(1)
Excluding Depreciation and amortization.

See accompanying notes to consolidated financial statements.

SG SOCIAL HOLDING COMPANY II, LLC

CONSOLIDATED BALANCE SHEETS

(in millions)

	As of December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$10.0	$16.8
Accounts receivable, net	31.5	33.9
Prepaid expenses and other current assets	5.6	5.3

Total current assets	47.1	56.0
Property and equipment, net	1.8	1.7
Goodwill	120.7	120.7
Intangible assets, net	13.6	24.7
Software, net	4.3	5.1
Deferred income taxes	6.4	2.7
Other assets	1.0	0.7

Total assets	$194.9	$211.6

LIABILITIES AND PARENT'S EQUITY
Current liabilities:
Accounts payable	$12.7	$8.7
Accrued liabilities	28.0	26.1
Due to affiliate	3.7	7.3

Total current liabilities	44.4	42.1
Deferred income taxes	—	2.4
Other long-term liabilities	11.9	4.1

Total liabilities	56.3	48.6

Commitments and contingencies (see Note 8)
Parent's equity:
Accumulated net Parent investment	140.8	161.4
Accumulated other comprehensive (loss) income	(2.2)	1.6

Total Parent's equity	138.6	163.0

Total liabilities and Parent's equity	$194.9	$211.6

See accompanying notes to consolidated financial statements.

SG SOCIAL HOLDING COMPANY II, LLC

CONSOLIDATED STATEMENTS OF CHANGES IN PARENT'S EQUITY

(in millions)

	Accumulated Net Parent Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent's Equity
Balance as of December 31, 2016	$141.9	$(2.1)	$139.8
Net income	23.1	—	23.1
Transactions with Parent and affiliates, net	33.2	—	33.2
Dividend distributions	(36.8)	—	(36.8)
Other comprehensive income	—	3.7	3.7

Balance as of December 31, 2017	161.4	1.6	163.0
Net income	39.0	—	39.0
Transactions with Parent and affiliates, net	18.3	—	18.3
Dividend distributions	(77.9)	—	(77.9)
Other comprehensive loss	—	(3.8)	(3.8)

Balance as of December 31, 2018	$140.8	$(2.2)	$138.6

See accompanying notes to consolidated financial statements.

SG SOCIAL HOLDING COMPANY II, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities:
Net income	$39.0	$23.1
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	15.1	17.0
Contingent acquisition consideration	27.5	—
Provision for bad debts	—	1.1
Deferred income taxes	(6.0)	(3.8)
Stock-based compensation	4.0	4.3
Operating expenses paid by Parent and affiliates	14.4	22.3
Changes in current assets and liabilities, net of effects of acquisitions:
Accounts receivable	2.2	(13.1)
Prepaid expenses, other current assets and other assets	2.1	(1.8)
Accrued liabilities and accounts payable	(14.8)	13.0
Due to affiliate, net	(3.3)	0.1
Other, net	(3.3)	—

Net cash provided by operating activities	76.9	62.2
Cash flows from investing activities:
Capital expenditures	(3.5)	(5.4)
Business acquisitions, net of cash acquired	—	(26.0)

Net cash used in investing activities	(3.5)	(31.4)
Cash flows from financing activities:
Payments on license obligations	(1.0)	—
Payments of deferred offering costs	(0.6)	—
Transfers to Parent and affiliates, net	(77.9)	(30.2)

Net cash used in financing activities	(79.5)	(30.2)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.7)	1.0

(Decrease) increase in cash, cash equivalents and restricted cash	(6.8)	1.6
Cash, cash equivalents and restricted cash, beginning of period	16.8	15.2

Cash, cash equivalents and restricted cash, end of period	$10.0	$16.8

Supplemental cash flow information:
Cash paid for income taxes	$1.8	$0.7
Non-cash investing and financing activities:
Non-cash additions to intangible assets related to license agreements	$—	$4.0
Non-cash business combination consideration	—	1.8
Non-cash deferred offering costs	1.9	—

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollar amounts in tables are presented in millions)

(1) Description of the Business and Summary of Significant Accounting Policies

Background and Nature of Operations

              The accompanying consolidated financial statements include the historical accounts of the Scientific Games Corporation 100%-owned direct and indirect subsidiaries that hold substantially all of the assets of, and operate, the social gaming business (collectively referred to as the "Social Gaming Entities"). SG Social Holding Company II, LLC (formerly known as SG Nevada Holding Company II, LLC), which consolidates the Social Gaming Entities is referred to as "the Social Gaming Business", "we", "us", and "our." Also, for ease of reference the accompanying consolidated financial statements are herein referred to as "financial statements" unless otherwise stated or the context requires otherwise. The following are subsidiaries comprising the Social Gaming Business:

  •
  SG Social Holding Company II, LLC (formerly known as SG Nevada Holding Company II, LLC) (Nevada) - formed in September 2016

  •
  SG Social Holding Company I, LLC (Nevada) - formed in November 2018

  •
  SG Social Holding Company, LLC (Nevada) - formed in March 2019

  •
  SciPlay Parent Company, LLC (formerly known as SG Nevada Holding Company, LLC and SG Social Parent Company, LLC until its legal name change which occurred in March of 2019) (Nevada) - formed in September 2016

  •
  SciPlay Holding Company, LLC (Nevada) - formed in December 2018

  •
  Phantom EFX, LLC (Nevada)

  •
  C.O.A.S. Company Ltd (Israel)

  •
  Dragonplay Ltd (Israel)

  •
  Spicerack Media, LLC (Nevada) - acquired in April 2017

              On November 30, 2018, SG Social Holding Company II, LLC contributed all of the member's interests of SciPlay Parent Company, LLC to SG Social Holding Company I, LLC, which is a 100%-owned direct subsidiary of SG Social Holding Company II, LLC.

              The Social Gaming Business develops, markets and operates a portfolio of social games played on various mobile and web platforms. We host Jackpot Party Casino, Quick Hit Slots, Gold Fish Casino, Hot Shot Casino, Bingo Showdown, MONOPOLY Slots, and 88 Fortunes Slots, which are available in various formats.

Basis of Presentation

              SG Nevada Holding Company II, LLC ("SG Nevada II") was formed on September 1, 2016 as an indirect, 100%-owned subsidiary of Scientific Games Corporation (herein with all direct and indirect subsidiaries collectively referred to as "the Parent"). SG Nevada Holding Company, LLC ("SG Nevada") was formed on September 1, 2016 as a direct, 100%-owned subsidiary of SG Nevada II. Shortly following the formation of SG Nevada II and SG Nevada, Bally Gaming, Inc. ("Bally Gaming") (a 100%-owned subsidiary of the Parent) and SG Nevada executed a Contribution Agreement pursuant to which Bally Gaming contributed all shares of C.O.A.S. Company Ltd (which is the direct parent of Dragonplay Ltd) and all of the members' interests of Phantom EFX, LLC to SG Nevada. Because SG Nevada (since its formation) and Bally Gaming were commonly controlled by the Parent for all periods

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in tables are presented in millions)

(1) Description of the Business and Summary of Significant Accounting Policies (Continued)

presented, the transaction was accounted for as a transfer of equity between entities under common control, where SG Nevada acquired all shares and interests in all of the Social Gaming Entities (other than SG Nevada II) noted above. Accordingly, the historical carrying amounts of the assets and liabilities were also transferred.

              In connection with the above formation of SG Nevada and SG Nevada II in September 2016, all of the Social Gaming Entities comprising the Social Gaming Business were designated as unrestricted subsidiaries under the Parent's credit agreement and indentures governing the Parent's long-term debt. Accordingly, the Social Gaming Business is not a guarantor under the Parent's credit agreement and indentures.

              The accompanying financial statements of the Social Gaming Business have been derived from the consolidated financial statements and accounting records of the Parent using the historical results of operations and historical cost basis of the assets and liabilities as if the Social Gaming Business operated on a standalone basis during the periods presented and were prepared in accordance with the accounting principles generally accepted in the United States ("GAAP").

              In connection with the Parent's acquisition of WMS Industries, Inc. ("WMS") and Bally Technologies, Inc. ("Bally") on October 18, 2013 and November 21, 2014, respectively, we applied pushdown accounting to separate financial statements of acquired entities in accordance with ASC 805. The application of pushdown accounting impacted goodwill and intangible assets (see Note 4). All intercompany balances and transactions within the Social Gaming Business have been eliminated. Transactions between the Social Gaming Business and the Parent and its other subsidiaries are reflected as affiliate transactions within these financial statements.

              The accompanying financial statements include the assets, liabilities, revenues, and expenses that are specifically identifiable to the Social Gaming Business. In addition, the accompanying financial statements include certain costs that have been charged from the Parent, which relate to licensing of intellectual property and certain corporate functions and shared services performed by the Parent, including but not limited to, finance, human resources, legal, information technology and other. These expenses have been charged to the Social Gaming Business on the basis of direct usage and actual costs when identifiable, with the remainder charged on the basis of revenues, operating expenses, headcount or other relevant measures.

              We believe the assumptions underlying the financial statements, including assumptions regarding the charges from the Parent, are reasonable. Notwithstanding the preceding, the financial statements may not include all of the expenses that would have been incurred had the Social Gaming Business been a standalone company during the years presented and may not reflect the Social Gaming Business's financial position, results of operations and cash flows had the Social Gaming Business been a standalone company during the years presented. Actual costs that would have been incurred if the Social Gaming Business had been a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology, infrastructure and acquisition of intellectual property. For additional information related to costs charged to the Social Gaming Business by the Parent, see Note 9.

              We have one operating segment with one business activity, developing and monetizing social games. We had $0.5 million and $0.9 million in Property and equipment, net outside the U.S., as of December 31, 2018 and December 31, 2017, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in tables are presented in millions)

(1) Description of the Business and Summary of Significant Accounting Policies (Continued)

              Scientific Games Corporation is contemplating a financing transaction involving SG Social Holding Company II, LLC, SciPlay Corporation (formerly known as SG Social Games Corporation until its legal name change which occurred in March of 2019) (another 100%-owned indirect subsidiary of Scientific Games Corporation), and other indirect subsidiaries of Scientific Games Corporation (the "Offering"). SG Social Holding Company II, LLC is a limited liability company, it does not have units or shares, and its members' interest is held solely by Bally Gaming. Accordingly, we have not presented historical earnings per share of SG Social Holding Company II, LLC (Predecessor).

Use of Estimates

              The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in our financial statements and the accompanying notes. Actual results may differ materially from our estimates.

Cash and Cash Equivalents

              Cash and cash equivalents include all cash balances and highly liquid investments with original maturities of three months or less. We place our temporary cash investments with high credit quality financial institutions. At times, such investments in U.S. accounts may be in excess of the Federal Deposit Insurance Corporation insurance limit. As of December 31, 2018 and December 31, 2017 we had $5.4 million and $10.5 million held in foreign currency and foreign bank accounts, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

              Accounts receivable are recorded and carried at the original invoiced amount less an allowance for any estimated uncollectible amounts. We review accounts receivable regularly and make estimates for the allowance for doubtful accounts when there is doubt as to our ability to collect individual balances. In evaluating our ability to collect outstanding receivable balances, we consider many factors, including the age of the balance, the platform provider's payment history and current creditworthiness, and current economic trends. Bad debts are written off after all collection efforts have ceased. We do not require collateral from our platform providers.

              We had $1.1 million in allowance for doubtful accounts as of December 31, 2018 and 2017 and had no significant write-offs or recoveries during the years ended December 31, 2018 and 2017.

Long-Lived Assets and Finite-Lived Intangible Assets

              We assess the recoverability of our other long-term assets (including intangibles) with finite lives whenever events arise or circumstances change that indicate the carrying value of the asset may not be recoverable. Recoverability of long-lived assets (or asset groups) to be held and used is measured by a comparison of the carrying amount of the asset (or asset group) to the expected net future undiscounted cash flows to be generated by that asset (or asset group).

              The amount of impairment of other long-lived assets and intangible assets with finite lives is measured by the amount by which the carrying amount of the asset exceeds the fair market value of the asset.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in tables are presented in millions)

(1) Description of the Business and Summary of Significant Accounting Policies (Continued)

Revenue Recognition

              We generate revenue from the sale of virtual coins, chips and bingo cards (collectively referred to as "virtual currency"), which players can use to play casino-style slot games and table games and bingo games (i.e., spin in the case of slot games, bet in the case of table games and use of bingo cards in the case of bingo games). We distribute our games through various global social web and mobile platforms such as Facebook, Apple, Google, Amazon, and other web and mobile platforms. The games are primarily WMS, Bally, Barcrest™, and SHFL® branded games. In addition, we also offer third-party branded games and original content.

Disaggregation of Revenue

              We believe disaggregation of our revenue on the basis of platform and geographical locations of our players is appropriate because the nature, amount and player profile generating revenue could vary and also represents different economic risk profiles.

              The following table presents our revenue disaggregated by type of platform:

	Years Ended December 31,
	2018	2017
Mobile	$323.3	$259.6
Web	92.8	99.6
Other	0.1	2.2

Total revenue	$416.2	$361.4

              The following table presents our revenue disaggregated based on the geographical location of our players:

	Years Ended December 31,
	2018	2017
U.S.	$380.3	$327.4
International	35.9	34.0

Total revenue	$416.2	$361.4

General

              For the year ended December 31, 2017, we recognized revenue in accordance with ASC 605 when persuasive evidence of an arrangement existed, the service had been provided to the user, the price paid by the user was fixed or determinable and collectability was reasonably assured. As described below in "Adoption of ASC 606 for the Year Ended December 31, 2018," subsequent to adoption on January 1, 2018, we recognize revenue in accordance with ASC 606 when control of the promised services is transferred to our customers, in an amount that reflects the consideration we expected to be entitled to in exchange for those services.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in tables are presented in millions)

(1) Description of the Business and Summary of Significant Accounting Policies (Continued)

              Our social and mobile games operate on a free-to-play model, whereby game players may collect virtual currency free of charge through the passage of time or through targeted marketing promotions. If a game player wishes to obtain virtual currency above and beyond the level of free virtual currency available to that player, the player may purchase additional virtual currency. Once a purchase is completed, the virtual currency is deposited into the player's account and is not separately identifiable from previously purchased virtual currency or virtual currency obtained by the game player for free.

              Once obtained, virtual currency (either free or purchased) cannot be redeemed for cash nor exchanged for anything other than game play within our apps. When virtual currency is played in the games, the game player could "win" and would be awarded additional virtual currency, or could "lose" and lose the future use of that virtual currency. We have concluded that virtual currency represents consumable goods, because the game player does not receive any additional benefit from the games and is not entitled to any additional rights once the virtual currency is substantially consumed.

              Control transfers and we recognize revenues from player purchases of virtual currency as the virtual currency is consumed for game play. We determined through a review of play behavior that game players generally do not purchase additional virtual currency until their existing virtual currency balances have been substantially consumed. As we are able to track the duration between purchases of virtual currency for individual game players for specific games, we are able to reliably estimate the period of time over which virtual currency is consumed. Accordingly, for most games, we recognize revenue using an item-based revenue model.

              We estimate the amount of outstanding purchased virtual currency at period end based on customer behavior, because we are unable to distinguish between the consumption of purchased or free virtual currency. Based on an analysis of the customers' historical play behavior, the timing difference between when virtual currencies are purchased by a customer and when those virtual currencies are consumed in game play is relatively short.

              For games where we are unable to track the duration between purchases of virtual currency for individual game players, we are able to reliably estimate the average player life. Accordingly, we recognize revenue using a user-based revenue model. Future usage patterns may differ from historical usage patterns and therefore the estimated average playing periods may change in the future.

              We continuously gather and analyze detailed customer play behavior and assess this data in relation to our judgments used for revenue recognition.

Adoption of ASC 606 for the Year Ended December 31, 2018

              On January 1, 2018, we adopted ASC 606 using the modified retrospective method, which was applied to customer contracts that were not completed as of January 1, 2018. In accordance with the modified retrospective transition method, our results of operations beginning with the first quarter of 2018 are presented in accordance with ASC 606, while prior periods continue to be reported in accordance with the historical revenue recognition guidance under ASC 605. The adoption of ASC 606 had no impact on our financial statements other than incremental disclosures provided herein.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in tables are presented in millions)

(1) Description of the Business and Summary of Significant Accounting Policies (Continued)

Contract Assets, Contract Liabilities and Other Disclosures

              We receive customer payments based on the payment terms established in our contracts. Payments for purchase of virtual currency are required at time of purchase, are non-refundable and relate to non-cancellable contracts that specify our performance obligations. Such payments are initially recorded as a contract liability, as the player has no right of return after the purchase, consistent with our standard terms of service. Such deferred amounts are recognized as revenue as we satisfy our performance obligations. The contract asset is primarily comprised of platform fees for which revenue have not been recognized. The following table summarizes our opening and closing balances in contract assets, contract liabilities and accounts receivable:

	Receivables	Contract Assets(1)	Contract Liabilities(2)
Opening balance, January 1, 2018	$33.9	$0.4	$1.5
Closing balance, December 31, 2018	31.5	0.2	0.7

(1)
Contract assets are included within Prepaid expenses and other current assets in our December 31, 2018 consolidated balance sheet.

(2)
Contract liabilities are included within Accrued liabilities in our December 31, 2018 consolidated balance sheet.

              During the year ended December 31, 2018, we recognized $1.5 million of revenue that was included in the contract liability balance on January 1, 2018.

              Substantially all of our unsatisfied performance obligations relate to contracts with an original expected length of one year or less.

Principal-Agent Considerations

              Our games are played on various third-party platforms for which the platform providers collect proceeds from our customers and pay us an amount after deducting a platform fee. Because we have control over the content and functionality of games before they are accessed by the end user, we have determined we are the principal and, as a result, revenues are recorded on a gross basis. Payment processing fees paid to platform providers (such as Facebook, Apple, Amazon and Google) are recorded within cost of revenue.

Cost of Revenue

              Amounts recorded as cost of revenue relate to direct expenses incurred in order to generate social gaming revenue. Such costs are recorded as incurred, and primarily consist of fees withheld by our platform providers from the player proceeds received by the platform providers on our behalf and licensing fees.

              Depreciation and amortization expense is excluded from cost of revenue and other operating expenses and is separately presented on the consolidated statements of income and comprehensive income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in tables are presented in millions)

(1) Description of the Business and Summary of Significant Accounting Policies (Continued)

Advertising Cost

              The cost of advertising is expensed as incurred and totaled $100.2 million and $81.6 million for the years ended December 31, 2018 and 2017, respectively. Advertising costs primarily consist of marketing and player acquisition and retention costs and are included in Sales and marketing expenses.

Research and Development (R&D)

              R&D costs relate primarily to employee costs associated with game development and enhancement costs that do not meet internal-use software capitalization criteria. Such costs are expensed as incurred.

Contingent Acquisition Consideration

              The contingent consideration liability is recorded at fair value on the acquisition date as part of the consideration transferred and is remeasured each reporting period. The changes in fair value of contingent acquisition consideration as a result of remeasurement are included in Contingent acquisition consideration expenses. Based on the remeasurements during 2018 and as a result of changes in significant unobservable inputs, primarily consisting of projected earnings-based measures and probability of achievement (categorized as Level 3 in the fair value hierarchy as established by ASC 820), we increased the fair value of Spicerack contingent consideration by $27.5 million. Our contingent consideration liability as of December 31, 2018 and 2017 was $29.3 million and $1.8 million, respectively, of which $18.8 million as of December 31, 2018 is included in accrued liabilities with the remaining balance included in other long-term liabilities, and the entire balance as of December 31, 2017 is included in other long-term liabilities. Additionally, the Spicerack purchase agreement stipulates the acceleration of contingent consideration payment in certain events, including the initial public offering of interests in Scientific Games' social gaming business. The maximum payment of any such acceleration would not exceed $31.0 million. All contingent acquisition consideration amounts under the Spicerack purchase agreement are due to be paid upon the earlier of (1) a successful initial public offering of interests in Scientific Games' social gaming business, or (2) the third quarter of 2019 for the short-term portion and the third quarter of 2020 for the long-term portion of the estimated obligation.

Restructuring and Other

              Restructuring and other includes charges or expenses attributable to: (i) employee severance; (ii) management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; and (v) acquisition related and other unusual items other than contingent acquisition consideration.

              Restructuring and other expense for the years ended December 31, 2018 and 2017 primarily related to items (i), (iii) and (iv) set forth above.

Foreign Currency Translation

              We have operations in Israel where the local currency is the functional currency. Assets and liabilities of foreign operations are translated at period-end rates of exchange, and results of operations are translated at the average rates of exchange for the period. Gains or losses resulting from translating the foreign currency financial statements are accumulated as a separate component of Accumulated

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in tables are presented in millions)

(1) Description of the Business and Summary of Significant Accounting Policies (Continued)

other comprehensive income (loss) in Parent's equity. Gains or losses resulting from foreign currency transactions are included in Other expense, net.

Concentration of Credit Risk

              Financial instruments that potentially subject us to a concentration of credit risk consist of cash and cash equivalents and accounts receivable.

              We generate our accounts receivable from revenues earned from customers through platform providers located in the U.S. and other locations outside of the U.S. Refer to Accounts Receivable and Allowance for Doubtful Accounts section above for a description of our policy related to credit evaluation and our policy with respect to determining an allowance for doubtful accounts.

              The following table summarizes the percentage of accounts receivable and revenues generated via our platform providers in excess of 10% of our total revenues and total accounts receivable:

	Revenue Concentration			Accounts Receivable Concentration
	Years Ended December 31,			As of December 31,
	2018	2017		2018	2017
Apple	41.7%	41.1%	Apple	38.6%	51.3%
Google	32.3%	27.7%	Google	31.3%	19.6%
Facebook	22.1%	27.2%	Facebook	23.7%	20.9%

Acquisition of Spicerack

              We account for business combinations in accordance with ASC 805. This standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard prescribe, among other things, the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration) and the exclusion of transaction and acquisition related restructuring costs, which are expensed as incurred, from acquisition accounting.

              On April 7, 2017, we completed the acquisition of the issued and outstanding capital stock of privately held mobile and social game company Spicerack, which expanded our existing portfolio of social casino games and our customer base. The total cash paid, net of cash acquired was $26.0 million, which was funded using available cash and cash equivalents.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in tables are presented in millions)

(1) Description of the Business and Summary of Significant Accounting Policies (Continued)

              The following table summarizes the final allocation of the purchase price:

Total
Assets:
Accounts receivable	$1.2
Goodwill	12.8
Intangible assets	13.9
Liabilities:
Accounts payable	(0.1)

Total purchase price(1)	$27.8

(1)
Includes $1.8 million of contingent consideration

              The factors contributing to the recognition of goodwill are based on expected synergies resulting from this acquisition, including the expansion of the customer base. The resultant goodwill is expected to be deductible for income tax purposes.

              The contingent consideration value is based on reaching certain growth in earnings before interest, taxes, depreciation and amortization (EBITDA) over the three-year period post close, with a maximum payout of up to $31.0 million and approximately 80 percent of the maximum contingent consideration payout based on the growth in the second year EBITDA. The contingent consideration was recorded at fair value on the acquisition date using the real options valuation technique and is remeasured each reporting period based on a discounted cash flows analysis. The inputs used to measure the fair value of our contingent considerations are categorized as Level 3 in the fair value hierarchy (see Contingent Acquisition Consideration section above for subsequent remeasurements).

              The fair value of intangible assets was determined using a combination of the royalty savings method and the excess earnings method considered Level 3 hierarchy as established by ASC 820. The discount rate used in the valuation analysis was 20% and royalty rates ranged between 1% and 16%. The following table details the intangible assets identified:

	Fair Value	Life (Years)
Customer relationships	$8.6	7
Intellectual property	4.5	5
Brand names	0.8	10

              Spicerack revenue and net income since the acquisition date and through December 31, 2017 included in the consolidated statement of income and comprehensive income were $13.8 million and $1.9 million, respectively. The following unaudited pro forma financial information for the year ended December 31, 2017 give effect to the Spicerack acquisition as if it had been completed on January 1, 2016:

Year Ended December 31, 2017
Revenue	$365.3
Net income	23.2

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in tables are presented in millions)

(1) Description of the Business and Summary of Significant Accounting Policies (Continued)

              The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of what the operating results actually would have been if the Spicerack acquisition had taken place on January 1, 2016, nor is it indicative of future operating results. The pro forma amounts include the historical operating results of Social Gaming Business and Spicerack prior to the acquisition, with adjustments factually supportable and directly attributable to the Spicerack acquisition, primarily related to the effect of fair value adjustments and related depreciation and amortization.

Fair Value Measurements

              Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. We estimate the fair value of our assets and liabilities, when necessary, using an established three-level hierarchy in accordance with ASC 820.

              The fair value of our financial assets and liabilities is determined by reference to market data and other valuation techniques as appropriate. We believe the fair value of our financial instruments, which are principally cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued liabilities, approximates their recorded values due to the short-term nature of these instruments.

              In connection with our 2017 acquisition of Spicerack, we have recorded contingent consideration liability, which value is based on reaching certain earnings-based metrics. The contingent consideration liability was recorded at fair value on the acquisition date as part of the consideration transferred and is remeasured each reporting period. The inputs used to measure the fair value of contingent consideration liability are categorized as Level 3 in the fair value hierarchy. Refer to Contingent Acquisition Consideration section above for additional disclosures.

              As of December 31, 2018 and 2017 we did not have other assets and liabilities recorded at fair value on a recurring or nonrecurring basis other than those described above.

New accounting guidance- Adopted

              In January 2017, the FASB issued ASU No. 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The amended guidance simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Under the amended guidance, an entity should perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying value, and an impairment charge is recognized for the amount by which the carrying value exceeds the reporting unit's fair value, not to exceed the total amount of goodwill allocated to that reporting unit. We adopted this guidance prospectively at the beginning of the first quarter of 2017 with no material impact to the consolidated financial statements.

              In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 combined with all subsequent amendments (collectively ASC 606) provides guidance outlining a single comprehensive revenue model in accounting for revenue from contracts with customers. ASC 606 supersedes existing revenue recognition guidance, including industry-specific

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in tables are presented in millions)

(1) Description of the Business and Summary of Significant Accounting Policies (Continued)

guidance, and replaces it with a five-step revenue model with a core principle that "an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services." We adopted this guidance effective January 1, 2018 using a modified retrospective application approach. See Note 1 Revenue Recognition section for our revenue recognition policy and the impact of our adoption of ASC 606.

              In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The new guidance clarifies the definition of a business in order to allow for the evaluation of whether transactions should be accounted for as acquisitions or disposals of assets or businesses. Our adoption effective January 1, 2018, did not have a material effect on our consolidated financial statements.

              In August 2018, the FASB issued ASU No. 2018-15, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. This guidance requires that such capitalized implementation costs for hosting arrangements are expensed over the term of the hosting arrangement and presented in the same line item in the statement of income and comprehensive income as the fees associated with the hosting service. Our early prospective adoption of this guidance effective the third quarter of 2018, did not have a material effect on our consolidated financial statements.

New accounting guidance- Not yet adopted

              The FASB issued ASU No. 2016-02, Leases (Topic 842) in 2016. ASU 2016-02 combined with all subsequent amendments (collectively, ASC 842) requires balance sheet recognition for all leases with a lease term greater than one year to be recorded as a lease liability (on a discounted basis) with a corresponding right-of-use asset. This guidance also expands the required quantitative and qualitative disclosures for lease arrangements and gives rise to other changes impacting certain aspects of lessor accounting. We will adopt this guidance at the beginning of the first quarter of 2019 using the optional transition method provided by ASU 2018-11, and we anticipate applying the lessee package of practical expedients. We estimate the adoption will result in the addition of $4.0 million to $8.0 million of assets and liabilities to our consolidated balance sheet, primarily related to real estate leases, with no significant change to our consolidated statements of operations and comprehensive income or cash flows. We also expect our quantitative and qualitative disclosures for lease arrangements to increase under ASC 842.

              The FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326) in 2016. The new guidance replaces the incurred loss impairment methodology in current U.S. GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. For trade and other receivables, loans and other financial instruments, we will be required to use a forward-looking expected loss model rather than the incurred loss model for recognizing credit losses which reflects losses that are probable. The new guidance will be effective for us beginning January 1, 2020, with early adoption permitted beginning January 1, 2019. Application of the amendments is through a cumulative-effect adjustment to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollar amounts in tables are presented in millions)

(1) Description of the Business and Summary of Significant Accounting Policies (Continued)

retained earnings as of the effective date. We are currently evaluating the impact of adopting this guidance, but do not currently anticipate it will have a material effect on our financial statements.

              In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. The new guidance amends the disclosure requirements for recurring and nonrecurring fair value measurements by removing, modifying, and adding certain disclosures on fair value measurements in ASC 820. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The new guidance will be effective for us beginning January 1, 2020, with early adoption permitted upon issuance of this updated guidance. We do not plan to early adopt this ASU, and we are currently evaluating the impact of adopting this guidance.

              We do not expect that any other recently issued accounting guidance is reasonably likely to have a significant effect on our financial statements.

Subsequent Events

              We evaluated subsequent events through March 15, 2019, which is the date the financial statements were available to be issued.

              Additional accounting policy disclosures are provided within the applicable notes to the financial statements.

(2) Prepaid Expenses and Other Current Assets

              Prepaid expenses and other current assets consisted of the following:

	As of December 31,
	2018	2017
Prepaid expenses and other	$1.7	$3.8
Deferred Offering costs	2.7	—
Income tax receivable	1.0	1.1
Contract assets(1)	0.2	0.4

	$5.6	$5.3

(1)
December 31, 2017 balance represents deferred cost of revenue under ASC 605 accounting guidance.

              Through December 31, 2018, we had incurred $2.7 million in costs directly related to pursuing the Offering. These costs will be charged against the gross offering proceeds if the Offering transaction is completed or expensed in the event the Offering does not occur.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(table amounts are presented in millions)

(3) Property and Equipment, net

              Property and equipment, net are stated at cost, and when placed in service, are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Item	Estimated Life in Years
Computer equipment	3 - 5
Furniture and fixtures	5 - 10
Leasehold improvements	Shorter of the estimated useful life or remaining term of lease

              Property and equipment, net consisted of the following:

	As of December 31,
	2018	2017
Computer equipment	$2.8	$2.4
Furniture and fixtures	1.4	1.3
Leasehold improvements and other	1.2	1.1
Less: accumulated depreciation and amortization	(3.6)	(3.1)

Total property and equipment, net	$1.8	$1.7

              Depreciation and amortization expense totaled $0.6 million and $0.8 million for the years ended December 31, 2018 and 2017, respectively.

(4) Goodwill and Intangible Assets, net

Goodwill

              The goodwill reflected in these financial statements was allocated to the Social Gaming Business based on an estimate of the relative fair value that existed at the time of origination of goodwill in connection with the Parent's acquisitions of WMS and Bally. A total of $107.9 million in goodwill was allocated to the Social Gaming Business. The carrying value of goodwill increased by $12.8 million, as a result of the April 7, 2017 Spicerack acquisition. See Note 1 for additional information.

              We account for goodwill in accordance with ASC 350, Intangibles—Goodwill and Other ("ASC 350"). We test goodwill for impairment annually as of October 1 of each fiscal year, or whenever events or circumstances make it more likely than not that impairment may have occurred since completion of the last annual test. Impairment testing for goodwill is performed at the reporting unit level. We have identified a single reporting unit based on our management structure. No impairments have been identified to date.

Intangible Assets, net

              Intangible assets originated in connection with the Parent's acquisitions of WMS and Bally, at which time they were allocated to the Social Gaming Business and intangibles acquired through the Spicerack acquisition (see Note 1 for more information). Identified intangible assets are amortized over two to ten years using the straight-line method, which materially approximates the pattern of the assets'

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(table amounts are presented in millions)

(4) Goodwill and Intangible Assets, net (Continued)

use. Factors considered when assigning useful lives include legal, regulatory and contractual provisions, game or technology obsolescence, demand, competition and other economic factors.

              The following table presents certain information regarding our intangible assets as of December 31, 2018 and 2017:

	Gross Carrying Amount	Accumulated Amortization	Net Balance
Balance as of December 31, 2018
Amortizable intangible assets:
Intellectual property	$33.0	$(30.1)	$2.9
Customer relationships	23.2	(16.8)	6.4
Licenses	5.1	(1.5)	3.6
Brand names	3.7	(3.0)	0.7

	$65.0	$(51.4)	$13.6

Balance as of December 31, 2017
Amortizable intangible assets:
Intellectual property	$35.4	$(24.2)	$11.2
Customer relationships	23.2	(15.5)	7.7
Licenses	5.0	(0.7)	4.3
Brand names	3.9	(2.4)	1.5

	$67.5	$(42.8)	$24.7

              We review the remaining estimated lives of our long-lived assets on an ongoing basis. This review during the third quarter of 2017 indicated that the estimated lives of certain Dragonplay intellectual property associated with certain games extended beyond the expected in-service period. As a result, effective in the third quarter of 2017, we changed our estimate of the remaining useful lives of these intangibles to better reflect the estimated periods during which these assets are expected to remain in service. The estimated useful lives of these intangibles that previously averaged six years were decreased to an average of four years. As a result of this change amortization expense increased by $4.2 million for the years ended December 31, 2018 and 2017.

              Amortization expense totaled $11.2 million and $13.8 million for the years ended December 31, 2018 and 2017, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(table amounts are presented in millions)

(4) Goodwill and Intangible Assets, net (Continued)

              Estimated amortization expense for the years ending December 31, 2019 through 2023 and thereafter is as follows:

Year	Expense
2019	$3.1
2020	3.1
2021	3.1
2022	2.4
2023	1.5
Thereafter	0.4

$13.6

(5) Software, net

              We capitalize direct costs of services used in the development of internal-use software. Amounts capitalized are amortized over a period of two to seven years on a straight-line basis.

              Software, net consisted of the following:

	As of December 31,
	2018	2017
Software	$12.0	$9.0
Accumulated amortization	(7.7)	(3.9)

Software, net	$4.3	$5.1

              Amortization expense totaled $3.3 million and $2.4 million for the years ended December 31, 2018 and 2017, respectively.

(6) Accrued Liabilities

              Accrued liabilities consisted of the following:

	As of December 31,
	2018	2017
Compensation and benefits	$7.2	$23.8
Contingent consideration	18.8	—
Contract liabilities(1)	0.7	1.5
Taxes	1.2	0.5
Other	0.1	0.3

	$28.0	$26.1

(1)
December 31, 2017 balance represents deferred revenue under ASC 605 accounting guidance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(table amounts are presented in millions)

(7) Income Taxes

              The provision for income taxes is calculated as if the Social Gaming Business completed separate tax returns apart from its Parent ("Separate-return Method"). Certain legal entities of the Social Gaming Business are included in tax filings of affiliated entities that are not part of the Social Gaming Business, but are included in these financial statements under the Separate-return Method. Deferred tax assets ("DTAs") and deferred tax liabilities ("DTLs") are recognized principally for the expected tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts, using currently enacted tax rates and are adjusted for changes in such rates in the period of change. Tax attributes utilized by the Parent are treated as equity transactions between the Social Gaming Business and the Parent.

              The components of net income before income taxes are presented below:

	Years Ended December 31,
	2018	2017
United States	$50.8	$62.2
Foreign	(1.4)	(17.0)

Net income before income taxes	$49.4	$45.2

              The components of income tax expense are presented below:

	Years Ended December 31,
	2018	2017
Current
U.S. Federal	$11.0	$22.6
U.S. State	3.8	2.3
Foreign	1.6	0.9

Total	$16.4	$25.8

Deferred
U.S. Federal	(2.6)	(1.7)
U.S. State	(0.9)	(0.2)
Foreign	(2.5)	(1.8)

Total	(6.0)	(3.7)

Total income tax expense	$10.4	$22.1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(table amounts are presented in millions)

(7) Income Taxes (Continued)

              The reconciliation of the U.S. federal statutory tax rate to the actual tax rate is presented below:

	Years Ended December 31,
	2018	2017
Statutory U.S. federal income tax rate	21.0%	35.0%
U.S. state income taxes, net of federal benefit	3.1%	3.1%
R&D credits	(1.7)%	(0.7)%
Foreign pre-tax losses at lower rates than U.S. federal rate	0.1%	3.4%
Permanent differences	(1.4)%	4.1%
Impact of tax reform	—%	3.9%

Effective income tax rate	21.1%	48.8%

              The effective income tax rates for the years ended December 31, 2018 and 2017 were 21.1% and 48.8%, respectively, with the reduction primarily driven by the decrease in the U.S. federal statutory rate as a result of the U.S. Tax Cuts and Jobs Act (the "Tax Act"). The effective tax rate for both years was impacted by U.S. state income tax expense, foreign earnings rate differential and permanent adjustments. The Company's 2017 effective tax rate was impacted by the enactment of the Tax Act and the related remeasurement of the Company's U.S net DTAs.

              The tax effects of significant temporary differences representing net deferred assets and liabilities consisted of the following:

	As of December 31,
	2018	2017
Deferred tax assets:
Compensation not currently deductible	$8.1	$4.6
Reserves and other accrued expenses	0.4	0.2
Stock-based compensation	0.9	0.1

Realizable deferred tax assets	9.4	4.9

Deferred tax liabilities:
Deferred costs and prepaid expenses	(0.1)	(1.3)
Differences in financial reporting and tax basis for:
Property and equipment	(1.2)	(0.5)
Identifiable goodwill and intangible assets	(1.7)	(2.8)

Total deferred tax liabilities	(3.0)	(4.6)

Net deferred tax assets (liabilities) on balance sheet	$6.4	$0.3

              Our foreign subsidiaries have a cumulative deficit of earnings resulting in an excess of tax basis over book basis in their shares. Because these basis differences are not expected to reverse in the foreseeable future, we have not provided deferred taxes related to the basis differences. The Tax Act required us to compute a tax on previously undistributed earnings and profits of our foreign subsidiaries upon transition from a worldwide tax system to a territorial tax system during the year ended December 31, 2017; however, due to the cumulative earnings and profits ("E&P") deficit in our foreign subsidiaries, there was no resulting tax impact.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(table amounts are presented in millions)

(7) Income Taxes (Continued)

              The Tax Act, enacted on December 22, 2017, makes broad and complex changes to the U.S. tax code, including but not limited to: (1) a reduction of the U.S. federal corporate tax rate from 35 percent to 21 percent; (2) a new limitation on deductible interest expense; (3) a general elimination of U.S. federal income taxes on dividends from foreign subsidiaries; (4) elimination of the corporate alternative minimum tax (AMT); (5) a new provision designed to tax global intangible low-taxed income (GILTI); (6) the creation of the base erosion anti-abuse tax (BEAT), a new minimum tax; (7) limitations on the deductibility of certain executive compensation; and (8) changing rules related to uses of and limitations of net operating losses generated after December 31, 2017.

              ASC 740, Income Taxes, requires companies to recognize the impact of tax law changes in the period of enactment; however, Staff Accounting Bulletin (SAB) No. 118 provided that companies could record provisional amounts related to the Tax Act during a measurement period not to exceed one year from the Tax Act enactment date. Our accounting for the Tax Act was completed in the fourth quarter of 2018. Consistent with SAB 118, we included reasonable estimates of certain aspects of the Tax Act as of December 31, 2017, as follows:

Impact on DTAs and DTLs from reduction of U.S. federal corporate tax rate

              We computed the provisional impact of the reduced tax rate (from 35% to 21%) on our U.S. federal DTAs and DTLs, which were remeasured as of December 31, 2017. The net impact on our year-ended December 31, 2017 tax provision related to the remeasuring of DTAs and DTLs as a result of the reduced U.S. federal corporate tax rate was a $1.7 million tax expense. As of December 31, 2018, we have completed our accounting for the remeasured deferred tax assets and liabilities and made no change to our original assessment.

Deemed Repatriation Transition Tax (Transition Tax)

              The Deemed Repatriation Transition Tax ("Transition Tax") is a tax on previously untaxed accumulated and current E&P of certain of our foreign subsidiaries. As of December 31, 2017, we recorded a provision estimate of $0 for the Transition Tax.

              As of December 31, 2018, we had completed our accounting for the Transition Tax and made no changes to our original assessment of zero impact

Global intangible low taxed income (GILTI)

              As of December 31, 2017, we did not make a provisional adjustment for the impact of GILTI. As of December 31, 2018, we had completed our accounting for GILTI. As part of completing that process, we elected to account for GILTI as a current-period expense when incurred. Accordingly, we included $0.5 million of a taxable income inclusion related to GILTI in our U.S. income tax provision for the year ended December 31, 2018.

(8) Commitments and Contingencies

Leases

              We have operating leases for certain facilities, with various expiration dates through 2023. Rent expense on operating leases for facilities for the years ended December 31, 2018 and 2017 totaled $2.0 million and $1.9 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(table amounts are presented in millions)

(8) Commitments and Contingencies (Continued)

              As of December 31, 2018, future minimum lease payments related to these leases are as follows:

	2019	2020	2021	2022	2023	Thereafter
Future minimum lease payments	$2.1	$1.7	$1.3	$0.9	$0.4	$0.1

Benefit plans

              Our U.S.-based employees may participate in the Parent 401(k) plan. Those employees who participate in the Parent 401(k) plan are eligible to receive matching contributions from the Parent for the first 6% of participant contributions. The Parent matches contributions of 35.0% of any participant's contributions, up to the first 6% of their compensation (as defined in the plan document). Our foreign employees participate in various retirement plans and are eligible to receive contributions of up to 6.5% of their compensation. Contribution expense for these benefit plans for the years ended December 31, 2018 and 2017 was $1.2 million and $1.0 million, respectively.

Litigation

              From time to time, we are subject to various claims, complaints and legal actions in the normal course of business. In addition, we may receive notifications alleging infringement of patent or other intellectual property rights.

              On April 17, 2018, a plaintiff filed a putative class action complaint, Fife v. Scientific Games Corp., against our parent, Scientific Games in the United States District Court for the Western District of Washington. The plaintiff seeks to represent a putative class of all persons in the State of Washington who purchased and allegedly lost virtual coins playing Scientific Game's online social casino games, including but not limited to Jackpot Party Casino and Gold Fish Casino. The complaint asserts claims for alleged violations of Washington's Recovery of Money Lost at Gambling Act, Washington's consumer protection statute, and for unjust enrichment, and seeks unspecified money damages (including treble damages as appropriate), the award of reasonable attorneys' fees and costs, pre- and post-judgment interest, and injunctive and/or declaratory relief. On July 2, 2018, Scientific Games filed a motion to dismiss the plaintiff's complaint with prejudice, which the trial court denied on December 18, 2018. Scientific Games filed its answer to the putative class action complaint on January 18, 2019. Due to the early nature of this litigation, we are currently unable to determine the likelihood of an outcome or estimate a range of reasonably possible loss. Although the case was brought against Scientific Games Corporation, pursuant to the intercompany services agreement, we would expect to cover or contribute to any damage awards due to the matter arising as a result of our business.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(table amounts are presented in millions)

(9) Related Party Transactions

              The following is the summary of expenses charged from the Parent and settled in cash:

	Years Ended December 31,
			Statement of Income and Comprehensive Income Line Item
	2018	2017
Parent services	$5.7	$5.4	General and administrative
Digital shared services	—	1.6	General and administrative
Affiliate IP royalties	26.1	23.6	Cost of revenue
Third-party royalties	7.7	5.5	Cost of revenue

Parent services and Digital shared services

              On September 5, 2016, we entered into a Services Agreement with the Parent pursuant to which the Parent and its subsidiaries provide various corporate services and digital segment shared services.

              Parent services represent charges of corporate level general and administrative expenses, including but not limited to, finance, corporate development, human resources, legal, information technology, and rental fees for shared assets. Digital shared services represent shared general and administrative expenses within the Parent's Digital segment, including but not limited to, executive, finance, human resources and legal. These expenses have been charged to the Social Gaming Business on the basis of direct usage and costs when identifiable, with the remainder charged on the basis of revenues, operating expenses, headcount or other relevant measures, which we believe to be the most meaningful methodologies.

IP Royalties

              On September 5, 2016, we entered into a licensing agreement with the Parent pursuant to which we obtained a non-transferable and non-exclusive license to use certain intellectual property (IP).

              The Parent frequently licenses IP from third parties, which we use in developing our games pursuant to our licensing agreement with the Parent. Royalties allocated for use of third-party IP are charged to the Social Gaming Business and are typically based upon net social gaming revenues and the royalty rates defined and stipulated in the third-party agreements.

              Affiliate IP royalties represent a charge for the use of the Parent IP related to certain internally developed social games such as Jackpot Party Casino, Gold Fish Casino and Quick Hit Slots. Royalties charged to the Social Gaming Business are based upon net social gaming revenues with the royalty rate established based on the similar existing contracts with third-party licensors.

              Due to Affiliate as of December 31, 2018 consisted of $0.5 million related to Parent corporate shared services and $4.5 million related to IP royalties, partially offset by $1.3 million related to reimbursable expenses from the Parent and its subsidiaries.

Equity Incentive Awards

              The Parent maintains an equity incentive awards plan under which the Parent may issue, among other awards, time-based and performance-based stock options and restricted stock units to Social Gaming Business employees. Although awards under the plan result in the issuance of shares of

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(table amounts are presented in millions)

(9) Related Party Transactions (Continued)

the Parent, the amounts are a component of the total compensation for Social Gaming Business employees and are included in our stock-based compensation expense, which is accounted for as a component of Parent's equity.

              Total stock-based compensation expense recorded for the years ended December 31, 2018 and 2017 was $4.0 million and $4.3 million, respectively, and is included in General and administrative expenses. At December 31, 2018, total unrecognized compensation cost related to unvested stock-based compensation was $13.3 million, which is expected to be recognized over a weighted-average period of 2.0 years.

SciPlay

THOR'S LIGHTNING
AMAZING WIN!
BINGO
CEDAR FALLS AVE
BUY

              Through and including                    , 2019, the 25th day after the date of this prospectus, all dealers effecting transactions in the Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

            Shares

Class A Common Stock

BofA Merrill Lynch	J.P. Morgan	Deutsche Bank Securities

Goldman Sachs & Co. LLC	Morgan Stanley	Macquarie Capital	RBC Capital Markets

Stifel	Wedbush Securities

PROSPECTUS

                    , 2019

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

              The following table sets forth all fees and expenses, other than the underwriting discount payable solely by SciPlay in connection with the offer and sale of the securities being registered. All amounts shown are estimated except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the exchange listing fee.

Amount to Be Paid
SEC registration fee		$12,120
FINRA filing fee		15,500
NASDAQ listing fee		25,000
Transfer agent's and registrar's fees			*
Printing and engraving expenses			*
Legal fees and expenses			*
Accounting fees and expenses			*
Blue Sky fees and expenses			*
Miscellaneous			*

Total	$		*

*
To be completed by amendment.

              Each of the amounts set forth above, other than the registration fee and the FINRA filing fee, is an estimate.

Item 14.    Indemnification of Directors and Officers

              Section 78.7502 of the Nevada Revised Statutes ("NRS") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the registrant. NRS 78.751 provides that indemnification pursuant to NRS 78.7502 is not exclusive of other rights to which those seeking indemnification may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The registrant's articles of incorporation and bylaws will provide for indemnification by the registrant of its directors and officers to the fullest extent permitted by the laws of Nevada. The registrant may enter into indemnification agreements with each of its directors and officers to provide these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the registrant's articles of incorporation and bylaws and to provide additional procedural protections.

              NRS 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless the presumption established by NRS 78.138(3) has been rebutted and it is proven that (i) the director's or officer's act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) such breach involved intentional misconduct, fraud or a knowing violation of law. The registrant's articles of incorporation will not provide for any greater liability than provided for in the NRS.

              The registrant may purchase and maintain standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

              The proposed form of underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of directors and officers of the registrant by the underwriters against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities

              We have not sold any securities, registered or otherwise, within the past three years, except for the 100 shares of common stock issued upon our formation to our sole stockholder, SG Holding I, in exchange for $100.00. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving any public offering.

Item 16.    Exhibits and Financial Statement Schedules

              Reference is herein made to the attached Exhibit Index, which is incorporated herein by reference.

Item 17.    Undertakings

              The undersigned registrant hereby undertakes:

                  (a)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                  (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  (c)   The undersigned registrant hereby undertakes that:

                      (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of

        1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

                      (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement

3.1	*	Form of Amended and Restated Articles of Incorporation of the Registrant (to be effective upon the closing of this offering)

3.2	*	Form of Amended and Restated Bylaws of the Registrant (to be effective upon the closing of this offering)

4.1	*	Form of Specimen Stock Certificate evidencing the shares of Class A common stock

5.1	*	Opinion of Brownstein Hyatt Farber Schreck, LLP as to the validity of the securities being offered

10.1	*	Form of Intercompany Services Agreement

10.2	*	Form of IP License Agreement

10.3	*	Form of Tax Receivable Agreement (to be effective upon the closing of this offering)

10.4	*	Form of the Registrant's Long-Term Incentive Plan

10.5	*	Form of Amended and Restated Operating Agreement of SciPlay Parent Company, LLC (to be effective upon the closing of this offering)

10.6	*	Form of Registration Rights Agreement (to be effective upon the closing of this offering)

10.7	*	Form of Revolving Credit Agreement

10.8	*	Scientific Games Corporation 2003 Incentive Compensation Plan, as amended and restated

10.9	*	Form of SciPlay Corporation Long-Term Incentive Plan

10.10	*	Employment Agreement, dated as of May 4, 2018, by and between Scientific Games Corporation and Barry Cottle

10.11	*	Form of Amendment to Employment Agreement, by and between Scientific Games Corporation and Barry Cottle

10.12	*	Form of Social Award Agreement, by and between SciPlay Corporation and Barry Cottle

10.13	*	Form of Employment Agreement, by and between SciPlay Parent Company, LLC and Josh Wilson

10.14	*	Form of Offer Letter from SciPlay Parent Company, LLC to Michael Cody

10.15	*	Amended and Restated Employment Agreement, dated as of February 27, 2017, by and between Scientific Games Corporation and Michael Winterscheidt

10.16	*	Amendment to Employment Agreement, dated as of February 21, 2019 (effective as of February 25, 2019), by and between Scientific Games Corporation and Michael Winterscheidt

21.1	*	List of Subsidiaries of the Registrant

23.1		Consent of Deloitte & Touche LLP, independent registered public accounting firm, as to SciPlay Corporation

23.2		Consent of Deloitte & Touche LLP, independent registered public accounting firm, as to SG Social Holding Company II, LLC

Exhibit Number		Description

23.3	*	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1)

24.1	*	Power of Attorney

99.1		Barry L. Cottle Consent to be Named as a Director Nominee

99.2		M. Mendel Pinson Consent to be Named as a Director Nominee

99.3		Frances F. Townsend Consent to be Named as a Director Nominee

99.4		Joshua J. Wilson Consent to be Named as a Director Nominee

99.5		Gerald D. Cohen Consent to be Named as a Director Nominee

99.6		Jay Penske Consent to be Named as a Director Nominee

99.7		William C. Thompson, Jr. Consent to be Named as a Director Nominee

*
To be filed by amendment

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 5th of April, 2019.

SCIPLAY CORPORATION
By:	/s/ MICHAEL A. QUARTIERI Michael A. Quartieri Sole Director, President, Secretary and Treasurer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)